   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1999


                                                   REGISTRATION NUMBER 333-82151
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

               (Exact Name of Registrant as Specified in Charter)

                DELAWARE                                    4813                                   76-0530551
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                         1770 MOTOR PARKWAY, SUITE 300
                           HAUPPAUGE, NEW YORK 11788
                                 (516) 582-2222
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                         ------------------------------

                               JOSEPH A. GREGORI
                            CHIEF EXECUTIVE OFFICER
                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                         1770 MOTOR PARKWAY, SUITE 300
                           HAUPPAUGE, NEW YORK 11788
                                 (516) 582-2222
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                       of Registrant's Agent for Service)

                         ------------------------------

                                   COPIES TO:

                      ROBERT G. REEDY                                            MICHAEL L. FALTISCHEK
                  PORTER & HEDGES, L.L.P.                                             PAUL RUBELL
                       700 LOUISIANA                                    RUSKIN, MOSCOU, EVANS & FALTISCHEK, P.C.
                 HOUSTON, TEXAS 77002-2764                                        170 OLD COUNTRY ROAD
                       (713) 226-0674                                           MINEOLA, NEW YORK 11501
                                                                                     (516) 663-6600

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                1,600,000 SHARES

                                     [LOGO]

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                                  COMMON STOCK

    This is InfoHighway Communications Corporation's initial public offering of common stock. We expect that the initial public offering price will be between $9.00 and $11.00 per share. After the offering, we expect that the common stock will trade on the American Stock Exchange under the symbol "IW."

    INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                             ---------------------

                                                                              PER SHARE             TOTAL
Public offering price...................................................          $                   $
Underwriting discount...................................................          $                   $
Proceeds, before expenses, to us........................................          $                   $


    The underwriters may also purchase up to an additional 240,000 shares at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments. See "Underwriting."


                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

WEATHERLY SECURITIES CORPORATION
                                    WESTPORT RESOURCES INVESTMENT SERVICES, INC.

          , 1999

INSIDE FRONT COVER OF PROSPECTUS:

Graphic Depicting Products and Services of InfoHighway
1) High Speed Internet 2) Web Services 3) Data Networking 4) Local Phone Service
   5) Long Distance 6) Network Design 7) Wiring

[InfoHighway Logo]

http://www.infohwy.com

INSIDE BACK COVER OF PROSPECTUS:

[InfoHighway Logo]

Communicating at the speed of now!

                               TABLE OF CONTENTS

Prospectus Summary............................................................          3
Risk Factors..................................................................          8
Use of Proceeds...............................................................         23
Dividend Policy...............................................................         24
Capitalization................................................................         25
Dilution......................................................................         27
Selected Financial Data.......................................................         29
Management's Discussion and Analysis of Pro Forma Financial Condition and
  Results of Operations.......................................................         32
Management's Discussion and Analysis Of Financial Condition and Results of
  Operations Combined and Founding Companies..................................         51
Business......................................................................         65
Management....................................................................         95
Certain Relationships and Related Transactions................................        107
Principal Stockholders........................................................        116
Description of Capital Stock..................................................        120
Shares Eligible for Future Sale...............................................        127
Underwriting..................................................................        131
Legal Matters.................................................................        134
Experts.......................................................................        134
Where You Can Find More Information...........................................        134
Index to Financial Statements.................................................        F-1

                             ---------------------

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. EXCEPT AS OTHERWISE NOTED, THE INFORMATION IN THIS PROSPECTUS:

    - ASSUMES THAT INFOHIGHWAY COMMUNICATIONS CORPORATION HAS ACQUIRED ALL OF THE FOUNDING COMPANIES;

    - ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED;

    - ASSUMES AN INITIAL PUBLIC OFFERING PRICE OF $10.00 PER SHARE; AND


    - GIVES EFFECT TO A 1.922704 TO 1 REVERSE SPLIT OF OUR COMMON STOCK IN JUNE 1999.


                                  THE COMPANY

    InfoHighway Communications Corporation, which was formerly known as OmniLynx Communications Corporation, acquired ARC Networks, Inc. on June 30, 1999. We will acquire InfoHighway International, Inc. and AXCES, Inc. simultaneously with and as a condition of the closing of this offering. Prior to the completion of the acquisition of ARC, we had not conducted any operations other than in connection with the acquisitions. The following is a description of the founding companies:

    AXCES, INC. AXCES is a provider of long-distance services to metropolitan residential customers and is based in Houston, Texas. AXCES currently has approximately 160,000 customers located primarily in Chicago, Dallas, Houston and San Antonio. AXCES is licensed in 20 states and operates in the Southwestern Bell and Ameritech regions. AXCES has been in business since 1994 and accounted for 52% of our pro forma combined revenues for the six months ended June 30, 1999.

    INFOHIGHWAY INTERNATIONAL, INC. InfoHighway International is a business oriented Internet service provider based in Houston, Texas. InfoHighway International was founded in 1994 and was one of the earliest Internet service providers in the nation. InfoHighway International specializes in offering high-speed Internet access and other Internet services to small to medium-sized business and residential customers in Texas, New York, New Jersey and Florida. Our high-speed Internet access services, called InfoHighway-TM- DSL and InfoHighway-TM- Connect, are faster than most comparably priced offerings from our competitors. InfoHighway International also offers additional Internet services including web-hosting and data backup services. InfoHighway International accounted for approximately 6% of our pro forma combined revenues for the six months ended June 30, 1999.


    ARC NETWORKS, INC. ARC is a competitive local telephone company based in New York and has been in business since 1993. ARC offers local telephone service, long distance, network wiring and other network services to customers primarily in New York and to a lesser degree in New Jersey and Florida. ARC accounted for approximately 42% of our pro forma combined revenues for the six months ended June 30, 1999.

    The combination of these three companies creates an extensive product mix, and produces efficiencies by combining sales and marketing efforts, administrative and billing operations and customer service. Our complementary product lines will enable us to become a full service telecommunications company. We will offer both a combination of services for customer convenience and a wide array of individual services for specific applications. We intend to service both residential and commercial customers.

                                  THE OFFERING

Common stock we are
  offering.................  1,600,000 shares
Common stock outstanding
  after this offering(1)...  4,587,242 shares
Use of proceeds............  We expect that the net proceeds from this offering will be approximately $13.3 million. We intend to use these
                             proceeds for:
                                 - repayment of certain indebtedness of InfoHighway
                                   and the founding companies;
                                 - capital expenditures for hardware to enable us to
                                   serve additional buildings;
                                 - general working capital purposes; and
                                 - future acquisitions of telecommunications
                                   companies.
American Stock Exchange
  Symbol...................  IW

---------------------

(1) The calculation of the number of shares of common stock outstanding after the offering consists of:

    - 1,600,000 shares to be sold in the public offering;

    - 939,000 shares issued to the founders of InfoHighway and other investors; and

    - 2,048,242 shares to be issued to the shareholders of the founding companies.

The number of shares of common stock outstanding after the offering in the table above does not include 4,034,410 shares which are issuable pursuant to contingent common stock issue rights and various warrants, options, convertible notes and convertible preferred stock. For a detailed description of these additional shares, see "Capitalization."
                             ---------------------

                               EXECUTIVE OFFICES

    Our executive offices are located at 1770 Motor Parkway, Suite 300, Hauppauge, New York 11788. Our telephone number is (516) 582-2222.
                             ---------------------

                                  RISK FACTORS

    Investing in the common stock involves risks which are described in "Risk Factors" beginning on page 8 of this prospectus.
                             ---------------------

             SUMMARY PRO FORMA COMBINED FINANCIAL DATA INFORMATION

    InfoHighway acquired ARC on June 30, 1999. We will acquire InfoHighway International and AXCES simultaneously with and as a condition of the closing of this offering. For financial statement presentation purposes, AXCES has been identified as the accounting acquiror. The following table presents summary unaudited pro forma combined financial information for InfoHighway, as adjusted for:

    - the effects of the acquisition of the founding companies on a historical basis;

    - the effects of certain pro forma adjustments to the historical financial statements;

    - the consummation of the offering and our use of the estimated net proceeds; and

    - the reverse stock split.

    The pro forma combined financial data does not purport to represent what our results of operations or financial position actually would have been had these events, in fact, occurred on the date or at the beginning of the period indicated, nor are they intended to project our results of operations or financial position for any future date or period. See "Selected Financial Data" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                                                      PRO FORMA COMBINED
                                                                             ------------------------------------
                                                                                YEAR ENDED      SIX MONTHS ENDED
                                                                             DECEMBER 31, 1998    JUNE 30, 1999
                                                                             -----------------  -----------------
                                                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA(1):
  Revenues.................................................................     $    46,373        $    19,366
  Cost of services.........................................................          22,719             10,731
                                                                             -----------------  -----------------
  Gross profit.............................................................          23,654              8,635
  Selling, general and administrative expenses(2)..........................          20,741              7,632
  Depreciation and amortization(3).........................................           4,376              2,372
                                                                             -----------------  -----------------
  Loss from operations.....................................................          (1,463)            (1,369)
  Interest expense, net(4).................................................            (412)              (233)
                                                                             -----------------  -----------------
  Loss before income taxes.................................................          (1,875)            (1,602)
  Provision for income taxes(5)............................................             547                115
                                                                             -----------------  -----------------
  Net loss before dividends on preferred stock.............................          (2,422)            (1,717)
  Dividends on preferred stock.............................................             841                420
                                                                             -----------------  -----------------
  Net loss applicable to common stockholders...............................     $    (3,263)       $    (2,137)
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
  Net loss per share - basic and diluted...................................     $      (.89)       $      (.58)
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
  Shares used in computing pro forma net loss per share(6).................           3,654              3,654
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
OTHER DATA:
  Gross margin.............................................................            51.0%              44.6%

                                                                                     AS OF JUNE 30, 1999
                                                                             ------------------------------------
                                                                                 PRO FORMA
                                                                                COMBINED(7)      AS ADJUSTED(8)
                                                                             -----------------  -----------------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficit)................................................     $    (9,190)       $     4,130
  Total assets.............................................................          41,512             48,163
  Total debt, including current portion....................................           9,309              2,640
  Stockholders' equity.....................................................          20,251             33,571

------------------------

(1) The pro forma combined statement of operations data assume that the acquisition of the founding companies and the offering were closed on January 1, 1998.

(2) Reflects adjustments to salaries, bonuses and benefit amounts to reflect those established in contractual agreements with key management personnel of the founding companies.

(3) Reflects the amortization of excess purchase price relating to the acquisitions which has been allocated to goodwill and other identifiable intangible assets to be amortized over periods of 3 to 10 years for pro forma purposes. Also reflects annual amortization of the customer list acquired in connection with InfoHighway International's acquisition of Eden Matrix over the estimated useful life of three years and annual depreciation on property and equipment also acquired in the acquisition of Eden Matrix over the estimated useful life of five years. InfoHighway International acquired Eden Matrix, an Austin, Texas-based Internet service provider, in January 1999.

(4) Reflects the reduction in interest expense due to the planned repayment and planned conversion of certain debt in connection with the acquisitions.

(5) Assumes all income is subject to a federal corporate tax rate of 34%.

(6) The number of shares includes:

    - 939,000 shares outstanding immediately prior to the offering,

    - 2,048,242 shares to be issued to the owners of the founding companies as consideration for the acquisitions, and

    - 666,900 shares to be sold in the offering the proceeds of which will be used to repay debt.

    Does not include:

    - 933,100 of the 1,600,000 shares to be sold in the offering whose proceeds will be used for capital expenditures and general working capital purposes, or

    - 4,034,410 shares which are issuable pursuant to contingent common stock issue rights and various warrants, options, convertible notes and convertible preferred stock, since their effect would be antidilutive.

(7) The pro forma combined balance sheet data assume that the acquisitions of the founding companies occurred on June 30, 1999.

(8) Adjusted for the sale of the 1,600,000 shares of common stock included in the offering and the application of the net proceeds therefrom. See "Use of Proceeds."

      SUMMARY HISTORICAL FINANCIAL INFORMATION FOR THE FOUNDING COMPANIES

    The following table presents certain summary historical statement of operations data for each of the founding companies for the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1998 and 1999. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined and Founding Companies" and the financial statements and notes thereto included in this prospectus.

                                                                                                 SIX MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,            JUNE 30,
                                                              -------------------------------  --------------------
                                                                1996       1997       1998       1998       1999
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                 (IN THOUSANDS)    (UNAUDITED)
AXCES, INC.
  Revenues..................................................  $   8,468  $  19,474  $  30,280  $  17,349  $  10,095
  Gross profit..............................................      4,508     11,471     20,391     12,041      6,650
  Operating income..........................................        773      2,426      2,253      3,656      1,624
  Net cash provided by (used in) operating activities.......        762        269     (1,249)     1,367      3,842
  Net cash provided by (used in) investing activities.......       (260)      (642)      (348)       (38)       205
  Net cash provided by (used in) financing activities.......       (111)        43      1,671        (10)    (1,734)
  EBITDA(1).................................................        835      2,561      2,456      3,745      1,736

INFOHIGHWAY INTERNATIONAL, INC.
  Revenues..................................................        426        915      1,385        797      1,100
  Gross profit..............................................        208        267        389        287        508
  Operating loss............................................       (483)    (1,389)    (1,211)      (455)      (466)
  Net cash used in operating activities.....................       (250)      (604)      (587)       (79)      (196)
  Net cash used in investing activities.....................       (121)      (216)      (147)      (125)      (122)
  Net cash provided by financing activities.................        354        820        734        204        318
  EBITDA(1).................................................       (431)    (1,214)      (950)      (313)      (205)

ARC NETWORKS, INC.
  Revenues..................................................      5,583      9,648     13,931      6,660      8,171
  Gross profit..............................................        509        753      2,280        969      1,477
  Operating loss............................................       (947)    (2,378)    (1,592)      (415)      (570)
  Net cash provided by (used in) operating activities.......       (424)      (479)      (594)       392       (721)
  Net cash used in investing activities.....................       (416)       (83)      (485)      (446)       (39)
  Net cash provided by financing activities.................        903        567      1,203        101        737
  EBITDA(1).................................................       (930)    (1,942)    (1,185)      (250)      (351)

------------------------

(1) EBITDA as used in this prospectus consists of earnings before interest, income taxes, depreciation and amortization. It is calculated by adding to net income the amounts for interest expense, all income taxes, depreciation expense and amortization expense. We have included EBITDA data because it is a measure commonly used in the telecommunications industry and the significance attached to this measure by most Wall Street security analysts who follow our industry. Based on our experience in the industry, we believe that EBITDA is an important tool for measuring the performance of companies in the industry (including potential acquisition targets) in several areas such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating companies in the industry. EBITDA is not a measure of financial performance determined under generally accepted accounting principles, should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity, and is not necessarily comparable to similarly titled measures of other companies.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

IF OUR NEWLY-ASSEMBLED MANAGEMENT TEAM IS UNABLE TO OPERATE THE COMBINED COMPANIES EFFECTIVELY AND RECOGNIZE THE ANTICIPATED COST SAVINGS, OUR FUTURE RESULTS OF OPERATIONS MAY BE SIGNIFICANTLY WORSE THAN THOSE PRESENTED IN THIS PROSPECTUS.

    Our business is difficult to evaluate because we have a limited combined operating history. InfoHighway was incorporated in December 1996 and acquired ARC on June 30, 1999. We will acquire InfoHighway International and AXCES simultaneously with and as a condition of the closing of the offering. As a result, the pro forma combined financial results presented in this prospectus may not be indicative of the actual results which might have occurred if our operations and management teams had been combined during the periods presented, and may not be representative of future results.

OUR FAILURE TO SUCCESSFULLY INTEGRATE THE FOUNDING COMPANIES COULD CAUSE INTERRUPTION OF OUR BUSINESS AND OPERATIONS.

    The acquisition of the founding companies involves a number of risks, including:

    - the incurrence of unforseen or higher than anticipated expenses;

    - integration of each founding company's respective equipment, service offerings, networks and technologies, financial and information systems and brand names;

    - coordination of geographically separated facilities and work forces;

    - coordination of their respective sales, marketing and service development efforts; and

    - maintenance of standards, controls, procedures and policies.

    The process of integrating the operations of the founding companies could cause interruption of, or loss in momentum of our business and operations activities, including those of the businesses acquired.

IF WE ARE UNABLE TO REVERSE THE HISTORICAL LOSSES OF CERTAIN OF OUR FOUNDING COMPANIES, WE MAY NOT BE ABLE TO ACHIEVE PROFITABILITY IN ALL OF OUR BUSINESS SEGMENTS.

    Two of the three founding companies have incurred substantial historical net operating losses and experienced negative cash flow during recent periods. As a result, we had a historical combined deficit, prior to giving effect to the acquisition of ARC, of approximately $4.1 million as of June 30, 1999. In addition, the independent auditors' reports of ARC and InfoHighway International contain explanatory paragraphs describing the uncertainty as to the ability of each of those companies to continue as a going concern. We currently intend to increase our capital expenditures and operating expenses significantly in order to:

    - integrate the founding companies;

    - expand our networks to support additional expected customers in existing and future markets; and

    - market and provide our services to a growing number of potential customers.

See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations--Operations."

IF THE MARKET PRICE OF OUR COMMON STOCK EXCEEDS $16.00, WE WILL INCUR SIGNIFICANT ADDITIONAL AMORTIZATION EXPENSE IN THE FUTURE.

    We will record intangible assets of $29.2 million associated with the acquisitions. Such amounts will result in an annual amortization charge which will decline over time from approximately $3.6 million in the first year to $1.6 million in the tenth year. If the 10-day average closing price of the common stock exceeds $16.00 and $21.00 per share during the three year period following this offering, we will be required to record significant additional intangible assets related to the contingent common stock issue rights based upon the market value of the common stock at that time. As a result, our net income and earnings per share will be adversely affected in each of those years. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations--Operations."

OUR BUSINESS MODEL IS UNPROVEN AND WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR BUSINESS STRATEGY. IN ADDITION, OUR PRODUCTS AND SERVICES MAY NOT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE.

    We are a competitive local telephone company providing Internet access and data communications services combined with traditional telephone services using emerging technology. A competitive local telephone company provides local telephone services in competition with the traditional local phone company. A traditional local telephone company is an established provider of dedicated and local telephone services to all or virtually all telephone subscribers within its service area. As such, our business strategy is unproven. To be successful, we must, among other things, develop and market services that are widely accepted by small to medium-sized businesses and consumers. Our InfoHighway DSL and InfoHighway Connect services have only been launched in limited areas, and may not achieve broad commercial acceptance.

    In addition, the prices we charge for certain services are in some cases higher than those charged by our competitors for similar services. A sufficient number of customers may not be willing to pay the prices we charge for our services. Additionally, prices for digital communications services have fallen historically, and prices in the industry in general, and for the services we offer, and plan to offer, are expected to continue to fall. We have provided, and expect in the future to provide, price discounts to customers that subscribe to multiple services. In addition, we may be required to reduce prices periodically to respond to competition and to generate increased sales volume. Accordingly, we may not be able to build a profitable enterprise based upon our current business model. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations" and "Business--Business Strategy."

OUR LENGTHY SALES CYCLE FOR COMMERCIAL BUILDINGS AND MULTIPLE DWELLING UNITS REQUIRES US TO INCUR SIGNIFICANT EXPENSES IN ADVANCE OF THE RECEIPT OF REVENUES.

    Our practice of marketing to commercial buildings and multiple dwelling units either through real estate management companies or landlords has taken significant effort to date and the sales cycle is lengthy. Further, we have targeted new construction as one of our principal markets. This market is subject to construction delays and other conditions beyond our control. During this lengthy sales cycle, we incur significant expenses in advance of the receipt of revenues. Therefore, any long-term failure to roll out our services could have a material adverse effect on our cash flows and revenue recognition. See "Business--Customers."

IF OUR LOCAL AND LONG DISTANCE SERVICE PROVIDERS REFUSE OR ARE UNABLE TO PROVIDE THEIR SERVICES FOR OUR RESALE, WE WILL BE UNABLE TO PROVIDE THOSE SERVICES TO OUR CUSTOMERS.

    The majority of our current revenues are derived from the resale of local and long distance telephone services supplied by other telecommunications providers. We currently purchase services from Bell Atlantic Corp., Frontier Communications of the West, Inc., AT&T Corp. and Coastal Telephone Services Limited Company and sell these services to our customers. The refusal or inability of these service providers to supply local and long distance services to us for our resale would result in our inability to deliver our local and long distance telephone services to our customers and would cause a corresponding loss of revenues.

IF WE ARE UNABLE TO OBTAIN SPACE TO LOCATE OUR FACILITIES FROM THE LOCAL TELEPHONE COMPANIES, WE MAY INCUR DELAYS AND INCREASED EXPENSES IN CONNECTION WITH THE DELIVERY OF OUR SERVICES.

    We are dependent on Bell Atlantic, Southwestern Bell Telephone Company and other competitive local telephone companies, such as Level 3 Communications, Inc., for space to locate our equipment in certain geographical areas. However, space may not be available in the facilities we request and we may experience initial rejections of our applications to obtain space from the traditional local telephone companies. In addition, many of the companies are our competitors. Also, physical space may become exhausted in certain areas as demand increases. The rejection of our applications for space could result in delays in and increased expenses associated with, the roll out of our services in our target markets.

IF WE ARE UNABLE TO ENTER INTO INTERCONNECTION AGREEMENTS WITH THE TRADITIONAL LOCAL TELEPHONE COMPANIES, WE WILL BE UNABLE TO LOCATE OUR EQUIPMENT IN THEIR FACILITIES AND PROVIDE OUR SERVICES.

    In order to locate our equipment in the traditional telephone companies, we will be required to enter into and implement interconnection agreements in each of our target markets with the appropriate traditional local telephone companies. These interconnection agreements govern the relationship between us and the traditional local telephone companies. Since interconnection agreements are subject to interpretation by both parties, differences in interpretation may arise that cannot be resolved on favorable terms to us. Also, the interconnection agreements are subject to state commission, FCC and judicial oversight. Modifications of the terms, conditions or prices of our future interconnection agreements by these governmental bodies, or disputes with traditional local telephone companies over the terms of the interconnection agreements generally, may have a material adverse effect on our ability to deliver our services. See "Business--Telecommunications Services--Long Distance Services."

IF WE ARE UNABLE TO OBTAIN TRANSMISSION FACILITIES FROM OUR PROVIDERS, WE MAY BE UNABLE TO PROVIDE OUR INTERNET SERVICES TO OUR CUSTOMERS IN A TIMELY MANNER.

    We lease the majority of our transmission and transport facilities in our network. We are dependent on multiple providers, including MCI WorldCom, Inc., Savis Communications, Level 3, AT&T, Winstar Communications, Inc. and Taylor Communications for these transmission and transport facilities. Many of these companies are currently experiencing delays in providing these facilities. Switching vendors and shifting traffic to an alternative provider may cause temporary delays in providing service to our customers. Several of these providers currently are or may become our competitors in the future and may act slowly to provide facilities to us. Also, failure of these carriers to provide their facilities to us may materially harm our business. The risks inherent in utilizing third party providers include the possible inability to negotiate and renew favorable supply agreements and dependence on the timeliness of the fiber optic transport providers in processing our orders for transmission facilities.

IF WE ARE UNABLE TO OBTAIN THE NECESSARY EQUIPMENT ON ACCEPTABLE TERMS, WE MAY NOT BE ABLE TO DELIVER OUR PRODUCTS AND SERVICES TO OUR CUSTOMERS.

    We purchase digital subscriber line or DSL and other data transmission equipment from AccessLan Communications, Inc. DSL is a high-speed modem technology that provides data services over existing telephone lines. We also rely on other companies to supply key components of our network infrastructure, including networking equipment. These components are only available in the quantities and quality we require from sole or limited sources. If our vendors or their equipment fail to perform as expected, selecting alternative suppliers may delay and require us to change our offerings. We may not be able to obtain such equipment within the time frames required by us at an affordable cost, or at all.

IF OUR PROVIDERS FAIL TO DELIVER ACCURATE AND TIMELY CALL DETAIL RECORDS, WE WILL BE UNABLE TO PROPERLY BILL OUR CUSTOMERS.

    The accurate and prompt billing of our customers is dependent upon the timeliness and accuracy of call detail records, including those provided by providers whose services we resell. We can give no assurance that the current providers will continue to provide, or that new providers, including traditional local telephone companies, will provide, accurate information on a timely basis. Any provider's failure to do so would materially adversely effect our ability to properly bill our customers.

THE QUALITY OF THE WIRING AND EQUIPMENT USED BY THE TRADITIONAL LOCAL TELEPHONE COMPANIES MAY IMPACT THE QUALITY OF OUR SERVICES.

    We are dependent upon the technology and capabilities of the traditional local telephone companies to meet certain telecommunications needs of our customers and maintain our service standards. We are highly dependent on the quality and availability of the traditional local telephone companies' copper lines and their maintenance of such lines. We may not be able to obtain the copper lines from the traditional local telephone companies at quality levels satisfactory to us. The failure to obtain such services at satisfactory quality levels would affect our ability to deliver quality local and long distance telephone service, high-speed Internet access and data networking services.

WE HAVE MINIMUM PURCHASE AGREEMENTS WHICH MAY SUBJECT US TO HIGHER COSTS IN THE FUTURE.


    We have entered into minimum purchase agreements with several of our service providers that commit us to minimum monthly purchase amounts regardless of our actual usage charges. These minimum purchase agreements range from month to month to as long as five years. We may be required to purchase such minimum amounts in future periods. If we are unable to grow our business in future periods, these minimum purchase agreements could cause our expenses to increase without any corresponding increase in revenues. See "Business--Telecommunications Services--Long Distance Service."


IF THE OVERALL TELECOMMUNICATIONS MARKET CONTINUES TO BE DOMINATED BY LARGE COMPANIES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND OBTAIN SUFFICIENT MARKET SHARE.

    Our industry is highly competitive, and we expect competition to intensify in the future. We do not have a significant market share in any of our markets. Most of our actual and potential competitors have substantially greater financial, technical, marketing and other resources, including brand or corporate name recognition, than we do. A continuing trend towards business combinations and alliances in the communications industry may create significant new competitors for us. In addition, we believe that the traditional distinctions between the local, long distance data and Internet access markets are eroding. As these markets and companies converge, the remaining competitors may be more dominant and have greater market share than they do today. These competitors may provide a bundled package of communications products, including local, long distance and DSL services, that compete directly with the products we offer. These entities may also offer services sooner and at more competitive rates than we do. Finally, recent Federal Communications Commission rules make it substantially easier for many non-U.S. communications companies to enter the U.S. market. This may further increase the number of our competitors.

COMPETITION IN THE LONG DISTANCE SERVICES MARKET IS INTENSE AND GROWING, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

    - CUSTOMER TURNOVER. The long distance industry is characterized by a high level of customer turnover. Our revenue has been, and is expected to continue to be, negatively affected by customer turnover. Historically, the customer turnover for our long distance segment has been as high as 8% of our customers per month.

    - EFFECT OF NEW RATES AND RATE PLANS. AT&T, MCI WorldCom, Sprint Corporation and other carriers have implemented price plans aimed at residential customers with significantly simplified rate structures. This may lower long distance prices. Long distance carriers have made similar offerings available to the small and medium-sized businesses we primarily serve, creating additional pricing competition and creating pressure on gross margins. If we are unable to reduce costs in a timely manner, our margins may be significantly reduced.

    - ENTRANCE OF THE TRADITIONAL LOCAL TELEPHONE COMPANIES INTO THE IN-REGION LONG DISTANCE MARKET. The traditional local telephone companies such as Southwestern Bell, Ameritech Corporation and Bell Atlantic are currently precluded from providing long distance services to customers in each of the regions in which they currently provide local telephone services. We anticipate that a number of these phone companies will seek authority to provide in-region long distance services in 1999 and beyond. In-region long distance service for a traditional local telephone company simply means long distance service between two points inside its region. For example, Bell Atlantic recently filed to seek approval to provide long distance services to customers in New York and Massachusetts. Once traditional local telephone companies are allowed to offer in-region long distance services, they will be in a position to offer single-source local and long distance service.

COMPETITION IN THE LOCAL SERVICES MARKET IS INTENSE AND GROWING, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

    - NEED TO COMPETE WITH TRADITIONAL PROVIDERS. In the local communications market, our primary competitor is currently the traditional local telephone company serving each geographic area. For example, Southwestern Bell and Bell Atlantic are our competitors in each of the areas in which we resell their local telephone services. Traditional local telephone companies benefit from:

     - longstanding relationships with their customers;

     - greater financial and technical resources;

     - the ability to subsidize local services with revenues from other businesses; and

     - recent regulations that relax price restrictions and decrease regulatory oversight of traditional local telephone companies.

     If the traditional local telephone companies are allowed additional flexibility to offer discounts to large customers, engage in aggressive discount pricing practices, or charge competitors excessive fees for interconnection to their networks, the revenue of their competitors, including us, could be materially adversely affected.

    - ENTRANCE OF LARGE LONG DISTANCE AND OTHER CARRIERS INTO THE LOCAL MARKET. We also face competition in local markets from other new entrants, including long distance and other carriers, many of which have significantly greater financial resources than we do. For example, AT&T, MCI WorldCom and Sprint have each begun to offer local communications services in major U.S. markets. Other entities that currently or may offer local telephone services including companies that have previously operated as competitive local telephone companies, cable television companies or electric utilities could, upon entering into appropriate interconnection agreements or resale agreements with local telephone companies, offer single-source local and long distance services similar to those offered by us.

COMPETITION IN THE DATA SERVICES MARKET IS EXTREMELY COMPETITIVE AND CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

    The market for data communications and Internet access services is extremely competitive and characterized by rapid technological innovation. There are no substantial barriers to entry, and we expect that competition will intensify in the future. We expect significant competition from a large variety of companies, including:

    - long distance service providers such as AT&T and MCI WorldCom;

    - cable modem service providers such as Time Warner Communications and Cablevision;

    - Internet service providers such as Covad Communications Group, Inc. and Northpoint Communications Group, Inc.;

    - online service providers such as America Online, Inc. and Verios;

    - wireless data services providers such as Winstar and Teligent, Inc.; and

    - other companies focusing on DSL services.

These companies may offer competing products with price or other characteristics that are more attractive than our own.

IF WE ARE UNABLE TO ADAPT TO TECHNOLOGICAL CHANGES, WE MAY LOSE CUSTOMERS TO COMPETITORS WHO ARE SUCCESSFUL.

    The communications industry has been, and is likely to continue to be, subject to:

    - rapid and significant technological change, including continuing developments in DSL technology, which does not presently have widely accepted standards;

    - frequent introductions of new services and alternative technologies, including new technologies for providing high-speed data services; and

    - evolving industry standards.

    We expect that new products and technologies will emerge that may be superior to, or may not be compatible with, some of our products or technologies. Changes in technology could cause more competitors to enter the industry in which we have recently begun to compete. Also, technological changes, including advancements in the capabilities of the existing copper telephone wires, emerging wireless technologies and Internet services and technologies, could result in lower retail rates for communications services. Failure to adapt successfully to any technological change or obsolescence, or the failure to obtain access to important technologies, could cause us to lose customers to competitors who successfully obtain such technologies.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO COMPLETE FUTURE NETWORK EXPANSION AND ACQUISITIONS.

    NETWORK EXPANSION. We estimate that our capital needs will be approximately $0.7 million in 1999 and $1.5 million in 2000. If the amount needed for our expansion plans increases materially over these amounts or we otherwise do not have sufficient cash resources to fund these costs, we may need to revise or curtail our expansion plans.

    ACQUISITIONS. We currently intend to use our common stock to fund a portion of the purchase price for any future acquisitions. If our common stock does not maintain an acceptable trading price in the public markets or if potential acquisition candidates are unwilling to accept our common stock, we may require additional capital to complete any acquisitions. If we are unable to raise additional capital, we may be required to revise or curtail our acquisition plans.

OUR FUTURE INDEBTEDNESS MAY SUBJECT US TO FINANCIAL AND OPERATING RESTRICTIONS.

    We intend to enter into negotiations with commercial banks to provide us with a credit facility to be used for acquisitions, working capital, capital expenditures and other general corporate purposes. Any such credit facility or other debt financing will require that we make certain financial covenants which could limit our operational and financial flexibility. In addition, incurring debt would increase our leverage and make us more vulnerable to economic downturns and limit our ability to compete. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations--Pro Forma Liquidity and Capital Resources."

IF THE DEMAND FOR HIGH-SPEED INTERNET ACCESS AND OTHER DATA COMMUNICATION SERVICES DOES NOT CONTINUE TO GROW, WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR BUSINESS STRATEGY.

    The market for high-speed Internet access and related services is relatively new and characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. If the market for high-speed Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the high-speed Internet access and services we offer are not broadly accepted, our business, operating results and financial condition will be materially adversely affected.

HACKERS, COMPUTER VIRUSES AND OTHER DISRUPTIVE PROBLEMS COULD POSE SECURITY RISKS AND CAUSE MATERIAL INTERRUPTIONS IN THE SERVICES WE PROVIDE.

    Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet service providers and corporate networks have experienced interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers and such customers' end-users, which might result in our liability to our customers and also might deter potential customers. We may not be able to implement security measures in a timely manner or to our various customers' satisfaction, or that can not be circumvented. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and such customers' end-users, which could cause us to lose customers. See "Business--Network Architecture and Technology."

OUR SUCCESS IS HEAVILY DEPENDENT UPON OUR RETENTION OF CERTAIN OF OUR EXECUTIVE OFFICERS AND KEY EMPLOYEES AND THE HIRING OF ADDITIONAL PERSONNEL.

    Our success depends to a significant extent upon the abilities and continued efforts of our management team, particularly Joseph A. Gregori, our Chief Executive Officer and other members of our senior management team and key employees. The loss of any of these individuals could materially adversely affect us. Our success will also depend upon our ability to hire and retain additional personnel, including technical and sales personnel. Competition for qualified personnel in the communications industry is intense. Difficulty in hiring and retaining personnel could materially adversely affect our ability to manage and support our operations. See "Management" and "Business--Employees."

THE INCREASE OF CURRENT GOVERNMENTAL SURCHARGES AND FEES ON OUR GROSS REVENUES WOULD ADVERSELY AFFECT OUR BUSINESS.

    Telecommunications providers pay a variety of surcharges and fees related to providing interstate and intrastate services. Interstate surcharges include those imposed at the federal level and those imposed by various state regulators on intrastate services. The division of our services between interstate services and intrastate services is a matter of interpretation and may in the future be contested by the FCC or relevant state commissions. A change in the characterization of the jurisdiction of our services could cause an increase in our payment obligations. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, we may be subject to increases in the surcharges and fees currently paid.

OUR BUSINESS IS HIGHLY REGULATED AND MAY BE ADVERSELY AFFECTED BY FUTURE CHANGES IN GOVERNMENTAL REGULATIONS RELATING TO OUR INDUSTRY.

    Our services are subject to significant federal, state and local government regulation. Delays in receiving required regulatory approvals, or new regulatory requirements, may materially adversely affect our business, prospects, financial condition and results of operation. In particular, we face the following regulatory risks:

    - NEED TO COMPLY WITH FEDERAL REGULATIONS. We are regulated at the federal level by the FCC. We are required to file and maintain domestic and international tariffs containing the currently effective rates, terms and conditions of service for our long distance services. We are also required to maintain an FCC authorization to provide international services. We are also required to comply with FCC regulations concerning changing a customer's local or long distance provider. The FCC has the authority to sanction us or revoke our authorization if we violate applicable law.

    - NEED TO COMPLY WITH STATE LAW. Our local and long distance services are also subject to state law. In the states where we offer local or long distance services, we are required to file and maintain tariffs containing the currently effective rates, terms and conditions of service. We are also required to maintain state authorization to provide local or long distance services. Some states also must approve changes in the ownership of AXCES and ARC, as well as the issuance of the securities contemplated by this offering. We are also required to comply with state regulations concerning changing a customer's local or long distance provider. We have been involved in several legal proceedings in various states in which it was alleged that we violated these regulations, some of which are still pending. See "--We may incur additional liability as a result of allegations of slamming and cramming," and "Business--Legal Proceedings." Our retail marketing program is subject to state laws and regulations. The states have the authority to sanction us or revoke our authorization if we violate applicable law.

WE MAY INCUR ADDITIONAL LIABILITY AS A RESULT OF ALLEGATIONS OF SLAMMING AND CRAMMING.

    Federal and state law prohibits the practices known as "slamming" and "cramming." Slamming is a practice whereby telephone companies switch a customer's local or long distance provider without the customer's permission. Cramming is a practice whereby unauthorized charges are included on a customer's telephone bill. We have been involved in a number of legal proceedings in various states in which we were alleged to have been engaged in the practices of slamming and cramming. There have been approximately 17 lawsuits and administrative proceedings filed against us alleging slamming and 2 lawsuits or administrative proceedings alleging cramming, some of which are still pending. See "Business--Legal Proceedings." We may be penalized again for possible slamming practices in the future, and such penalty, whether in the form of a fine or a suspension of our right to conduct business, may have a material adverse impact on our operating results. In addition, certain of our service providers have the right to terminate their agreements with us if we fail to comply with certain restrictions against slamming and cramming contained in our resale agreements with them.

WE MAY BE LIABLE FOR THE TRANSMISSION OF INDECENT, LIBELOUS OR COPYWRITTEN MATERIALS BY OUR INTERNET SUBSCRIBERS.

    Laws governing use of the Internet, including taxation of transactions, privacy, security, digital signatures, and encryption are continually under consideration at the state and federal level. In particular, the law governing the liability of online service providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently remains unsettled. In addition, several private parties have filed lawsuits seeking to hold Internet service providers accountable for information they transmit. We cannot predict the outcome of this litigation or the potential for the imposition of liability on Internet service providers for information that they host, distribute or transport. To the extent that we become parties to future litigation or there are new regulations, such litigation or new regulations could subject us to significant monetary fines or damage awards. See "Business--Government Regulations--Internet Regulations"

OTHER COMPANIES MAY USE SIMILAR MARKS IN CERTAIN GEOGRAPHIC AREAS IN WHICH WE WILL CONDUCT BUSINESS AND MAY CONTEST THE USE OF OUR MARKS AND SEEK MONETARY DAMAGES.

    Even though we are using the marks "InfoHighway Communications" and "InfoHighway" in the United States, other companies in many different industries have preexisting rights to similar names within defined territories. Certain companies may have the right to use similar names for telecommunications services within established areas. Any of these companies could contest our use of our name and seek monetary damages. If any other companies are successful with their claims to our name, we may be required to either obtain a license from them for the use of the name "InfoHighway," or be required to change our name within certain defined territories. Either result would cause us to incur additional expenses. If we are required to change our name, we may lose the goodwill associated with the "InfoHighway" name in our markets.

OUR MANAGEMENT AND PRINCIPAL STOCKHOLDERS WILL CONTROL A MAJORITY OF OUR STOCK, AND THEIR INTERESTS MAY CONFLICT WITH THOSE OF OUR STOCKHOLDERS.

    Our executive officers, directors and principal stockholders together will beneficially own approximately 67.7% of the outstanding common stock after completion of this offering. Accordingly, these stockholders will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in control of or otherwise discouraging a potential acquiror from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the then prevailing market prices for their shares of common stock. See "Management" and "Principal Stockholders."

FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS.

    Some computers, software, and other equipment include computer codes in which calendar year data is abbreviated to only two digits. Some of these computer systems could fail to operate properly if they interpret "00" to mean 1900, rather than 2000. This problem is widely known as the "year 2000 problem." We are highly dependent on our computer systems and those of third party suppliers, vendors and customers. The year 2000 problem affects some of our computers, software, and other equipment, including the computers which run our administrative functions. If we fail to properly identify, correct and test our computer systems for the year 2000 problem, our business operations could be adversely affected. In addition, the computer systems used by our service providers such as billing vendors, telecommunications service providers, our customers and other third parties, may not function properly by the year 2000. A failure of our service providers to cause their computers systems to be year 2000 compliant could have an adverse effect on our ability to deliver services to our customers. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations--Year 2000 Compliance--Combined."

THE ABSENCE OF AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK MAY MAKE IT DIFFICULT FOR YOU TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE, AND OUR STOCK PRICE MAY FLUCTUATE.

    Prior to this offering, there has been no public market for the common stock, and there can be no assurance that an active public market for the common stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiation between us and the underwriters based upon several factors and may not be indicative of the market price of the common stock after the offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the common stock could be subject to wide fluctuations in response to factors included in this prospectus, many of which are beyond our control. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could adversely affect the price of our common stock.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK MAY ADVERSELY AFFECT OUR STOCK PRICE AND MAKE FUTURE OFFERINGS TO RAISE CAPITAL MORE DIFFICULT.

    Sales of a large number of shares of our common stock in the market after this offering or the perception that sales may occur could cause the trading price of our common stock to drop. There will be approximately 4,587,242 shares of our common stock outstanding immediately after the offering. The 1,600,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' overallotment option, are freely tradeable.

    RESTRICTED SECURITIES AND LOCK-UP AGREEMENT. A total of 2,822,242 shares of common stock outstanding are restricted securities as defined in Rule 144 of the Securities Act. In addition, there are approximately 4,034,410 shares which are issuable pursuant to contingent common stock issue rights and various warrants, options, convertible notes and convertible preferred stock, 416,917 of which are not subject to the lock-up agreement. Of the shares not subject to the lock-up agreement, 296,250 shares are eligible for sale in the public market on May 19, 2000 and 120,667 shares are eligible for sale on the first anniversary of the offering, subject to the restrictions of Rule 144.

    REGISTRATION RIGHTS. The holders of 280,667 of those shares can require us to register their shares for resale at any time beginning one year after the closing of this offering. In addition, 165,000 shares of common stock have been registered for resale by Benchmark Equity Group for a period of 90 days, which period shall begin 90 days after the closing of this offering.

    Subsequent sales of these shares or the perception that those sales might occur could materially adversely affect the price of our common stock and make it more difficult for us to raise funds through future offerings of common stock. See "Shares Eligible for Future Sale."

YOU WILL EXPERIENCE IMMEDIATE, SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE SHARES YOU PURCHASE.

    Purchasers of our common stock in this offering:

    - will pay a price per share that substantially exceeds the value on a per share basis of our assets after we subtract from those assets our intangible assets and our liabilities;

    - will incur immediate dilution in net tangible book value of $9.05 per share;

    - will contribute a majority of the funds we will need to complete our initial acquisitions and repay indebtedness, but will own only 34.9% of the outstanding shares of our common stock and 30.8% of the voting interest; and

    - may experience further dilution in the net tangible value of their common stock as a result of future issuances of common stock.

See "--If we are unable to obtain additional capital, we may not be able to complete future acquisitions" and "Dilution."

WE MAY ISSUE PREFERRED STOCK WHOSE TERMS COULD ADVERSELY AFFECT THE VOTING POWER OR VALUE OF OUR COMMON STOCK.

    Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

    Upon the completion of this offering we will have two series of preferred stock outstanding:

    - SERIES A PREFERRED STOCK. Upon completion of this offering there will be 1,206,673 shares of series A preferred stock outstanding. Since the series A preferred stock has a conversion rate which is dependent upon the current market price of our common stock, the number of shares issuable upon its conversion will vary inversely with the market price of our common stock. This means that as our stock price drops, the dilution caused by the conversion of the series A preferred stock will increase. However, the maximum shares of common stock issuable upon conversion of the outstanding series A preferred stock is approximately 362,000 shares. Beyond that point, the series A stockholders may require that we redeem their shares for the price of $1.00 per share plus any accrued but unpaid dividends.

    - SERIES B PREFERRED STOCK. Upon completion of this offering there will be 60,000 shares of series B preferred stock outstanding. Holders of the series B preferred stock have the same voting rights as the holders of our common stock on an as-converted basis. Since the dividends payable on the series B preferred stock are payable either in cash or additional series B preferred stock, the voting rights of our common stockholders could be further diluted. Also, in addition to their dividend and liquidation preferences, the series B preferred stockholders are entitled to receive dividends and liquidation distributions at the same time and on the same basis as the holders of our common stock.

See "Description of Capital Stock--Preferred Stock."

PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, EVEN IF THAT CHANGE WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

    The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of our company, even if that change would be beneficial to our stockholders. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

    - provisions relating to the classification, nomination and removal of our directors;

    - provisions limiting the right to call special meetings of our board and our stockholders;

    - provisions regulating the ability of our stockholders to bring matters for action at annual meetings of our stockholders;

    - a prohibition of action by our stockholders without a meeting; and

    - the authorization to issue and set the terms of preferred stock.

WE ENCOURAGE YOU NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING INFORMATION.

    This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

    - the successful implementation of our anticipated growth strategies;

    - our ability to integrate our founding companies and future acquisitions;

    - continual changes in the telecommunications industry and technology;

    - the actions of our competitors;

    - market acceptance of our services;

    - economic and demographic trends affecting our business; and

    - future expenditures for capital projects.

    In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS


    The net proceeds we will receive from the offering, after deducting estimated underwriting discounts and commissions and offering expenses, are estimated to be approximately $13.3 million assuming an initial public offering price of $10.00 per share. The net proceeds will increase to $15.5 million if the underwriters exercise their over-allotment option in full.


    We anticipate that the $13.3 million of net proceeds of this offering will be used to repay $6.7 million of indebtedness of InfoHighway and the founding companies. Debt to be repaid is summarized as follows:

    - up to $3.0 million of short-term borrowings to be secured by AXCES during the third quarter of 1999 for the funding of distributions to its owners;


    - $2.0 million of bridge financings received by InfoHighway during the first six months of 1999, of which $1.9 million was utilized to fund operations and third party services pertaining to the offering;


    - $0.9 million of notes payable to shareholders of InfoHighway International, including $0.5 million of debt incurred during the fourth quarter of 1998 from Trident III for capital expenditures and working capital needs; and

    - $0.8 million of payments on the short-term revolving credit facility of ARC.

The indebtedness to be repaid bears interest ranging from 10.0% to 15.9%, with a weighted average interest rate of approximately 13.0%, and would otherwise mature at various dates through March 2003. We anticipate that the remaining $6.6 million of the net proceeds will be used for:

    - capital expenditures for hardware to expand our network capabilities to deliver high speed Internet and data network services;

    - general working capital purposes; and

    - future acquisitions.

    We intend to increase capital expenditures and operating expenses in order to integrate the founding companies, expand networks to support additional expected end-users in existing and future markets and to market and provide services to a growing number of potential end-users. Current capital resources, including the proceeds of this offering, are anticipated to be sufficient to fund aggregate capital expenditures and working capital requirements for the immediate future. At this time, net proceeds earmarked for capital expenditures, future acquisitions and general working capital purposes total approximately $2.0 million, $2.0 million, and $2.5 million, respectively.

    In connection with our business expansion we expect to increase capital expenditures in 1999 and 2000. We estimate that for 1999 such amounts will approximate $0.7 million and for year 2000 up to approximately $1.5 million. The majority of these capital expenditures will be to support the expansion of InfoHighway DSL and InfoHighway Connect service offerings. However, our strategy is based upon successful acceptance of our products in the marketplace. Accordingly, such capital expenditures may vary based upon our success.

    Future acquisitions may require significant capital. We cannot predict with certainty what our capital needs will be for future acquisitions, although we have tentatively dedicated $2.0 million of offering proceeds to fund future acquisitions.


    In June 1999, we received demand letters from three unaffiliated noteholders for payment of three notes aggregating $0.8 million comprised of an 8% $0.6 million note and two 12% $0.1 million notes. As a result, we renegotiated these notes in June 1999 include the accrued interest on $0.6 million of the notes and extended the maturity date of the notes until October 31, 1999. Currently, we are in discussions with these noteholders and expect to extend the principal payments until the year 2000. If we are unable to extend these principal payments, we will have to utilize a portion of our remaining net proceeds to make such payments.


    We believe that the net proceeds of this offering will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, for the foreseeable future. The amounts we actually expend for these purposes may vary significantly depending upon a number of factors, including future revenue growth, if any, capital expenditures and the amount of cash generated by our operations. Additionally, if we determine it would be in our best interest, we may increase or decrease the number, selection and timing of entry of our targeted regions. Accordingly, our management will retain broad discretion in the allocation of the net proceeds remaining after the repayment of indebtedness in connection with the acquisitions. Although we may use a portion of the net proceeds to pursue possible acquisitions of businesses, technologies or products complementary to our current operations in the future, there are no present understandings, commitments or agreements with respect to any such acquisitions. Pending use of such net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing, investment-grade securities. See "Risk Factors--If we are unable to obtain additional capital, we may not be able to complete future acquisitions" and "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations."

                                DIVIDEND POLICY

    We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including:

    - our financial condition and performance;

    - our cash needs and expansion plans;

    - income tax consequences; and

    - the restrictions Delaware and other applicable laws and our credit arrangements then impose.

                                 CAPITALIZATION

    The following table sets forth the cash, short-term debt and current maturities of long-term debt and capitalization as of June 30, 1999:

    - on a pro forma combined basis to give effect to the acquisition of the founding companies, and

    - on a pro forma combined basis as adjusted to give effect to the offering and the application of the estimated net proceeds.

    See "Use of Proceeds" and Unaudited Pro Forma Combined Financial Statements and the related notes thereto included elsewhere in this prospectus.


                                                                            JUNE 30, 1999
                                                                         --------------------
                                                                         PRO FORMA     AS
                                                                         COMBINED   ADJUSTED
                                                                         ---------  ---------
                                                                            (IN THOUSANDS)
Cash and cash equivalents..............................................  $     991  $   8,155
                                                                         ---------  ---------
                                                                         ---------  ---------
Short-term debt and current maturities of long-term debt (1)...........      9,304      2,635
Long-term debt and other long-term liabilities, less current
  maturities...........................................................          5          5
Redeemable preferred stock; Series A, 1,206,673 shares issued and
  outstanding, pro forma and as adjusted (2)...........................      1,207      1,207
Stockholders' equity
  Preferred stock, $.0001 par value, 3,000,000 shares authorized:
    Series B, 60,000 shares issued and outstanding,
      pro forma and as adjusted........................................      9,000      9,000
  Common stock, $.0001 par value, 25,000,000 shares authorized;
    2,987,242 shares issued and outstanding, pro forma; and 4,587,242
      shares issued and outstanding, as adjusted (3)...................         --         --
  Additional paid-in capital...........................................     11,622     24,942
  Deficit..............................................................       (371)      (371)
                                                                         ---------  ---------
    Total stockholders' equity.........................................     20,251     33,571
                                                                         ---------  ---------
      Total capitalization.............................................  $  30,767  $  37,418
                                                                         ---------  ---------
                                                                         ---------  ---------


------------------------

(1) For a description of our debt, see the Notes to Unaudited Pro Forma Combined Financial Statements and the Notes to the Financial Statements of the founding companies included elsewhere herein.

(2) Redeemable by holder at $1.00 per share in the event the market price of our common stock declines below 33% of the initial public offering price.

(3) The calculation of the number of shares of common stock outstanding after the offering in the table above consists of:

    - 1,600,000 shares to be sold in the public offering;

    - 939,000 shares issued to the founders of InfoHighway and other investors; and

    - 2,048,242 shares to be issued to the shareholders of the founding companies.

    The number of shares of common stock outstanding after the offering in the table above does not include:


    - 727,511 shares issuable from contingent common stock issue rights which were issued to certain of our shareholders prior to the acquisition of ARC and the previous shareholders of ARC and InfoHighway International based upon the performance of our common stock beginning 90 days after the completion of this offering;



    - 741,000 shares issuable upon exercise of options at $10 per share of which 616,000 will be issued to certain members of our management and board of directors and 125,000 will be issued to employees upon consummation of the offering;


    - 600,000 shares issuable upon conversion of our series B preferred stock which will be issued to the shareholders of AXCES at a conversion price of $15 per share;

    - 600,000 shares issuable upon exercise of options at $8 per share which were granted to certain members of our management in connection with the terms of their employment;

    - 573,333 shares issuable upon exercise of warrants at $8 per share which were issued in connection with certain bridge loans to InfoHighway prior to the offering;

    - 206,250 shares issuable upon conversion of a convertible promissory note issued to a former debtholder of ARC at a conversion price of $8 per share;


    - 160,000 shares issuable upon exercise of warrants at $16.50 per share which will be issued to the underwriters in connection with this offering;


    - 159,000 shares issuable upon exercise of options at $5 per share which will be issued to our management upon consummation of the offering;

    - 120,667 shares issuable upon conversion of our series A preferred stock which was issued to a former debtholder of ARC at a conversion price of $10 per share;

    - 90,000 shares issuable upon exercise of warrants at $8 per share which were issued to a former debtholder of ARC;

    - 36,185 shares issuable upon conversion of warrants at $5.71 which were issued to John C. Vanderhider, our former Chief Financial Officer prior to the offering; and

    - 20,464 shares issuable upon conversion of warrants at $122.17 per share which were issued to former warrant holders of ARC.


    For a detailed description of these additional shares, see "Description of Capital Stock," "Shares Eligible for Future Sale," and "Certain Relationships and Related Transactions."

                                    DILUTION

    The deficit in our pro forma combined net tangible book value as of June 30, 1999 was approximately $(9.0) million, or approximately $(3.00) per share, after giving effect to the acquisitions but before giving effect to the offering. The deficit in pro forma net tangible book value per share represents the amount by which our pro forma total liabilities exceed our pro forma net tangible assets as of June 30, 1999, divided by the number of shares to be outstanding after giving effect to the acquisitions. After giving effect to the sale of the 1,600,000 shares offered hereby, and applying approximately $6.7 million of the net proceeds of the offering to repay indebtedness of InfoHighway and the founding companies, and deducting the estimated underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 1999 would have been approximately $4.4 million, or approximately $0.95 per share, based on an assumed initial public offering price of $10.00 per share. This represents an immediate increase in pro forma net tangible book value of approximately $3.95 per share to existing shareholders and an immediate dilution of approximately $9.05 per share to new investors purchasing shares of this offering. The following table illustrates this per share pro forma dilution:

Assumed initial public offering price per share...........................             $   10.00
  Pro forma net tangible book value (deficit) per share before this
    offering..............................................................  $   (3.00)
Increase per share attributable to new investors..........................       3.95
                                                                            ---------
As adjusted pro forma net tangible book value per share after the
  offering................................................................                  0.95
                                                                                       ---------
Dilution per share to new investors.......................................             $    9.05
                                                                                       ---------
                                                                                       ---------


    The following table summarizes, as of June 30, 1999, the difference between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid at an assumed initial public offering price of $10.00 per share (before deducting estimated underwriting discounts and commissions and offering expenses payable by us):


                                                                                        TOTAL
                                                             SHARES PURCHASED       CONSIDERATION     AVERAGE
                                                          -----------------------  ---------------   PRICE PER
                                                             NUMBER      PERCENT       AMOUNT          SHARE
                                                          ------------  ---------  ---------------  -----------
Existing stockholders...................................     2,987,242       65.1% $     3,353,352   $    1.12
New investors...........................................     1,600,000       34.9%      16,000,000   $   10.00
                                                          ------------  ---------  ---------------
Total...................................................     4,587,242      100.0% $    19,353,352
                                                          ------------  ---------  ---------------
                                                          ------------  ---------  ---------------

    The foregoing table does not include 4,034,410 shares which are issuable pursuant to contingent common stock issue rights and various warrants, options, convertible notes and convertible preferred stock. See "Management" and Notes to Unaudited Pro Forma Combined Financial Statements. The following is an analysis of dilution per share to new investors assuming the exercise or conversion of all dilutive equity instruments and convertible debt:

                                                                                                 NET
                                                                                 SHARES       TANGIBLE       BOOK
                                                                               OUTSTANDING   BOOK VALUE      VALUE
                                                                                 (000'S)       (000'S)     PER SHARE
                                                                              -------------  -----------  -----------
As adjusted pro forma net tangible book value per share after the
  offering..................................................................        4,587     $   4,365    $    0.95
Options.....................................................................          200            --        (0.04)
Warrants....................................................................          144            --        (0.03)
Convertible debt............................................................           41            --        (0.01)
                                                                                    -----    -----------  -----------
                                                                                    4,972     $   4,365    $    0.87
                                                                                    -----    -----------  -----------
                                                                                    -----    -----------  -----------

    Certain options, warrants, series A preferred stock, series B preferred stock and contingent common stock issue rights were not included in the supplemental analysis of further dilution assuming the exercise or conversion of certain equity instruments because to do so would be anti-dilutive. The following equity instruments were not included in the calculation of further dilution because their exercise or conversion price was equal to or greater than the estimated offering price:

                                                                                               NUMBER
                                                                                             OUTSTANDING
                                                                                             -----------
Options....................................................................................     741,000
Warrants...................................................................................     190,644
Series A preferred stock...................................................................     120,667
Series B preferred stock...................................................................     600,000
                                                                                             -----------
                                                                                              1,652,311
                                                                                             -----------
                                                                                             -----------

    The 727,511 contingent common stock issue rights were not included in the above tables because they will become issuable only upon substantial price appreciation over the estimated offering price. Approximately one-half of the shares of common stock underlying the contingent common stock issue rights will issue when the public share price of our common stock reaches a ten-day average of $16 per share. The remaining shares underlying the contingent common stock issue rights will issue when the public share price of our common stock reaches a ten-day average of $21 per share.

    If all shares related to the contingent common stock issue rights, the convertible debt, the convertible preferred stock and the exercise of all options and warrants are issued, the total shares outstanding would increase to approximately 8.6 million and we would receive an aggregate of approximately $23.0 million in proceeds.

                            SELECTED FINANCIAL DATA

    InfoHighway acquired ARC on June 30, 1999. We will acquire InfoHighway International and AXCES simultaneously with and as a condition of the closing of this offering. InfoHighway has not conducted any operations to date, except in connection with this offering and the acquisitions. For financial statement presentation purposes, AXCES has been identified as the accounting acquiror. The following selected historical financial data for AXCES for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, and as of December 31, 1994, 1995,
1996, 1997 and 1998 have been derived from the audited financial statements of AXCES. The following selected historical financial data for AXCES for the six months ended June 30, 1998 and 1999, and as of June 30, 1999 have been derived from the unaudited financial statements of AXCES which have been prepared on the same basis as the audited financial statements and, in the opinion of AXCES, reflects all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of such data. Our summary unaudited pro forma financial information presents certain data, as adjusted for:

    - the effects of the acquisition of the founding companies on a historical basis;

    - the effects of certain pro forma adjustments to the historical financial statements; and

    - the closing of the offering and the application of the proceeds therefrom.

    Our pro forma financial data do not purport to represent what our results of operations or financial position actually would have been had these events, in fact, occurred on the date or at the beginning of the period indicated, nor are they intended to project our results of operations or financial position for any future date or period. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                                                                     SIX MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                       JUNE 30,
                                            -----------------------------------------------------  --------------------
                                              1994       1995       1996       1997       1998       1998       1999
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (IN THOUSANDS)                          (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  AXCES:
  Revenues................................  $     667  $   2,691  $   8,468  $  19,474  $  30,280  $  17,349  $  10,095
  Cost of services........................        441      1,606      3,960      8,003      9,889      5,308      3,445
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit............................        226      1,085      4,508     11,471     20,391     12,041      6,650
  Selling, general and administrative
    expenses..............................        203        823      3,674      8,910     17,934      8,296      4,914
  Depreciation and amortization...........          1          7         61        135        204         89        112
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income from operations..................         22        255        773      2,426      2,253      3,656      1,624
  Interest income (expense), net..........         --        (11)        37        (19)      (208)      (148)       (50)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes..............         22        244        810      2,407      2,045      3,508      1,574
  Provision (benefit) for income taxes....          1         74        279        837       (917)      (917)        --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income..............................  $      21  $     170  $     531  $   1,570  $   2,962  $   4,425  $   1,574
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                    PRO FORMA COMBINED
                                                              ------------------------------
                                                                YEAR ENDED      SIX MONTHS
                                                               DECEMBER 31,       ENDED
                                                                   1998       JUNE 30, 1999
                                                              --------------  --------------
                                                                       (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT PER
                                                                      SHARE AMOUNTS)
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA (1):
  Revenues..................................................    $   46,373      $   19,366
  Cost of services..........................................        22,719          10,731
                                                              --------------  --------------
  Gross profit..............................................        23,654           8,635
  Selling, general and administrative expenses (2)..........        20,741           7,632
  Depreciation and amortization (3).........................         4,376           2,372
                                                              --------------  --------------
  Loss from operations......................................        (1,463)         (1,369)
  Interest expense, net (4).................................          (412)           (233)
                                                              --------------  --------------
  Loss before income taxes..................................        (1,875)         (1,602)
  Provision for income taxes (5)............................           547             115
                                                              --------------  --------------
  Net loss before dividends on preferred stock..............    $   (2,422)     $   (1,717)
  Dividends on preferred stock..............................           841             420
                                                              --------------  --------------
  Net loss applicable to common stockholders................    $   (3,263)     $   (2,137)
                                                              --------------  --------------
                                                              --------------  --------------
  Net loss per share--basic and diluted.....................    $    (0.89)     $    (0.58)
                                                              --------------  --------------
                                                              --------------  --------------
  Shares used in computing pro forma net loss per share
    (6).....................................................         3,654           3,654
                                                              --------------  --------------
                                                              --------------  --------------
OTHER DATA:
  Gross margin..............................................          51.0%           44.6%

                                                           AXCES
                                  -------------------------------------------------------     AS OF JUNE 30, 1999 (UNAUDITED)
                                                                                           -------------------------------------
                                                    AS OF DECEMBER 31,                                 PRO FORMA
                                  -------------------------------------------------------    AXCES     COMBINED     AS ADJUSTED
                                     1994        1995       1996       1997       1998      ACTUAL        (7)           (8)
                                     -----     ---------  ---------  ---------  ---------  ---------  -----------  -------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficit).....   $      49   $     127  $     391  $   1,538  $   4,706  $   6,414   $  (9,190)    $   4,130
  Total assets..................          81         919      2,235      4,735      8,269      7,815      41,512        48,163
  Total debt, including current
    portion.....................          --         130         19         63      1,734         --       9,309         2,640
  Stockholders' equity..........          34         204        736      2,306      5,268      6,842      20,251        33,571

------------------------

(1) Assumes the acquisition of the founding companies and the offering were closed on January 1, 1998.

(2) Reflects adjustments to salaries, bonuses and benefit amounts to reflect those established in contractual agreements with key management personnel of the founding companies.

(3) Reflects the amortization of excess purchase price relating to the acquisition of the founding companies which has been allocated to goodwill and other identifiable intangible assets to be amortized over periods of 3 to 10 years for pro forma purposes. Also reflects annual amortization of the customer list acquired in connection with InfoHighway International's acquisition of Eden Matrix in January 1999 over the estimated useful life of three years and annual depreciation on property and equipment also acquired in the acquisition of Eden Matrix over the estimated useful life of five years.

(4) Reflects the reduction in interest expense due to the planned repayment and planned conversion of certain debt in connection with the acquisitions.

(5) Assumes all income is subject to a federal corporate tax rate of 34%.

(6) The number of shares includes:

    - 939,000 shares outstanding immediately prior to the offering,

    - 2,048,242 shares to be issued to the owners of the founding companies, and

    - 666,900 shares to be sold in the offering the proceeds of which will be used to repay debt.

    Does not include:

    - 933,100 of the 1,600,000 shares to be sold in the offering whose proceeds will be used for capital expenditures and general working capital purposes; or

    - 4,034,410 shares which are issuable pursuant to contingent common stock issue rights and various warrants, options, convertible notes and convertible preferred stock since their effect would be anti-dilutive.

(7) The pro forma combined balance sheet data assume that the acquisition of the founding companies occurred on June 30, 1999.

(8) Adjusted for the sale of the 1,600,000 shares of common stock included in the offering and the application of the net proceeds therefrom. See "Use of Proceeds."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and related notes thereto and "Selected Financial Data" appearing elsewhere in this prospectus.

SUMMARY

    We were formed to become a leading provider of Internet, data and telecommunications solutions to businesses and consumers. Prior to the acquisition of ARC, we had conducted no operations. We acquired ARC on June 30, 1999. We will acquire InfoHighway International and AXCES simultaneously with and as a condition of the closing of this offering. Our services include high-speed Internet access, local phone services with innovative features, long distance service at competitive rates, and other value added Internet services that are under development. On a pro forma basis, the combined operations generated revenues of $46.4 million and $19.4 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

    We intend to integrate these businesses and their operations and administrative functions. This integration process may present opportunities to reduce costs through the elimination of duplicative functions and through economies of scale, but will necessitate additional costs and expenditures for corporate management and administration. The founding companies have been managed throughout the periods discussed below as independent private companies, and their results of operations reflect different tax structures (S Corporation and C Corporations) which have influenced, among other things, their historical levels of owners' compensation. Except for the compensation and benefits reductions aggregating $2.6 million for the year ended December 31, 1998, as provided for in agreements entered into in connection with the acquisition of the founding companies, no such cost savings were reflected in the pro forma results of operations data. We will also incur corporate expenses related to being a public company, implementation of an acquisition program and systems integration. These various costs and possible cost savings may make comparison of pro forma operating results not comparable to, nor indicative of, future performance.

    Our plan to integrate the founding companies and become a leading provider of Internet, data and telecommunications solutions to businesses and consumers may be impacted by the intense and growing competition we expect to encounter from the traditional local telephone companies, long distance service providers, cable modem providers, Internet service providers, satellite data service providers and the emerging wireless carriers. Some of these entities are significantly larger than we are and have greater financial, technical and human resources than we do. In addition, many of them have announced plans to group multiple telecommunications services into packages offered to customers at competitive prices. Consequently, pricing for the services which we offer and plan to offer generally have been declining, and we expect continued downward pressure on the pricing of the products we sell. See "Risk Factors" and "Business--Legal Proceedings."

    In order to provide some of our services, we must negotiate and maintain agreements related to interconnection, the location of our equipment at the local telephone company's facilities, telephone lines and network capacity with these same competitors as suppliers of telecommunications services. We must also obtain the approval of, and comply with the regulations of, various governmental regulatory agencies, which have imposed a variety of surcharges and fees upon the services we offer and may impose additional charges in the future. These factors may impact the quality, pricing and speed of deployment of our services.


    In connection with the provision of our services, certain claims have been made against us, including claims for breach of contract, and slamming and cramming.



    BREACH OF CONTRACT. While we continue to perform the work required under our contract with Mitel Telecommunications Systems, Inc., Mitel has not agreed to dismiss its claim against ARC. We have an accrued liability regarding this lawsuit in the amount of approximately $1.3 million as of June 30, 1999, which amount is reduced as we continue to perform work under the contract. Should we lose this lawsuit, we could be required to repay Mitel for unfinished work required by the disputed contract in addition to other unspecified damages.



    SLAMMING AND CRAMMING. As a result of the claims against us for slamming referred to above and the terms of our various settlements with regulatory authorities, we changed our marketing practices from indirect distribution methods including sweepstakes and unmanned displays to a direct sales force. This change in distribution strategy has resulted in a reduction of customer complaints from approximately 500 in the second quarter of 1998 to approximately 100 in the current calendar quarter and substantially lower sales in the second half of 1998 and into 1999. For the first six months of 1999, our sales relating to this distribution channel decreased approximately $7.2 million compared to the first six months of 1998. As we have continued to build our direct marketing capabilities we believe that we have stopped the decline in our revenues. We expect AXCES' revenue growth to resume as we expand these direct marketing capabilities and introduce sales personnel into new markets. To date, we have paid approximately $205,000 in settlement of certain claims regarding slamming and cramming. In addition, we may be subject to other significant fines and monetary damages of an undeterminable amount and penalties ranging from the termination of our agreements with certain service providers to the suspension of our right to conduct business in certain jurisdictions in connection with these claims.


    See "Risk Factors" and "Business--Legal Proceedings."

    In addition, we operate in an industry subject to rapid technological change, our business model is unproven and we have a limited combined operating history. We may be unable to adapt to this technological change, or we may need additional capital to remain competitive in such an environment. Also, we may not be able to successfully integrate the founding companies or future acquisitions, and we may incur unforeseen expenses in integrating these companies. See "Risk Factors" and "Business--Legal Proceedings."


ORGANIZATION

    We acquired ARC on June 30, 1999, and will acquire InfoHighway International and AXCES simultaneously with and as a condition of the closing of this offering for an aggregate consideration of approximately $28.6 million, assuming an initial public offering price of $10.00 per share, as described in the following table:

                                                                  CONTINGENT COMMON
                                                                     STOCK ISSUE
                                               COMMON STOCK           RIGHTS(1)            PREFERRED STOCK
                                          ----------------------  -----------------   --------------------------
                                                      VALUE OF             VALUE OF                  VALUE OF
              ACQUISITION                  SHARES      SHARES     SHARES    SHARES     SHARES         SHARES
----------------------------------------  ---------  -----------  -------  --------   ---------    -------------
AXCES...................................    700,000  $ 6,300,000       --    $ --        60,000(2) $   9,000,000
InfoHighway International...............    958,166    8,623,494  235,878      --            --               --
ARC.....................................    390,076    3,510,684  152,672      --     1,206,673(3)     1,206,673
                                          ---------  -----------  -------  --------   ---------    -------------
Total...................................  2,048,242  $18,434,178  388,550    $ --     1,266,673    $  10,206,673
                                          ---------  -----------  -------  --------   ---------    -------------
                                          ---------  -----------  -------  --------   ---------    -------------

------------------------


(1) The contingent common stock issue rights entitle the holder to receive common stock based upon market performance beginning 90 days after this offering. Approximately one-half of the shares are issuable when the common stock reaches a 10-day average of $16.00 per share. The remaining one-half is issuable when the common stock reaches a 10-day average of $21.00 per share. The rights expire after 3 years. We also issued 338,961 contingent common stock issue rights to certain of our shareholders prior to the acquisition of ARC. See "--Contingent Common Stock Issue Rights."


(2) Each share of series B preferred stock is convertible into 10 shares of common stock at anytime at the option of the holder. The series B preferred stock is redeemable after 36 months out of a designated portion of our cash flow. If the common stock trades for an average of $20 per share for 10 consecutive days, we may force the conversion of the series B preferred stock into common stock.

(3) The series A preferred stock is convertible into common stock at the option of the holder at any time after 90 days from the closing of this offering or earlier with the consent of both InfoHighway and the representative of the underwriters with respect to this offering. The number of shares issuable upon conversion of the series A preferred stock is dependent on the conversion rate which is calculated by dividing $1.00 by the lesser of the offering price or the five-day average closing price ending on the trading day prior to such conversion date. The series A preferred stock is to be issued to Trans Global Services, Inc., a former affiliate of ARC, in exchange for a current note payable from ARC of $1.2 million.

    The consideration paid or to be paid in the acquisitions includes:

    - common stock;

    - contingent common stock;

    - series A and series B convertible redeemable preferred stock; and

    - warrants to purchase common stock.

    In addition, we will be assuming certain of the debt of all of the founding companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the common shares issued has been determined using an estimated fair value of $9.00 per share, which represents a discount of 10% from the estimated initial public offering price of $10.00 per share due to restrictions on the sale and transferability of the shares issued. The estimated purchase price for the acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. In the opinion of management, the final allocation of the purchase price will not materially differ from these preliminary estimates.


    CONTINGENT COMMON STOCK ISSUE RIGHTS. We have issued a total of 727,511 contingent common stock issue rights. We issued 388,550 of these contingent common stock issue rights to the former shareholders of ARC and InfoHighway International as a form of purchase consideration as negotiated between us and those founding companies. The usage of contingent common stock issue rights as purchase consideration provided a means whereby we could provide incentives for founding shareholders to continue to focus on activities contributing to share price appreciation while protecting us from immediate share dilution in the event the shares were issued outright without performance requirements. Additionally, we issued the remaining 338,961 contingent common stock issue rights to certain of our shareholders prior to our acquisition of ARC in order to maintain certain ownership levels as negotiated between us and the founding companies. See "Certain Relationships and Related Transactions." For accounting purposes, no value has been allocated to the contingent common stock issue rights.


    INTANGIBLE ASSETS. We intend to record intangible assets of $29.2 million associated with the acquisitions. Such amounts will result in an annual amortization charge of approximately $2.9 million for each of the next 10 years. If the 10-day average closing price of the common stock exceeds $16.00 and $21.00 per share, we will be required to record significant additional intangible assets related to the contingent common stock issue rights based upon the market value of the common stock at that time. This would increase the annual amortization charge.


    TOTAL DEBT ASSUMED, REPAID OR ELIMINATED. Prior to this offering, the total amount of debt of the combined companies will be as described in the following table (in millions):



DEBT OUTSTANDING PRIOR TO OFFERING                                                       AMOUNT
-------------------------------------------------------------------------------------  -----------
InfoHighway..........................................................................   $     2.0
ARC..................................................................................         4.4
AXCES(1).............................................................................         3.0
InfoHighway International............................................................         1.4
                                                                                            -----
    Total Combined...................................................................   $    10.8
                                                                                            -----
                                                                                            -----


------------------------


(1) Assumes AXCES incurs the maximum of $3.0 million of additional debt, the proceeds of which may only be used for distribution to MTM Holdings Corporation, its sole shareholder prior to the offering. To the extent that AXCES incurs less than $3.0 million of additional debt, the amount of debt outstanding at the time of the offering and the amount of debt to be repaid with proceeds from the offering will be reduced on a dollar for dollar basis. However, the amount of debt outstanding after the offering will not be affected. See "--Acquisition of AXCES."



    Out of the total combined debt of $10.8 million, the following amounts will be repaid or eliminated (in millions):



ACTION                                                                                   AMOUNT
-------------------------------------------------------------------------------------  -----------
Repayment of debt from offering proceeds(1)..........................................   $     6.7
Conversion of ARC debt to preferred stock............................................         1.2
InfoHighway International note payable to us eliminated upon consolidation...........         0.2
                                                                                              ---
    Total debt reduction at time of offering.........................................   $     8.1
                                                                                              ---
                                                                                              ---


------------------------


(1) Unless noted otherwise below, all of the debt that is to be repaid upon the consummation of the offering is due to loan covenants that provide for early debt repayments in the event of a specific debt or equity transaction, including mergers into publicly traded companies. For a detailed description of the $6.7 million debt to be repaid, see note 3(d) to the Unaudited Pro Forma Combined Financial Statements, "--Acquisition of InfoHighway International," "--Acquisition of ARC," and "--Acquisition of AXCES."



As a result, approximately $2.6 million debt will remain outstanding which is all short-term, and consists of a $1.7 million convertible note payable to Consolidated Technology and $0.9 million of notes payable to unrelated parties.


    ACQUISITION OF INFOHIGHWAY INTERNATIONAL


    The acquisition consideration to be received by the stockholders of InfoHighway International consists of 958,166 shares of our common stock and 235,878 contingent common stock issue rights. This number of shares includes 85,397 shares of our common stock and 17,584 contingent common stock issue rights issued to the former shareholder of Eden Matrix. Issuances of contingent common stock is conditional upon achievement of certain share price targets. The first 50% of the common stock shall be issued when the price of the common stock reaches a 10-day average of $16 per share. The remaining 50% of the common stock shall be issued when the price of the common stock reaches a 10-day average of $21 per share. For accounting purposes, no value has been allocated to the contingent common stock issue rights. Additionally, we are assuming InfoHighway International's outstanding debt, which totaled $1.3 million at June 30, 1999, as follows:


    - $0.5 million of financings received during the fourth quarter of 1998 from Trident III for capital expenditures and working capital needs which bear interest at 12% annually;


    - $0.3 million related to a unit offering debt during 1998 that bears interest at 10% annually;


    - $0.2 million of notes payable to InfoHighway that bears interest at 12% annually and will be eliminated from the consolidated financial statements as an intercompany debt; and

    - the balance of approximately $0.3 million primarily pertains to other related parties bearing interest at a weighted average annual rate of 10.0%.

A total of $0.9 million of debt assumed from InfoHighway International will be repaid from offering proceeds due to loan covenants that provide for early debt repayments in the event of certain circumstances, including the merger into a publicly-traded company.

    During January 1999, InfoHighway International acquired the operations of Eden Matrix, an Internet service provider based in Austin, Texas operated by AMICI Online Investments, L.L.C. The acquisition consideration approximated $1.0 million, consisting of a $50,000 cash down payment and a short-term note payable for $0.9 million. During the second quarter of 1999, $0.8 million of the short-term note payable was converted into 968,750 common shares of InfoHighway International.

    ACQUISITION OF ARC

    The acquisition consideration received by the stockholders of ARC consists of:

    - 390,076 shares of our common stock;

    - 152,672 contingent common stock issue rights; and

    - 20,464 warrants to purchase our common stock.

    Issuances of common stock underlying the contingent common stock issue rights are conditional upon achievement of certain share price targets; 50% of the common stock shall be issued when the price of the common stock reaches a 10-day average of $16 per share. The remaining 50% of the common stock shall be issued when the price of the common stock reaches a 10-day average of $21 per share. For accounting purposes, no value has been allocated to the contingent common stock issue rights or the warrants.

    The warrants to purchase 20,464 shares of our common stock are exercisable at $122.17 per share and expire in February 2007. These warrants were issued in exchange for outstanding warrants to purchase ARC common stock.

    The merger agreement also provides for the exchange of $1.2 million of an existing ARC note payable to Trans Global, a former affiliate of ARC, for 1,206,673 shares of series A preferred stock of InfoHighway valued at $1.2 million. The series A preferred stock is convertible into common stock at the option of the holder at any time after 90 days from the closing of this offering or earlier with the consent of both InfoHighway and the representative of the underwriters with respect to this offering. The number of shares issuable upon conversion of the series A preferred stock is dependent on the conversion rate which is calculated by dividing $1.00 by the lesser of the offering price or the five-day average closing price ending on the trading day prior to such conversion date. If at any time after the closing of this offering, the 5-day average closing price of the common stock is less than one-third of the price at which the common stock is sold to the public in this offering, any holder of series A preferred stock may require us to redeem all of that holder's shares of series A preferred stock at the redemption price of $1.00 per share or a total of $1,206,673. See "Description of Capital Stock--Preferred Stock--Series A 10% Convertible Preferred Stock."


    We have assumed all debt outstanding of ARC, which totaled $4.4 million at June 30, 1999, which consisted of:


    - $2.4 million revolving line of credit due to Consolidated Technology that bears interest at the prime rate plus 2% until June 17, 1999, and at a rate of 14% per annum from and after June 17, 1999;

    - $1.2 million note payable to Trans Global that bears interest at 10% annually and will be converted into the series A preferred stock;


    - $0.6 million prime plus 2% current note payable; and


    - $0.2 million 12% demand notes.

    An amendment to the prior loan agreement between ARC and Consolidated Technology entered into in connection with the merger agreement also provides for:

    - the repayment of $0.8 million of the outstanding balance on the revolving line of credit due to Consolidated Technology from proceeds of the offering;

    - the issuance of warrants to purchase 90,000 shares of our common stock at an exercise price of $8.00 per share;

    - the exchange of $0.45 million of the revolving line of credit for a note payable to Consolidated Technology due on January 31, 2000 that is convertible at the holder's option into 56,250 of our common shares; and

    - the balance of the revolving line of credit being exchanged for a note payable to Consolidated Technology maturing in June 2000 unless converted earlier by the holder into 150,000 of our common shares.

The balance outstanding under the revolving line of credit was $2.4 million at June 30, 1999.

    ACQUISITION OF AXCES

    The acquisition consideration to be received by the stockholders of AXCES consists of 700,000 shares of our common stock and 60,000 shares valued at $150 per share, of our series B preferred stock. The series B preferred stock is convertible into 600,000 shares of our common stock at the holder's option and is redeemable after 36 months out of a designated portion of our cash flow. If the common stock trades for an average of $20 per share for 10 consecutive days, we may force the conversion of the series B preferred stock into common stock.

    Prior to the closing of the acquisition, AXCES may incur up to $3.0 million of debt, the proceeds of which may only be used for distribution to MTM Holdings Corporation, its sole shareholder prior to this offering. We plan to repay the full amount of this debt incurred by AXCES with proceeds from the offering. AXCES may distribute to its owner prior to closing of the acquisitions up to $6.5 million in cash, including the loan proceeds, provided that the distributions do not decrease AXCES' working capital below a minimum level. The minimum level is an amount equal to:

    - $600,000; plus

    - the amount of AXCES' net income plus noncash expenses for the period from May 1, 1999 to the closing date of the acquisitions; minus

    - the amount of AXCES' net income and noncash expenses in that period used to settle the litigation shown on the schedule of litigation involving AXCES attached to the acquisition agreement.

    Following the closing of the acquisition, AXCES will pay, or InfoHighway will cause AXCES to pay, certain tax liabilities of AXCES, MTM Holdings and its former shareholders attributable to AXCES' operations from January 1, 1999 through the closing date and any fees and expenses of counsel engaged to give advice on methods to decrease that tax liability. Portions of the tax liability may be payable over time. Our obligation to pay the tax liability and fees and expenses of counsel may not exceed $1.6 million in the aggregate or $400,000 in any calendar quarter. Any amount of tax liability and costs and expenses of counsel exceeding $1.6 million in the aggregate must be paid by MTM Holdings and its owners.

    Pursuant to the AXCES acquisition agreement, MTM Holdings and its owners have agreed to indemnify us for any damages incurred in connection with pending litigation and administrative proceedings on the same basis as we are indemnified for any breaches of representations and warranties made by AXCES in the acquisition agreement except that the indemnity does not cover attorneys' fees and litigation costs. Because of this, MTM Holdings and its owners will be required to indemnify us for breaches of representations and warranties in the acquisition agreement and liabilities incurred in the pending litigation to the extent that such amounts exceed, in the aggregate, $200,000, and for any tax liability of AXCES, MTM Holdings and its owners that exceeds $1.6 million in the aggregate. However, the indemnification threshold related to litigation shall increase to the extent of AXCES' net income plus noncash expenses for the period from May 1, 1999 until the closing of the acquisition, less any amounts used to pay agreed settlements of the scheduled litigation. The aggregate liability of MTM Holdings and its owners may not exceed the value of the shares of our common stock issued to MTM Holdings on the closing, plus the value of the shares of our common stock issuable on conversion of the series B preferred stock. The value of each share of our common stock is set at the initial public offering price. In addition, the aggregate liability of any owner of MTM Holdings may not exceed $2,000,000.

OPERATIONS

    REVENUES. Our revenues are derived from two principal sources, namely Internet services and telecommunication services.

        INTERNET SERVICES. Internet services are typically billed to a customer at an established rate per service pursuant to a contract. Contract terms range from one month to one year. Revenue is recognized over the period that services are rendered.

        TELECOMMUNICATION SERVICES. Services include local telephone service, private data and voice lines, long distance, network design and wiring and other network services. For local and long distance telephone service, revenue is recognized as service is provided to customers. Revenue from our network design and wiring services is recognized using the percentage of completion method, measured by the percentage of cost incurred to date to the total estimated cost for each contract. Revisions in cost estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known.

    ANTICIPATED TRENDS. We expect that our high-speed Internet services business will grow significantly due to recent technological advances which enable us to provide faster transmission speeds at lower costs and lower pricing than most such services available in today's marketplace. Current plans call for new product introductions of our InfoHighway DSL and InfoHighway Connect services. Due primarily to these new offerings, we expect that the rate of growth in the Internet portion of our business will exceed that of other areas of our business, with the result that, over time, Internet services will become an increasing portion of our business. In addition, our Internet gross profit margin has increased during the first half of 1999. With the introduction of our InfoHighway DSL and InfoHighway Connect Services, we expect our Internet gross profit margin to remain at this higher level or further increase and contribute to increased gross profit margin for the Company. We recognize that the market for high-speed Internet access is in its early stages, and it is not possible to predict at this time the ultimate potential of this market and its long-term percentage of our overall business. Further, there can be no assurance that the forecasted strong growth in the market for high-speed Internet services will materialize or that the margins will meet our expectations.

    To date, our businesses have not been capital intensive. In connection with our business expansion we expect to increase capital expenditures in 1999 and 2000. We estimate that for 1999 such amounts will approximate $0.7 million and for the year 2000 up to approximately $1.5 million, primarily to support the expansion of our InfoHighway DSL and InfoHighway Connect service offerings.


    During the second half of 1998, AXCES changed its marketing strategy from various indirect distribution channels to a direct sales force approach, primarily as a result of complaints against us for slamming and cramming, and the terms of our various settlements with regulatory authorities and in part due to more stringent regulatory requirements imposed upon telecommunications providers. This change in distribution strategy resulted in significantly lower sales during the second half of 1998 and into 1999. As we have continued to build our direct marketing capabilities we believe that we have stopped the decline in AXCES' revenues. We expect AXCES' revenue growth to resume as we expand these direct marketing capabilities and introduce new sales personnel into new markets.



    COST OF REVENUES. Cost of revenues is comprised of carrier costs provided by the underlying supplier of telephone services for long distance, local and internet services and material and labor related to network design and wiring and technical support staff. While we expect overall carrier costs to increase due to volume growth in our business, we expect unit costs to decline due to additional volume purchases, thereby contributing to higher gross margins. While overall material and labor costs are also expected to increase in our network design and wiring business, we expect the total material and labor costs as a percentage of sales to remain constant due to the absence of significant volume purchase opportunities. We have entered into minimum purchase agreements with several of our service providers that commit us to minimum monthly purchase amounts regardless of our actual usage charges. If we are unable to exceed these revenue requirements in future periods, these minimum purchase agreements could cause our costs of revenues to increase without any corresponding increase in revenues. See "Business--Telecommunications Services--Long Distance Service."


    GROSS PROFIT. Gross profit percentages vary among the founding companies, primarily because of differences in the mix of products and services and due to differences in local market demand and competition. The founding companies' gross profit percentages for telecommunication services has differed significantly among the founding companies, and has ranged from approximately 8% to 67% in recent years.

    SELLING, GENERAL AND ADMINISTRATIVE COSTS. Selling, general and administrative costs represent compensation costs of our employees, commissions paid our direct sales personnel and to third party sales agents, promotional and other marketing costs, travel and trade shows, cost of billing by third party providers, bad debt expenses and other overhead costs. We expect increases in most categories of selling, general and administrative expenses as our revenues increase, including higher compensation costs due to growth in employees, increased commissions, promotional and marketing costs, and higher billing costs due to growth in our customer base. However, we expect these costs to increase at a lesser rate than the rate of increase in sales, thereby reducing our operating cost on a per unit basis.

    Bad debt as a percentage of sales has been 4%, 6% and 10% respectively for the years ended December 31, 1996, 1997 and 1998. The increase is due primarily to the increase in bad debt at AXCES, which was 5%, 9% and 14% respectively for the corresponding years, and AXCES' relatively larger portion of total combined revenues, which was 58%, 65% and 66% for the respective years. We expect bad debt expense as a percentage of sales to decline in 1999, in part due to the closer screening of accounts at AXCES and in part due to the lower percentage of total sales accounted for by AXCES.

    We expect interest expense to decline approximately $437,000 on an annualized basis following the offering as a result of the repayment of approximately $3,669,000 of existing debt with a weighted average interest rate of 11.9% with proceeds from this offering. See "--Organization--Total Debt Assumed" and "Unaudited Pro Forma Combined Balance Sheet Adjustments."


    GOODWILL AND OTHER INTANGIBLE ASSETS. In July 1996, the SEC issued Staff Accounting Bulletin No. 97 relating to business combinations immediately prior to an initial public offering. Staff Accounting Bulletin No. 97 requires that these combinations be accounted for using the purchase method of accounting. Under the purchase method, the founding company whose owners receive the largest portion of voting rights in the combined enterprise is presumed to be the accounting acquiror. Accordingly, AXCES has been designated as the accounting acquiror. As a result of the acquisitions of the founding companies, the excess of the consideration paid over the fair value of the net assets to be acquired for the founding companies other than the accounting acquiror has been allocated to goodwill and other identifiable intangible assets to be amortized over periods of 3 to 10 years.


    S CORPORATION ELECTIONS. AXCES' parent company, MTM Holdings, elected to have AXCES treated as a qualified subchapter S corporation under the Internal Revenue Code of 1986, as amended, on January 1, 1998. In general, a qualified subchapter S corporation is not treated as a separate taxable entity, and the respective gains, income, losses and separately stated tax items are taxed to the S corporation's shareholders on a pro rata basis.

    Consequently, the historical financial statements of AXCES do not reflect an income tax provision since taxable income flows directly through to its shareholders. AXCES' qualified subchapter S corporation status will terminate in connection with its acquisition and future taxable income will be subjected to income tax in our consolidated tax return.

    Prior to the acquisition, AXCES will make distributions to MTM Holdings in an aggregate amount not to exceed $6.5 million, provided, that such distributions do not reduce working capital below $0.6 million. AXCES' working capital as of June 30, 1999 was $6.6 million. The distributions are to be funded by up to $3.0 million in borrowings and cash balances of AXCES.

    INCOME TAXES. We have adopted the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and net operating loss carryforwards, and is measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

PRO FORMA RESULTS OF OPERATIONS

    We acquired ARC on June 30, 1999. We will acquire InfoHighway International and AXCES simultaneously with and as a condition of the closing of this offering.

The following summary unaudited pro forma financial information presents certain data for InfoHighway, as adjusted for:

    - the effects of the acquisitions on a historical basis,

    - the effects of certain pro forma adjustments to the historical financial statements, and

    - the closing of the offering and the application of the proceeds therefrom.

See "Selected Financial Information" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this prospectus.

                PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA

                                                             YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                                                   31, 1998           JUNE 30, 1999
                                                             --------------------  --------------------
                                                              AMOUNT        %       AMOUNT        %
                                                             ---------  ---------  ---------  ---------
                                                             (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE
                                                                              AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Revenues.................................................  $  46,373      100.0% $  19,366      100.0%
  Cost of services.........................................     22,719       49.0     10,731       55.4
                                                             ---------  ---------  ---------  ---------
  Gross profit.............................................     23,654       51.0      8,635       44.6
  Selling, general and administrative expenses.............     20,741       44.7      7,632       39.4
  Depreciation and amortization............................      4,376        9.4      2,372       12.2
                                                             ---------  ---------  ---------  ---------
  Loss from operations.....................................     (1,463)      (3.1)    (1,369)      (7.0)
  Interest expense, net....................................       (412)      (0.9)      (233)      (1.2)
                                                             ---------  ---------  ---------  ---------
  Loss before income taxes.................................     (1,875)      (4.0)    (1,602)      (8.2)
  Provision for income taxes...............................        547        1.2        115        0.6
                                                             ---------  ---------  ---------  ---------
  Net loss.................................................     (2,422)      (5.2)    (1,717)      (8.8)
  Preferred dividend requirement...........................        841        1.8        420        2.2
                                                             ---------  ---------  ---------  ---------
  Net loss available to common stockholders................  $  (3,263)      (7.0) $  (2,137)     (11.0)
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------
  Net loss per share--basic and diluted....................  $   (0.89)            $   (0.58)
                                                             ---------             ---------
                                                             ---------             ---------
Shares used in computing pro forma net loss per
  share--basic and diluted.................................      3,654                 3,654
                                                             ---------             ---------
                                                             ---------             ---------

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

    The total acquisition cost of the founding companies is $28.6 million, reflecting consideration of common stock, contingent common stock issue rights, series A preferred stock and series B preferred stock. Additionally, total debt assumed by us related to the founding companies consists of $1.4 million, $4.8 million, and up to $3.0 million, for InfoHighway International, ARC and AXCES, respectively.

    The net proceeds we will receive from the offering, after deducting estimated underwriting discounts and commissions and offering expenses, are estimated to be approximately $13.3 million assuming an initial public offering price of $10.00 per share. We estimate that the net proceeds will be $15.4 million if the underwriters exercise their over-allotment option in full.

    We anticipate that the $13.3 million of net proceeds from the offering will be used to repay $6.7 million of indebtedness of InfoHighway and the founding companies. Debt to be repaid from offering proceeds is summarized as follows:

    - up to $3.0 million short-term borrowings to be secured by AXCES during the third quarter of 1999 for the funding of undistributed earnings to its owners;

    - $2.0 million of bridge financings received by InfoHighway during the first six months of 1999, of which $1.9 million was utilized to fund operations and third party services pertaining to the offering;

    - $0.9 million of notes payable to shareholders of InfoHighway International, including $0.5 million of financings received during the fourth quarter of 1998 from Trident III for capital expenditures and working capital needs; and

    - $0.8 million of payments on the short-term revolving credit facility of ARC.

The indebtedness to be repaid bears interest ranging from 10.0% to 15.9%, with a weighted average interest rate of approximately 13.0%, and would otherwise mature at various dates through March 2003.


    In June 1999, we received demand letters from three unaffiliated noteholders for payment of three notes aggregating $0.8 million comprised of an 8% $0.6 million note and two 12% $0.1 million notes. As a result, we renegotiated these notes in June 1999 to include the accrued interest on $0.6 million of the notes and extended the maturity date of the notes until October 31, 1999. Currently, we are in discussions with these noteholders and expect to extend the principal payments until the year 2000. If we are unable to extend these principal payments, we will have to utilize a portion of our remaining net proceeds to make such payments.


    Unless noted otherwise below, the accelerated payment of assumed debt from the founding companies is due to loan covenants that provide for early debt repayments in the event of specific debt or equity transactions, including the merger into a publicly-traded company.

    We anticipate that the remaining $6.6 million of the net proceeds will be used for capital expenditures, general working capital purposes and future acquisitions. We intend to increase capital expenditures and operating expenses in order to integrate the founding companies, expand networks to support additional expected end-users in existing and future markets and to market and provide services to a growing number of potential end-users. Current capital resources, including the proceeds of this offering, are anticipated to be sufficient to fund aggregate capital expenditures and working capital requirements for the immediate future. At this time, net proceeds earmarked for capital expenditures, future acquisitions and general working capital purposes total approximately $2.0 million, $2.0 million, and $2.5 million, respectively. AXCES also has a $3.0 million accounts receivable financing program which it may maintain subject to it continuing to be priced competitively.

    In connection with our business expansion we expect to increase capital expenditures in 1999 and 2000. We estimate that for 1999 such amounts will approximate $0.7 million and for year 2000 up to approximately $1.5 million. The majority of these capital expenditures will be to support the expansion of InfoHighway DSL and InfoHighway Connect service offerings. However, our strategy is based upon successful acceptance of our products in the marketplace. Accordingly, such capital expenditures may vary based upon our success.

    Future acquisitions may require significant capital. We cannot predict with certainty what our capital needs will be for future acquisitions, although we have tentatively dedicated $2.0 million of offering proceeds to fund future acquisitions. We currently intend to use our common stock to fund a portion of the purchase price of future acquisitions. If our common stock does not maintain an acceptable price in the public markets or if potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may have to use more cash to finance our acquisition program. If we do not have enough cash resources, our ability to make acquisitions could be limited unless we are able to obtain additional cash through future debt or equity financings. Incurring debt would increase our leverage and make us more vulnerable to economic downturns and limit our ability to compete.

    During the first six months of 1999, we utilized bridge financings to meet our cash flow needs. Bridge financings totaled $2.2 million during this period, of which $2.0 million remains outstanding at June 30, 1999. Warrants to acquire an aggregate of 573,333 shares of common stock at an initial exercise price per share of $8.00 were issued to the bridge lenders; such warrants expire five years from the date of the bridge loans. Each of the bridge loans bears interest at 13% annually.

    At June 30, 1999, on a pro forma basis after giving effect to the acquisition of the founding companies, the acquisition of Eden Matrix, the closing of the offering and the application of its net proceeds, we would have an aggregate of $8.2 million of cash and cash equivalents, working capital of $4.1 million, and no long-term debt. At June 30, 1999, minimum purchase commitments with long-distance and local service providers totaled $28.1 million and $0.8 million, respectively. Estimated minimum future payments due under the agreements in the aggregate are as follows (in thousands):

                                                                                           YEAR ENDED
                                                                                          DECEMBER 31,
                                                                                          ------------
1999....................................................................................   $    5,808
2000....................................................................................        9,224
2001....................................................................................        9,171
2002....................................................................................        4,171
2003....................................................................................          550
                                                                                          ------------
                                                                                           $   28,924
                                                                                          ------------
                                                                                          ------------

    On a pro forma basis, cash flow generated from the operations of AXCES serves to offset the operating cash shortfalls incurred from the operations of InfoHighway International and ARC. InfoHighway International and ARC have historically suffered recurring losses and negative cash flows from operations and have working capital and stockholders' deficits that raise substantial doubt about their abilities to continue as going concerns on a stand-alone basis.

        INFOHIGHWAY INTERNATIONAL. In early 1998, InfoHighway International proceeded on an expansion program involving its InfoHighway DSL and InfoHighway Connect Internet services to high rise office buildings. This expansion was predicated on a recapitalization. This recapitalization did not materialize. With the expansion underway, InfoHighway International financed operating activities and capital purchases through increases in accounts payable and short-term borrowings. In the fourth quarter of 1998, reductions in selling, general and administrative expenses resulting primarily from staff reductions, coupled with a $0.5 million bridge loan enabled InfoHighway International to operate at a near break-even EBITDA level. With a 38% increase in first half 1999 revenues over the first half of 1998, EBITDA losses decreased by 35% from $313,000 to $205,000. First half cash flow shortfalls in 1999 have been financed through additional short-term borrowings, including bridge financings totaling $170,000 from InfoHighway. InfoHighway International anticipates that small negative cash flows from operations will continue in the near-term, and expects to manage this liquidity issue through traditional means, including management of working capital and short-term borrowings.

        ARC. ARC has sustained approximately $7.3 million of net losses since inception. Historical cash flow shortfalls have been funded by a combination of related party and external financings. At June 30, 1999, ARC had total debt of $4.8 million consisting of the following:

       - a $2.4 million revolving line of credit with its former parent, Consolidated Technology;

       - a $1.2 million note payable to an affiliate through common ownership by Consolidated Technology;

       - $0.4 million of notes payable to InfoHighway that will be eliminated from the consolidated financial statements as an intercompany debt; and

       - three external current notes aggregating $0.8 million.

        Currently, we are in default with respect to certain conditions of our line of credit agreement with Consolidated Technology regarding eligible receivables. Additionally, we are past due with respect to approximately $100,000 of interest on this credit agreement. We have not received any current notice of defaults from Consolidated Technology. We have also renegotiated our current notes totaling $0.8 million and have extended the maturities of each of those until

    October 31, 1999. We are currently in discussions with the noteholders and believe we will be able to extend the maturities of these notes into the year 2000.

        The merger agreement with us provides for:

       - the repayment of $0.8 million of the outstanding balance of the revolving line of credit from proceeds from the offering;

       - the exchange of $0.45 million of the revolving line of credit for a note payable due on January 31, 2000 that is convertible at the holder's option into 56,250 of our common shares; and

       - the balance of the revolving line of credit being exchanged for a note payable maturing in June 2000 unless converted earlier by the holder into 150,000 of our common shares.

    The $1.2 million note payable to an affiliate is to be exchanged for 1,206,673 shares of our series A preferred stock which is convertible into common stock at the option of the holder at any time after 90 days from the closing of this offering or earlier with the consent of both InfoHighway and the representative of the underwriters with respect to this offering. The number of shares issuable upon conversion of the series A preferred stock is dependent on the conversion rate which is calculated by dividing $1.00 by the lesser of the offering price or the five-day average closing price ending on the trading day prior to such conversion date.

    We expect to generate additional sales of all our Internet and telecommunications products to our existing and future customers. We also expect to reduce our underlying costs of providing such services through increased purchases from our telecommunications suppliers. As we grow our revenues and customer base, we expect to improve our operating efficiencies with respect to customer service, technical support and billing functions. Through the combination of the above, we expect to improve ARC's operating results over future periods.

    We intend to enter into negotiations with commercial banks to provide us with a credit facility to be used for acquisitions, working capital, capital expenditures and other general corporate purposes. Any such credit facility or other debt financing will require that we make certain financial covenants which could limit our operational and financial flexibility. We may not be able to obtain financing for our acquisition program at all or on terms we deem acceptable. As a result, we might be unable to successfully pursue our acquisition strategy.

    Since their respective inceptions, ARC and InfoHighway have suffered losses and negative cash flows from operations and have working capital deficits and stockholders' deficits that raise substantial doubt about their respective abilities to continue as going concerns. It is anticipated that funds received from this offering will be sufficient to fund their operations for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined and Founding Companies" "--InfoHighway International, Inc.--Liquidity and Capital

Resources--Going Concern," and "--ARC Network, Inc.--Liquidity and Capital Resources--Going Concern."

INFLATION

    Due to the relatively low level of inflation experienced in 1998, inflation did not have a significant effect on the pro forma results of our operations in 1998. However, there can be no assurances that our business will not be affected by inflation in the future.

YEAR 2000 COMPLIANCE--COMBINED

    Many software applications, computer hardware and related equipment and systems that use embedded technology, such as microprocessors, rely on two digits rather than four digits to represent years in performing computations and decision-making functions. These programs, hardware items and systems may fail on January 1, 2000 or earlier because they misinterpret "00" as the year 1900 rather than 2000. These failures could have an adverse effect on us because of our direct dependence on our own applications, equipment and systems and our indirect dependence on those of third parties.

    Our year 2000 program consists of the following phases:

    - identifying all items that may be affected by the year 2000;

    - investigating those items for year 2000 compliance;

    - assessing the potential impact of year 2000 noncompliance;

    - designing solutions for noncompliant items;

    - repairing and replacing any noncompliant items and testing those improvements; and

    - contingency planning.

    Each company we are acquiring has assigned one or more individuals in its organization year 2000 responsibility. We have also assigned an individual overall year 2000 responsibility to track and coordinate the efforts of the individual companies. Each of the founding companies has completed identification of its mission-critical information technology hardware and software, including business applications, operations software, service providers and product suppliers that may be affected by the year 2000. We have determined that the potential impact of embedded technologies on the founding companies is not substantial.

    We are also contacting various third parties to obtain representations and assurances that their hardware, embedded technology systems and software which we use or will impact us are, or will be modified on a timely basis to be, year 2000 compliant. We have contacted all of our primary vendors based on their importance to our business. These third parties include telecommunications and billing companies. The founding companies began contacting these third parties as early as 1998 and have received responses from approximately 50% to date. All the third parties that have responded have stated that they are or expect to be year 2000 compliant by the end of 1999. We expect to have this part of our program completed by the fourth quarter of 1999. To date, our costs associated with assessing and monitoring the progress of third parties in resolving their year 2000 issues have not been significant, and we do not expect to incur any material costs in the future relating to this aspect of our year 2000 program.

    All of the founding companies are in the solution design phase of their efforts to determine whether noncompliant information hardware and software systems can be repaired or replaced. We estimate that we have completed approximately 90% of this phase and expect to complete it by the fourth quarter of 1999.

    As part of the acquisitions, we are replacing some of their financial and other systems in order to obtain internal consistency. Some systems we are replacing happen not to be year 2000 compliant, but we would replace them in all events this year and are not including the cost of their replacements as a part of our year 2000 program.

    We have decided not to develop formal budgets or perform detailed analysis of the costs associated with this effort. We based this decision on the low number of systems that comprise our technical environment and the fact that our year 2000 efforts are being addressed during the normal course of business. To date, our external costs of our year 2000 program have not been significant and we do not expect to incur significant costs in the future. We have not deferred other information technology projects because of our year 2000 efforts.

    We have begun a formal analysis of various failure scenarios, their potential impact and possible contingency plans. We expect that we will have completed the development of the necessary contingency plans by the fourth quarter of 1999 and that these will primarily consist of replacing noncompliant third-party suppliers and service providers, and developing backup procedures to handle the failure of any of our internal systems.

    We do not anticipate any material adverse effect from year 2000 failures, but we cannot guarantee that we will achieve total compliance. Factors that give rise to this uncertainty include our possible failure to identify all susceptible systems, noncompliance by third parties whose systems and operations impact us and a possible loss of technical resources to perform the work.

    Our most likely worst-case year 2000 noncompliance scenarios are:

    - failures of a traditional local telephone company or other service provider;

    - equipment failures;

    - an interruption in our ability to bill or collect amounts due from customers; and

    - loss of accurate accounting records.

    Depending on the length of any noncompliance or system failure, any of these situations could have a material adverse impact on our ability to serve our customers in a timely manner and result in lost business and revenues or increased costs.

    This disclosure is subject to protection under the Year 2000 Information and Readiness Disclosure Act of 1998, Public Law 105-271, as a "Year 2000 Statement" and "Year 2000 Readiness Disclosure" as that Act defines those terms.

RECENT ACCOUNTING PRONOUNCEMENTS

    In November 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The provisions of this statement, as amended by SFAS No. 137, are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 135, "RESCISSION OF FASB STATEMENT NO. 75 AND TECHNICAL CORRECTIONS." The Statement is effective for financial statements issued for fiscal years ending after February 15, 1999. We believe that these standards will not have a material impact on our financial statements or disclosures thereto.

    Statement of Position No. 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES," requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts of these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. Statement of Position No. 98-5 is effective for all fiscal years beginning after December 31, 1998. We believe that the adoption of Statement of Position No. 98-5 will not have a material impact on their financial statements or disclosures thereto.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                        COMBINED AND FOUNDING COMPANIES

    The following discussions should be read in conjunction with the financial statements of the founding companies and related notes appearing elsewhere in this prospectus.

COMBINED FOUNDING COMPANIES GROSS PROFIT DATA

    The following unaudited combined financial information does not purport to present the combined historical results of operations of the founding companies in accordance with generally accepted accounting principles, but represents merely a summation of the revenues, cost of services, and gross profit of the individual founding companies. The historical combined results as shown below will not be comparable to, and are not necessarily indicative of, anticipated post-combination results for a number of reasons, including:

    - the founding companies were not under common control or management during the periods presented;

    - using the purchase method of accounting, we will revalue the assets acquired and liabilities assumed at their fair market value and record goodwill and other intangible assets to be amortized in future periods;

    - we will incur additional costs for corporate management and the costs associated with being a publicly-traded company; and

    - we anticipate increased revenues and cost savings once we begin operating as a combined entity.

    The following table sets forth certain historical combined data and such data of the founding companies as a percentage of revenues for the periods indicated (dollars in thousands):

                                          YEARS ENDED DECEMBER 31,                              SIX MONTHS ENDED JUNE 30,
                      ----------------------------------------------------------------  ------------------------------------------
                              1996                  1997                  1998                  1998                  1999
                      --------------------  --------------------  --------------------  --------------------  --------------------
Revenues............  $  14,477       100%  $  30,037       100%  $  45,596       100%  $  24,806       100%  $  19,366       100%
Cost of services....      9,252        64%     17,546        58%     22,536        49%     11,509        46%     10,731        55%
                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit........  $   5,225        36%  $  12,491        42%  $  23,060        51%  $  13,297        54%  $   8,635        45%
                      ---------             ---------             ---------             ---------             ---------
                      ---------             ---------             ---------             ---------             ---------

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 AND 1998

    REVENUES. Combined revenues declined $5.4 million, or 22%, from $24.8 million in 1998 to $19.4 million in 1999. The revenue decrease was due to a $7.2 million decrease in revenues generated at AXCES.

    GROSS PROFIT. Combined gross profit decreased $4.7 million, or 35%, from $13.3 million in 1998 to $8.6 million in 1999. Overall combined gross profit as a percentage of combined revenues was 54% and 45% for the six months ended June 30, 1998 and 1999, respectively.

COMPARISON OF 1998, 1997 AND 1996

    REVENUES. Combined revenues increased $15.6 million, or 52%, from $30.0 million for 1997 to $45.6 million for 1998. Combined revenues increased $15.6 million, or 108%, from $14.5 million in 1996 to $30.0 million in 1997. This increase was primarily attributable to revenue growth experienced at AXCES in the amount of $11.0 million, or 130%, in 1997 compared to 1996 and $10.8 million, or 55%, in 1998 compared to 1997. In addition, ARC's revenue increased by $4.1 million, or 73%, in 1997 compared to 1996 and $4.3 million, or 44%, in 1998 compared to 1997 due primarily to ARC's new product offering of Bell Atlantic local telephone services.

    GROSS PROFIT. Combined gross profit increased $10.6 million, or 85%, from $12.5 million for 1997 to $23.1 million for 1998. Combined gross profit increased $7.3 million, or 140%, from $5.2 million for 1996 to $12.5 million for 1997. Overall combined gross profit as a percentage of combined revenues was 36%, 42%, and 51% in 1996, 1997 and 1998, respectively. The increase in combined gross profit was primarily due to significant margin improvement experienced at AXCES, where gross profits as a percentage of sales was 53%, 59% and 67% in 1996, 1997 and 1998, respectively.

COMBINED LIQUIDITY AND CAPITAL RESOURCES

    The following table sets forth selected unaudited cash flow information for InfoHighway on a historical combined basis (dollars in thousands):

                                                                                  YEAR ENDED     SIX MONTHS ENDED
                                                                                 DECEMBER 31,        JUNE 30,
                                                                                 ------------  --------------------
                                                                                     1998        1998       1999
                                                                                 ------------  ---------  ---------
Net cash provided by (used in) operating activities............................   $   (2,430)  $   1,680  $   2,925
Net cash provided by (used in) investing activities............................         (980)       (609)        44
Net cash provided by (used in) financing activities............................        3,608         295       (679)
                                                                                 ------------  ---------  ---------
Net increase in cash and equivalents...........................................   $      198   $   1,366  $   2,290
                                                                                 ------------  ---------  ---------
                                                                                 ------------  ---------  ---------

    For the six months ended June 30, 1999, on a combined basis, operating activities generated $2.9 million of cash due to AXCES' generation of $3.8 million, partially offset by ARC's use of $0.7 million and InfoHighway International's use of $0.2 million. Combined net cash provided by investing activities approximated $0.1 million, primarily due to sale of property and equipment and proceeds from related party loans by AXCES, in excess of purchases of certain intangible assets and property and equipment by InfoHighway International. Combined financing activities consumed $0.7 million primarily due to $1.7 million of debt repayments on short-term debt at AXCES which offset short-term borrowings at InfoHighway International of $0.3 million and ARC of $0.7 million.

    For the six months ended June 30, 1998, on a combined basis, operating activities generated $1.7 million due to AXCES' generation of $1.4 million and ARC's generation of $0.4 million, partially offset by InfoHighway International's use of $0.1 million as described below. Combined net cash used in investing activities totaled $0.6 million, primarily due to the acquisition of a long distance customer base at ARC. Combined net cash provided by financing activities was $0.3 million, due to a rights offering at InfoHighway International which generated $0.2 million and funding of $0.1 million from ARC's former asset-based lender.

    For the year ended December 31, 1998, on a combined basis, operating activities consumed $2.4 million of cash due primarily to net losses generated by InfoHighway International and ARC, and higher investments in accounts receivable across all companies. Combined net cash used in investing activities approximated $1.0 million, primarily for a strategic telecommunications acquisition at ARC and purchases of property and equipment. Combined net cash provided by financing activities totaled $3.6 million, due to debt and equity financings from various sources including private placement offerings, commercial bank lendings, and related party transactions.

    At June 30, 1999 on a combined basis, we had an aggregate of $1.0 million of cash and cash equivalents, and a working capital deficit of $9.2 million.

    We intend to increase capital expenditures and operating expenses significantly in order to integrate the founding companies, expand networks to support additional expected end-users in existing and future markets and to market and provide services to a growing number of potential end-users. Current capital resources, including the proceeds of this offering, are anticipated to be sufficient to fund aggregate capital expenditures and working capital requirements for the immediate future.

    Our expansion through acquisitions may require significant capital. We cannot predict with certainty what our capital needs will be for future acquisitions. We currently intend to use our common stock to fund a portion of the purchase price of future acquisitions. If our common stock does not maintain an acceptable price in the public markets or if potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may have to use more cash to finance our acquisition program. If we do not have enough cash resources, our ability to make acquisitions could be limited unless we are able to obtain additional cash through future debt or equity financings. Incurring debt would increase our leverage and make us more vulnerable to economic downturns and limit our ability to compete.

    We intend to enter into negotiations with a group of commercial banks to provide us with a credit facility to be used for acquisitions, working capital, capital expenditures and other general corporate purposes. Any such credit facility or other debt financing will require that we make certain financial covenants which could limit our operational and financial flexibility. We cannot guarantee that we will be able to obtain financing for our acquisition program or, if available, that it will be available on terms we deem acceptable. As a result, we might be unable to successfully pursue our acquisition strategy. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations--Pro Forma Liquidity and Capital Resources."

AXCES, INC.

RESULTS OF OPERATIONS

    The following table sets forth certain historical financial data of AXCES and that data as a percentage of revenues for the periods indicated (dollars in thousands):

                                            YEARS ENDED DECEMBER 31,                              SIX MONTHS ENDED JUNE 30,
                        ----------------------------------------------------------------  ------------------------------------------
                                1996                  1997                  1998                  1998                  1999
                        --------------------  --------------------  --------------------  --------------------  --------------------
Revenues..............  $   8,468       100%  $  19,474       100%  $  30,280       100%  $  17,348       100%  $  10,095       100%
Cost of services......      3,960        47%      8,003        41%      9,889        33%      5,307        31%      3,445        34%
                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit..........      4,508        53%     11,471        59%     20,391        67%     12,041        69%      6,650        66%
SG&A expenses.........      3,674        43%      8,910        46%     17,934        59%      8,296        48%      4,914        49%
Depreciation and
  amortization........         61         1%        135         1%        204         1%         89         --        112         1%
                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income......  $     773         9%  $   2,426        12%  $   2,253         7%  $   3,656        21%  $   1,624        16%
                        ---------             ---------             ---------             ---------             ---------
                        ---------             ---------             ---------             ---------             ---------

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 AND 1998


    REVENUES. Revenues decreased $7.2 million from $17.3 million in 1998 to $10.1 million in 1999. The decrease in revenues can be attributed primarily to the results of an extensive study of AXCES' customer base in connection with an area code change which was completed in May 1998. This action was taken in order to avoid billing each of these customers for the same telephone number in both the new and old area codes and to avoid the possibility of additional allegations of slamming and cramming. AXCES eliminated approximately 60,000 valid customers from the database due to the inability of its billing provider to properly bill its customers in connection with the new area code change. As a result, approximately $3.5 million of revenue was lost. In addition, other factors leading to the decrease in revenues included:


    - the elimination of Texas state line charges of approximately $0.8 million;

    - the loss of all GTE accounts totaling approximately $0.9 million due to a changing relationship with its carriers which eliminated its ability to bill GTE customers under its carriers' billing contracts; and

    - an increase in Ameritech returns and allowances of approximately $0.9 million.


    As a result of these and other factors including the allegations of slamming and cramming and the terms of our various settlements with the regulatory authorities, AXCES re-evaluated its marketing strategy. Consequently, the number of new customers acquired on a monthly basis was greatly reduced. In addition, due to mounting competitive pressure, AXCES' sales price for interstate long distance was substantially reduced.

    GROSS PROFIT. Gross profit decreased $5.4 million from $12.0 million in 1998 to $6.6 million in 1999. Overall gross profit as a percentage of revenues was 69% and 66% in 1998 and 1999, respectively. The decrease in the gross profit can be attributed to:

    - loss of all GTE accounts; and

    - elimination of Texas state line charges.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $3.4 million or 41% from $8.3 million in 1998 to $4.9 million in 1999. The significant decrease in expense levels was due primarily to:

    - a $1.1 million reduction in compensation expense for the owners in 1999;
      and

    - significant changes in AXCES' marketing strategy which reduced selling, general and administrative expenses by 44% or $3.6 million.

    Bad debts and other uncollectible amounts were $2.2 million, or 21.8% of sales for the six months ended June 30, 1999 compared to $1.8 million, or 10.4% of 1998 sales. The allowance is withheld and uncollectible amounts deducted from customer remittances by Southwestern Bell Telephone and Ameritech as revenue is generated. The increased write-off's are a result of higher sales levels in previous periods which, although previously reserved for, are determined to be uncollectible in the current period and charged against the allowance.

COMPARISON OF 1998, 1997 AND 1996

    REVENUES. Revenues increased $10.8 million, or 55%, from $19.5 million in 1997 to $30.3 million in 1998. Revenues increased $11.0 million, or 130%, from $8.5 million in 1996 to $19.5 million in 1997. The significant revenue increases experienced over these periods were primarily attributable to growth in the customer base resulting from:

    - new office openings;

    - expanded sales force;

    - intensified sales and marketing campaigns; and

    - new user fees in 1998 associated with various state and federal assessments.

    GROSS PROFIT. Gross profit increased $8.9 million, or 78%, from $11.5 million in 1997 to $20.4 million in 1998. Gross profit increased $7.0 million, or 156%, from $4.5 million in 1996 to $11.5 million in 1997. Overall gross profit as a percentage of revenues was 53%, 59% and 67% in 1996, 1997 and 1998, respectively. Gross profit percentages have improved dramatically over recent years due to:

    - cost synergies resulting from expanding the customer base from approximately 9,600 customers at December 31, 1995 to 160,000 customers at December 31, 1998;

    - new user fees in 1998 associated with various state and federal assessments;

    - successful sales and marketing efforts; and

    - improved pricing on service offerings.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $9.0 million, or 101%, from $8.9 million in 1997 to $17.9 million in 1998. The significant increase in expense levels was due primarily to:

    - a $2.4 million increase in compensation, benefits and performance bonuses received by the owners during 1998;

    - a $2.1 million increase in sales and marketing-related expenses due to higher personnel costs resulting from higher average sales force headcount and increased exhibit space rentals and other promotional expenses; and

    - growth in personnel and administrative expenses overall across most functional areas due to the sustained growth in operations.

LIQUIDITY AND CAPITAL RESOURCES

    The following table sets forth selected information from AXCES' statements of cash flows (dollars in thousands):

                                                                                              SIX MONTHS ENDED JUNE
                                                                YEARS ENDED DECEMBER 31,               30,
                                                            --------------------------------  ---------------------
                                                              1996       1997        1998       1998        1999
                                                            ---------  ---------  ----------  ---------  ----------
Net cash provided by (used in) operating activities.......  $     762  $     269  $   (1,249) $   1,367  $    3,842
Net cash provided by (used in) investing activities.......       (260)      (642)       (348)       (38)        205
Net cash provided by (used in) financing activities.......       (111)        43       1,671        (10)     (1,734)
                                                            ---------  ---------  ----------  ---------  ----------
Net increase (decrease) in cash and equivalents...........  $     391  $    (330) $       74  $   1,319  $    2,313
                                                            ---------  ---------  ----------  ---------  ----------
                                                            ---------  ---------  ----------  ---------  ----------


    For the six months ended June 30, 1999, operating activities generated $3.8 million of cash. Net income of $1.6 million, increased collections of accounts receivable of $2.2 million, provision for doubtful accounts of $1.6 million and a decrease in federal income tax receivable of $0.6 million were partially offset by an increase in receivables from related parties of $1.8 million and a decrease in sales tax payable of $0.4 million.


    For the six months ended June 30, 1998, operating activities generated $1.4 million of cash. Net income of $4.4 million, an increase in other accrued expenses of

$1.4 million, provision for doubtful accounts of $1.9 million and a decrease in prepaid expenses of $0.1 million were partially offset by an increase in receivables from related parties of $3.3 million, a decrease in current income tax payable of $0.6 million, an increase in accounts receivable of $1.5 million and a decrease in sales tax payable of $0.4 million.

    For the year ended December 31, 1998, operating activities consumed $1.2 million of cash as positive cash flow from operations was offset by a significant investment in working capital, including increases of $7.2 million and $0.7 million in accounts receivable and tax refund receivables, respectively. Net cash used in investing activities totaled $0.3 million, consisting of purchases of property and equipment and note issuances to related parties of $0.1 million and $0.2 million, respectively. Financing activities generated $1.7 million consisting of a $1.0 million short-term note payable to an independent third party lender and a $0.7 million short-term bank line of credit.


    For the year ended December 31, 1997, operating activities generated $0.3 million of cash as positive cash flow from operations was largely offset by investments in various working capital accounts, primarily a $3.8 million increase in accounts receivable. Net cash consumed by investing activities totaled $0.6 million, including purchases of property and equipment and issuances of notes to related parties of $0.4 million and $0.2 million, respectively. Minimal financing activities occurred during 1997 as $0.06 million was raised from proceeds of long-term notes payable and principal payments on long-term debt totaled $0.02 million.


    For the year ended December 31, 1996, operating activities generated $0.8 million of cash as positive cash flow from operations was partially offset by investments in working capital, including a $1.1 million increase in accounts receivable. Investing activities, consisting of purchases of property and equipment, totaled $0.3 million. Financing activities consumed $0.1 million due primarily to payments on a note payable to a vendor.

    AXCES expects to be able to fund its cash needs such as working capital through cash generated from its operations. AXCES generally funds its purchases of property and equipment with internally generated cash or debt. AXCES also has a $3.0 million accounts receivable financing which it expects to maintain if it remains competitively priced with other forms of financing we may obtain in the future. However, we expect to be able to fund operations from cash flow and proceeds from this offering.

INFOHIGHWAY INTERNATIONAL, INC.

RESULTS OF OPERATIONS

    The following table sets forth certain historical financial data of InfoHighway International and that data as a percentage of revenues for the periods indicated (dollars in thousands):

                                             YEARS ENDED DECEMBER 31,                         SIX MONTHS ENDED JUNE 30,
                         ----------------------------------------------------------------  -------------------------------
                                 1996                  1997                  1998                  1998            1999
                         --------------------  --------------------  --------------------  --------------------  ---------
Revenues...............  $     426       100%  $     915       100%  $   1,385       100%  $     796       100%  $   1,100
Cost of services.......        218        51%        648        71%        996        72%        509        64%        592
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit...........        208        49%        267        29%        389        28%        287        36%        508
SG&A expenses..........        639       150%      1,481       162%      1,339        97%        600        75%        713
Depreciation and
  amortization.........         52        12%        175        19%        261        19%        142        18%        261
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating loss.........  $    (483)     (113%) $  (1,389)     (152%) $  (1,211)      (88%) $    (455)      (57%) $    (466)
                         ---------             ---------             ---------             ---------             ---------
                         ---------             ---------             ---------             ---------             ---------

Revenues...............       100%
Cost of services.......        54%
                         ---------
Gross profit...........        46%
SG&A expenses..........        65%
Depreciation and
  amortization.........        24%
                         ---------
Operating loss.........       (43%)

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 AND 1998

    REVENUES. Revenues increased $0.3 million, or 38%, from $0.8 million in 1998 to $1.1 million in 1999. The significant revenue increase was directly attributable to the consummation of the acquisition of Eden Matrix during January 1999.

    GROSS PROFIT. Gross profit increased $0.2 million, or 67%, from $0.3 million in 1998 to $0.5 million in 1999. Overall gross profit as a percentage of revenues was 36% and 46% for 1998 and 1999, respectively. The increase was primarily due to the acquisition of Eden Matrix.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.1 million, or 17%, from $0.6 million in 1998 to $0.7 million in 1999. Despite growth in personnel headcount, selling, general and administrative expenses as a percent of revenues declined slightly from 75% in 1998 to 65% in 1999 due to expense efficiencies created by the full integration of the acquisition of Eden Matrix during the 1999 period.

COMPARISON OF 1998, 1997 AND 1996

    REVENUES. Revenues increased $0.5 million, or 55%, from $0.9 million in 1997 to $1.4 million in 1998. Revenues increased $0.5 million, or 125%, from $0.4 million in 1996 to $0.9 million in 1997. The significant revenue increases experienced over these periods were primarily attributable to the following:

    - overall growth in demand for Internet access services;

    - revenue contributions from the acquisition of several Internet service providers located in Texas and California during 1997; and

    - the introduction of the InfoHighway Connect service offering during 1997.

InfoHighway Connect is a high-speed Internet service currently offered in office buildings in Texas, New Jersey and Florida, which provides building tenants access to a shared high-speed dataline. The InfoHighway Connect service provides several benefits over traditional dial-up services, including continuous connection, faster connection speeds, fewer technical problems, lower cost, increased security and greater usability.

    GROSS PROFIT. Gross profit increased $0.1 million from $0.3 million in 1997 to $0.4 million in 1998. Gross profit increased from $0.2 million in 1996 to $0.3 million in 1997. Overall gross profit as a percentage of revenues was 49%, 29% and 28% in 1996, 1997 and 1998, respectively. Gross profit percentages declined from 1996 to 1998 due to significant increases in technical support staff and higher communication costs as InfoHighway International expanded its network.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $0.2 million, or 13%, from $1.5 million in 1997 to $1.3 million in 1998. The decline in expenses was primarily attributable to higher expense levels experienced during 1997 for specific expenses including:

    - non-recurring stock compensation charges;

    - higher expenses incurred on the closing of equity offerings; and

    - duplicative network and staffing costs on acquisitions prior to full integration into InfoHighway International.

Selling, general and administrative expenses increased $0.8 million, or 133%, from $0.6 million in 1996 to $1.5 million in 1997. The increase in expenses was reflected across most expense categories, due primarily to increased personnel costs to support revenue growth and the specific 1997 expenses noted above.

LIQUIDITY AND CAPITAL RESOURCES

    The following table sets forth selected information from InfoHighway International's statements of cash flows (dollars in thousands):

                                                                                                     SIX MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                  -------------------------------  --------------------
                                                                    1996       1997       1998       1998       1999
                                                                  ---------  ---------  ---------  ---------  ---------
Net cash used in operating activities...........................  $    (250) $    (604) $    (587) $     (79) $    (196)
Net cash used in investing activities...........................       (121)      (216)      (147)      (125)      (122)
Net cash provided by financing activities.......................        354        820        734        204        318
                                                                  ---------  ---------  ---------  ---------  ---------
Net decrease in cash and equivalents............................  $     (17) $      --  $      --  $      --  $      --
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

    For the six months ended June 30, 1999, operating activities consumed $0.2 million as the net loss from operations of $0.5 million and increases in accounts receivable of $0.3 million were partially offset by depreciation and amortization expenses of $0.3 million, increases in accounts payable of $0.2 million and increases in deferred revenues of $0.1 million. Investing activities consumed $0.1 million due to purchases of certain intangible assets and property and equipment. Financing activities generated $0.3 million due to short-term borrowings.

    Amounts charged to allowance for bad debts was $0.1 in 1999 compared to less than $0.05 million in 1998. In addition, approximately $0.8 million was charged against revenues for sales returns and allowances. In 1999, InfoHighway International hired additional staff, to help it better manage its uncollectibles.

    For the six months ended June 30, 1998, operating activities consumed $0.1 million as the net loss from operations of $0.5 million was partially offset by increases in accounts payable of $0.2 million, depreciation and amortization of $0.1 million and increases in deferred revenue of $0.1 million. Investing activities consumed $0.1 million, primarily due to purchases of property and equipment. Financing activities generated $0.2 million primarily due to a rights offering to existing shareholders.

    For the year ended December 31, 1998, operating activities consumed $0.6 million as the net loss from operations was partially offset by a $0.3 million increase in accounts payable and accrued expenses. Net cash used in investing activities totaled $0.1 million due primarily to purchases of property and equipment. Financing activities generated $0.7 million of cash flow, including $0.5 million of proceeds from a unit offering of debt and equity securities and $0.5 million of proceeds from a note payable executed with Trident III during the fourth quarter, which served to offset net payments of notes payable to shareholders and repayments of capital lease obligations in the amounts of $0.2 million and $0.1 million, respectively.

    For the year ended December 31, 1997, operating activities consumed $0.6 million as the net loss from operations was partially mitigated by increases in accounts payable and deferred revenues totaling $0.4 million. Approximately $0.2 million was incurred on investing activities for the purchase of property and equipment. Financing activities generated $0.8 million consisting of $0.2 million of net proceeds from notes payable to shareholders and $0.6 million from common stock issuances under private placement offerings.

    For the year ended December 31, 1996, operating activities consumed $0.3 million as the net loss from operations was partially offset by increases in accounts payable and deferred revenues totaling $0.2 million. Investing activities, consisting of purchases of property and equipment, totaled $0.1 million. Financing activities consisted of common stock issuances which raised $0.4 million in capital for the year.

    GOING CONCERN. Since its inception, InfoHighway International has suffered losses and negative cash flows from operations and has a working capital deficit and stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the success of its marketing efforts, its ability to produce sufficient margins to cover operating and overhead expenses and its access to sufficient funding to enable it to continue operations. InfoHighway International has been funded through its own operating cash flows, loans received from outside investors and sales of common stock. It is anticipated that the proceeds from this offering will be sufficient to fund its operations for the foreseeable future.

ARC NETWORKS, INC.

RESULTS OF OPERATIONS

    The following table sets forth certain historical financial data of ARC and that data as a percentage of revenues for the periods indicated (dollars in thousands):

                                             YEARS ENDED DECEMBER 31,                         SIX MONTHS ENDED JUNE 30,
                         ----------------------------------------------------------------  -------------------------------
                                 1996                  1997                  1998                  1998            1999
                         --------------------  --------------------  --------------------  --------------------  ---------
Revenues...............  $   5,583       100%  $   9,648       100%  $  13,931       100%  $   6,660       100%  $   8,171
Cost of services.......      5,074        91%      8,895        92%     11,651        84%      5,691        85%      6,694
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit...........        509         9%        753         8%      2,280        16%        969        15%      1,477
SG&A expenses..........      1,439        26%      2,695        28%      3,465        24%      1,219        18%      1,828
Depreciation and
  amortization.........         17         --        436         5%        407         3%        165         3%        219
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating loss.........  $    (947)      (17%) $  (2,378)      (25%) $  (1,592)      (11%) $    (415)       (6%) $    (570)
                         ---------             ---------             ---------             ---------             ---------
                         ---------             ---------             ---------             ---------             ---------

Revenues...............       100%
Cost of services.......        82%
                         ---------
Gross profit...........        18%
SG&A expenses..........        22%
Depreciation and
  amortization.........         3%
                         ---------
Operating loss.........        (7%)

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 AND 1998

    REVENUES. Revenues increased $1.5 million, or 22%, from $6.7 million in 1998 to $8.2 million in 1999. Long distance and local telephone revenues increased $1.5 million, or 32%, from $4.7 million in 1998 to $6.2 million in 1999. The increase is a result of greater market penetration into the local telephone market, principally New York City, through ARC's reseller programs with Teleport Communications Group and Winstar Communications, both competitive local telephone companies, and with Bell Atlantic, the traditional local telephone company, which began in April 1997. Also contributing was the aggressive marketing of ARC's long distance telephone service. Data cabling revenues remained unchanged at $2.0 million.

    GROSS PROFITS. Gross profit increased $0.5 million, or 50%, from $1.0 million in 1998 to $1.5 million in 1999. Overall gross profit as a percentage of revenues was 15% and 18% in 1998 and 1999, respectively. Gross profit on long distance and local telephone revenue increased $0.6 million, or 300%, from $0.2 million in 1998 to $0.8 million in 1999. Gross profit on data wiring revenues decreased $0.1 million, or 14%, from $0.7 million in 1998 to $0.6 million in 1999.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.6 million, or 50%, from $1.2 million in 1998 to $1.8 million in 1999. These increases were primarily due to increased personnel costs associated with revenue growth, establishment of a customer service operation, the cost of external billing services associated with long distance and local telephone revenues and administrative and accounting costs. Selling, general and administrative expenses as a percent of revenues were 18% and 22% in 1998 and 1999, respectively.

COMPARISON OF 1998, 1997 AND 1996

    REVENUES. Revenues increased $4.3 million, or 45%, from $9.6 million in 1997 to $13.9 million in 1998. Revenues increased $4.0 million, or 71%, from $5.6 million in 1996 to $9.6 million in 1997. Long distance and local telephone revenues increased $2.6 million, or 36%, from $7.2 million in 1997 to $9.8 million in 1998. Long distance and local telephone revenues increased $2.8 million, or 64%, from $4.4 million in 1996 to $7.2 million in 1997. The increase in both periods is a result of greater market penetration into the local telephone market, principally New York City, through ARC's reseller programs with Teleport, Winstar and Bell Atlantic, which began in April 1997. Also contributing was the aggressive marketing of ARC's long distance telephone service. Data wiring revenues increased $1.6 million, or 64%, from $2.5 million in 1997 to $4.1 million in 1998. Data wiring revenues increased $1.3 million, or 108%, from $1.2 million in 1996 to $2.5 million in 1997. Revenues in both periods increased principally as a result of services to New York State in connection with updating its buildings for computers and Internet services. ARC also was a subcontractor to Mitel Systems, Inc. who was the primary contractor with New York City schools to rewire classrooms for computer and Internet services.

    GROSS PROFITS. Gross profit increased $1.5 million, or 188%, from $0.8 million in 1997 to $2.3 million in 1998. Gross profit increased $0.3 million, or 60%, from $0.5 million in 1996 to $0.8 million in 1997. Overall gross profit as a percentage of revenue was 9%, 8% and 16% in 1996, 1997 and 1998, respectively. Gross profit on long distance and local telephone revenues increased $0.8 million, or 800%, from $0.1 million in 1997 to $0.9 million in 1998. Gross profit on long distance and local telephone revenues decreased $0.2 million, or 67%, from $0.3 million in 1996 to $0.1 million in 1997. Our total gross profit and gross profit for the long distance and local telephone market decreased in 1997 as a result of unfavorable performance in ARC's discontinued prepaid telephone debit card operation. Gross profit on data cabling revenues increased $0.7 million, or 100%, from $0.7 million in 1997 to $1.4 million in 1998. Gross profit on data cabling revenues increased $0.5 million, or 250%, from $0.2 million in 1996 to $0.7 million in 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.8 million, or 30%, from $2.7 million in 1997 to $3.5 million in 1998. Selling, general and administrative expenses increased $1.3 million, or 93%, from $1.4 million in 1996 to $2.7 million in 1997. These increases were primarily due to increased personnel costs associated with revenue growth, establishment of a customer service operation, the cost of external billing services associated with long distance and local telephone revenue and administrative and accounting costs. Selling, general and administrative expenses as a percent of revenue were 26%, 28% and 24% in 1996, 1997 and 1998, respectively. In 1997, ARC recorded a loss on an impaired asset of $0.4 million which was the primary cause of the increase in the 1997 percentage of revenue.

LIQUIDITY AND CAPITAL RESOURCES

    The following table sets forth selected information from ARC's statements of cash flows (dollars in thousands):

                                                                                                      SIX MONTHS ENDED
                                                                      YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                   -------------------------------  --------------------
                                                                     1996       1997       1998       1998       1999
                                                                   ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) operating activities..............  $    (424) $    (479) $    (594) $     392  $    (721)
Net cash used in investing activities............................       (416)       (83)      (485)      (446)       (39)
Net cash provided by financing activities........................        903        567      1,203        101        737
                                                                   ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and equivalents..................  $      63  $       5  $     124  $      47  $     (23)
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

    For the six months ended June 30, 1999, ARC used cash in operating activities of $0.7 million. ARC also incurred a net loss of $0.9 million which was offset by non-cash items of $0.4 million and a net decrease in other working capital accounts of $0.5 million. Net cash used in investing activities of $0.04 million was primarily for the acquisition of office equipment such as computers. Net cash provided by financing activities of $0.7 million was the result of an increase in debt financing received from related parties, offset by $.05 of debt repayments.

    Amounts charged to allowance for doubtful accounts increased by $0.2 million from June 30, 1999 to $0.3 million, or 3.7% of sales. The principle reason for this increase was the increase in sales to its local telephone customers who are typically small to midsize companies. As ARC experienced increased losses, additional clerical staff and a collection agency were hired to help it better manage its uncollectibles.

    For the six months ended June 30, 1998, ARC generated $0.4 million from operating activities, primarily by an increase in interim billings in excess of costs and earnings of $1.2 million and non-cash items of $0.2 million offset by a net loss of $0.6 million and a decrease in other working capital accounts of $0.4 million. Net cash used by investing activities of $0.4 million was for the acquisition of a long distance customer base. Net cash provided by financing activities of $0.1 million was due to an increase in funding from ARC's former asset based lender.

    For the year ended December 31, 1998, ARC used cash in operating activities of $0.6 million. ARC also incurred a net loss of $1.9 million which was offset by non-cash items of $0.9 million and a net decrease in other working capital accounts of $0.4 million, including a $1.5 million reserve on disputed amounts under contract. Net cash used in investing activities of $0.5 million was primarily for the acquisition of a long distance telephone customer base of $0.4 million. Net cash provided by financing activities of $1.2 million was primarily the result of a $2.0 million debt refinancing received from a related party offset by debt repayments of $0.8 million.

    For the year ended December 31, 1997, ARC used cash in operating activities of $0.5 million. ARC also incurred a net loss of $2.7 million which was offset by non-cash items of $0.8 million including a write down of $0.4 for an impaired asset in ARC's prepaid telephone calling card operation and a $1.4 million decrease in other working capital accounts. Net cash used for investing activities of $0.1 was for office equipment such as personal computers. Net cash provided by financing activities of $0.6 million was due to $0.9 million of loans received to support its operating activities offset by debt repayments of $0.3 million.


    For the year ended December 31, 1996, ARC used cash in operating activities of $0.4 million. ARC also incurred a net loss of $1.1 million which was partially offset by non-cash items of $0.1 million and a net decrease in other working capital accounts of $0.6 million. Net cash used in investing activities of $0.4 million was for the acquisition of telephone equipment. Net cash provided by financing activities of $0.9 million resulted from $0.4 million in loans received from related parties to support its operating activities and $0.4 million to acquire equipment.


    GOING CONCERN. Since its inception, ARC has suffered losses and negative cash flows from operations and has a working capital deficit and stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the success of its marketing efforts, its ability to produce sufficient margins to cover operating and overhead expenses and its access to sufficient funding to enable it to continue operations. ARC has been funded in the past through an accounts receivable financing of $2.4 million obtained from its former parent, notes payable received from outside investors and internal cash flows. It is anticipated that funds received from this offering will be sufficient to fund its operations for the foreseeable future.


    In June 1999, we received demand letters from three unaffiliated noteholders for payment of three notes aggregating $0.8 million comprised of an 8% $0.6 million note and two 12% $0.1 millions notes. As a result, we renegotiated these notes in June 1999 to include the accrued interest on $0.6 million of the notes and extended the maturity date of the notes until October 31, 1999. Currently, we are in discussions with these noteholders and expect to extend the principal payments until the year 2000. If we are unable to extend these principal payments, we will have to utilize a portion of our remaining net proceeds to make such payments.


    Subsequent to December 31, 1998, in order to help fund the operating activities, ARC's former parent, Consolidated Technology, advanced an additional $400,000 even though ARC was, and continues to be, in default of certain provisions of the loan agreement relating to amounts funded in excess of eligible accounts receivable, unpaid interest of $0.5 million and rent expense. We expect to successfully resolve these defaults after the completion of this offering.

                                    BUSINESS

OVERVIEW

    We acquired ARC on June 30, 1999. We will acquire InfoHighway International and AXCES simultaneously with and as a condition of the closing of this offering. Through these companies, we intend to offer an extensive array of Internet and telecommunications services to businesses and consumers. These services will initially include a combination of high-speed Internet access, local phone and long distance telephone service, and network design and wiring services. In the future, we intend to offer secure online shopping, virtual private networks and other advanced data services. Virtual private networks provide businesses capabilities similar to those of dedicated specific customer lines through the traditional phone company telephone networks using special software and dialing plans. We currently operate principally in New York, New Jersey, Florida, Illinois, Texas and California.

    The combination of these three companies creates an extensive product mix, and produces efficiencies by combining sales and marketing efforts, administrative operations and customer service. Our complementary product lines will enable us to become a full service telecommunications company. We will offer both a combination of services for customer convenience and a wide array of individual services for specific applications. We intend to service both residential and small to medium-sized business customers, providing us with a balance between the long sales cycle of the complex combination of services sold to businesses and the mass marketing efforts that enjoy a short sales cycle in the less complex residential arena.

    Our current service offerings which we offer for the most part on a stand alone basis and expect in the future to make available on a combined basis to all of our customers include the following:

Internet Services                Our Internet services include high speed service
                                 available either as dedicated direct access or our
                                 InfoHighway DSL and InfoHighway connect products,
                                 dial-up service, web services including web-site
                                 hosting, web-site design, with e-mail services,
                                 and online backup.

Local and Regional               We offer a full range of local services including
Telephone Services               voice mail, universal messaging services,
                                 conference calling, call return services, call
                                 pick-up, repeat dialing and speed calling. We
                                 provide local services primarily in New York and
                                 to a lesser degree in New Jersey and Florida.

Long Distance Service            We offer both domestic interstate and
                                 international switched and dedicated long distance
                                 services including long distance 1+ service, toll
                                 free services, calling card service, and paging
                                 services.

Network Design and Wiring        We offer a full range of network wiring design and
Services                         installation services including premise network
                                 wiring for computers and telephone systems.

    We currently offer a broad range of Internet and telecommunication services including high speed Internet access, local phone service, long distance, and other value added data services. Combining ARC's competitive local telephone company expertise with InfoHighway International's Internet and data background and AXCES' marketing experience in the resale of telecommunications services, we will be able to offer an integrated "single bill" solution for customer phone and Internet needs. By using new technology, we will be able to offer traditional telecommunication services at a competitive price as well as new data services not currently available through traditional providers.

    Additionally, we provide data services, secure on line data back-up and virtual private network services. In the future, we intend to offer additional products such as video conferencing, secure on-line shopping and other Internet related products.

    The following table sets forth the percentage of total pro forma revenue for each of 1996, 1997 and 1998 and the six months ended June 30, 1999 for each class of services we provide:

                                                                                 YEAR ENDED DECEMBER 31,       SIX MONTHS
                                                                             -------------------------------   ENDED JUNE
SERVICE                                                                        1996       1997       1998       30, 1999
---------------------------------------------------------------------------  ---------  ---------  ---------  -------------
Internet...................................................................         3%         3%         3%           6%
Local telephone............................................................        30%        18%        13%          18%
Long distance..............................................................        59%        71%        75%          66%
Network design and wiring..................................................         8%         8%         9%          10%

    In addition, we intend to continue to grow in all of our markets through the acquisition or merger of complementary technology or service companies. We intend to use these acquisitions to increase our market share and increase our Internet and telecommunications products, services and revenues.

    One of our objectives is to become a leading provider of multiple services and expand our product lines to include local service and Internet access to residential customers in large metropolitan areas where we primarily sell only long distance service today. In order to achieve this goal, we will continue to emphasize the following key elements of our operating strategy:

    - continue to develop effective marketing campaigns that offer high value to potential customers through customized telecommunications offerings;

    - focus on maintaining highly efficient distribution capabilities with emphasis on direct contact with our customers utilizing a variety of channels, such as direct sales, agents, telemarketing and e-commerce;

    - develop new promotional packages that integrate both local telephone service and Internet access to our target market;

    - expand our product offering to additional cities consistent with our acquisition strategy; and

    - building an operational support system to streamline all customer care and related billing activities utilizing electronic interfaces and the Internet.


    With our dedicated high-speed Internet services, such as our InfoHighway Connect service and InfoHighway SDSL and ADSL services currently under trial, we service or have under contract, over 30 multi-story buildings and other locations. SDSL and ADSL, synchronous and asynchronous digital subscriber lines, respectively, are high speed modem technologies that provide data service over existing telephone lines. These services are significantly faster than dial up modem connections, yet sell for less than the cost of a dedicated high-speed connection. We also provide Internet and telecommunications services to over 10,000 access lines, and serve approximately 130,000 residential customers with long distance service. We believe significant opportunities exist to expand revenues by cross selling our products and services to current and future customers in our existing and targeted new markets.


    The residential market accounts for a significant portion of our overall revenues. For the twelve months ended December 31, 1998 and the six months ended June 30, 1999, residential services accounted for approximately 68% and 56%, respectively, of our total revenues, with business services accounting for the remaining 32% and 44%, respectively, of total revenues. We believe the residential segment of the market is attractive and has been underserved by many long distance service providers. In addition, we believe residential customers are receptive to new and innovative marketing programs targeting their specific segment with custom solutions. We also believe these customers are likely to switch service providers for an attractive offering.

    Each of the founding companies has at least five years of experience in its respective industry and a seasoned management team.

    - Mr. Joseph A. Gregori is our Chief Executive Officer, and has over 13 years in the telecommunications industry. Prior to becoming ARC's Executive Vice President in 1998, he served as Chief Operating Officer of PriCellular Corporation, a publicly traded wireless telephone provider, and President of Nationwide Cellular Service Inc. and its successor company, MCI Wireless.

    - Mr. Peter F. Parrinello, our Chairman of the Board and President, has over 25 years of experience in the telecommunications industry.

    - Mr. Peter Karoczkai, our Senior Vice-President of Sales and Marketing has over 12 years of experience in the telecommunications and computer industry. Previously, Mr. Karoczkai served as Vice President of Marketing for Bell Atlantic's Telecom Industry Services developing its wholesale product and service portfolio and distribution.

    - Mr. Charles N. Garber, our Chief Financial Officer, has over 25 years experience in the telecommunications industry. Previously, he served as Chief Financial Officer for two publicly traded start-ups in the telecommunications, Internet and media sectors, and as Senior Vice President, Treasurer and Controller of Cincinnati Bell, Inc.

    - Mr. Tony Howlett, our Chief Technology Officer, founded InfoHighway International and has served as Chief Executive Officer of InfoHighway International since 1995.

MARKET OPPORTUNITY

    There is significant market opportunity for our services brought about by the Telecommunications Act of 1996, which allows for competition in the local telecommunications market, and the growing demand for Internet access and data.

    We believe that the following market conditions support our business strategy:

    - Demand for Internet service, particularly high-speed Internet for small to medium-sized business applications and residential users is increasing.

    - There is increasing demand by companies and individuals for buildings that provide access to an advanced telecommunications infrastructure.

    - The growing number of telecommunications service providers is creating a competitive wholesale buyer's market.

    - Individuals and businesses currently purchase Internet, data and telecommunications services from multiple vendors and would be interested in purchasing these from one provider.

    - There is a demand for an alternative to the complexity of the current voice/ data/Internet supplier mix, and for an alternative to traditional monopoly providers of local phone service.

    Our goal is to attract customers in our target market segments with a unified product offering including high-speed Internet and telecommunications service with focus on customer service and superior performance. We believe we can meet this goal because of the combination of the existing product portfolios of the founding companies. The Internet is experiencing explosive growth at a rate of over 100% per year worldwide. Currently, over 147 million people use the Internet and that number is expected to be over 320 million by the end of the year 2000 according to Computer Almanac Industry, Inc. 1998. Furthermore, businesses are embracing the Internet in record numbers. In 1998, 36% of businesses were online with projected growth to 88% by 2001. We believe the unique requirements of business data and communications traffic will continue to drive high-speed Internet and data communications demand. Additionally, the Telecommunications Act of 1996 deregulated the telecommunications industry by mandating that competitive local telephone companies such as ourselves be allowed to provide competitive services using the existing networks and infrastructure of the traditional local telephone companies.

BUSINESS STRATEGY

    Our objective is to become one of the leading providers of combined high-speed Internet service, data services and telecommunications service in each of the markets in which we operate. Through the founding companies, we currently have offices or facilities in the following markets: San Diego, New York, New Jersey, Houston, Dallas, San Antonio, Jacksonville and Chicago. We intend to combine our high-speed Internet data products with our local and long distance products and deliver this telecommunications combination to new and existing customers. Additionally, we may expand the purchase of telephone and high-speed Internet equipment to further improve our operating margins. We believe there is significant demand for our products on a stand-alone and combined basis. We plan on implementing the following business strategy:

        MARKET PENETRATION STRATEGY. We are pursuing a strategy of providing service to small to medium-sized businesses and residential markets by targeting highly populated, business and residential areas in major U.S. cities. Additionally, as we reach successful penetration of these markets, we may continue to deploy telephone and high-speed Internet equipment to further enhance our operating margins through the utilization of unbundled network elements, which are various components of the existing traditional telephone companies' telephone network. Our approach will be to target niche markets and highly populated areas, including, multi-tenant buildings. For services such as InfoHighway DSL and InfoHighway Connect, we can locate our equipment either in the buildings or in the facilities of the traditional local telephone company. In addition, we will resell the traditional local telephone company's high-speed data and Internet offerings for a broader market reach and to expand our product portfolio.

        FOCUS ON HIGH-SPEED INTERNET SERVICES. We intend to focus on our InfoHighway DSL and InfoHighway Connect Internet products, which offer high-speed Internet access to businesses and to tenants of high rise office and residential buildings located in selected cities around the country. These services, called InfoHighway DSL and InfoHighway Connect, are provided by installing Internet equipment in either the facilities of the traditional local telephone company or in buildings pursuant to a contract with the owner of the building. We offer customers Internet access at speeds near those achieved if they had dedicated high-speed lines and will be able to provide local and long distance phone service to the tenants as well. For those customers that sign up for more than one of our services, additional discounts will be offered across selected product lines. In this manner, we expect to be able to provide a highly competitive combination of Internet and telecommunications services to our end-users.

        LEVERAGE THE ECONOMICS OF SUCCESS-BASED PENETRATION. To date, we have only installed our internet equipment for high-speed access after a building has been signed under contract, thereby limiting our exposure to capital expenditures. It is our intention to deploy telephone equipment only after we have successfully penetrated our key markets, thereby postponing capital expenditures until we are well marketed in an area and largely success-based.


        PROVIDE A SUPERIOR PRODUCT AND SERVICE SOLUTION. We believe that we can build a significant competitive position by providing a comprehensive product offering and service solution to our customers. We will undertake to provide all of the necessary products and services required to establish and maintain high-speed Internet and telecommunication services in our target markets, including:

       - providing a service that is superior to other competitors in terms of speed and responsiveness at a price point that is equal to or lower than competitive offerings;

       - ordering all local and long distance service required to initiate service providing a single point of contact and hassle free installation;

       - providing all billing and customer service functions on a 24 hour-a-day, 7 day-a-week basis; and

       - by providing a responsive, customer-oriented approach to our business that will distinguish us from traditional phone companies and new competitors.

        ACQUIRE SELECT COMPETITORS IN TARGET MARKETS TO ACCELERATE GROWTH AND MARKET PENETRATION. The founding companies have in the past acquired small competitors involved in the Internet service industry and have undertaken the purchase of a customer base in the telephone sector where it was determined to be of strategic importance. We intend to continue to seek out opportunities where we believe that acquisitions provide for either valuable customer bases and/or accelerated access into a desired market. We believe that acquisitions can be a valuable part of our overall strategy to expand our business offerings and achieve faster entry into new markets.

INTERNET SERVICES

    INFOHIGHWAY DSL AND INFOHIGHWAY CONNECT INTERNET SERVICES

    We have created services called InfoHighway DSL and InfoHighway Connect to pursue a significant opportunity in the business and residential market. These high-speed Internet services offered in Texas, New York, New Jersey and Florida provide customers access to high-speed data lines on a dedicated or shared basis. Few customers can afford the cost of dedicated high-speed lines by themselves as provided by the traditional local telephone companies. The current implementation of InfoHighway DSL and InfoHighway Connect uses dedicated data lines and standard telephone wiring to provide high-speed Internet and data network services at speeds up to 24 times faster than a standard 56k modem.


    We have entered into an agreement with AccessLan and are currently negotiating purchase agreements with selected other vendors for DSL and other equipment. We have tested AccessLan's equipment in our facilities and compared its performance and specific features to other alternative suppliers' equipment. Our testing concluded that AccessLan's equipment was best suited for our application and target markets.

    The InfoHighway DSL and InfoHighway Connect services provide several benefits over traditional dial-up services:

       - CONTINUOUS CONNECTION. The customer never receives a busy signal since it is always connected through a network connection rather than a modem. This is ideal for customers accessing stock tickers, news updates and other information that require a dedicated connection.

       - FEWER TECHNICAL PROBLEMS. Over 90% of technical problems encountered by Internet users today are modem related. With InfoHighway DSL and InfoHighway Connect, a network and our equipment provide a continuous connection.

       - LOWER COST. InfoHighway DSL Connect and InfoHighway Connect provide fast connection speeds at a lower cost than other alternatives such as ISDN.

       - INCREASED SECURITY. As part of the InfoHighway DSL and InfoHighway Connect services, a basic firewall service is provided at each site to keep unwanted hackers and other visitors out of customer's networks. A firewall is a combination of hardware and software that can prevent the unauthorized access of a network. Additional protection is available for a fee.

       - GREATER USABILITY. Because of the higher speeds, clients can use additional services that are not practical at lower speeds, such as video-conferencing, virtual private networks and online data backup. We already offer data backup and plan to introduce video conferencing and virtual private networks.

    VALUE ADDED INTERNET SERVICES

    We are also developing a number of value added services that will be offered to the InfoHighway DSL and InfoHighway Connect customers. The nature of the high-speed connection will allow us to provide unique services that will differentiate us from other companies providing similar services. These services should also have the effect of increasing client retention, as customers are not currently able to get this combination of services elsewhere. These services include:

    ONLINE DATA BACKUP. We are able to provide secure online data backup for clients using the InfoHighway DSL and InfoHighway Connect services. Utilizing our network at night when usage is very low, a central backup computer remotely contacts the client's server and downloads files onto archival storage over the InfoHighway DSL and InfoHighway Connect. The files are encrypted for security purposes. The benefit of this service is that no personnel or hardware is required at the customer site. Additionally, the backup data is stored off-site and thus protected from a catastrophic loss such as fire or flood. Finally, the backup data is available immediately online. The customer can restore or recall the data instantly as compared to other alternatives which require shipping of physical tapes.

    VIRTUAL PRIVATE NETWORKS. Small to medium-sized businesses are recognizing the value of using the Internet for inter-office communications versus using expensive private data lines. However, there are security concerns when using the public Internet to transmit sensitive corporate data. With the InfoHighway DSL and InfoHighway Connect services, the customer can connect two or more physically separate networks without transmitting data across the public Internet. The data flows across our private Intranet allowing for faster transmission times and greater security.

    INTERNET TELEPHONE. As the underlying technology permits, we plan to offer Internet telephone services such as long distance and local dial tone using voice over Internet technology to our InfoHighway DSL and InfoHighway Connect customers. These services may offer additional revenue and further cement the customer relationship.

    DATA COMMUNICATIONS SUPPLIERS. We depend on other telecommunications companies to provide us with data transmission capacity which we use to provide our Internet service products. Currently we lease data curcuits from Southwestern Bell, MCI WorldCom, Savis Communications, Level 3 and Taylor Communications for periods ranging from month to month to as long as five years.

    The following table summarizes our commitments for data circuits from our major suppliers:

                                  MONTHLY COMMITMENT      TOTAL ESTIMATED
PROVIDER                                AMOUNT           COMMITMENT AMOUNT
-------------------------------  --------------------  ---------------------
Southwestern Bell                    $     16,000                   $302,000
MCI WorldCom                               18,000                     36,000
Taylor Communications                       3,500                    132,000
Level 3                                    30,000              up to 540,000

TELECOMMUNICATIONS SERVICES

    LOCAL AND REGIONAL TELEPHONE SERVICE


    As a result of the Telecommunications Act of 1996, the traditional local telephone companies were required to sell at wholesale rates their local telephone services to other telecommunications providers. A customer may now keep his existing traditional local telephone service and have it provided by us at a discounted rate. We entered the local telephone market in 1993, when we recognized the potential in the local market with over $100 billion of annual recurring revenue and the marketing advantage provided by offering local service as a part of a combination of discounted telecommunications services. We offer an extensive array of local and regional telephone services primarily in New York, and to a lesser degree in New Jersey and Florida. We have the ability to install local service facilities at a discount to and that bypass the traditional local telephone companies.

    As we expand our role in the local market, the focus will be on expanding services offered and increasing profit margins. To accomplish this, we have received competitive local telephone status with the Public Service Commission in New York. This will allow us to purchase the individual components of the traditional local telephone company's telephone network and to reduce costs and increase the flexibility of who provides each component of the telephone network. It is our intention to continue to obtain competitive local telephone company certification in various other states that we choose to enter.

    Since 1993, we have been providing alternative local telephone services to customers in the metropolitan New York City area. These services offer reliable disaster-resistant local and regional calling as well as access to long distance carriers. In addition to adding diversity to a subscriber network, we have been successful in providing significant savings to our customers.

    RELATIONSHIPS WITH TRADITIONAL LOCAL TELEPHONE COMPANIES. We currently purchase telephone service at wholesale rates from Bell Atlantic and AT&T, which we resell to our own customers. We purchase this service from Bell Atlantic under the published tariff rates and have also signed a volume and term agreement with Bell Atlantic for additional wholesale discounts. Our wholesale agreement with AT&T has a ten-year term ending in 2003 and requires us to meet minimum monthly volume commitments totalling $171,000 per annum.

    In order to locate our equipment in the traditional local telephone company's facilities we will be required to enter into and implement interconnection agreements in each of our target markets with the appropriate traditional local telephone company. These interconnection agreements govern the relationship between us and the traditional local telephone companies. Since interconnection agreements are subject to interpretation by both parties, differences in interpretation may arise that cannot be resolved on favorable terms to us. Also, the interconnection agreements are subject to state commission, FCC and judicial oversight. Future modification to the terms, conditions or prices of our future interconnection agreements by these governmental bodies, or disputes with the traditional local telephone companies over the terms of the interconnection agreements by these governmental bodies, or disputes with traditional local telephone companies over the terms of the interconnection agreements generally, may have a material adverse effect on our business, prospects, operating results and financial condition.

    The 1996 Telecommunications Act requires traditional local telephone companies to interconnect with other carriers and to provide competitive local telephone companies access to their unbundled network elements. The 1996 Telecommunications Act generally requires that interconnection charges as well as charges for unbundled network elements be cost-based and nondiscriminatory. Our nonrecurring and recurring monthly charges for lines may vary greatly. These rates are subject to the approval of the appropriate state regulatory commission. The approval process typically involves a lengthy review of the traditional local telephone company-proposed rates in each state. The ultimate rates approved typically depend greatly on the traditional local telephone company's initial rate proposals and such factors as the geographic deaveraging/averaging policy of the state public utility commission. These proceedings are time-consuming and will absorb scarce resources including legal personnel and cost experts as well as participation by our management. Consequently, we are subject to the risk that the non-recurring and recurring charges for lines and other individual components of the traditional local telephone company's telephone network will increase from time to time based on new rates proposed by the traditional local telephone company and approved by state regulatory commissions. Any of the foregoing matters could result in a material adverse effect on our business, prospects, operating results and financial condition. See "--Network Architecture and Technology," "--Government Regulation" and "--Legal Proceedings."

    Additionally, we will need to negotiate interconnection agreements with the traditional local telephone companies to support our product offerings. In July 1999, we requested interconnection agreements from both Southwestern Bell and Bell Atlantic covering the following states:

    - Southwestern Bell--Texas, Missouri, Oklahoma, Kansas, Arkansas and Connecticut

    - Bell Atlantic--New York, New Jersey, Pennsylvania, Maryland, Connecticut, Rhode Island, Massachusetts, Vermont, New Hampshire and Maine.

    We expect to negotiate these interconnection agreements over the next 90 day period. The law requires the negotiation period not exceed 130 days unless the parties are unable to agree on the various terms. Arbitration is required if the companies are unable to conclude their agreement within the 130-day time frame.

    We anticipate signing one-year interconnection agreements with these telephone companies which will automatically renew on a yearly basis unless otherwise requested by one of the parties. These agreements are also extensively regulated by both the state and FCC regulatory agencies.

    LONG DISTANCE SERVICE

    Today's subscribers are bombarded with various types of calling plans from long distance companies. However, the restrictions and billing methods with most of these promotions may raise the actual costs of the service. We offer a straight forward long distance service for either a switched or dedicated business customer. The billing rate is a competitive flat rate, seven days a week, which is billed in six-second increments. We entered the long distance market in response to demand from our business customers for full service providers who could deliver a combination of telecommunications services. In addition to traditional nationwide long distance, we have taken the initiative to offer new international calling plans for our customers. Further, we offer our customers dedicated facilities, such as high-speed dedicated lines, to allow access to our telephone equipment at 60 Hudson Street in New York

City to allow for connection directly to an international long distance carrier whose service we resell.

    We are exploring opportunities with international telephone companies as they prepare for deregulation of worldwide telecommunications services. Currently, we have an arrangement with an international provider that gives us access to the provider's facilities in New York and Los Angeles and the option to purchase international usage at the largest provider discount available.

    Additionally, we are exploring arrangements with certain competitive local telephone companies to provide dedicated access to our local facility. This will allow us to sell a combination of long distance services and to offer discounted dedicated rates when providing local services from the competitive local telephone company's facilities. In this manner, very competitive rates can be offered when using our local phone service. We also offer combined billing and management reports for our local and long distance services. We are constantly seeking new markets and alliances as the telecommunications industry continues to evolve and change due to the effects of deregulation.


    We also offer a competitive flat rate with a monthly fee to residential customers who might not otherwise have been able to obtain a long distance service as well as to customers attracted to our convenient payment plan. We are currently licensed to provide our service in 20 states and do so to approximately 130,000 customers monthly. We have also recently begun to offer paging services to our customers as the first of other related products that we intend to distribute to this customer base.


    In our residential market, our focus has been on attracting large numbers of customers through our promotional service offerings. We believe that our successful marketing techniques in the residential market, coupled with both local telephone service and Internet access will prove to be an even more attractive offering to this market segment. Through our direct sales force we intend to solicit residential customers with various promotional offerings, including competitive flat rate minute pricing plans. We attribute our success to maintaining control over the sales and marketing campaigns through our direct sales force, direct contact with the end-user customer and focusing our efforts on marketing programs that appeal to various residential and ethnic customers. We also intend to create customer interest in our products by promoting to a special or niche interest in our prospective target market by offering a low promotional price point on a particular portion of our service offering. We believe that this segment of the marketplace, specific niches of the residential population are underserved and through creative marketing campaigns including such promotions as special low rates to international countries will allow us to be successful in marketing to these customer groups.

    We believe that with our marketing experience and the availability of additional telephone products including local service and Internet access, we will have an attractive marketing package to sell to our target market. To date, our sales force has primarily sold our long distance products in Texas and Illinois. Through the combination of the founding companies we will begin to expand upon our products and open new markets consistent with our expansion plans.


    Currently, our sales force consists of approximately 50 employees who utilize various sales methods in reaching prospective customers. One of our principal methods of reaching our prospective customers in the residential market is to station members of our sales force in high traffic retail areas such as malls, supermarkets, and fairs to promote our products directly. In this manner, our sales force is able to reach a large prospective audience without the high fixed selling costs associated with long-term store leases and related overhead. Additionally, this approach allows us to capitalize on successful marketing programs and sign up large numbers of customers. To the extent that a promotional offering does not have the expected appeal, we are able to modify such and remarket it within days to the same prospective audience.



    During 1998, primarily as a result of allegations of slamming and cramming against us and the terms of various settlements with regulatory authorities and in part due to changes in the regulatory requirements concerning industry marketing techniques, we eliminated several successful promotions including sweepstakes and unmanned displays across our residual markets. These marketing practices, although very successful in attracting substantial numbers of new customers, also resulted in an increased number of complaints from customers alleging the practice of slamming. As a result, we changed our marketing approach to a direct sales force where we can better verify the identity of our potential customers and obtain a signed authorization to provide telecommunications service. Additionally, we instituted strict verification procedures designed to validate our customer's choice of selecting our long distance service. As a result of these actions we have concentrated our sales and marketing focus on the residential segment as discussed above.


    Our core residential product offering is long-distance service. We also provide paging service, 800 service, voice-mail and calling cards, although these products and services represent a small percentage of total residential sales. We offer our long distance service through approximately 30 different pricing plans. However, we generate the vast majority of our sales from several pricing plans. One of our plans bills a flat rate of $6.95 per month plus
9.9 CENTS per minute for interstate calls and our standard rate for intrastate calls. International calls are billed at varying prices based on the day and time, as well as the destination of the call.

    We intend to develop additional products and services. In addition to prepaid calling cards, we will offer a special rate plan for customers who make a high number of calls to one primary international destination. This plan will initially be offered to customers with a high number of calls to Mexico. The success of this initial roll-out will determine the other countries to which we will provide these services.

    We currently have contracts with Frontier Communications and Coastal for long distance services which we resell to our residential and small to medium-sized business

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customers. The minimum purchase amounts of our commitment is summarized as follows:

                                         1999          2000          2001          2002         2003
                                     ------------  ------------  ------------  ------------  ----------
Frontier Communications............  $  5,585,000  $  9,000,000  $  9,000,000  $  4,200,000  $  500,000
Coastal............................  $     53,000  $     53,000            --            --          --

    We also have established billing arrangements with Southwestern Bell and Ameritech. Under these agreements both Southwestern Bell and Ameritech provide billing and collection services to us for our residential customers, and remit amounts billed and collected net of fees and an allowance for uncollectible accounts. There are no material minimum purchase amounts required by these billing arrangements.

NETWORK DESIGN AND WIRING SERVICES

    We provide the services of fiber optic technologists for network design and equipment and wiring installation services. We provide customer solutions for premise network wiring and system integration. We presently have a network wiring contract with the State of New York Office of General Services. This contract enables various state agencies to purchase service directly from us without the traditional bid process. Under this agreement, we have made strides in the education market where the Federal Government E Rate program has financed enhanced data infrastructure in schools and created business arrangements with companies in various parts of the country to support these needs.

COMBINED SERVICES

    We have the ability to offer a combination of all the above services and offer volume discounts and one-stop shopping for both businesses and residential customers. Combining services offers additional marketing opportunities as well as convenience for the customer. Commercial customers have the option of purchasing local, long distance and dedicated Internet access services over the same local telephone line delivered to their office. There are few competitive local telephone companies or other providers in the country offering this range of services. Residential customers can purchase a unique high-speed Internet access product as well as local phone service, and long distance in buildings serviced by us. This capability is an effective marketing tool and provides the company with a significant identity separate and distinct from others in the highly competitive telecommunications marketplace.

SALES AND MARKETING

    Our marketing goal is to provide a wide range of Internet and telecommunications related services to our small to medium-sized business customers and residential customers in our target markets. Our plans include further expansion into key markets, such as Massachusetts, Connecticut and several other New England states in addition to other states including Pennsylvania and Maryland. We currently have a presence and a customer base in these locations because they contain a large part of

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the population and many of the major markets. The business market is targeted because of the relatively low penetration of this market for Internet services and the potential for cross-selling additional services. We believe that our existing customer base is interested in our combination of products and services. We also believe that these customers have been traditionally underserved by larger providers and will look to purchase Internet and telecommunications services from a single provider. The residential market is targeted because it provides large numbers of customers who have historically been serviced by multiple telecommunications providers offering stand-alone services. For example, most traditional local telephone companies cannot offer local telephone service, long distance service and Internet access on a single statement. Additionally, we believe as residential communications needs have increased, such as the need for multiple phone lines and dial-up Internet access, the traditional local telephone companies have not kept up with the growing demand with adequate and flexible service offerings.

    In the case of the residential market where we have experience selling long distance service, we believe that providing access to local telephone service at prices below the traditional local telephone companies bundled with an Internet service will be attractive. Though current penetration of Internet service is low in our residential market, we believe that the advent of low cost personal computers coupled with the desire of customers for the entertainment and educational opportunities afforded by the Internet will continue to drive demand. By combining this product with local service and long distance, we believe that we will be able to dramatically increase customer retention and cross-selling opportunities.


    During 1998, primarily as a result of allegations of slamming and cramming against us and the terms of various settlements with regulatory authorities and in part due to changes in the regulatory requirements concerning industry marketing techniques, we changed our sales and marketing strategy. Our current sales and marketing strategy to acquire additional customers is largely focused on a direct sales approach. We believe that marketing directly to the customer affords us the opportunity to more fully describe the benefits of our services, allows for more control over the quality of the marketing and sales presentations and establishes a clear point of contact with the customer. Additionally, selling direct to the customer affords us the opportunity to obtain all required approvals and verifications necessary to provide telecommunications services.


    We plan to leverage our high-speed Internet services as a way to establish relationships with businesses and consumers alike. By capitalizing on this huge market opportunity, we will use our Internet offering as our lead product and then, after successfully reaching our targeted customer, cross-sell our telecommunications products. Because most businesses already purchase local phone service and long distance, we will market our telecommunications services as an alternative to the local telephone companies and as an opportunity to have one provider handle the business's account. As many of our high-speed Internet services will involve the configuration and wiring of the customers' premises, we will be in the position to

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provide additional services, such as virtual private networks and web services including e-mail, web-site design and web-site hosting.

CUSTOMERS

    INTERNET SERVICES. In our Internet service sector, we presently provide or have agreed to provide service to over 30 buildings who subscribe to our high-speed InfoHighway DSL and InfoHighway Connect products. The customers we service with these products are primarily small to medium-sized businesses and residential customers.

TELECOMMUNICATIONS SERVICES


    LOCAL AND LONG DISTANCE SERVICES. In our local and long distance services sector, we provide data networking and local and long distance services to small to medium-sized business customers primarily in New York, and to a lesser degree in New Jersey and Florida. We expect to expand those services to all of our existing and planned markets. We have already started our marketing efforts to provide our high-speed internet and web services to these and other business customers.


    We are also involved in a pilot project with Bell Atlantic as a marketing agent to deliver a package of Internet and telecommunications products to luxury high rise multiple dwelling units in New York. This pilot project has reinforced our belief that residential customers want a single provider to offer multiple telecommunications products while serving as the only point of contact for service.


    In our residential market, we currently service approximately 130,000 customers on a monthly basis with our long distance products. We have recently introduced a paging product and feel that the ability to offer additional products to the customer base including local service and Internet access will both increase customer retention and increase revenue per customer.


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
    NETWORK DESIGN AND WIRING SERVICES. We have experience as a provider of network configuration and wiring installation. Over the past two years, we have generated approximately $8 million in network configuration and wiring revenues. We have wired several hundred buildings and locations providing voice and data network capabilities. Our technical team has experience with telephone and computer network configuration, wiring installations and fiber optics. We believe that network configuration and wiring installation experience will enhance our ability to provide our high-speed Internet access products and services. Some of our largest customers include New York State School districts, NYC colleges and other state agencies. As of July 31, 1999, we had approximately $1,550,000 of committed orders for our network design and wiring services.

INTEGRATION STRATEGY

    The acquisition of the founding companies creates marketing and operational synergies that will allow us to bring a complete communications solution to our customers. Cross-selling opportunities among each of the founding companies' existing customer bases create significant revenue potential. Billing integration will allow for single bill capability that will greatly increase convenience for customers. By combining telecommunications purchasing, additional volume discounts can be achieved with major vendors and other strategic partners. Finally, by combining sales and marketing operations and administration, customer care and billing and collection, additional cost savings and economies of scale will be achieved.

    It is expected that initially, combined and cross-marketed services from the founding companies will be provided on different types of networks. In the early stages of integration, we anticipate that we will consolidate our telecommunications service offerings to take advantage of maximizing vendor discounts where possible. The technical integration of our operations and billing systems will be a priority for us. The implementation of our integration plan will be centered around the development of integrated and expandable electronic operational support systems that will streamline our operating and administrative requirements. Our goals for our operational support system include the following:

    - developing application-to-application electronic interfaces with our vendors including the local telephone companies;

    - streamlining customer care requirements including the processing of new orders and changes to existing customer accounts;

    - integrating billing and collection; and

    - providing an efficient system of assisting customers reporting problems with their service.

    To accomplish these goals, we expect to utilize a sophisticated, secure, Internet-based, graphical user interface gateway. This interface will allow our sales force, agents, customer service representatives as well as our customers to place orders,

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inquire about an account, review bills and report service troubles instantaneously. The efficiency of the electronic interface coupled with the electronic transmittal of transactions to our vendors will allow us to streamline our service delivery.

    We will incur certain expenses in connection with the integration of the founding companies, which are not expected to be significant. However, the actual amount of these expenses could be higher than anticipated. Factors that could increase such costs include any unexpected employee turnover, unforeseen delays in addressing duplicate facilities once the acquisitions have been completed and the associated costs of hiring temporary employees, and any additional fees and charges to obtain consents, regulatory approvals or permits. We may not achieve the benefits and strategic objectives sought through the acquisitions. Costs associated with the acquisitions, or liabilities and expenses associated with the operations of the founding companies, that exceed our expectations, could have a material adverse effect on our business, prospects, operating results and financial condition. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations--Pro Forma Liquidity and Capital Resources."

NETWORK ARCHITECTURE AND TECHNOLOGY

    The key design principles of our network are intended to provide:

    HIGH-SPEED INTERNET SERVICES. Our InfoHighway DSL and InfoHighway Connect services were developed to provide dedicated high-speed connections at various speeds to the Internet. These services provide always-on, secure connections to the Internet that are up to 24 times faster than a 56k modem. The InfoHighway DSL service also provides us the ability to configure virtual private networks, and to manage end-user service configurations from a central location.

    REDUNDANCY AND BACKUP. Our network is built to provide maximum uptime for customers. It maintains multiple connections into the Internet's main network providers to ensure connectivity even during power outages. It also maintains all of its data on servers that are backed up by an online data back up system. This means that in the event of a server outage, data can be immediately recovered and that data loss and customer down time are minimized. Finally, we maintain working, ready to deploy spares in our primary computer center so that any equipment outage is generally not noticed by customers.

    FLEXIBLE AND EXPANDABLE NETWORK. We have designed and built our network with the maximum amount of flexibility in mind. As we grow, we will add capacity to our network. Through an agreement with multiple major carriers, we are able to expand our network within 48 hours of being requested. We are also installing equipment that allows upgradability to new features and allows us to offer new services in the future. We use servers from Ascend Communications which can be upgraded to provide new products and services, such as virtual private networks and transmitting voice telephone traffic through the Internet.

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COMPETITION

    The markets for business and consumer telecommunications and data services are intensely competitive and we expect that such markets will become increasingly competitive in the future. Our most immediate potential competitors are the traditional local telephone companies, long distance service providers, Internet service providers, wireless data service providers and other competitive local telephone companies. Many of these competitors are offering, or may soon offer, technologies and services that directly compete with some or all of our high-speed digital services and telecommunications services. We believe that the traditional distinctions between the local, long distance, data and Internet access markets are eroding. The principal bases of competition in our markets include transmission speed, reliability of service, breadth of service availability, price/performance, network security, ease of access and use, combinations of services, customer support, brand recognition, operating experience, capital availability and exclusive contracts. We believe that we compare unfavorably with our competitors with regard to, among other things, brand recognition, operating experience, exclusive contracts, and capital availability. Many of our competitors and potential competitors have substantially greater resources than do we and there can be no assurance that we will be able to compete effectively in our target markets.

    TRADITIONAL LOCAL TELEPHONE COMPANIES. BellAtlantic, Ameritech and Southwestern Bell are the largest traditional local telephone companies present in our target markets. Each of these traditional local telephone companies dominates the local telephone market and is aggressively seeking authority to provide in-region long distance service to its existing customers. The traditional local telephone companies represent strong competition in all of our target service areas. The traditional local telephone companies have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy long distance and high-speed internet services, have their own copper lines and can combine digital data services with their existing analog voice services to achieve economies of scale in serving customers. Certain of the traditional local telephone companies have aggressively priced their consumer high-speed internet services as low as $30-$40 per month, placing pricing pressure on our InfoHighway DSL and InfoHighway Connect services. Accordingly, we may be unable to compete successfully against the traditional local telephone companies, and any failure to do so would materially and adversely affect our business, prospects, operating results and financial condition. See "Risk Factors-- Competition in our industry is intense and growing, and we may be unable to compete efficiently."

    LONG DISTANCE PROVIDERS. Long distance providers such as AT&T, Sprint, and MCI WorldCom are the largest long distance providers and have begun or plan to begin offering local telephone service. Additionally, each of these competitors has deployed large-scale Internet access and data transport networks, sell connectivity to businesses and residential customers, and has high brand recognition. They also have

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interconnection agreements with many of the traditional local telephone companies and a number of facilities from which they are currently offering or could begin to offer competitive local telephone services.

    COMPETITIVE LOCAL TELEPHONE COMPANIES. Companies such as Teleport Communications Group, Inc. (acquired by AT&T), Brooks Fiber Properties, Inc. (acquired by WorldCom) and MFS (acquired by MCI WorldCom) have extensive data networks based on fiber wiring in many metropolitan areas primarily providing high-speed digital and voice circuits to large corporations. They also have interconnection agreements with the traditional local telephone companies pursuant to which they have acquired facilities in many markets targeted by us. These companies are modifying or could modify their current business focus to include residential and small business customers using a combination of services including local, long distance and DSL service in combination with their current fiber networks.

    INTERNET AND ONLINE SERVICE PROVIDERS. Internet service providers such as BBN (acquired by GTE), UUNET Technologies (acquired by WorldCom), Earthlink Networks, Concentric Network, Mindspring Enterprises, Netcom On-Line Communication Services and PSINet provide Internet access to residential and business customers, generally using the existing local telephone company's network at ISDN speeds or below. Some Internet service providers such as UUNET Technologies in California and New York, HarvardNet Inc. and InterAccess have begun offering DSL services. In addition, online service providers such as America Online, MSN (a subsidiary of Microsoft Corp.) and WebTV (acquired by Microsoft Corp.) provide over the Internet and on proprietary online services content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enable the provision of digital services to the significant number of consumers who have personal computers with modems.


    CABLE MODEM SERVICE PROVIDERS. Cable modem service providers such as @Home Network and MediaOne are deploying high-speed Internet access services over cable networks. Where deployed, these networks provide similar and in some cases higher-speed Internet access than we provide. They may also offer these services at lower prices than our InfoHighway DSL and InfoHighway Connect services and target residential consumers, as well as business customers. They achieve these lower prices in part by offering a consumer grade of service, which shares the capacity available on the cable network among multiple end-users. This architecture is well-suited to compete with our consumer Internet market but is less suited to our markets for business Internet access. Also, much of the current cable infrastructure in the U.S. must be upgraded to support cable modems, a process which we believe is significantly more expensive and time-consuming than the deployment of traditional networks. Actual or prospective cable modem service providers competition may have a significant negative effect on our ability to secure customers and may create downward pressure on the prices we can charge for our services. In addition, cable


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modem service providers have or may enter into the telecommunications services markets.

    WIRELESS AND SATELLITE DATA SERVICE PROVIDERS. Wireless and satellite data service providers are developing wireless and satellite-based Internet connectivity. We may face competition from these providers and other competitors using various microwave frequencies. For example, the FCC has adopted new rules to permit multi-channel microwave distribution system licensees to use their systems to offer two-way services, including high-speed data, rather than solely to provide one-way video services. The FCC also recently auctioned spectrum for local multi-channel distribution system services in all markets. This spectrum is expected to be used for wireless cable and telecommunications services, including high-speed digital services. In addition, companies such as Teligent Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., hold point-to-point microwave licenses to provide services such as voice, data and video conferencing.

    We also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Communications (a subsidiary of General Motors Corporation), Teledesic and others have filed applications with the FCC for global satellite networks which can be used to provide high capacity voice and data services, and the FCC has authorized several of these applicants to operate their proposed networks.

    OTHER COMPETITIVE DATA AND LOCAL TELEPHONE COMPANIES. Other companies such as Rhythms NetConnections and NorthPoint Communications offer high-speed digital services similar to ours. The 1996 Act specifically grants competitive local telephone companies the right to negotiate interconnection agreements with the traditional local telephone companies. Further, the 1996 Act allows competitive local telephone companies to enter into interconnection agreements which can be and are identical to other competitors.

GOVERNMENT REGULATION

    OVERVIEW. Our communications services are subject to extensive federal, state and local regulation. Through ARC and AXCES we hold various federal and state authorizations for our regulated services. The FCC has jurisdiction over all our services and facilities to the extent those facilities are used to provide interstate domestic or international telecommunications services. State regulatory commissions retain jurisdiction over our facilities and services to the extent those facilities are used to provide intrastate services. In addition, local municipal government authorities may require carriers to obtain licences or franchises to install facilities that cross public rights-of-way. Most data and Internet services are not currently subject to regulation, though communications services used for access to the Internet are regulated. Many of the regulations issued by these federal, state and local regulatory bodies may change and are the subject of various judicial proceedings, legislative hearings and administrative proposals. We cannot predict the results of any changes.

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
    FEDERAL REGULATION. Our provision of telecommunications services must comply with the requirements of the Communications Act of 1934, as amended by the 1996 Telecommunications Act, as well as regulations promulgated by the FCC under the Act. The FCC regulates us as a non-dominant common carrier. Our interstate and international services are not subject to significant regulation although we must file tariffs with the FCC for these services. We have obtained authority from the FCC to provide international services between the United States and foreign countries. The FCC must approve the transfer of control or assignment of our international authorization. The FCC has the authority to condition, modify, cancel or revoke our international authorization if we do not comply with federal law, or the rules, regulations and policies of the FCC. The FCC may also impose fines or other penalties for such violations.

    The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telecommunications and video programming communications businesses, preempts state and local laws that prevent competitive entry, and sets basic standards for relationships between telecommunications providers. The law delegates to the FCC and the states broad regulatory and administrative authority to implement the 1996 Act.

    Among other things, the 1996 Act requires traditional local telephone companies to:

    - interconnect their networks with competitors;

    - offer to locate competitors' equipment at their premises;

    - make available elements of their networks on non-discriminatory, cost-based terms;

    - offer retail services for resale at discounted rates; and

    - provide nondiscriminatory access to telephone poles, ducts, conduits, and rights-of-way.

    All competitive local telephone companies, including us, are required to:

    - complete calls originated by competing carriers;

    - permit resale of services;

    - permit users to retain their telephone number when changing carriers; and

    - provide equal access for the origination and termination of long distance calls.

These requirements recognize that local telephone competition is dependent upon cost-based and non-discriminatory interconnection with and use of traditional local telephone company networks, including the location of equipment with such networks. Failure to achieve such interconnection or location of equipment arrangements could have a material adverse impact on our ability to provide local telephone services. The

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FCC has adopted specific rules to implement the local competition requirement of the 1996 Telecommunications Act.

    On January 25, 1999, the United States Supreme Court affirmed the authority of the FCC to establish rules governing interconnection. However, the Supreme Court remanded to the FCC issues regarding which individual components of the traditional local telephone companies' telephone network they must make available to competitive local telephone companies. We cannot predict what decision the FCC will reach. An adverse decision could affect our local service product.

    The 1996 Act also allows the traditional local telephone companies to enter the long distance market within their own local service regions upon meeting certain requirements to open local telephone markets to competition. To date, the FCC has rejected each traditional local telephone company's application to provide long distance service and it is uncertain when the FCC will grant the first request. Bell Atlantic has sought a ruling from the New York Public Service Commission that it has met the market opening requirements. If approval is received from the New York Public Service Commission, Bell Atlantic must file with the FCC for approval. The timing of the various traditional local telephone companies in-region long distance entry will likely affect the level of cooperation we receive from each of the traditional local telephone companies.

    Long distance companies purchase interstate access service from local telephone companies to reach end users. Interstate access rates make up a significant portion of the cost of providing long distance services. On August 5, 1999, the FCC adopted an order that gives traditional local telephone companies greater flexibility in setting interstate access rates as competition develops. In part, this flexibility includes the ability to provide term and volume discounts which may be more advantageous to long distance carriers that are larger than we are.

    The 1996 Telecommunications Act allows the FCC to take explicit regulatory action in order to encourage the deployment of high-speed, broadband advanced services to all Americans. The FCC is considering a proposal that would allow traditional local telephone companies to offer these services through separate affiliates, whose facilities would not be made available to us or other competitors for interconnection or resale. Our inability to meet future demand for broadband local services may put us at a competitive disadvantage.

    To date, the FCC has not asserted jurisdiction over companies that provide Internet access services. However, the FCC is considering the applicability of access charge and other service fees to Internet service providers. If the FCC imposes access charges or other service fees on Internet service providers in a way that affects our services more than that of our competitors, such action could have a material adverse impact on our business.

    STATE REGULATION. We provide intrastate telecommunications that are subject to various state laws and regulations. To date, we are authorized to operate as a

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
competitive local telephone company in New York, Florida, Michigan and Connecticut and intend to obtain authorization in the other states necessary to cover our target regions. We must obtain such authorizations before providing service. We are also authorized to provide intrastate long distance services in approximately 20 states. In most states, we are required to file and keep current tariffs setting forth our rates, terms and conditions for our intrastate services. We are also subject to various reporting requirements in these states.

    Some of the states in which we hold competitive local telephone company and long distance licenses must approve the changes in ownership of ARC and AXCES, as well as the issuance of the securities contemplated in this offering. Applications for approval of the change in ownership of ARC are pending in California and Pennsylvania. An application for approval of the acquisition of AXCES is pending in Missouri.

    LOCAL GOVERNMENT REGULATION. In certain instances, we may be required to obtain various permits and authorizations from municipalities in which we construct and operate our own facilities. In some jurisdictions, we may be required to pay franchise fees or other fees for access to public rights-of-way. The actions of municipal governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could have a material adverse effect on our business, prospects, operating results and financial condition.

    Other existing federal regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals, which could change, in varying degrees, the manner in which communications companies operate in the U.S. The ultimate outcome of these proceedings, and the ultimate impact of the 1996 Act or any final regulations adopted pursuant to the 1996 Act on us or our business cannot be determined at this time but may well be adverse to our interests. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business and there can be no assurance that such future regulation or regulatory changes will not have a material adverse effect on our business, prospects, operating results and financial condition. See "Risk Factors--Our business strategy depends upon securing and maintaining interconnection agreements with local providers" and "--Our business is highly regulated and may be adversely affected by future changes in governmental regulations relating to our industry."

    INTERNET REGULATIONS. The law governing the liability of online service providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently remains unsettled. Under the terms of the 1996 Telecommunications Act, courts can impose civil and criminal penalties for the use of interactive computer services for the transmission of certain indecent or obscene communications. The United States Supreme Court in 1997 held this provision unconstitutional as it relates to indecent, but not obscene, communications. In October 1998, Congress enacted the Child Online Protection Act, which requires

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that online material that is "harmful" to minors be restricted. This law is currently being challenged and on February 1, 1999 a U.S. District Court judge issued a preliminary injunction against enforcement of portions of that act. The U.S. Justice Department has filed an appeal of the February 1999 ruling. Also, certain states have adopted and other states may adopt similar restrictions on the transmission of objectionable materials over the Internet. The constitutionality of such state requirements remains unsettled at this time. In addition, several private parties have filed lawsuits seeking to hold Internet service providers accountable for information that they transmit, such as libelous material and copyrighted material. We cannot predict the outcome of this litigation or the potential for the imposition of liability on Internet service providers for information that they host, distribute or transport. These suits and other regulations could materially change the way Internet service providers must conduct business and could impact our determination to expand or continue this business. To the extent that we become parties to future litigation, such litigation could have a material adverse effect on our business, prospects, operating results and financial condition.

INTELLECTUAL PROPERTY

    We regard our products, services and technology as proprietary and will attempt to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. There can be no assurance these methods will be sufficient to protect our technology. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. There can be no assurance that the steps we have taken and will take will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, prospects, operating results and financial condition.


    "InfoHighway-TM-," "InfoHighway DSL-TM-," "InfoHighway Connect-TM-," "ARC Networks-TM-," "AXCES-TM-" and the InfoHighway logo names are our marks. This prospectus contains our other product names, trade names and trademarks and those of other organizations.


EMPLOYEES

    As of May 31, 1999, we had 166 employees employed in engineering, sales, marketing, customer support and related activities, and general and administrative functions. None of our employees is represented by a labor union, and we consider

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our relations with our employees to be good. Our ability to achieve our financial and operational objectives depends in large part upon the continued service of our senior management and key technical, sales, marketing and managerial personnel, and our continuing ability to attract and retain highly qualified technical, sales, marketing and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management.

FACILITIES

    Our facilities are all located in the United States and consist of eight leased facilities. We lease our corporate headquarters office in Hauppauge, New York and lease a sales office from a related party in New York City on a month-to-month basis, and have two branch offices under lease in Houston, Texas. See "Certain Relationships and Related Transactions." We lease sales offices in San Antonio and Dallas, Texas, and Chicago, Illinois. We have a warehouse for our data wiring operations in Hauppauge, New York under lease. Our current leases have remaining terms ranging from less than six months to four years.

    We consider our current facilities adequate for our current needs and believe that suitable additional or replacement space will be available, as needed, to accommodate further physical expansion of our operations or relocation.

LEGAL PROCEEDINGS

    From time to time we may be involved in litigation that arises in the normal course of business operations. As of the date of this prospectus and except as described below, we are not a party to any litigation that we believe could reasonably be expected to have a material adverse effect on our business or results of operations.

    ARC

    In January 1999, ARC was served with a summons from the State Supreme Court of New York, County of New York, by Mitel Telecommunications Systems, Inc., for a breach of contract claim in the amount of $1,715,000 relating to wiring and installation services for which ARC has been paid in full. As is customary, ARC recorded this payment as a liability for unearned contracts. ARC believes the action is without merit and filed a motion to dismiss the action based on numerous defenses available to it. In addition, ARC continues to perform all requested services under the contract from Mitel with Mitel's consent, thereby reducing the liability over time. As of June 30, 1999, ARC estimates that its maximum exposure resulting from this claim was $1,290,000 and has reduced the liability to that amount. Since that time, as additional contract work has been performed, ARC has further reduced the liability to approximately $1 million. In June 1999, Mitel amended its summons to include Consolidated Technology Group, Ltd., SIS Capital Corp., Technology Acquisitions, Ltd., and the officers, directors and shareholders of ARC, Consolidated, SIS and Technology Acquisitions, Ltd. Consolidated and SIS were parent companies of ARC prior to its acquisition in June 1999. Technology Acquisitions is controlled by Benchmark Equity Group and acquired 67% of ARC prior to our acquisition of ARC.

    In March 1999, ARC was served with a summons from the State Supreme Court of New York, County of Orange, by an employee of a customer of ARC located in Thiells, N.Y., for $1,000,000. The employee claims to have fallen over wiring which was negligently installed by ARC. ARC has a liability insurance policy which should provide sufficient coverage in the event the plaintiff's claim is successful. ARC believes the action is without merit and filed a motion to dismiss the action based on numerous defenses available to it.

    AXCES

    AXCES has been involved in a number of lawsuits and administrative proceedings in various states in which it was alleged to have been engaged in the practices of slamming and cramming. To date, AXCES has paid approximately $205,000 in settlement of certain of these claims. The following claims have either been settled or dismissed:

    - STATE OF TEXAS V. AXCES, INC. in the 234th Judicial District Court of Harris County, Texas. The Office of the Attorney General for the State of Texas brought claims under the Texas Deceptive Trade Practices Act alleging that AXCES had engaged in slamming. The Office of the Attorney General sought to restrain certain marketing practices and to assess damages in excess of $150,000. AXCES settled the case for $55,000 on June 30, 1998. The case was dismissed with prejudice on July 16, 1998.


    - THE PUBLIC UTILITY COMMISSION OF TEXAS. In January 1998, AXCES was notified by the Public Utility Commission of Texas that the Commission intended to levy fines against AXCES for slamming. In February 1998, AXCES received a second notice that the Commission intended to levy fines against AXCES for slamming. On June 11, 1998, the Commission approved a settlement between AXCES and the Commission. AXCES agreed to pay the Commission $100,000 in equal monthly installments beginning June 1, 1998, and continuing until May 1, 1999. The settlement also included Commission approval of the documents used to obtain new customer authorization for the transfer of telecommunications services from their current provider to AXCES.


    - PEOPLE OF THE STATE OF ILLINOIS V. AXCES, INCORPORATED in the United States District Court for the Northern District of Illinois, Eastern Division. The Attorney General for the State of Illinois alleged AXCES had engaged in or facilitated the practice of slamming. AXCES settled the case in March 1999 for $50,000.

    - BILL BURNETT V. AXCES. The Oklahoma Corporation Commission/Consumer Service Division brought two claims of unauthorized switches against AXCES. Although AXCES denied the allegations, in September 1998, an administrative judge found against AXCES imposing a fine of $15,000 and ordering that AXCES' Certificate of Convenience and Necessity be revoked if AXCES is found guilty of any additional slamming acts. AXCES appealed the decision to the Commissioners of the Oklahoma Commerce Commission. On August 31, 1999, the Commission found that an order should issue adopting the initial findings and recommendation of the administrative judge, but withdrew the fine imposed. A final order is due on October 1, 1999.

    - WILLIE BURNETT, DIRECTOR OF CONSUMER SERVICES DIVISION V. AXCES, INC. in the Corporation Commission of the State of Oklahoma. In December 1997, a complaint was filed by the Director of the Consumer Services Division of the Oklahoma Corporation against AXCES alleging that AXCES had performed an unauthorized switch. AXCES settled the matter for $500.

    - MATTHEWS V. SOUTHWESTERN BELL in the 55th Judicial District Court of Harris County, Texas. This case is a putative class action alleging that Southwestern Bell fraudulently included charges on customers' telephone bills, a practice referred to as cramming. In June 1999, an order of non-suit was signed and all claims against AXCES were dismissed.

In addition the following claims are currently pending:

    - THE PUBLIC UTILITY COMMISSION OF TEXAS. In May 1999, the Public Utility Commission informed AXCES that it had received additional complaints concerning slamming allegations, and that it was seeking administrative penalties of approximately $400,000. AXCES believes these claims are without merit and covered by the prior settlement with the Commission.

    - THE PUBLIC UTILITY COMMISSION OF TEXAS. In August 1999, AXCES received a notice from the Public Utility Commission that the Commission intended to levy fines against AXCES for switching customers' long distance service without proper authorization. AXCES is currently in the process of evaluating these claims and has the right to participate in a preliminary settlement conference with the Commission or may proceed to defend itself in an administrative hearing.

    - STATE OF MISSOURI, EX. REL. JEREMIAH W. (JAY) NIXON V. AXCES, INCORPORATED in the Circuit Court of Jackson County, Missouri at Kansas City. This case seeks damages and penalties stemming from allegations of slamming and cramming on the part of AXCES. The case was removed to federal court and then remanded back to state court. The parties have engaged in preliminary discovery and have had some limited settlement discussions.

    - FRANCISCO D. SALDIVAR, INDIVIDUALLY AND ON BEHALF OF THE PLAINTIFF CLASS
      V. AXCES, INC., D/B/A AXCES GLOBALCOM, INC., AND MICHAEL AVIGNON in the 138th Judicial District of Cameron County, Texas. This case seeks damages, class certification, and penalties stemming from allegations of slamming and deceptive advertising with respect to Spanish-speaking individuals in the

      Brownsville, Texas area. No amount of damages is set forth in the pleadings and the number of persons potentially affected is not presently estimable. AXCES has recently answered the suit and is currently undertaking discovery efforts.

    - DARREN PEDROZA, INDIVIDUALLY AND ON BEHALF OF ALL OTHERS SIMILARLY SITUATED, AXCES, INC., D/B/A AXCES GLOBALCOM, INC., in the 348th Judicial District Court of Tarrant County, Texas. This case seeks damages and penalties and potential class certification relating to violations of the Texas Deceptive Trade Practices Act and Consumer Protection Act. More specifically, this case involves allegations of unauthorized switches of long distance service based on the letters of agency that were in use at the time. No amount of damages is set forth in the pleadings and the number of persons potentially affected is also not presently estimable.

    - DANIEL AND SARA MILLER V. AXCES OF DELAWARE, INC. DBA AXCES, INC. in the State Court of Johnson County, Kansas. The plaintiffs have brought claims based on allegations of an unauthorized switch in their long distance service and appear to have demanded compensation in the range of $5,000 to $20,000. AXCES recently answered this claim and denied any liability for the complained of conduct.

    - FREDDIE MAE WATSON VS. MTM HOLDINGS CORPORATION AND AXCES, INC. in the
      244th Judicial District Court of Ector County, Texas.   The plaintiff has
      brought claims based on allegations of an unauthorized switch in her long distance services. She has not stated the amount of damages she is seeking although the degree of risk or exposure appears relatively nominal. AXCES recently answered this claim and has denied any liability for the conduct complained of. It is also AXCES' position that the plaintiff never had an account with AXCES.

    - OFFICE OF THE ATTORNEY GENERAL OF THE STATE OF KANSAS. In December 1998, AXCES received a subpoena from the Office of the Attorney General of the State of Kansas, Consumer Protection/Antitrust Division. The subpoena was issued under the authorization of the Kansas Consumer Protection Act and sought information with regard to unauthorized switches and the use of sweepstakes boxes to gather letters of agency. AXCES responded to the subpoena in January and February of 1999. The Office of the Attorney General has requested that AXCES agree to assessment of an administrative penalty in the amount of $100,000, based on the conduct cited in the initial inquiry. AXCES believes this request is without merit. Accordingly, AXCES has rejected this proposal, although it is willing to continue settlement discussions with the State.

    - ARKANSAS PUBLIC SERVICES COMMISSION. In November 1998, AXCES received Staff Interrogatory JPB-1 from the Arkansas Public Services Commission,

      Utilities Division. The interrogatory sought information with regard to switches in Arkansas consumers' long distance service and complaints regarding same. AXCES responded to the interrogatory in January of 1999. Since the date of the response, there has been no further communication from the Arkansas Public Service Commission, Utilities Division.

    - STATE OF WISCONSIN. In November 1998, AXCES received an inquiry from the State of Wisconsin with regard to a consumer complaint of Mr. Michael Orville. Pursuant to the states' request, AXCES investigated Mr. Orville's complaint and provided the State of Wisconsin documents regarding same. Since December 3, 1998, there has been no further action on this matter.

    - JUSTICE COURT OF HARRIS COUNTY. On November 7, 1997, Jolanda Jones filed a claim in the Justice Court of Harris County alleging AXCES had improperly switched her long distance telephone service. AXCES filed an answer denying the allegation. The parties have engaged in written discovery. Ms. Jones has not pursued her claims since receiving AXCES' responses to her discovery requests.

    - JUSTICE COURT AT HARRIS COUNTY. On June 2, 1999, Hosne Ara Begum filed a claim in the Justice Court of Harris County alleging that AXCES had improperly switched his long distance service. AXCES filed an answer denying the allegation. There have been some preliminary settlement discussions to try and resolve this matter.

    AXCES believes these claims are without merit, that it has meritorious defenses to them and intends to vigorously defend itself against these claims.

    Pursuant to the AXCES acquisition agreement, MTM and its owners have agreed to indemnify us for any damages incurred in connection with pending litigation and administrative proceedings on the same basis as we are indemnified for any breaches of representations and warranties made by AXCES in the acquisition agreement except that the indemnity does not cover attorneys' fees and litigation costs. Because of this, MTM and its owners will be required to indemnify us for breaches of representations and warranties in the acquisition agreement and liabilities incurred in the pending litigation to the extent that such amounts exceed, in the aggregate, $200,000, and for any tax liability of AXCES, MTM and its owners that exceeds $1.6 million in the aggregate. However, the indemnification threshold related to litigation shall increase to the extent of AXCES' net income plus noncash expenses for the period from May 1, 1999 until the closing of the acquisition, less any amounts used to pay agreed settlements of the scheduled litigation. The aggregate liability of MTM and its owners may not exceed the value of the shares of our common stock issued to MTM on the closing, plus the value of the shares of our common stock issuable on conversion of the series B preferred stock. The value of each share of our common stock is set at the initial public offering price. In addition, the aggregate liability of any owner of MTM may not exceed $2,000,000.

    IN GENERAL

    The founding companies have also been subject to other legal proceedings which have arisen in the ordinary course of business and have not been fully adjudicated. In addition, we routinely receive inquiries from state and federal regulatory authorities concerning consumer billing complaints which we respond to. Although there can be no assurance as to the ultimate disposition of these matters and the proceedings disclosed above, in the opinion of management, based upon information available at this time and the availability of indemnification from AXCES discussed above, the cost of defense or settlement of these actions, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below are the names, ages, and positions of our directors and executive officers. All directors hold office until their successors are duly elected and qualified and all executive officers hold office at the pleasure of the board of directors.


                                                                                                             DIRECTOR
                    NAME                           AGE                        POSITION                         CLASS
---------------------------------------------      ---      ---------------------------------------------  -------------
 Joseph A. Gregori...........................          45   Chief Executive Officer and Director              Class 3
*Peter Parrinello............................          50   Chairman, Board of the Directors and              Class 3
                                                              President
 Peter Karoczkai.............................          38   Senior Vice President of Sales and Marketing
 Charles N. Garber...........................          51   Chief Financial Officer
*Tony Howlett................................          30   Chief Technical Officer
*Glenn Kramer................................          52   President of Internet Services and Director       Class 1
*Harry Bennett (1)(2)........................          54   Director                                          Class 2
 Christopher Efird (1).......................          35   Director                                          Class 1
*Weatherly nominee (1)(2)(3).................          --   Director                                          Class 2
*Michael Macaluso............................          47   Director                                          Class 3


---------------------

*   Appointment will become effective upon closing of this offering.

(1) Member of the compensation committee.

(2) Member of the audit committee.


(3) We have agreed for a period of three years after the date of this prospectus, if requested by the representative, to use our best efforts to nominate one person designated by the representative for election to our board of directors. See "Underwriting."


    JOSEPH A. GREGORI. Mr. Gregori became our Chief Executive Officer and a director upon consummation of the acquisition of ARC in June 1999. Over the last 25 years, Mr. Gregori has had extensive business experience in the wireless telecommunications industry and public accounting. Prior to joining ARC in June 1998, Mr. Gregori was Chief Operating Officer for PriCellular Corp., (d/b/a, Cellular One), an AMEX listed rural cellular telephone provider. Mr. Gregori joined PriCellular in September 1996 and served as Chief Operating Officer until June 1998, when PriCellular was acquired by American Cellular Corp. From 1986 through April of 1996, Mr. Gregori was employed by Nationwide Cellular Service, Inc., a Nasdaq listed reseller of cellular telephone service. Mr. Gregori served in a number of senior positions, including Vice President of Operations, Chief Operating Officer and finally as President. Nationwide Cellular was acquired by MCI in October of 1995 and

Mr. Gregori served as President of MCI Wireless until he resigned his position in April 1996. Mr. Gregori began his professional career in public accounting and worked in the audit department of Deloitte Touche (formerly Touche Ross) as a senior manager. He is an honors graduate (Magna Cum Laude) of Adelphi University and is a CPA.

    PETER PARRINELLO. Mr. Parrinello will become our Chairman of the Board and President upon the consummation of this offering. Chief Executive Officer and founder of ARC, Mr. Parrinello was formerly Executive Vice President of Avionics Research Corporation, where he established the engineering firm's telecommunications division. In 1993, this division took the name of ARC and became one of the first re-sellers of local telephone service in the United States. Mr. Parrinello's background in telecommunications spans over twenty-five years starting with Military Networks in Southeast Asia in the late 1960's and early 70's. His professional career began at New York Telephone in Central Office Operations in 1971 and later moved to Litton Industries during the establishment of the interconnect industry in 1972. Mr. Parrinello started with Tel Plus in 1975 during the inception of that company and served to develop new markets. Seimens Corporation later acquired TelPlus. Mr. Parrinello received his BS at New York Institute of Technology at Old Westbury (Cum Laude), in Electrical Engineering and Business Administration.

    PETER KAROCZKAI. Mr. Karoczkai has served as our Senior Vice President of Sales and Marketing since July 1999. From March 1997 through July 1999, Mr. Karoczkai was Vice President, Marketing and Product Management for Bell Atlantic Telecom Industry Services, Bell Atlantic Corporation's wholesale division which has estimated revenues of $1 billion in 1999. From July 1995 through March 1997, Mr. Karoczkai was the Managing Director, Resale Services of NYNEX Corporation, where he established the company's resale division. From September 1992 through July 1995, Mr. Karoczkai was Director, Marketing for NYNEX Mobile Communications Company, managing NYNEX Mobile's reseller channel and developing channel strategy for the company's agent, direct and telemarketing distribution. Mr. Karoczkai began his career in marketing computer networks and services for technology companies. Mr. Karoczkai received his BS in Marketing Management from the University of North Carolina at Greensboro and his MBA in Marketing and International Management from New York University.

    CHARLES N. GARBER. Mr. Garber has served as our Chief Financial Officer since July 1999. From June 1998 through December 1998, Mr. Garber was Chief Financial Officer at DigiTEC 2000, Inc., a publicly traded telecommunications startup company. From July 1996 through June 1998, Mr. Garber was Chief Financial Officer of SpeedUS.com, Inc., a publicly traded Internet and media startup company. From December 1994 through June 1996, Mr. Garber was Senior Vice President of Corporate Planning and Strategic Development of ICS Communications, Inc., a media and telecommunications company. In his twenty-five year telecommunications career,

Mr. Garber has held executive positions with AT&T, Bell Atlantic, Cincinnati Bell, Inc., BellSouth Capital Funding and BellSouth Corporation. Mr. Garber was involved in AT&T's divestiture of the Bell companies and BellSouth's diversification program. In addition, he completed over $2 billion in merger and acquisition transactions and the closings of approximately $2.5 billion in financings. Mr. Garber is an honors graduate of Virginia Polytechnic Institute & State University with a BS in Electrical Engineering and an MBA in Finance. He is a Chartered Financial Analyst and a member of the New York Society of Security Analysts.

    TONY HOWLETT. Mr. Howlett will become our Chief Technical Officer upon consummation of the acquisition of InfoHighway International. Mr. Howlett founded InfoHighway International in 1994 and was one of the principal shareholders of InfoHighway International. Previously, from April 1993 to July 1994 he was the owner of Howlett Consulting Company, a database and networking consulting firm, and a sales engineer from 1989 to 1993 for MCP, a personal computer reseller providing networking technologies to Fortune 1000 firms. He was a contributing editor to Texas Computing Magazine. Mr. Howlett holds a BBA in Management Information Systems from the University of Houston.

    GLENN KRAMER. Mr. Kramer will become our President of Internet Services and a director upon consummation of the acquisition of InfoHighway International. Mr. Kramer, a 25-year veteran of the computer industry, has served in a number of management capacities throughout his career. He served as Southern Regional Manager for SCM Corporation from 1970 to 1972, as Marketing Manager for National Business & Security Systems, Inc. from 1972 to 1976 and 1978 to 1987, and as Eastern Regional Manager of Mylee Digital Sciences, Inc. from 1976 to 1978. As the President and Chief Executive Officer of Classic Configurations, Inc. from 1987 to 1996, he was the architect of a national computer dealer franchise. He has also served as a consultant to a number of industry leaders such as Hewlett Packard, Digital, Novell, and MicroAge. Mr. Kramer attended the University of Maryland where he pursued a liberal arts education.

    HARRY BENNETT. Mr. Bennett will become a director upon consummation of this offering. Mr. Bennett has served as Chairman and Chief Executive Officer of TelaLink Network, Ltd. since 1998. Mr. Bennett served as Executive Vice President, Local Services for AT&T from 1993 to 1998. During his 25-year career with AT&T, he was responsible for the phone giant's move into local service markets across the United States after passage of the Telecommunication Act of 1996. Bennett was named to this position January 1, 1996, and was responsible for local services activities in both the consumer and business markets. Previously, Bennett had been vice president and general manager for AT&T's IntraLATA/Local Markets organization, where he led AT&T's activities in IntraLATA and local access markets, developing new markets to increase AT&T's revenues from sources other than its traditional long-distance services base. Bennett joined AT&T in 1973 as an operations supervisor in Washington, D.C. He later served as National Account Manager in Chicago and then

Division Manager--Market Management at AT&T Communications. Bennett joined the headquarters marketing team in 1985 and was later promoted to Director-- Market Management Center, Service Vice President. A 1968 graduate of the U.S. Military Academy at West Point, Bennett earned a master's degree in management from the Massachusetts Institute of Technology, where he was a Sloan Fellow.

    CHRISTOPHER EFIRD. Mr. Efird has served as one of our directors since April 1997. Mr. Efird is a principal of Benchmark Equity Group, Inc., one of our principal stockholders, where his duties include the origination and management of consolidation and restructuring transactions. Since joining Benchmark at inception in April 1994, Mr. Efird has participated in the execution of mergers and acquisitions of domestic and international companies, as well as the completion of new public equity offerings for the firm's clients. Mr. Efird is a graduate of Texas A&M University and holds a Masters of Arts degree from Sam Houston State University with a concentration in the quantitative analysis of the political risk faced by international companies.


    MICHAEL MACALUSO. Mr. Macaluso will become a director upon consummation of this offering. Mr. Macaluso founded International Printing & Publishing in 1989 and served as President and a director of that company until 1998. International Printing was a joint venture between Mr. Macaluso and Touche Holdings, a partner investment fund for a large accounting firm. International Printing recently merged with another company to form Page/International Communications, a large sheet-fed printing operation located in Texas. He serves as a director of this new company. Mr. Macaluso became a principal and a director at AXCES in 1997. He holds a seat on the board and owns 25% of MTM Holdings, the parent company of AXCES. A graduate of Canisius College, Mr. Macaluso played professional basketball and attended graduate school at Golden Gate University in San Francisco. He brings both operational and merger and acquisition experience to our board.


CLASSIFIED BOARD

    Our board of directors is divided into three classes, each of which, following a transition period, will serve for three years, with one class being elected each year at our annual stockholders' meeting. During the transitional period, the terms of the class 1 directors will expire at the 2000 annual meeting, while the terms of the class 2 directors and the class 3 directors will expire at the 2001 and 2002 annual meetings, respectively. Classification of our board of directors could have the effect of lengthening the time necessary to change the composition of a majority of the members comprising the board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board.

COMMITTEES OF THE BOARD OF DIRECTORS

    In June 1999, the board of directors established a compensation committee and an audit committee. The compensation committee makes recommendations concerning salaries and incentive compensation of our employees and consultants and administers our incentive plan. The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including reviewing our audit policies, overseeing the engagement of our independent auditors and developing our financial strategies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to June 1999, we had no separate compensation or stock option committee or other board committee performing equivalent functions, and these functions were performed by our board of directors. In June 1999, we established compensation, audit and executive committees of our board of directors. The sole current member of the compensation committee is Christopher Efird with Harry Bennett and the Weatherly nominee to be named to the committee prior to the closing of this offering. Mr. Efird will serve as our President until the closing of this offering at which time Peter Parrinello will become our President. In June 1999 and in connection with the acquisition of the founding companies, Mr. Efird was issued contingent common stock issue rights for up to 67,243 shares of our common stock. Upon the closing of this offering, the compensation committee will be composed of non-employee directors. See "--Committees of the Board of Directors."

DIRECTOR COMPENSATION

    All non-employee directors are reimbursed for travel and other related expenses incurred in attending meetings of the board of directors. In addition, each non-employee director serving on the board of directors will be granted options to purchase 10,000 shares of common stock upon his initial appointment to the board, and will receive 10,000 additional options upon the date of the first board meeting in the second calendar quarter of each year pursuant to our incentive plan. The options will vest immediately and will have an exercise price equal to the fair market value of the common stock on the date of grant.

EXECUTIVE COMPENSATION

    We did not pay any compensation to our executive officers prior to the acquisition of ARC in June 1999. We anticipate that our Chief Executive Officer and four most highly compensated executive officers and their annualized base salaries will be Joseph A. Gregori--$150,000; Peter Parrinello--$160,000; Peter Karoczkai-- $175,000; Charles N. Garber--$175,000; and Tony Howlett--$120,000.

    SUMMARY COMPENSATION TABLE. The following table sets forth the projected compensation to be paid by us in 1999 and the actual compensation paid by the founding companies during 1998 to our chief executive officer and each of the other four most highly-paid executive officers upon the effectiveness of their respective employment agreements with us.


                           SUMMARY COMPENSATION TABLE


                                                                                    LONG TERM COMPENSATION
                                                                            ---------------------------------------
                                               ANNUAL COMPENSATION                   AWARDS
                                       -----------------------------------  ------------------------     PAYOUTS
                                                                 OTHER      RESTRICTED   SECURITIES   -------------
                                                                ANNUAL         STOCK     UNDERLYING     ALL OTHER
        NAME AND             TIME       SALARY      BONUS    COMPENSATION    AWARD(S)      OPTIONS    COMPENSATION
   PRINCIPAL POSITION      PERIOD(1)      ($)      ($)(2)         ($)           ($)        (#)(3)          ($)
------------------------  -----------  ---------  ---------  -------------  -----------  -----------  -------------

Joseph A. Gregori.......        1999     150,000         --           --            --      480,000            --
  Chief Executive               1998(4)    20,000(5)        --          --          --           --            --
  Officer

Peter Parrinello........        1999     160,000         --           --            --      375,000            --
  President and Chairman        1998(4)   200,000    15,000        6,000(6)     38,400           --         5,000(7)
  of the board of
  directors

Peter Karoczkai.........        1999     175,000     75,000           --            --      225,000            --
  Senior Vice President
  of Sales and Marketing

Charles N. Garber.......        1999     175,000     25,000           --            --      100,000            --
  Chief Financial
  Officer

Tony Howlett............        1999     120,000         --           --            --           --            --
  Chief Technical               1998(8)    36,500        --           --            --           --            --
  Officer


--------------------------
(1) For 1999 these amounts represent the annual salaries to be paid pursuant to their respective employment agreements which will become effective upon the closing of this offering, except for the employment agreement of Mr. Garber which became effective July 19, 1999.

(2) Each of these officers are eligible to receive an annual bonus to be determined at the discretion of the board of directors, with the amount of the annual bonus for Messrs. Karoczkai and Garber to be up to 50% of their respective minimum base salaries.

(3) See "Option Grants Prior to Offering" for certain information with respect to options granted in 1999.


(4) Represents amounts paid in 1998 by ARC.



(5) Represents the portion of Mr. Gregori's $60,000 annual salary he earned from the inception of his employment in September 1998 through the end of that year.



(6) Represents a car allowance of $500 per month.



(7) Represents insurance premiums paid by ARC on behalf of Mr. Parrinello.



(8) Represents amounts paid in 1998 by InfoHighway International.

    OPTIONS GRANTS PRIOR TO OFFERING. The following table sets forth information on grants of stock options to the named persons in the Summary Compensation Table prior to offering.

                        OPTION GRANTS PRIOR TO OFFERING

                                           INDIVIDUAL GRANTS                                            POTENTIAL REALIZABLE
                            -----------------------------------------------                               VALUE AT ASSUMED
                                               PERCENT OF                                                      ANNUAL
                               NUMBER OF          TOTAL                                                 RATES OF STOCK PRICE
                              SECURITIES         OPTIONS                       ESTIMATED                  APPRECIATION FOR
                              UNDERLYING       GRANTED TO      EXERCISE OR      PUBLIC                   OPTION TERM($)(2)
                            OPTIONS GRANTED   EMPLOYEES IN     BASE PRICE      OFFERING     EXPIRATION  --------------------
NAME                          IN 1999 (#)        1999(%)         ($/SH)       PRICE($)(1)      DATE        0%         5%
--------------------------  ---------------  ---------------  -------------  -------------  ----------  ---------  ---------
Joseph A. Gregori.........       300,000(3)          20.3            8.00          10.00     6/30/04      600,000  1,428,845
                                 113,443(4)           7.7           10.00(5)       10.00       (6)              0    313,422
                                  66,557(7)           4.5            5.00          10.00       (6)        332,785    516,669
Peter Parrinello..........       300,000(3)          20.3            8.00          10.00     6/30/04      600,000  1,428,845
                                  47,267(4)           3.2           10.00(5)       10.00       (6)              0    130,590
                                  27,733(7)           1.9            5.00          10.00       (6)        138,665    215,286
Peter Karoczkai...........       225,000(8)          15.2           10.00(5)       10.00     7/19/09            0  1,415,013
Charles N. Garber.........       100,000(8)           6.8           10.00(5)       10.00     7/19/09            0    628,895


NAME                           10%
--------------------------  ---------
Joseph A. Gregori.........  2,431,530
                              692,580
                              739,122
Peter Parrinello..........  2,431,530
                              288,570
                              307,978
Peter Karoczkai...........  3,585,921
Charles N. Garber.........  1,593,742

--------------------------

(1) Based upon the midpoint of the initial public offering price range of $9.00 to $11.00 of $10.00.

(2) Based on actual option term (five years for options granted to Messrs. Gregori and Parrinello, and ten years for options granted to Messrs. Karoczkai and Garber) and annual compounding at rates shown.

(3) These are incentive stock options, to the extent allowed by tax law, granted under our incentive plan, and which vested one-third in June 1999, and vest an additional one-third in June 2000 and 2001.

(4) These are incentive stock options, to the extent allowed by tax law, with an exercise price equal to the actual initial public offering price which were granted under our incentive plan, and vest ratably each month over the three-year period from the closing of this offering.

(5) The exercise price of these options is the actual initial public offering price which for these purposes is assumed to be the midpoint of the initial public offering price of $10.00.

(6) These options will be granted on and will expire 5 years from the date of the closing of this offering.

(7) These are incentive stock options, to the extent allowed by tax law, granted under our incentive plan, and vest on the closing of this offering.

(8) These are incentive stock options, to the extent allowed by tax law, with an exercise price equal to the actual initial public offering price which were granted under our incentive plan, and vest ratably one-third on the closing of this offering and then one-third each on the first and second anniversaries of the closing of this offering.

    OPTION HOLDINGS. The following table sets forth the number and value of unexercised stock options in 1999 held by the named persons in the Summary Compensation Table at the close of the offering.

            AGGREGATED OPTION VALUES AT THE CLOSING OF THIS OFFERING

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED     IN-THE- MONEY OPTIONS AT
                                                            OPTIONS AT THE CLOSING OF      THE CLOSING OF THIS
                                                                 THIS OFFERING(#)             OFFERING($)(1)
                              SHARES ACQUIRED     VALUE     --------------------------  --------------------------
            NAME              ON EXERCISE(#)   REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------  ---------------  -----------  -----------  -------------  -----------  -------------
Joseph A. Gregori...........            --             --      166,557       313,443       532,785       400,000
Peter Parrinello............            --             --      127,733       247,267       338,665       400,000
Peter Karoczkai.............            --             --       75,000       150,000             0             0
Charles N. Garber...........            --             --       33,333        66,667             0             0

--------------------------

(1) Value of in-the-money options calculated based on the assumed price per share of the common stock at the closing of this offering or $10.00.

EMPLOYMENT AGREEMENTS

    As of the closing of this offering, we will enter into employment agreements with Messrs. Gregori, Parrinello, Karoczkai, Howlett and Kramer. Mr. Garber's employment agreement became effective on July 19, 1999. Each of the agreements:

    - provides for a minimum base salary;

    - provides for an annual bonus at the discretion of the board of directors with the amount of the annual bonus for Messrs. Karoczkai and Garber to be up to 50% of their respective minimum base salaries;

    - entitles the employee to participate in all our benefit plans in which other members of our management participate; and

    - has an initial term of three years from their effective date.

In addition, Messrs. Karoczkai's and Garber's employment agreements provide for the grant of 225,000 and 100,000 incentive stock options, respectively, with an exercise price equal to the initial public offering price and that vest ratably one-third on the closing of this offering and then one-third each on the first and second anniversaries of the closing of the offering. If we terminate the employee's employment for any reason other than for cause, voluntary resignation or death, the employee will be entitled to the payment of any annual base salary and continuation of health insurance benefits for six months, except for Messrs. Karoczkai and Garber who will be entitled to the payment of any annual base salary and continuation of health insurance benefits for twelve months. Each employment agreement contains a covenant limiting competition with us following the termination of employment for a period of the longer of one year after commencement of the employment agreement or one year after employment terminates.

    Under the agreements, "cause" is defined as a determination by the board of directors that:

    - the employee has breached the agreement;

    - the employee has willfully failed to substantially perform his duties thereunder or failed to follow the directives of the board of directors; or

    - the employee has willfully engaged in misconduct which is materially injurious to InfoHighway.

INCENTIVE PLAN

    The description below summarizes all material features of our incentive plan.

    GENERAL. The objectives of our incentive plan, which has been approved by our board of directors, are to attract and retain selected key employees, consultants and outside directors, encourage their commitment, motivate their performance, facilitate their obtaining equity ownership interests by aligning their personal interests to those of our shareholders and enable them to share in our long-term growth and success.

    SHARES SUBJECT TO INCENTIVE PLAN. Under the incentive plan, we may issue incentive awards covering at any one time an aggregate of 1,500,000 shares of our common stock. No more than 1,500,000 shares of our common stock will be available for incentive stock options. The number of securities available under the incentive plan and outstanding incentive awards are subject to adjustments to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalization or similar transactions or resulting from a change in applicable laws or other circumstances.

    ADMINISTRATION. The incentive plan will be administered by the compensation committee of our board of directors. The committee consists only of non-employee directors, each of whom is:

    - an "outside director" under Section 162(m) of the Internal Revenue Code and

    - a "non-employee director" under Rule 16b-3 under the Exchange Act.

The committee may delegate to our chief financial officer or other senior officers its duties under the incentive plan, except for the authority to grant incentive awards or take other action on persons who are subject to Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code. In the case of an incentive award to an outside director, the entire board of directors acts as the committee. Subject to the express provisions of the incentive plan, the committee is authorized to, among other things, select grantees under the incentive plan and determine the size, duration and type, as well as the other terms and conditions, of each incentive award. The committee also construes and interprets the incentive plan and any related agreements. All determinations and decisions of the committee are final, conclusive and binding on all parties. We will indemnify members of the committee against any damage, loss, liability, cost or expenses in connection with any claim by reason of any act or failure to act under the incentive plan, except for an act or omission constituting willful misconduct or gross negligence.

    ELIGIBILITY. Key employees, including our officers, consultants and non-employee directors are eligible to participate in the incentive plan. A key employee generally is any of our employees who, in the committee's opinion, is in a position to contribute materially to our growth, development and financial success.

    TYPES OF INCENTIVE AWARDS. Under the incentive plan, the committee may grant incentive awards which can be any of the following:

    - incentive stock options as defined in Section 422 of the Internal Revenue Code;

    - nonstatutory stock options;

    - shares of restricted stock; and

    - other stock-based awards.

    Incentive stock options and nonstatutory stock options together are called "options." The terms of each incentive award will be reflected in an incentive agreement between us and the participant.

    OPTIONS. Generally, options must be exercised within 10 years of the grant date. Incentive stock options may be granted only to employees, and the exercise price of each incentive stock options may not be less than 100% of the fair market value of a share of our common stock on the date of grant. The committee has the discretion to determine the exercise price of each nonstatutory stock option granted under the incentive plan. To the extent that the aggregate fair market value of shares of our common stock for which incentive stock options are exercisable for the first time by any employee during any calendar year exceeds $100,000, those options must be treated as nonstatutory stock options.

    The exercise price of each option is payable in cash or, in the committee's discretion, by the delivery of shares of common stock owned by the optionee, or the withholding of shares that would otherwise be acquired on the exercise of the option, or by any combination of the two.

    An employee will not recognize income for federal income tax purposes at the time an incentive stock option is granted, or on the qualified exercise of an incentive stock option, but instead will recognize capital gain or loss upon the subsequent sale of shares acquired in a qualified exercise. The exercise of an incentive stock option is qualified if a participant does not dispose of the shares acquired by the participant's exercise within two years after the incentive stock option grant date and one year after the exercise date. We are not entitled to a tax deduction for the grant or qualified exercise of an incentive stock option.

    An optionee will not recognize income for federal income tax purposes, nor will we be entitled to a deduction, when a nonstatutory stock option is granted. However, when a nonstatutory stock option is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares received and the exercise price of the nonstatutory stock option, and we will generally recognize a tax deduction in the same amount at the same time.

    RESTRICTED STOCK. Restricted stock may be subject to a substantial risk of forfeiture, a restriction on transferability or rights of repurchase or first refusal on our behalf, as determined by the committee. Unless the committee determines otherwise, during the period of restriction, the grantee will have all other rights of a stockholder, including the right to vote and receive dividends on the shares.

    OTHER STOCK-BASED AWARDS. Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise related to, shares of our common stock. Subject to the terms of the incentive plan, the committee may determine any terms and conditions of other stock-based awards, provided that, in general, the amount of consideration we receive shall be either:

    - no consideration other than services actually rendered or to be rendered;
      or

    - in the case of an award in the nature of a purchase right, consideration at least equal to 50% of the fair market value of the shares covered by such grant on the grant date.

Payment or settlement of other stock-based awards will be in shares of common stock or in other consideration related to such shares.

    OTHER TAX CONSIDERATIONS. Upon accelerated exercisability of options and accelerated lapsing of restrictions upon restricted stock or other incentive awards in connection with a "change in control", certain amounts associated with such incentive awards could, depending upon the individual circumstances of the participant, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code. Such a determination would subject the participant to a 20% excise tax on those payments and deny us a corresponding deduction. The limit on deductibility of compensation under Section 162(m) of the Code is also reduced by the amount of any excess parachute payments. Whether amounts constitute excess parachute payments depends upon, among other things, the value of the incentive awards accelerated and the past compensation of the participant.

    Taxable compensation earned by executive officers who are subject to Section 162(m) of the Code with respect to incentive awards is subject to certain limitations set forth in the incentive plan. Those limitations are generally intended to satisfy the requirements for "qualified performance-based compensation," but we may not be able to satisfy these requirements in all cases, and we may, in our sole discretion, determine in one or more cases that it is best not to satisfy these requirements even if we can.

    TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL. Except as otherwise provided in the applicable incentive agreement, if a participant's employment or other service with us is terminated other than due to his death, disability, retirement or for cause, his then exercisable options will remain exercisable until the earlier of their expiration date or 90 days after termination. If this termination is due to disability or death, his then exercisable options will remain exercisable until the earlier of their expiration date or one year following termination. On retirement, his then exercisable options will remain exercisable for six months. However, incentive stock options will remain exercisable for three months. On a termination for cause, all his options will expire at the opening of business on the termination date.

    If we undergo a change in control, any restrictions on restricted stock and other stock-based awards may be deemed satisfied, all outstanding options may become immediately exercisable and any other stock-based awards may become fully vested and deemed earned in full, all at the discretion of the committee. These provisions could in some circumstances have the effect of an "anti-takeover" defense because, as a result of these provisions, a change in control could be more difficult or costly.

    INCENTIVE AWARDS NONTRANSFERABLE. No incentive award may be assigned, sold or otherwise transferred by a participant, other than by will or by the laws of descent and distribution, or be subject to any lien, assignment or charge; provided, that, the committee may permit nonstatutory stock options to be transferred to the participant's immediate family or trusts or partnerships established exclusively for the benefit of his immediate family. An incentive award may be exercised during the participant's lifetime only by the participant, the participant's legal guardian or a permitted transferee.

    AMENDMENT AND TERMINATION. Our board of directors may amend or terminate our incentive plan at any time. However, the incentive plan may not be amended, without shareholder approval, if the amendment would:

    - increase the number of shares of common stock which may be issued under the incentive plan, except in connection with a recapitalization of our common stock;

    - amend the eligibility requirements for employees to purchase our common stock under the incentive plan; or

    - extend the term of the incentive plan.

Without a participant's consent, no termination or amendment of the incentive plan shall adversely affect in any material way any outstanding incentive award previously granted to him.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DESCRIPTION OF CERTAIN PARTIES

    The following is a description of the identities of and relationships between certain parties mentioned in the prospectus. For the complete beneficial ownership of any of the following persons or entities, see "Principal Stockholders."

    - FRANK M. DELAPE--Mr. DeLape is the sole stockholder and director of Benchmark. He also serves a director for Technology Acquisitions and Consolidated Technology. In addition, he and his children are remote contingent beneficiaries of a variable universal life insurance contract issued by Lighthouse.

    - BENCHMARK EQUITY GROUP, INC.--Benchmark is a Delaware corporation that owns 579,886 shares of our common stock and 158,363 contingent common stock issue rights. Benchmark also is the manager of and owns a 1% membership interest in Emerging Ventures, the other interest holders of which are unaffiliated with Benchmark or InfoHighway. In addition, Benchmark owns all of the voting shares of Technology Acquisition. See Frank M. DeLape.

    - TECHNOLOGY ACQUISITIONS, LTD.--Technology Acquisitions is a Bermuda corporation that purchased all of the 6,392,800 shares of ARC Networks owned by Consolidated Technology for a total purchase price of $850,000 in March 1999. Technology Acquisitions will receive 261,645 shares of our common stock and 102,405 contingent common stock issue rights in connection with our acquisition of ARC. Technology Acquisitions also owns 17.1% of the outstanding common stock of Consolidated Technology and an option to purchase an additional 17.1% of the common stock from other shareholders of Consolidated Technology at any time through April 2000. In addition for as long as the option is outstanding, Technology Acquisitions has the right to vote these additional shares of Consolidated Technology. See Frank M. DeLape and Benchmark.

    - CONSOLIDATED TECHNOLOGY GROUP, LTD.--Consolidated Technology is a New York corporation which holds a $1.85 million promissory note which is convertible into 206,250 shares of common stock at a conversion price of $8.00 per share. Consolidated Technology also holds a warrant to purchase 90,000 shares of our common stock at an exercise price of $8.00 per share. In addition, it owns 14.2% of the common stock of Trans Global. See Frank
      M. DeLape and Technology Acquisitions.

    - TRANS GLOBAL SERVICES, INC.--Trans Global is a Delaware corporation and former affiliate of ARC Networks through their common ownership by Consolidated Technology. Trans Global will receive 1,206,673 shares of our series A preferred stock upon completion of this offering in exchange for $1,206,673 of debt ARC owes Trans Global. See Consolidated Technology.

    - EMERGING VENTURES, L.L.C.--Emerging Ventures is a Delaware limited liability company that owns 97,260 shares of our common stock and 38,067 contingent stock issue rights. See Benchmark and Trident III.

    - LIGHTHOUSE CAPITAL INSURANCE COMPANY--Lighthouse is an unaffiliated Cayman Islands unlimited licensed insurance company. Lighthouse has issued a variable universal life insurance contract of which Mr. DeLape and his children are remote contingent beneficiaries. Through this contract, Lighthouse is the sole stockholder of Trident Equity Management Group. See Frank M. DeLape.

    - TRIDENT EQUITY MANAGEMENT GROUP, INC.--Trident Equity Management Group is a Cayman Island exempted company that manages Trident III, L.L.C. See Lighthouse.

    - TRIDENT III, L.L.C.--Trident III is Cayman Islands limited liability company which received 2,298,318 shares of InfoHighway International common stock in September 1998 in return for a $500,000 bridge loan to InfoHighway International. Trident III will receive 208,040 shares of our common stock and 102,405 contingent common stock issue rights in connection with our acquisition of InfoHighway International. In addition, Trident III owns a 33% membership interest in Emerging Ventures. See Trident Equity Management Group.

    - MTM HOLDINGS CORPORATION--MTM Holdings is a Texas corporation which is owned by:

       - Timothy Till--37.5%;

       - Michael Avignon--37.5%; and


       - Michael Macaluso--25.0%.


      Messrs. Till and Avignon serve as officers of AXCES while Mr. Macaluso is a member of our board of directors.

ORGANIZATION OF INFOHIGHWAY

    INITIAL CAPITALIZATION. We were initially capitalized with $1,000 provided by Benchmark for 939,000 shares of our common stock. In August 1998, Benchmark transferred 236,203 of the 939,000 shares by gift to the following:

    - Emerging Ventures--97,260 shares;

    - Christopher H. Efird--115,429 shares; and

    - Jeffrey W. Tomz--23,514 shares.

Mr. Efird is one of our current directors. Mr. Tomz served as a director until June 1999.


    CONTINGENT COMMON STOCK ISSUE RIGHTS. In June 1999 and in connection with the acquisitions of the founding companies, we issued a total of 727,511 contingent common stock issue rights to certain of our shareholders prior to the acquisition of ARC and the previous shareholders of ARC and InfoHighway International. Of these contingent common stock issue rights, we issued 338,961 to the following of our shareholders prior to the acquisition of ARC:



    - Benchmark--158,363;



    - Emerging Ventures--38,067;



    - Mr. Efird--67,243;



    - Mr. Tomz--13,699; and



    - Other non-affiliated shareholders--61,589.


Approximately one-half of these shares are issuable, if at any time within three years of the issuance of those contingent common stock issue rights, when our common stock reaches a 10-day average of $16.00 per share. The remaining one-half are issuable, if at any time within three years of the issuance of the contingent common stock issue rights, our common stock reaches a 10-day average of $21.00 per share.

    BENCHMARK LETTER AGREEMENT. In September 1998, we entered into a letter agreement with Benchmark. Under the terms of the agreement, Benchmark agreed to serve as our non-exclusive agent in connection with an acquisition or disposition by us for a term of two years. Benchmark's fee under the agreement is equal to the following:

    - five percent of the first $5 million of aggregate consideration;

    - four percent of the second $5 million of aggregate consideration;

    - three percent of the third $5 million of aggregate consideration; and

    - two percent of any consideration over $15 million in the aggregate paid in connection with an eligible transaction with a minimum fee of $100,000.

The acquisitions of ARC, AXCES and InfoHighway International are excluded from the fee requirement of the agreement, as amended.

    BENCHMARK CONSULTING AGREEMENT. In September 1998, we entered into a consulting agreement with Benchmark which provided for, among other things, a monthly consulting fee of $14,000 for a two year period and reimbursement of expenses incurred during the course of the consulting engagement. In June 1999, the consulting agreement was amended to waive any accrued or future consulting fees and to recognize the aggregate amount of expenses to be reimbursed as of that date to be $105,000.

    VANDERHIDER CONSULTING AGREEMENT. During the first quarter of 1999, we entered into an agreement with John Vanderhider, our former Chief Financial Officer, for services to be rendered in conjunction with the offering. The agreement, as amended, provided for, among other things, the granting of five-year exercisable warrants to purchase 36,185 shares of our common stock at $5.71 per share in exchange for services rendered. Warrants for 7,237 shares of common stock vested each month over a period of five months starting in February 1999. Of the warrants for 7,237 shares,

    - warrants for 5,201 shares are immediately exercisable upon vesting;

    - warrants for 1,018 shares are exercisable when the common stock has closed at a price of at least $16.00 per share for 10 consecutive trading days; and

    - warrants for 1,018 shares are exercisable when the common stock has closed at a price of at least $21.00 per share for 10 consecutive trading days.

    BRIDGE LOANS. In March 1999, we issued a $100,000 13% promissory note to Trident III maturing at the earlier of March 1, 2000 or the closing of an outside financing with minimum gross proceeds of $500,000. Trident III also received warrants to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $8.00 per share subject to certain provisions and terms. The warrants have a term of five years and have registration rights. In June 1999, we repaid this note out of the proceeds of the $1.5 million June promissory note offering described below.

    In April 1999, we issued a $100,000 13% promissory note to Trident III maturing at the earlier of April 5, 2000 or the closing of an outside financing with minimum gross proceeds of $500,000. Trident III also received warrants to purchase an aggregate of 50,000 shares of our common stock at an exercise price of $8.00 per share subject to certain provisions and terms. The warrants have a term of five years and have registration rights. In June 1999, we repaid this note out of the proceeds of the $1.5 million June promissory note offering described below.

    In June 1999, we issued an aggregate of $1,500,000 13% promissory notes to ten individual, accredited investors. These notes mature at the earlier of June 22, 2000 or the closing of an outside financing by us with minimum gross proceeds of $5,000,000. The individual investors also received warrants to purchase an aggregate of 300,000 shares of common stock at an exercise price of $8.00 per share. The warrants have a term of five years and have registration rights.


    AFFILIATIONS WITH UNDERWRITERS. We have agreed for a period of three years after the date of this prospectus, if requested by the representative, to use our best efforts to nominate one person designated by the representative for election to our board of directors. In the event the representative elects not to exercise such right, it may designate a person to receive all notices of meetings of our board of directors and all other correspondence and communications sent by us to our board of directors and to attend all such meetings of our board of directors. We have agreed to reimburse the representative's designee for his out-of-pocket expenses incurred in connection with his attendance of meetings of our board of directors.


THE ACQUISITIONS

    We acquired ARC on June 30, 1999. We will acquire InfoHighway International and AXCES simultaneously with and as a condition of the closing of this offering. Subject to certain adjustments described below, the aggregate consideration we will pay to acquire the founding companies is approximately $28.6 million as described in the table below. We will also repay an aggregate of approximately $6.7 million of indebtedness of InfoHighway and the founding companies with the proceeds of the offering. The consideration we are paying for each founding company was determined by arm's length negotiations between us and a representative of that founding company.

                                                                CONTINGENT COMMON
                                         COMMON STOCK         STOCK ISSUE RIGHTS(1)          PREFERRED STOCK
                                   -------------------------  ----------------------  -----------------------------
                                                 VALUE OF                 VALUE OF                      VALUE OF
           ACQUISITION               SHARES       SHARES       SHARES      SHARES         SHARES         SHARES
---------------------------------  ----------  -------------  ---------  -----------  --------------  -------------
AXCES............................     700,000  $   6,300,000         --   $      --         60,000(2) $   9,000,000
InfoHighway International........     958,166      8,623,494    235,878          --             --               --
ARC..............................     390,076      3,510,684    152,672          --      1,206,673(3)     1,206,673
                                   ----------  -------------  ---------       -----   --------------  -------------
Total............................   2,048,242  $  18,434,178    388,550   $      --      1,266,673    $  10,206,673
                                   ----------  -------------  ---------       -----   --------------  -------------
                                   ----------  -------------  ---------       -----   --------------  -------------

------------------------


(1) The contingent common stock issue rights entitle the holder to receive common stock based upon market performance beginning 90 days after this offering. Approximately one-half of the shares are issuable when the common stock reaches a 10-day average of $16.00 per share. The remaining one-half is issuable when the common stock reaches a 10-day average of $21.00 per share. The rights expire after 3 years. We also issued 338,961 contingent common stock issue rights to certain of our shareholders prior to the acquisition of ARC. See "--Organization of InfoHighway--Contingent Common Stock Issue Rights."


(2) Each share of series B preferred stock is convertible into 10 shares of common stock at anytime at the option of the holder. The series B preferred stock is redeemable after 36 months out of a designated portion of our cash flow. If the common stock trades for an average of $20 per share for 10 consecutive days, we may force the conversion of the series B preferred stock into common stock.

(3) The series A preferred stock is convertible into common stock at the option of the holder at any time after 90 days from the closing of this offering or earlier with the consent of both InfoHighway and the representative of the underwriters with respect to this offering. The number of shares issuable upon conversion of the series A preferred stock is dependent on the conversion rate which is calculated by dividing $1.00 by the lesser of the offering price or the five-day average closing price ending on the trading day prior to such conversion date. The series A preferred stock is to be issued to Trans Global in exchange for a current note payable from ARC of $1.2 million.

For a complete description of the consideration paid, the debt repaid or assumed or other material terms of the acquisitions, see "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of
Operations--Organization."

    INDEMNIFICATION BY MTM HOLDINGS AND ITS STOCKHOLDERS. Pursuant to the AXCES acquisition agreement, MTM Holdings and its owners have agreed to indemnify us for any damages incurred in connection with pending litigation and administrative proceedings on the same basis as we are indemnified for any breaches of representations and warranties made by AXCES in the acquisition agreement. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations--Organization--Acquisition of AXCES."

    CONDITIONS TO CLOSING AXCES AND INFOHIGHWAY INTERNATIONAL ACQUISITIONS. The closing of the AXCES and InfoHighway International acquisitions are subject to customary conditions. These conditions include, among others:

    - the accuracy on the closing date of the acquisitions of the representations and warranties made by the founding companies, their principal stockholders and InfoHighway;

    - the performance of each of their respective covenants included in the agreements relating to the acquisitions; and

    - nonexistence of a material adverse change in the result of operations, financial condition or business of each founding company.

We can give no assurance that the conditions to the closing of all acquisitions will be satisfied or waived or that each of the acquisitions will close.

    TERMINATION OF AXCES AND INFOHIGHWAY INTERNATIONAL AGREEMENTS. The acquisition agreements for AXCES and InfoHighway International may be terminated, under certain circumstances, prior to the closing of this offering:

    - by the mutual consent of our board of directors and the boards of directors of AXCES or InfoHighway International;

    - by AXCES or InfoHighway International, their respective stockholders or us, if the offering and the acquisition of AXCES or InfoHighway International are not closed by October 31, 1999;

    - by us if the schedules to the acquisition agreement are amended to reflect a material adverse change in AXCES or InfoHighway International; or

    - by AXCES or InfoHighway International, their respective stockholders or us, if a material breach or default under the agreement by one party occurs and is not waived by the other party.

    NON-COMPETE AGREEMENTS. Pursuant to the acquisition agreements, Peter Parrinello, Michael Macaluso, Michael Avignon, Timothy Till, MTM Holdings, Tony Howlett, Glenn Kramer, Don Trapp have agreed not to compete with us for a period of two or three years commencing on the date of closing of the acquisitions. In addition, pursuant to their employment and consulting agreements with us or AXCES, as applicable, Joseph Gregori, Peter Parrinello, Peter Karoczkai, Charles Garber, Michael Macaluso, Michael Avignon, Timothy Till, MTM Holdings, Tony Howlett and Glenn Kramer have agreed not to compete with us or our subsidiaries during their respective terms of employment and for a period of one year thereafter. For information regarding the employment agreements to be entered into by certain key officers of the founding companies. See "Management--Executive Compensation; Employment Agreements" and "Real Estate and Other Transactions--MTM Holdings Consulting Agreement; Subsidiary Employment Agreements."

    REGISTRATION RIGHTS. In connection with the acquisitions, we will grant certain registration rights to former stockholders of the founding companies. However, these are subject to provisions in the acquisition agreements that restrict the transfer of certain percentages of common stock for up to two years depending upon the performance of the common stock. See "Shares Eligible for Future Sale."

ACQUISITIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS


    Persons who are or will become directors, executive officers, or beneficial owners of 5% or more of our common stock will receive the following consideration in the acquisitions for their equity interests in the founding companies and in connection with the terms of their employment with us.



                                                             CONTINGENT COMMON
                                                                STOCK ISSUE
                                           COMMON STOCK          RIGHTS(1)
                                        -------------------  -----------------          PREFERRED STOCK              OPTIONS,
CERTAIN OFFICERS, DIRECTORS AND                   VALUE OF            VALUE OF   ------------------------------     WARRANTS,
PRINCIPAL STOCKHOLDERS                  SHARES     SHARES    SHARES    SHARES       SHARES      VALUE OF SHARES       OTHER
--------------------------------------  -------  ----------  -------  --------   ------------   ---------------   --------------
ARC
  Technology Acquisitions, Ltd........  261,645  $2,354,805  102,405    $--          --         $      --               --
    Consolidated Technology Group
      Ltd.............................       --          --       --     --          --                --          296,250 (2)
    Trans Global Services, Inc........       --          --       --     --      1,206,673(3)   1,206,673               --
  Peter Parrinello....................   39,060     351,540   15,289     --          --                --          375,000 (4)
  Joseph Gregori......................       --          --       --     --          --                --          480,000 (5)
AXCES
  Michael Avignon(6)..................  262,500   2,362,500                      22,500         3,375,000          100,000 (7)
  Timothy Till(6).....................  262,500   2,362,500       --     --      22,500         3,375,000           75,000 (8)
  Michael Macaluso(6).................  175,000   1,575,000       --     --      15,000         2,250,000               --
InfoHighway International
  Tony Howlett........................  114,598   1,031,382   23,596     --          --                --               --
  Glenn Kramer........................   44,076     396,684    9,075     --          --                --               --
  Trident III.........................  208,040   1,872,360   81,425     --          --                --          150,000 (9)


--------------------------

(1) The contingent common stock issue rights entitle the holder to receive common stock based upon market performance beginning 90 days after this offering. Approximately one-half of the shares are issuable when the common stock reaches a 10-day average of $16.00 per share. The remaining one-half is issuable when the common stock reaches a 10-day average of $21.00 per share. The rights expire after 3 years.

(2) Includes:

    - 206,250 shares issuable upon conversion at $8.00 per share of a $1.65 million note issued to Consolidated Technology in exchange for outstanding debt of ARC; and

    - 90,000 shares issuable upon exercise of warrants at $8.00 per share which were issued to Consolidated Technology in connection with the restructuring of ARC's note to Consolidated Technology.

(3) The series A preferred stock is convertible into common stock at the option of the holder at any time after 90 days from the closing of this offering or earlier with the consent of both InfoHighway and the representative of the underwriters with respect to this offering. The number of shares issuable upon conversion of the series A preferred stock is dependent on the conversion rate which is calculated by dividing $1.00 by the lesser of the offering price or the five-day average closing price ending on the trading day prior to such conversion date.

(4) Includes:

    - 300,000 shares issuable upon exercise of options at $8.00 per share;

    - 27,733 shares issuable upon exercise of options at $5.00 per share; and

    - 47,267 shares issuable upon exercise of options at $10.00 per share.


(5) Includes:



    - 300,000 shares issuable upon exercise of options at $8.00 per share;



    - 66,557 shares issuable upon exercise of options at $5.00 per share; and



    - 113,443 shares issuable upon exercise of options at $10.00 per share.



(6) Represents each shareholders' proportionate interest in shares of common and preferred stock issued to MTM Holdings. Each share of series B preferred stock is convertible into 10 shares of common stock at anytime at the option of the holder. The series B preferred stock is redeemable after 36 months out of a designated portion of our cash flow. If the common stock trades for an average of $20 per share for 10 consecutive days, we may force conversion of the series B preferred stock into common stock.



(7) Includes:


    - 36,977 shares issuable upon exercise of options at $5.00 per share; and

    - 63,023 shares issuable upon exercise of options at $10.00 per share.


(8) Includes:


    - 27,733 shares issuable upon exercise of options at $5.00 per share; and

    - 47,267 shares issuable upon exercise of options at $10.00 per share.


(9) Represents 150,000 shares issuable upon exercise of warrants at $8.00 per share which were issued to Trident III in connection with certain bridge loans.

For a complete description of the beneficial ownership of our officers, directors and principal stockholders, see "Principal Stockholders."

REAL ESTATE AND OTHER TRANSACTIONS

    ARC LEASE. ARC occupies space leased by Consolidated Technology in New York City. There is no formal lease agreement between Consolidated Technology and ARC. Rent is charged by SIS Capital Corp., a Delaware corporation and wholly owned subsidiary of Consolidated Technology, to ARC which amounted to $23,153, $27,752 and $14,066 for the years ended December 31, 1996, 1997 and 1998, respectively.

    ARC DEBT. In connection with the acquisition of ARC, $750,000 of the outstanding balance of approximately $2.4 million on June 30, 1999 on the revolving line of credit due to Consolidated Technology will be repaid with the proceeds from the offering. The balance of the revolving line of credit of $1.65 million was exchanged for a 14% convertible note of which $450,000 matures in January 2000, and the remaining $1.2 million matures in June 2000 if not previously converted. The outstanding balance of this note is convertible into shares of common stock at $8.00 per share at Consolidated Technology's option at any time. In addition, Consolidated Technology has been issued five-year exercisable warrants to purchase 90,000 shares of common stock at $8.00 per share in exchange for the restructuring of the debt. Consolidated Technology was granted piggy back registration rights with respect to the shares issuable upon conversion of the note and exercise of the warrants. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

    AXCES PRINTING SERVICES. AXCES purchases printing services from Page/IPP Communications, L.L.C., a company in which MTM Holdings owns a 30% interest, from time to time. During 1998 and 1997, AXCES purchased printing services totaling $281,660 and $284,660, respectively, from Page/IPP. Amounts due Page/IPP at December 31, 1997 and 1998 were $16,583 and $66,265, respectively. MTM Holdings is owned as follows: 25% by Michael Macaluso, a director and 5% beneficial owner of InfoHighway; 37.5% by Michael Avignon, a 5% beneficial owner of InfoHighway; and 37.5% by Timothy Till, a 5% beneficial owner of InfoHighway.

    INFOHIGHWAY INTERNATIONAL DEBT. In connection with the acquisition, $499,250 owed by InfoHighway International to Trident III pursuant to a loan agreement dated September 18, 1998, will be repaid from the proceeds of the offering.

    MTM HOLDINGS CONSULTING AGREEMENT. AXCES entered into a consulting agreement with MTM Holdings, the previous sole shareholder of AXCES. The consulting agreement is effective on the closing of this offering and has a three year term subject to early termination rights held by both parties. MTM Holdings has been engaged to seek out acquisition targets for us in addition to providing other services towards the consummation of these acquisitions. The agreement provides for a $115,000 annual retainer, payable in equal monthly installments, and a commission payable on acquisitions consummated during the agreement term or within one year thereafter. The retainer is an advance of any fees earned. The fee is three percent of the first million of the purchase price, two percent of the second million and one percent of any amount over $2 million. The commission will be decreased by the amount of any retainer previously paid to the owner. The agreement terminates automatically upon the death or disability of Mr. Michael Macaluso. Prior to the expiration of the three year term, AXCES may terminate the agreement with or without cause, and MTM Holdings may terminate the agreement for any reason. If the agreement is terminated due to Mr. Macaluso's death, the retainer through the termination date and any unpaid commission must be paid. If AXCES terminates the agreement without cause, it must pay MTM Holdings the retainer through the termination date, any commission that is due and payable and not previously paid, monthly installments on the retainer for six months following the termination date, and commission on any acquisition consummated within one year following the termination date that relates to a potential acquisition that was the subject of a notice from the owner to the surviving corporation given before the date of termination. The agreement also contains certain non-competition and non-disclosure provisions that remain in effect for a period of three years after termination.

    SUBSIDIARY EMPLOYMENT AGREEMENTS. During June 1999, AXCES entered into employment agreements with Michael Avignon and Timothy Till which provide for the retention of Mr. Avignon and Mr. Till in the capacities of Operations Manager and MIS Director, respectively, for a three year term commencing upon the consummation of the offering. The agreements provide each employee an annual base salary of $160,000 and a monthly car allowance of $1,000 together with one year non-competition obligations, among other things. Both agreements provide for an annual bonus payment to each employee. However, Mr. Avignon's annual bonus is based upon the annual net income performance of AXCES, while Mr. Till's bonus is payable in an amount at the discretion of our board. Mr. Avignon's annual bonus is determined as follows:

    - if the annual net income of AXCES is less than $3.0 million, Mr. Avignon will receive no bonus;

    - if the annual net income of AXCES is greater than $3.0 million but less than $5.0 million, Mr. Avignon will receive an annual bonus of $90,000 plus 5% of the amount that annual net income exceeds $3.0 million; or

    - if the annual net income of AXCES is greater than $5.0 million, Mr. Avignon will receive an annual bonus of $190,000 plus 10% of the amount that annual net income exceeds $5.0 million.

The agreements also contain certain non-competition and non-disclosure provisions that remain in effect for a period of one year after their termination.

OUR POLICY

    We believe that all of the certain transactions described in this section were made on terms no less favorable than could have been obtained from third parties. In the future, any transactions with our directors, officers, employees or affiliates are anticipated to be minimal and will, in any case, be approved in advance by a majority of the board of directors, including a majority of disinterested members of the board of directors.

                             PRINCIPAL STOCKHOLDERS

    The following table shows, immediately after giving effect to the closing of the acquisitions and this offering, the beneficial ownership of our common stock for:

    - each person beneficially owning more than 5% of our outstanding common stock;

    - each of our directors;

    - each of our executive officers; and

    - all of our directors and executive officers as a group.

                                                                                                SHARES BENEFICIALLY
                                                                                               OWNED AFTER OFFERING
                                                                                                        (2)
                                                                                              -----------------------
BENEFICIAL OWNER (1)                                                                            NUMBER      PERCENT
--------------------------------------------------------------------------------------------  ----------  -----------
Frank M. DeLape (3)
Benchmark Equity Group, Inc.................................................................   1,533,876       29.60%
  700 Gemini, Suite 100
  Houston, Texas 77058
MTM Holdings Corporation (4)................................................................   1,300,000       25.06%
  2500 Wilcrest, Suite 540
  Houston, Texas 77042
Technology Acquisitions, Ltd. (5)...........................................................     660,300       13.24%
  Clarendon House, 2 Church Street
  Hamilton, HM II
  Bermuda
Michael Avignon (4)(6)......................................................................     587,500       11.96%
  2500 Wilcrest, Suite 540
  Houston, Texas 77042
Timothy Till (4)(7).........................................................................     562,500       11.51%
Joseph Gregori (8)..........................................................................     480,000        9.47%
Lighthouse Capital Insurance Company (9)
Trident Equity Management Group, Inc.
Trident III, L.L.C..........................................................................     432,465        9.12%
  c/o MeesPierson (Cayman) Ltd.
    P.O. Box 2003 GT
    Grand Pavilion Comm. Centre
    Bougainvillea Way
    802 West Bay Road
    Grand Cayman BWI
Peter Parrinello (10).......................................................................     429,349        8.63%
Michael Macaluso (4)(11)....................................................................     325,000        6.86%
  2500 Wilcrest, Suite 540
  Houston, Texas 77042
Consolidated Technology Group, Ltd. (12)....................................................     296,250        6.07%
  700 Gemini, Suite 100
  Houston, Texas 77058
Peter Karoczkai (13)........................................................................     225,000        4.68%

                                                                                                SHARES BENEFICIALLY
                                                                                               OWNED AFTER OFFERING
                                                                                                        (2)
                                                                                              -----------------------
BENEFICIAL OWNER (1)                                                                            NUMBER      PERCENT
--------------------------------------------------------------------------------------------  ----------  -----------
Christopher Efird (14)......................................................................     182,672        3.92%
  700 Gemini, Suite 100
  Houston, Texas 77058
Tony Howlett (15)...........................................................................     138,194        3.00%
Charles Garber (16).........................................................................     100,000        2.13%
Glenn Kramer (17)...........................................................................      53,151        1.16%
Harry Bennett (18)..........................................................................      10,000       *
  35 Airport Road, Suite 120
  Morristown, New Jersey 07960
Weatherly nominee (18)(19)..................................................................      10,000       *
All directors and officers as a group (9 persons) (8,10,11,13-19)...........................   1,953,366       32.27%


---------------------
(1) All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless otherwise indicated, the address of each person listed is 1770 Motor Parkway, Suite 300, Hauppauge, New York 11788.

(2) Assumes none of these persons intends to acquire shares directly from the underwriters in connection with this offering. Shares shown include shares of common stock that could be acquired on exercise of currently outstanding options which have not vested and do not vest within 60 days hereof. In addition, the share amounts include shares of common stock which are issuable in connection with the contingent common stock issue rights.

(3) The number of shares beneficially owned by Mr. DeLape and Benchmark includes:

    - 579,886 shares beneficially held by Benchmark, which is wholly-owned by Mr. DeLape;

    - 261,645 shares beneficially held by Technology Acquisitions all of the voting stock of which is owned by Benchmark, and of which Mr. DeLape is a director;

    - 296,250 shares beneficially held by Consolidated Technology of which Mr. DeLape is a director;

    - 97,260 shares beneficially held by Emerging Ventures which is managed by Benchmark; and

    - 298,836 shares issuable pursuant to the contingent stock issue rights held by Benchmark, Emerging Ventures and Technology Acquisitions.

    Does not include 358,040 shares beneficially held by Lighthouse which has issued a variable universal life insurance contract of which Mr. DeLape and his children are remote contingent beneficiaries. Mr. DeLape disclaims beneficial ownership of such shares held by Lighthouse and does not have voting or dispositive power with respect to such shares.

(4) The number of shares beneficially owned by MTM Holdings includes:

    - 700,000 shares; and

    - 600,000 shares issuable upon conversion of the 60,000 outstanding shares of our series B preferred stock.

    All of these shares of common and preferred were issued to MTM Holdings, the former sole shareholder of AXCES, as consideration for the acquisition of AXCES. MTM Holdings is owned by Mr. Till (37.5%), Mr. Avignon (37.5%) and Mr. Macaluso (25%).

(5) The number of shares beneficially held by Technology Acquisitions includes:

    - 261,645 shares held by Technology Acquisitions;

    - 296,250 shares beneficially held by Consolidated Technology Group, an affiliate of Technology Acquisitions; and

    - 102,405 shares issuable pursuant to contingent common stock issue rights.

(6) The number of shares beneficially owned by Mr. Avignon includes:

    - 262,500 shares;

    - 225,000 shares issuable upon conversion of 22,500 shares of our series B preferred stock;

    - 36,977 shares issuable upon exercise of options at $5.00 per share; and

    - 63,023 shares issuable upon exercise of options at $10.00 per share.

    The shares of common and preferred were issued to MTM, the former sole shareholder of AXCES, as consideration for the acquisition of AXCES. The options at $5.00 per share all vest on the closing of this offering. The options at $10.00 per share vest ratably each month over the three-year period following the closing of this offering.

(7) The number of shares beneficially held by Mr. Till includes:

    - 262,500 shares;

    - 225,000 shares issuable upon conversion of 22,500 shares of our series B preferred stock;

    - 27,733 shares issuable upon exercise of options at $5.00 per share; and

    - 47,267 shares issuable upon exercise of options at $10.00 per share.

    The shares of common and preferred were issued to MTM, the former sole shareholder of AXCES, as consideration for the acquisition of AXCES. The options at $5.00 per share all vest on the closing of this offering. The options at $10.00 per share vest ratably each month over the three-year period following the closing of this offering.

(8) The number of shares beneficially held by Mr. Gregori includes

    - 300,000 shares issuable upon exercise of options at $8.00 per share;

    - 66,557 shares issuable upon exercise of options at $5.00 per share; and

    - 113,443 shares issuable upon exercise of options at $10.00 per share.

    The options at $8.00 per share vested one-third in June 1999, and vest an additional one-third in June 2000 and 2001. The options at $5.00 per share all vest on the closing of this offering. The options at $10.00 per share vest ratably each month over the three-year period following the closing of this offering.

(9) The number of shares beneficially held by Lighthouse, Trident Equity Management Group and Trident III includes:

    - 208,040 shares held by Trident III;

    - 150,000 shares issuable upon exercise of warrants at $8.00 per share issued to Trident III in connection with promissory notes we issued prior to the offering; and

    - 81,425 shares issuable pursuant to contingent common stock issue rights.

    Trident III is managed by Trident Equity Management Group, Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of Lighthouse.

(10) The number of shares beneficially held by Mr. Parrinello includes:

    - 39,060 shares held by Mr. Parrinello and members of his immediate family which were issued as consideration for the purchase of ARC;

    - 300,000 shares issuable upon exercise of options at $8.00 per share;

    - 27,733 shares issuable upon exercise of options at $5.00 per share;

    - 47,267 shares issuable upon exercise of options at $10.00 per share; and

    - 15,289 shares issuable pursuant to contingent common stock issue rights.

    The options at $8.00 per share vested one-third in June 1999, and vest an additional one-third in June 2000 and 2001. The options at $5.00 per share all vest on the closing of this offering. The options at $10.00 per share vest ratably each month over the three-year period following the closing of this offering.

(11) The number of shares beneficially owned by Mr. Macaluso includes:

    - 175,000 shares; and

    - 150,000 shares issuable upon conversion of 15,000 shares of our series B preferred stock.

    The shares of common and preferred were issued to MTM, the former sole shareholder of AXCES, as consideration for the acquisition of AXCES.

(12) The number of shares beneficially owned by Consolidated Technology includes:

    - 206,250 shares issuable upon conversion at $8.00 per share of a $1.65 million note issued to Consolidated Technology in exchange for outstanding debt of ARC; and

    - 90,000 shares issuable upon exercise of warrants at $8.00 per share which were issued to Consolidated Technology in connection with the restructuring of ARC's note to Consolidated Technology.

    This does not include 120,667 shares of our common stock which are issuable upon conversion of the 1,206,673 shares of our series A preferred stock held by Trans Global, a Delaware public company, of which 14.2% of its common stock is owned by Consolidated Technology.

(13) Represents shares issuable upon exercise of options at $10.00 per share.

(14) The number of shares beneficially owned by Mr. Efird include:

    - 115,429 shares; and

    - 67,243 shares issuable pursuant to the contingent common stock issue rights.

(15) The number of shares beneficially owned by Mr. Howlett includes:

    - 114,598 shares which were issued as consideration for the purchase of InfoHighway International; and

    - 23,596 shares issuable pursuant to contingent common stock issue rights.


(16) Represents shares issuable upon exercise of options at $10.00 per share. These options vest ratably one-third on the closing of this offering and then one-third each on the first and second anniversaries of the closing of this offering.


(17) The number of shares beneficially owned by Mr. Kramer includes:

    - 44,076 shares, which were issued as consideration for the purchase of InfoHighway International; and

    - 9,075 shares issuable pursuant to contingent common stock issue rights.

(18) Represents shares issuable upon exercise of options at $10.00 issued to each of our outside directors upon appointment to the board.


(19) We have agreed for a period of three years after the date of this prospectus, if requested by the representative, to use our best efforts to nominate one person designated by the representative for election to our board of directors. See "Underwriting."

                          DESCRIPTION OF CAPITAL STOCK

    The following description is a summary of the material terms of our capital stock.

    Upon the closing of this offering, our authorized capital stock, after giving effect to the amendment of our certificate of incorporation, will consist of 25,000,000 shares of common stock and 3,000,000 shares of preferred stock. The common stock and preferred stock each have a par value of $.0001 per share.

COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

CONTINGENT COMMON STOCK ISSUE RIGHTS

    As of the closing of this offering, there will be approximately 727,511 contingent common stock issue rights. These rights were issued to certain of our founders and to the former shareholders of ARC and InfoHighway International in connection with the acquisition of those companies. The contingent common stock issue rights entitle the holder to receive shares of our common stock based upon its market performance beginning 90 days after the closing of this offering. Approximately one-half of the shares are issuable when our common stock reaches a 10-day average of $16.00 per share. The remaining one-half are issuable when our common stock reaches a 10-day average of $21.00 per share. The rights expire after three years. No dividends are payable with respect to the rights and the rights are not transferrable or assignable except by the laws of descent and distribution, by will or by operation of law. All of the 235,878 contingent common stock issue rights issued to the former shareholders of InfoHighway International, except for 81,425 which were issued to Trident III, L.L.C, are subject to pro rata reduction if the monthly revenues for InfoHighway International for the full calendar month prior to the closing of this offering are less than $174,064.

PREFERRED STOCK

    At the direction of our board, we may issue up to 3,000,000 shares of preferred stock from time to time. Our board may, without any action by holders of the common stock:

    - adopt resolutions to issue preferred stock in one or more classes or series;

    - fix or change the number of shares constituting any class or series of preferred stock; and

    - establish or change the rights of the holders of any class or series of preferred stock.

The rights that any class or series of preferred stock may evidence may include:

    - general or special voting rights;

    - preferential liquidation or preemptive rights;

    - preferential cumulative or noncumulative dividend rights;

    - redemption or put rights; and

    - conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

    - adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

    - discourage an unsolicited proposal to acquire us; or

    - facilitate a particular business combination involving us.

Any such action could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then market price.

    SERIES A 10% CONVERTIBLE PREFERRED STOCK. Upon the closing of this offering, 1,206,673 shares of our series A 10% convertible preferred stock will be outstanding, of 1,217,000 shares authorized.

    - CONVERSION RIGHTS. The series A preferred is convertible into common stock at the option of the holder at any time after 90 days from the closing of this offering or earlier with the consent of both us and the representative of the underwriters with respect to this offering. The number of shares of common stock issuable upon conversion of the series A preferred is determined by multiplying the number of shares being converted by the conversion rate. The conversion rate is calculated by dividing $1.00 by the lesser of the offering price or the five-day average closing price ending on the trading day prior to any such conversion date.

              CONVERSION EXAMPLE 1: Assuming the offering price is $10.00 per share and the five-day closing price of our common stock prior to conversion is $5.00 per share, the conversion rate would be $1.00 divided by $5.00 or 0.2. We would then be required to issue approximately 241,335 shares of common stock upon conversion of all of the 1,206,673 shares outstanding (1,206,673 X 0.2).

              CONVERSION EXAMPLE 2: Assuming the offering price is $10.00 per share and the five-day closing price of our common stock prior to conversion is $15.00 per share, the conversion rate would be $1.00 divided by $10.00 or 0.1. We would then be required to issue approximately 120,667 shares of our common stock upon conversion of all of the 1,206,673 shares outstanding (1,206,673 X 0.1).

    - DIVIDENDS. Annual dividends of $.10 per share are payable each March 1, commencing on March 1, 2000, and are cumulative.

    - VOTING RIGHTS. Except as otherwise required by law, the shares of series A preferred stock have no voting rights.

    - REDEMPTION. We may redeem any or all of the shares of series A preferred stock at any time for the redemption price of $1.00 per share, plus accrued but unpaid dividends, upon at least 5 days notice. We may also redeem all and only all of the shares of series A preferred stock if at any time after the closing of this offering the 5-day average closing price of the common stock is less than one-third of the price at which the common stock is sold to the public in this offering. In addition upon the occurrence of the same event, any holder of series A preferred stock may require us to redeem all of that holder's shares of series A preferred stock at the redemption price of $1.00 per share or a total of $1,206,673.

    - REGISTRATION RIGHTS. Holders of series A preferred stock have demand registration rights with respect to the underlying common stock and may require us to redeem the series A preferred stock at the redemption price of $1.00 per share if we fail to register the shares within 6 months after a demand for registration has been made by the holder or if we register the shares but the registration statement ceases to be current and effective for more than 30 days.

    - LIQUIDATION RIGHTS. The shares of series A preferred stock have a liquidation right of $1.00 per share, plus accrued but unpaid dividends, and rank on parity with the series B preferred stock.

    SERIES B 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK. Upon the closing of this offering, all 60,000 authorized shares of our series B 8% cumulative convertible preferred stock will be outstanding.

    - CONVERSION RIGHTS. Each share of the series B preferred stock is convertible into 10 shares of common stock at any time at the option of the holder. If our common stock trades for an average of $20.00 per share or more for a period of 10 consecutive days, we may force a conversion of the series B preferred stock into common stock.

    - DIVIDENDS. Annual dividends of $12.00 per share are payable quarterly in cash or in additional shares of series B preferred stock and are cumulative. In addition, each holder of the series B preferred stock is entitled to receive any dividend that is paid to the holders of common stock.

    - VOTING RIGHTS. The holders of series B preferred stock shall also have the same voting rights as, and shall vote with, the holders of the common stock on an as-converted basis.

    - REDEMPTION. We may redeem any or all of the shares of series B preferred stock at any time beginning 36 months after the closing of this offering for cash, or assign to the holders a designated portion of our cash flow, for the redemption price of $150.00 per share, plus accrued but unpaid dividends, upon at least 30 days notice.

    - LIQUIDATION RIGHTS. The shares of series B preferred stock have a liquidation right of $150.00 per share plus accrued but unpaid dividends, and rank on parity with the series A preferred stock. In the event of our liquidation, dissolution or winding up, the holders of the series B preferred stock, in addition to receiving a liquidation preference, are entitled to receive liquidating distributions at the same time and on the same basis as the holders of common stock.

REGISTRATION RIGHTS

    Pursuant to certain registration rights agreements, the holders of the securities listed below are entitled to certain registration rights for the number of shares of common stock and as indicated below:

                                                      SHARES OF COMMON STOCK                  TYPE OF
TYPE OF SECURITY                                     WITH REGISTRATION RIGHTS           REGISTRATION RIGHTS
-------------------------------------------------  ----------------------------  ---------------------------------
Common stock.....................................              2,048,242                    Piggy back
Contingent common stock issue rights.............                727,511                    Piggy back
Series A preferred stock.........................                120,667               Demand and piggy back
Series B preferred stock.........................                600,000                    Piggy back
Warrants.........................................                720,031                    Piggy back
Underwriter warrants.............................                160,000               Demand and piggy back
Convertible promissory note......................                206,250                    Piggy back

    For a detailed description of these registration rights, see "Shares Eligible for Future Sale."

SPECIAL PROVISIONS OF OUR CHARTER, BYLAWS AND DELAWARE LAW

    The following charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control.

    AUTHORIZATION OF PREFERRED STOCK. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could

    - be issued quickly and easily;

    - could adversely affect the rights of holders of common stock; and

    - could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

    ELECTION AND REMOVAL OF DIRECTORS. Our charter and bylaws provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of directors. See "Management-- Classified Board."

    STOCKHOLDER MEETINGS AND WRITTEN CONSENT. Under our bylaws, a special meeting of the stockholders may be called by:

    - the board of directors;

    - by written order of a majority of the board;

    - the Chairman of the Board;

    - the Chief Executive Officer;

    - the President; or

    - the stockholders by the written request of not less than two-thirds of the common stock entitled to vote at such meeting.

Our certificate of incorporation provides that stockholders may not act by written consent and, accordingly, can only act at a meeting.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof.

    INDEMNIFICATION. Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of directors for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent Delaware law permits, and no member of our board will be personally liable for monetary damages for breach of the member's fiduciary duty as a director, except for liability:

    - for any breach of the member's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the member derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders and us. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities, and we have entered into agreements with each of our directors and executive officers which indemnify them to the fullest extent Delaware law and our certificate of incorporation permit.

    STATUTORY BUSINESS COMBINATION PROVISION. Until June 2000, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents an "interested stockholder," which is defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of "business combinations" with the corporation for three years following the date that person became an interested stockholder unless:

    - before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

    - on completion of the transaction that resulted in that person's becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by:

       - directors who are also officers of the corporation; or

       - any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors approve or do not oppose that extraordinary transaction.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future. Upon the completion of this offering, we will have 4,587,242 shares of common stock outstanding. This number will increase to 4,827,242 if the over-allotment option is exercised. Of these shares, the 1,600,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. In addition, we have registered 165,000 shares of common stock for resale by Benchmark Equity Group over a period of 90 days beginning 90 days after the closing of this offering.

SALES OF RESTRICTED SECURITIES

    A total of 2,822,242 shares of common stock were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act prior to this offering. These shares are deemed to be "restricted securities" under Rule 144. All of these shares are eligible for sale in public, subject to the provisions of Rule 144 under the Securities Act, upon expiration of the lock-up agreements with representatives of the underwriters as early as one year from the date of this offering. See "--Lock-up Agreements." In addition, there will be approximately 4,034,410 shares which are issuable pursuant to contingent common stock issue rights and various warrants, options, convertible notes and convertible preferred stock. Of these shares, up to 296,250 shares could be eligible for sale in the public market, subject to the provisions of Rule 144 on May 19, 2000, and 120,667 will be eligible for resale beginning one year after the date of this offering. The remaining 3,617,493 shares of which are issuable pursuant to contingent common stock issue rights and various warrants, options, and convertible preferred stock will be eligible for resale, subject to the provisions of Rule 144 upon expiration of the lock-up agreements. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act.

    RULE 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell in a "broker's transaction" or to market makers, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

    - one percent of the number of shares of common stock then outstanding; or

    - the average weekly trading volume of the common stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale.

    Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

LOCK-UP AGREEMENTS

    Except for 416,917 shares not subject to the lock up, our directors, executive officers, all other stockholders and all other option, warrant and contingent common stock issue right holders, who in the aggregate held all of the shares of our common stock or securities convertible into our common stock outstanding immediately prior to the closing of this offering, are subject to lock-up agreements. Pursuant to these agreements, they have agreed not to directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock beneficially owned by them for a period of 24 months after the date of this prospectus, without the prior written consent of Weatherly Securities Corporation. There are no current intentions to release shares subject to the lock-up. However, if the average of the closing prices for our common stock during the last ten trading days of each measurement period following the closing of this offering, as listed in the table below, is at least $17.00 per share, then the designated percentage of all of the shares subject to the lockup then outstanding shall be irrevocably released from such restrictions:

MEASUREMENT PERIOD    PERCENTAGE RELEASED
-------------------  ---------------------
     12 months                10%
     15 months                20%
     18 months                30%
     21 months                40%
     24 months          All shares not
                      previously released

During the period of lock-up agreement, we may grant options and issue stock only in the following instances:

    - under our incentive plan;

    - in connection with strategic relationships;

    - in connection with acquisitions of businesses, technologies or products complementary to ours.

Provided, that we may only issue such stock if the recipients of such stock agree to be bound by a lock-up agreement for the remainder of the lock-up period.

    Upon expiration of the lock-up agreements, approximately 6,604,735 shares of common stock outstanding or issuable upon conversion or exercise of outstanding securities will become eligible for immediate public resale, subject in some cases to volume limitations pursuant to Rule 144.

REGISTRATION RIGHTS AGREEMENTS

    Pursuant to certain registration rights agreements, the holders of the securities listed below are entitled to certain registration rights for the number of shares of common stock and as indicated below:

                                                        SHARES OF COMMON STOCK
                                                           WITH REGISTRATION                 TYPES OF
TYPE OF SECURITY                                                RIGHTS                  REGISTRATION RIGHTS
------------------------------------------------------  -----------------------  ---------------------------------
Common stock..........................................           2,048,242                  Piggy back
Common stock contingent issue rights..................             727,511                  Piggy back
Series A preferred stock..............................             120,667             Demand and piggy back
Series B preferred stock..............................             600,000                  Piggy back
Warrants..............................................             719,982                  Piggy back
Underwriter warrants..................................             160,000             Demand and piggy back
Convertible promissory note...........................             206,250                  Piggy back

    UNDERWRITER WARRANTS. Pursuant to a registration rights agreement entered into with the representative of the underwriters, the representative has certain demand and "piggy back" registration rights with respect to the 160,000 shares of common stock issuable upon exercise of the warrants issued to the representative in connection with the closing of the offering. The representative is entitled to one demand registration right during the four year period beginning one year after the closing of this offering unless a registration statement is filed and is either withdrawn or does not become effective in which case, the representative will not have been deemed to exercise the "demand" registration right.

    SERIES A PREFERRED STOCK. Trans Global, the holder of our series A preferred stock, or its transferees are entitled to "piggy back" and "demand" registration rights with respect to the shares of common stock issuable upon the conversion of series A preferred stock. The number of securities requested to be included in a registration involving the exercise of "piggy back" registration rights are subject to pro rata reduction upon the request of the managing underwriter. The managing underwriter may require that the series A holders agree not to sell the common stock for a six-month period following the closing of this offering. The series A holders may exercise the "piggy back" registration rights from the closing of this offering until the underlying common stock can be sold pursuant to Rule 144(k) of the Securities Act.

    In addition, any series A holder or holders who owns 25% of the series A preferred stock is entitled to "demand" registration rights with respect to the shares of underlying common stock. The series A holders may exercise their "demand" registration rights at any time beginning twelve months after the closing of this offering, if the underlying common stock has not been previously registered, until the underlying common stock can be sold pursuant to Rule 144(k). The series A holders are entitled to only one "demand" registration right unless a registration statement is filed and is either withdrawn or does not become effective. In that event, the series A holders will not have been deemed to exercise the "demand" registration right.

    OTHER SECURITIES. Pursuant to certain registration rights agreements, the holders of the remaining 4,301,985 shares of common stock with registration rights are entitled to "piggy back" registration rights. Except for the 296,250 shares of common stock issuable upon conversion of the convertible note issued to Consolidated Technology and warrants issued with the note, these shares remain subject to the lock-up agreement even if registered pursuant to these registration rights. The number of securities request to be included in a registration involving the exercise of "piggy back" rights are subject to a pro rata reduction based on the number of shares of common stock held by each such security holder and any other security holders exercising their respective registration rights to the extent that we are so advised by the managing underwriter, if any, that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering. The registration rights terminate as to any such security holder at the later of:
    - 3 years after the offering made hereby; or

    - such time as such security holder may sell under Rule 144 in a three month period all registrable securities then held by such holder.

STOCK OPTIONS AND WARRANTS

    As of the date of this offering, 1,500,000 shares were subject to outstanding options under our incentive plan and 879,982 shares were subject to outstanding warrants to purchase common stock. Except for 90,000 of these warrants, all of these shares are subject to the lock-up agreements described above. Approximately 90 days after the date of this prospectus, we intend to file a registration statement on Form S-8 covering shares issuable under our incentive plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act after expiration of the applicable lock-up agreements. In addition, the holders of the warrants to purchase shares of common stock are entitled to certain registration rights with respect to such shares as described above.

                                  UNDERWRITING

    Weatherly Securities Corporation is acting as representative for the underwriters named below in connection with this offering. Each of the underwriters has severally, not jointly, agreed, subject to the terms and conditions of the underwriting agreement, among them and our company, to purchase from us, and we have agreed to sell to them, the number of shares of common stock set forth below:

                                                                         NUMBER OF SHARES
UNDERWRITER                                                               OF COMMON STOCK
-----------------------------------------------------------------------  -----------------
Weatherly Securities Corporation.......................................
Westport Resources Investment Services, Inc............................
                                                                         -----------------
Total..................................................................        1,600,000
                                                                         -----------------
                                                                         -----------------

    The underwriters are committed to purchase all the shares of our common stock we sell in this offering, if they purchase any shares of our common stock, subject to the terms and conditions of the underwriting agreement.

    The underwriters initially propose to offer the shares of our common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less concessions not in
excess of $      per share of common stock. Such dealers may re-allow a
concession not in excess of $      per share of common stock to certain other
dealers. After the commencement of this offering, the public offering price, concession and reallowance may be changed by the representative.

    The following table shows the per share and total public offering price, the underwriting discount we will pay to the underwriters and the proceeds, before expenses, that we will receive. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option discussed below.

                                                                          PER SHARE  WITHOUT OPTION  WITH OPTION
                                                                          ---------  --------------  -----------
Public offering price...................................................  $            $              $

Underwriting discount...................................................  $            $              $

Proceeds, before expenses, to us........................................  $            $              $

    We estimate our expenses of this offering, exclusive of the underwriting
discount, will be $      .


    We have agreed to pay to the representative on behalf of the underwriters a non-accountable expense allowance equal to 2.6% of the gross proceeds derived from the sale of the common stock, of which $100,000 has been paid to date. The non-accountable expense allowance is in addition to the expenses of the offering described in the previous paragraph.


    We have granted to the underwriters an over-allotment option, exercisable during the 45 day period from the date of this prospectus, to purchase up to 240,000 shares of common stock at the initial public offering price per share of the common stock we sell in this offering, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the common stock we sell in this offering. To the extent such option is exercised in whole or in part, each underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of our common stock proportionate to its initial commitment.


    We have also agreed to sell to the underwriters, for nominal consideration, warrants to purchase up to 160,000 shares of our common stock. The underwriters will receive 184,000 warrants if they exercise their over-allotment option in full. The warrants are initially exercisable at a price of 165% of the initial public offering price per share of common stock. The warrants may be exercised for a period of four years, commencing one year from the date of this prospectus. The warrants provide for adjustment in the number of shares of common stock issuable upon their exercise and in the exercise price of the warrants as a result of certain events, including subdivisions and combinations of our common stock. The warrants grant to their holders certain demand and piggyback rights to register the common stock issuable upon exercise of the warrants. The warrants may not be sold, transferred, assigned or pledged for one year from the effective date of this offering, except to officers or partners of the underwriters.


    We have agreed for a period of three years after the date of this prospectus, if requested by the representative, to use our best efforts to nominate one person designated by the representative for election to our board of directors. In the event the representative elects not to exercise such right, it may designate a person to receive all notices of meetings of our board of directors and all other correspondence and communications sent by us to our board of directors and to attend all such meetings of our board of directors. We have agreed to reimburse the representative's designee for his out-of-pocket expenses incurred in connection with his attendance of meetings of our board of directors.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock has been determined by negotiation between us and the representative and does not necessarily bear any relationship to our asset value, net worth, or other established criteria of value. In negotiating the price of our common stock, we and the representative considered:

    - prevailing market conditions,

    - the history of and prospects for the industry in which we compete,

    - an assessment of our management,

    - the prospects of our company, our capital structure, the market for initial public offerings, and

    - certain other factors deemed relevant.

    The common stock has been approved for quotation on the American Stock Exchange under the symbol "IW" subject to office notice of issuance.

    Until the distribution of our common stock is completed, the underwriters and selling group members may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. The underwriters may create a short position by selling more common stock than they are committed to purchase from us. In that event, the underwriters may choose to reduce their short position by purchasing shares of our common stock in the open market or by exercising all or a portion of their over-allotment option.

    In addition, the representative, on behalf of the underwriters, may impose penalty bids on the underwriters. Penalty bids permit the representative to reclaim the selling concession from the underwriter or selling group member that sold the shares in this offering.

    Selling our common stock short or purchasing shares of our common stock to either reduce a short position or stabilize the price of our common stock could result in the maintenance of the price of our common stock at a level higher than that if no such transactions had occurred. None of these types of transactions is required. Each of these transactions, if undertaken, may be discontinued at any time.

    The offering of the shares is made for delivery, when, as, and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation, or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The underwriters do not expect any sales of shares of common stock to be made to discretionary accounts.

    We and the underwriters have agreed to indemnify each other against, or to contribute to losses arising out of, certain civil liabilities in connection with this offering, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of the common stock offered hereby will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ruskin, Moscou, Evans & Faltischek, P.C., Mineola, New York.

                                    EXPERTS

    The financial statements of InfoHighway Communications Corporation included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included herein in reliance upon such reports given upon their authority as experts in auditing and accounting.

    The financial statements of InfoHighway International, Inc. as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been included elsewhere in this registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in the registration statement, and upon their authority as experts in accounting and auditing.

    The audited financial statements of ARC Networks, Inc. included in this prospectus have been audited by Moore Stephens, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon their authority as experts in giving such report.

    The audited financial statements of AXCES, Inc. included in this prospectus have been audited by Pannell Kerr Forster of Texas, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon their authority as experts in giving such report.

                      WHERE YOU CAN FIND MORE INFORMATION

    This prospectus constitutes a part of a registration statement on Form S-1 that we filed with the SEC under the Securities Act. Upon the completion of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file annual and quarterly reports, proxy statements and other information required by the Exchange Act. The registration statement and its exhibits and schedules in addition to any reports, statements or other information we file with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20594, and at the following regional offices of the SEC: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the SEC: 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of the prescribed fees. In addition, the SEC maintains a web site that contains reports and information statements and other information regarding registrants that file electronically with the SEC. Copies of such documents and the registration statement may also be obtained from the SEC's Internet address at http://www.sec.gov.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
INFOHIGHWAY COMMUNICATIONS CORPORATION AND FOUNDING COMPANIES
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
    Basis of Presentation..................................................................................        F-2
    Unaudited Pro forma Combined Balance Sheet.............................................................        F-3
    Unaudited Pro forma Combined Statement of Operations...................................................        F-4
    Notes to Unaudited Pro Forma Combined Financial Statements.............................................        F-6

INFOHIGHWAY COMMUNICATIONS CORPORATION HISTORICAL FINANCIAL STATEMENTS
    Report of Independent Certified Public Accountants.....................................................       F-18
    Balance Sheets.........................................................................................       F-19
    Statements of Loss.....................................................................................       F-20
    Statements of Stockholders' Equity.....................................................................       F-21
    Statements of Cash Flows...............................................................................       F-22
    Notes to Financial Statements..........................................................................       F-23

FOUNDING COMPANIES:

AXCES, INC.
    Independent Auditors' Report...........................................................................       F-36
    Balance Sheets.........................................................................................       F-37
    Statements of Operations...............................................................................       F-38
    Statements of Stockholders' Equity.....................................................................       F-39
    Statements of Cash Flows...............................................................................       F-40
    Notes to Financial Statements..........................................................................       F-41

INFOHIGHWAY INTERNATIONAL, INC.
    Independent Auditors' Report...........................................................................       F-51
    Balance Sheets.........................................................................................       F-52
    Statements of Operations...............................................................................       F-53
    Statements of Stockholders' Equity (Deficit)...........................................................       F-54
    Statements of Cash Flows...............................................................................       F-55
    Notes to Financial Statements..........................................................................       F-56

ARC NETWORKS, INC.
    Independent Auditors' Report...........................................................................       F-62
    Consolidated Balance Sheets............................................................................       F-63
    Consolidated Statements of Operations..................................................................       F-64
    Consolidated Statements of Capital Deficit.............................................................       F-65
    Consolidated Statements of Cash Flows..................................................................       F-66
    Notes to Consolidated Financial Statements.............................................................       F-68

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

    The following unaudited pro forma combined financial statements give effect to the acquisitions by InfoHighway Communications Corporation (f/k/a OmniLynx Communications Corporation, "InfoHighway") of the outstanding capital stock of InfoHighway International, Inc. ("InfoHighway International"), ARC Networks, Inc. ("ARC"), and AXCES, Inc. ("AXCES"), (together, the "founding companies"). InfoHighway and the founding companies are hereinafter referred to as the Company. InfoHighway acquired ARC effective June 30, 1999; consequently, such acquisition is reflected in the balance sheet of InfoHighway as of June 30, 1999. InfoHighway will acquire InfoHighway International and AXCES simultaneously with and as a condition of the closing of InfoHighway's initial public offering (the "Offering"). All of the acquisitions ("the Acquisitions") have been accounted for using the purchase method of accounting. With respect to the Acquisitions, AXCES has been identified as the accounting acquiror for financial statement presentation purposes. The pro forma combined financial statements also give effect to an asset acquisition consummated during January 1999 by InfoHighway International (the "Eden Acquisition").

    The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on June 30, 1999. The unaudited pro forma combined statements of operations give effect to these transactions and the Eden Acquisition as if they had occurred on January 1, 1998.

    InfoHighway has preliminarily analyzed the benefits that it expects will be realized from reductions in salaries, bonuses and certain benefits to the owners and key management personnel of the founding companies. To the extent the owners and key management personnel of the founding companies have agreed prospectively to reductions in salaries, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations. Additionally, reductions in interest expense as the result of the planned repayment of certain debt of the founding companies, as well as through the conversion of certain debt into preferred stock, have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential benefits, InfoHighway has not and cannot quantify these benefits until completion of the combination of the founding companies. It is anticipated that these benefits will be offset by costs related to InfoHighway's new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the unaudited pro forma financial information of InfoHighway.

    The purchase price of the founding companies (except AXCES, which is the accounting acquiror) and of InfoHighway has been allocated based on the estimated fair value of assets acquired and liabilities assumed. The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what InfoHighway's financial position or results of operations would actually have been if such transactions in fact had occurred on the dates stated above and are not necessarily representative of InfoHighway's financial position or results of operations for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Also see "Risk Factors" included elsewhere herein.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1999
                                 (IN THOUSANDS)
                                     ASSETS

                                                                                 HISTORICAL
                                                    INFOHIGHWAY                     BASIS       PRO FORMA     PRO FORMA
                                         AXCES     INTERNATIONAL   INFOHIGHWAY    COMBINED     ADJUSTMENTS    COMBINED
                                      -----------  -------------  -------------  -----------  -------------  -----------
CURRENT ASSETS:
  Cash and cash equivalents.........   $   2,607     $      --      $     984     $   3,591     $  (2,600)    $     991
  Accounts receivable, net..........       2,500           298          3,764         6,562            --         6,562
  Receivable from related parties...       1,734            --            170         1,904          (170)        1,734
  Federal income tax receivable.....          59            --             --            59            --            59
  Costs and estimated earnings in
    excess of billings on
    uncompleted contracts...........          --            --            481           481            --           481
  Prepaid expenses and other current
    assets..........................         455            32            513         1,000            --         1,000
                                      -----------  -------------  -------------  -----------  -------------  -----------
    Total current assets............       7,355           330          5,912        13,597        (2,770)       10,827
PROPERTY AND EQUIPMENT, net.........         361           783            128         1,272            --         1,272
GOODWILL AND OTHER INTANGIBLE
  ASSETS............................          --           391         10,451        10,842        18,364        29,206
OTHER ASSETS........................          99            22             86           207            --           207
                                      -----------  -------------  -------------  -----------  -------------  -----------
TOTAL ASSETS........................   $   7,815     $   1,526      $  16,577     $  25,918     $  15,594     $  41,512
                                      -----------  -------------  -------------  -----------  -------------  -----------
                                      -----------  -------------  -------------  -----------  -------------  -----------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
CURRENT LIABILITIES:
  Notes payable.....................   $      --     $     200      $     800     $   1,000     $   2,900     $   3,900
  Notes payable to related
    parties.........................          --         1,181          4,397         5,578          (230)        5,348
  Capital lease payables............          --            34             22            56            --            56
  Accounts payable..................         571           844          5,174         6,589            --         6,589
  Accrued liabilities...............         356           113              1           470            --           470
  Billings in excess of costs and
    estimated earnings on
    uncompleted contracts...........          --            --            402           402            --           402
  Disputed amounts under contract...          --            --          1,290         1,290            --         1,290
  Current income taxes payable......          --            --             --            --         1,600         1,600
  Other current liabilities.........          13           349             --           362            --           362
                                      -----------  -------------  -------------  -----------  -------------  -----------
    Total current liabilities.......         940         2,721         12,086        15,747         4,270        20,017
LONG-TERM DEBT, net of current
  maturities........................          --            --              5             5            --             5
NOTES PAYABLE TO RELATED PARTIES....          --            --          1,147         1,147        (1,147)           --
OTHER LONG-TERM LIABILITIES.........          32            --             --            32            --            32
REDEEMABLE PREFERRED STOCK..........          --            --             --            --         1,207         1,207
STOCKHOLDERS' EQUITY (CAPITAL
  DEFICIT):
  Preferred stock...................          --            --             --            --         9,000         9,000
  Common stock......................           1         2,601             --         2,602        (2,602)           --
  Additional paid in capital........          13            --          3,534         3,547         8,075        11,622
  Retained earnings (deficit).......       6,829        (3,796)          (195)        2,838        (3,209)         (371)
                                      -----------  -------------  -------------  -----------  -------------  -----------
    Stockholders' equity (capital
      deficit)......................       6,843        (1,195)         3,339         8,987        11,264        20,251
                                      -----------  -------------  -------------  -----------  -------------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (CAPITAL DEFICIT)..........   $   7,815     $   1,526      $  16,577     $  25,918     $  15,594     $  41,512
                                      -----------  -------------  -------------  -----------  -------------  -----------
                                      -----------  -------------  -------------  -----------  -------------  -----------

                                          POST-       PRO FORMA
                                       ACQUISITION       AS
                                       ADJUSTMENTS    ADJUSTED
                                      -------------  -----------
CURRENT ASSETS:
  Cash and cash equivalents.........    $   7,164     $   8,155
  Accounts receivable, net..........           --         6,562
  Receivable from related parties...           --         1,734
  Federal income tax receivable.....           --            59
  Costs and estimated earnings in
    excess of billings on
    uncompleted contracts...........           --           481
  Prepaid expenses and other current
    assets..........................         (513)          487
                                      -------------  -----------
    Total current assets............        6,651        17,478
PROPERTY AND EQUIPMENT, net.........           --         1,272
GOODWILL AND OTHER INTANGIBLE
  ASSETS............................           --        29,206
OTHER ASSETS........................           --           207
                                      -------------  -----------
TOTAL ASSETS........................    $   6,651     $  48,163
                                      -------------  -----------
                                      -------------  -----------
                                 LIA
CURRENT LIABILITIES:
  Notes payable.....................    $  (3,100)    $     800
  Notes payable to related
    parties.........................       (3,569)        1,779
  Capital lease payables............           --            56
  Accounts payable..................           --         6,589
  Accrued liabilities...............           --           470
  Billings in excess of costs and
    estimated earnings on
    uncompleted contracts...........           --           402
  Disputed amounts under contract...           --         1,290
  Current income taxes payable......           --         1,600
  Other current liabilities.........           --           362
                                      -------------  -----------
    Total current liabilities.......       (6,669)       13,348
LONG-TERM DEBT, net of current
  maturities........................           --             5
NOTES PAYABLE TO RELATED PARTIES....           --            --
OTHER LONG-TERM LIABILITIES.........           --            32
REDEEMABLE PREFERRED STOCK..........           --         1,207
STOCKHOLDERS' EQUITY (CAPITAL
  DEFICIT):
  Preferred stock...................           --         9,000
  Common stock......................           --            --
  Additional paid in capital........       13,320        24,942
  Retained earnings (deficit).......           --          (371)
                                      -------------  -----------
    Stockholders' equity (capital
      deficit)......................       13,320        33,571
                                      -------------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (CAPITAL DEFICIT)..........    $   6,651     $  48,163
                                      -------------  -----------
                                      -------------  -----------

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    INFOHIGHWAY                                         PRO FORMA    PRO FORMA
                                          AXCES    INTERNATIONAL     ARC      INFOHIGHWAY     TOTAL    ADJUSTMENTS   COMBINED
                                        ---------  -------------  ---------  -------------  ---------  -----------  -----------
Revenues..............................  $  10,095    $   1,100    $   8,171    $      --    $  19,366   $      --    $  19,366
Cost of services......................      3,445          592        6,694           --       10,731          --       10,731
                                        ---------       ------    ---------        -----    ---------  -----------  -----------
Gross profit..........................      6,650          508        1,477           --        8,635          --        8,635
Selling, general and administrative
  expenses............................      4,914          713        1,828          177        7,632          --        7,632
Depreciation and amortization.........        112          261          219           --          592       1,780        2,372
                                        ---------       ------    ---------        -----    ---------  -----------  -----------
Income (loss) from operations.........      1,624         (466)        (570)        (177)         411      (1,780)      (1,369)
Interest income (expense), net........        (50)         (63)        (302)         (17)        (432)        199         (233)
                                        ---------       ------    ---------        -----    ---------  -----------  -----------
Income (loss) before income taxes.....      1,574         (529)        (872)        (194)         (21)     (1,581)      (1,602)
Provision for income taxes............         --           --           --           --           --         115          115
                                        ---------       ------    ---------        -----    ---------  -----------  -----------
Net income (loss).....................  $   1,574    $    (529)   $    (872)   $    (194)   $     (21)  $  (1,696)   $  (1,717)
                                        ---------       ------    ---------        -----    ---------  -----------  -----------
                                        ---------       ------    ---------        -----    ---------  -----------  -----------
Pro forma net loss before dividends on
  preferred stock.....................                                                                               $  (1,717)
Dividends on preferred stock..........                                                                                     420
                                                                                                                    -----------
Pro forma net loss applicable to
  common stockholders.................                                                                               $  (2,137)
                                                                                                                    -----------
                                                                                                                    -----------

Net loss per share--basic and
  diluted.............................                                                                               $    (.58)
Shares used in computing pro forma net
  loss per share......................                                                                                   3,654

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  INFOHIGHWAY                                           PRO FORMA    PRO FORMA
                                         AXCES    INTERNATIONAL    ARC       INFOHIGHWAY      TOTAL    ADJUSTMENTS   COMBINED
                                       ---------  ------------  ---------  ---------------  ---------  -----------  -----------
Revenues.............................  $  30,280   $    1,384   $  13,931     $      --     $  45,595   $     778    $  46,373
Cost of services.....................      9,889          995      11,651            --        22,535         184       22,719
                                       ---------  ------------  ---------         -----     ---------  -----------  -----------
Gross profit.........................     20,391          389       2,280            --        23,060         594       23,654
Selling, general and administrative
  expenses...........................     17,934        1,339       3,465            --        22,738      (1,997)      20,741
Depreciation and amortization........        204          261         407            --           872       3,504        4,376
                                       ---------  ------------  ---------         -----     ---------  -----------  -----------
Income (loss) from operations........      2,253       (1,211)     (1,592)           --          (550)       (913)      (1,463)
Interest income (expense), net.......       (208)         (57)       (317)           --          (582)        170         (412)
                                       ---------  ------------  ---------         -----     ---------  -----------  -----------
Income (loss) before income taxes....      2,045       (1,268)     (1,909)           --        (1,132)       (743)      (1,875)
Provision (benefit) for income
  taxes..............................       (917)          --          --            --          (917)      1,464          547
                                       ---------  ------------  ---------         -----     ---------  -----------  -----------
Net income (loss)....................  $   2,962   $   (1,268)  $  (1,909)    $      --     $    (215)  $  (2,207)   $  (2,422)
                                       ---------  ------------  ---------         -----     ---------  -----------  -----------
                                       ---------  ------------  ---------         -----     ---------  -----------  -----------
Pro forma net loss before dividends
  on preferred stock.................                                                                                $  (2,422)
Dividends on preferred stock.........                                                                                      841
                                                                                                                    -----------
Pro forma net loss applicable to
  common stockholders................                                                                                $  (3,263)
                                                                                                                    -----------
                                                                                                                    -----------
Net loss per share--basic and
  diluted............................                                                                                $    (.89)
Shares used in computing pro forma
  net loss per share.................                                                                                    3,654

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. GENERAL

    InfoHighway Communications Corporation (f/k/a OmniLynx Communications Corporation, "InfoHighway") was incorporated in December 1996 in the state of Delaware. InfoHighway was formed to become a leading provider of unified Internet, data and telecommunications solutions to niche markets representing the high and low end of the telecommunications marketplace. Prior to the acquisition of ARC, InfoHighway had conducted no operations. The acquisition of ARC was consummated on June 30, 1999. InfoHighway International and AXCES will be acquired concurrently with and as a condition of the closing of the Offering.

    The historical financial statements represent the financial position and results of operations of the founding companies and were derived from the respective founding companies' financial statements. The periods included in these pro forma combined financial statements for the individual founding companies are as of and for the six months ended June 30, 1999 and for the year ended December 31, 1998. The historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

2. ACQUISITION OF FOUNDING COMPANIES

    InfoHighway acquired ARC effective June 30, 1999; consequently, such acquisition is reflected in the balance sheet of InfoHighway as of June 30, 1999. InfoHighway will acquire InfoHighway International and AXCES simultaneously with and as a condition of the closing of this Offering. The Acquisitions were accounted for using the purchase method of accounting with AXCES treated as the accounting acquiror.

    The consideration paid or to be paid in the Acquisitions includes (a) common stock, (b) contingent common stock, and (c) Series A and Series B convertible redeemable preferred stock. In addition, InfoHighway will be assuming certain of the debt of all of the founding companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the common shares issued has been determined using an estimated fair value of $9.00 per share, which represents a discount of 10% from the assumed initial public offering price of $10.00 per share (the midpoint of the range of estimated initial public offering prices set forth on the cover page of this Prospectus) due to restrictions on the sale and transferability of the shares issued. The estimated purchase price for the Acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. In the opinion of management, the final allocation of the purchase price will not materially differ from these preliminary estimates.

ACQUISITION OF INFOHIGHWAY INTERNATIONAL

    The acquisition consideration to be received by the stockholders of InfoHighway International consists of 958,166 shares of common stock of InfoHighway and 235,878 shares of contingent common stock of InfoHighway (including 85,397 shares of common stock of InfoHighway and 17,584 shares of contingent common stock of InfoHighway earmarked for the Eden Acquisition). Issuances of contingent common stock is conditional upon achievement of certain share price targets; 50% of the contingent common stock shall be issued when the price of the common stock reaches a 10-day average of $16 per share. The remaining 50% of the contingent common stock reaches a 10-day average of $21 per share. For accounting purposes, no value has been allocated to the contingent common stock.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. ACQUISITION OF FOUNDING COMPANIES (CONTINUED)
Additionally, the Company is assuming some of InfoHighway International's outstanding debt, which totaled $1.4 million at June 30, 1999.

    During January 1999, InfoHighway International acquired the operations of Eden Matrix, an Internet service provider based in Austin, Texas operated by AMICI Online Investments, L.L.C. (the "Eden Acquisition"). The acquisition consideration approximated $1.0 million, consisting of a $50,000 cash down payment and a short-term note payable for $0.9 million. During the second quarter of 1999, $0.8 million of the short-term note payable was converted into 968,750 common shares of InfoHighway International.

ACQUISITION OF ARC

    The acquisition consideration received by the stockholders of ARC consists of 390,076 shares of common stock of InfoHighway and 152,672 shares of contingent common stock of InfoHighway. Issuances of contingent common stock are conditional upon achievement of certain share price targets; 50% of the contingent common stock shall be issued when the price of the common stock reaches a 10-day average of $16 per share. The remaining 50% of the contingent common stock shall be issued when the price of the common stock reaches a 10-day average of $21 per share. For accounting purposes, no value has been allocated to the contingent common stock.

    The merger agreement also provides for the exchange of $1.2 million of an existing ARC note payable to an affiliated company for Series A 10% Convertible Preferred Stock, ("Series A Preferred Stock") of InfoHighway valued at $1.2 million. The preferred stock is convertible into common stock at the option of the holder at any time after 90 days from the closing of this offering or earlier with the consent of both InfoHighway and the representative of the underwriters with respect to this offering. The number of shares issuable upon conversion of the series A preferred stock is dependent on the conversion rate which is calculated by dividing $1.00 by the lesser of the offering price or the five-day average closing price ending on the trading day prior to such conversion date. The preferred stock is redeemable by the holder at $1.00 per share in the event the Company's common stock declines over 67% of the initial public offering price.

    Additionally, the Company assumed all debt outstanding of ARC upon consummation of the acquisition effective June 30, 1999, which totaled $3.2 million at June 30, 1999, with the exception of the ARC note payable which will be exchanged for preferred stock as discussed in the aforementioned paragraph. The merger agreement also provides for: (a) the repayment of $0.8 million of the outstanding balance on the revolving line of credit due to the parent of ARC from proceeds of the Offering, (b) the exchange of $0.45 million of the revolving line of credit for a note payable due on January 31, 2000 that is convertible at the holder's option into 56,250 common shares of InfoHighway, and
(c) the balance of the revolving line of credit being exchanged for a note payable maturing in June 2000 unless converted earlier by the holder into 150,000 common shares of InfoHighway. The balance outstanding under the revolving line of credit was $2.4 million at June 30, 1999.

ACQUISITION OF AXCES

    The acquisition consideration to be received by the stockholders of AXCES consists of 700,000 shares of common stock of InfoHighway and $9.0 million, 60,000 shares valued at $150 per share, of Series B 8% Cumulative Convertible Preferred Stock ("Series B Preferred Stock") of InfoHighway. The

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. ACQUISITION OF FOUNDING COMPANIES (CONTINUED)
Series B Preferred Stock is convertible into 600,000 shares of common stock at the holder's option and is redeemable at the Company's option after 36 months out of a designated portion of the Company's cash flow. If the common stock trades for an average of $20 per share for 10 consecutive days, the Company may force the conversion of the preferred stock into common stock.

    In connection with the acquisition of AXCES, InfoHighway has agreed to assume up to $3.0 million of indebtedness to be incurred by AXCES prior to the Offering for distribution to its shareholder. AXCES may distribute up to $6.5 million in cash to its shareholder prior to the closing of the acquisition, including proceeds from this indebtedness, provided that the distributions do not decrease AXCES' working capital below a minimum level.

    The following table sets forth the components for accounting purposes of the consideration with respect to the Acquisitions, including 85,397 common shares and 17,584 contingent common shares earmarked for the Eden Acquisition. The table does not reflect the S Corporation Distribution and other distributions noted above to the stockholders of AXCES.

                                                                             CONTINGENT
                                                  COMMON STOCK            COMMON STOCK(1)           PREFERRED STOCK
                                            -------------------------  ----------------------  -------------------------
                                                          VALUE OF                 VALUE OF                  VALUE OF
ACQUISITION                                   SHARES       SHARES       SHARES      SHARES       SHARES       SHARES
------------------------------------------  ----------  -------------  ---------  -----------  ----------  -------------
InfoHighway International.................     958,166  $   8,623,494    235,878   $      --           --  $          --
ARC.......................................     390,076      3,510,684    152,672          --    1,206,673(2)     1,206,673
AXCES.....................................     700,000      6,300,000         --          --       60,000(3)     9,000,000
                                            ----------  -------------  ---------       -----   ----------  -------------
                                             2,048,242  $  18,434,178    388,550   $      --    1,266,673  $  10,206,673
                                            ----------  -------------  ---------       -----   ----------  -------------
                                            ----------  -------------  ---------       -----   ----------  -------------

------------------------

(1) The contingent common stock issue rights entitle the holder to receive shares of our common stock based upon its market performance beginning 90 days after the closing of this offering. Approximately one-half of the shares are issuable if and when the common stock reaches a 10-day average of $16.00 per share. The remaining one-half are issuable if and when the common stock reaches a 10-day average of $21.00 per share. The rights expire after three years.

(2) Shares of Series A 10% Convertible Preferred Stock.

(3) Shares of Series B 8% Convertible Preferred Stock.

    For accounting purposes, AXCES is treated as the accounting acquiror, and accordingly, its financial statements are presented on a historical basis.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

             UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS
                                 JUNE 30, 1999
                                 (IN THOUSANDS)

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

    The following table represents the unaudited pro forma combined balance sheet adjustments for InfoHighway Communication Corporation and the founding companies:

                                                                                            TOTAL
                                                                                          PRO FORMA
                                                                     (A)        (B)      ADJUSTMENTS      (C)        (D)
                                                                  ---------  ---------  -------------  ---------  ---------
                                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................  $  (2,600) $      --    $  (2,600)   $  13,833  $  (6,669)
  Accounts receivable, net......................................         --         --           --           --         --
  Receivable from related parties...............................         --       (170)        (170)          --         --
  Costs and estimated earnings in excess of billings on
    uncompleted contracts.......................................         --         --           --           --         --
  Prepaid expenses and other current assets.....................         --         --           --         (513)        --
                                                                  ---------  ---------  -------------  ---------  ---------
    Total current assets........................................     (2,600)      (170)      (2,770)      13,320     (6,669)
PROPERTY AND EQUIPMENT, net.....................................         --         --           --           --         --
GOODWILL AND OTHER INTANGIBLE ASSETS............................         --     18,364       18,364           --         --
OTHER ASSETS....................................................         --         --           --           --         --
                                                                  ---------  ---------  -------------  ---------  ---------
TOTAL ASSETS....................................................  $  (2,600) $  18,194    $  15,594    $  13,320  $  (6,669)
                                                                  ---------  ---------  -------------  ---------  ---------
                                                                  ---------  ---------  -------------  ---------  ---------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
CURRENT LIABILITIES:
  Notes payable.................................................  $   3,000  $    (100)   $   2,900    $      --  $  (3,100)
  Notes payable to related parties..............................         --       (230)        (230)          --     (3,569)
  Capital lease payables........................................         --         --           --           --         --
  Accounts payable..............................................         --         --           --           --         --
  Accrued liabilities...........................................         --         --           --           --         --
  Billings in excess of costs and estimated earnings on
    uncompleted contracts.......................................         --         --           --           --         --
  Disputed amounts under contract...............................         --         --           --           --         --
  Payable to founding company shareholders......................         --         --           --           --         --
  Current income taxes payable..................................      1,600         --        1,600           --         --
  Other current liabilities.....................................         --         --           --           --         --
                                                                  ---------  ---------  -------------  ---------  ---------
    Total current liabilities...................................      4,600       (330)       4,270           --     (6,669)
LONG-TERM DEBT, net of current maturities.......................         --                                   --
NOTES PAYABLE TO RELATED PARTIES................................         --     (1,147)      (1,147)          --         --
OTHER LONG-TERM LIABILITIES.....................................         --         --           --           --         --
REDEEMABLE PREFERRED STOCK......................................         --      1,207        1,207           --         --
STOCKHOLDERS' EQUITY (CAPITAL DEFICIT):
  Preferred stock...............................................         --      9,000        9,000           --         --
  Common stock..................................................         --     (2,602)      (2,602)          --         --
  Additional paid in capital....................................         --      8,075        8,075       13,320         --
  Retained earnings (capital deficit)...........................     (7,200)     3,991       (3,209)          --         --
                                                                  ---------  ---------  -------------  ---------  ---------
    Stockholders' equity (capital deficit)......................     (7,200)    18,464       11,264       13,320         --
                                                                  ---------  ---------  -------------  ---------  ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)....  $  (2,600) $  18,194    $  15,594    $  13,320  $  (6,669)
                                                                  ---------  ---------  -------------  ---------  ---------
                                                                  ---------  ---------  -------------  ---------  ---------

                                                                        TOTAL
                                                                  POST-ACQUISITION
                                                                     ADJUSTMENTS
                                                                  -----------------
                                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................      $   7,164
  Accounts receivable, net......................................             --
  Receivable from related parties...............................             --
  Costs and estimated earnings in excess of billings on
    uncompleted contracts.......................................             --
  Prepaid expenses and other current assets.....................           (513)
                                                                        -------
    Total current assets........................................          6,651
PROPERTY AND EQUIPMENT, net.....................................             --
GOODWILL AND OTHER INTANGIBLE ASSETS............................             --
OTHER ASSETS....................................................             --
                                                                        -------
TOTAL ASSETS....................................................      $   6,651
                                                                        -------
                                                                        -------
                                  LIABILITIES AND STOCKHOLDERS'
CURRENT LIABILITIES:
  Notes payable.................................................      $  (3,100)
  Notes payable to related parties..............................         (3,569)
  Capital lease payables........................................             --
  Accounts payable..............................................             --
  Accrued liabilities...........................................             --
  Billings in excess of costs and estimated earnings on
    uncompleted contracts.......................................             --
  Disputed amounts under contract...............................             --
  Payable to founding company shareholders......................             --
  Current income taxes payable..................................             --
  Other current liabilities.....................................             --
                                                                        -------
    Total current liabilities...................................         (6,669)
LONG-TERM DEBT, net of current maturities.......................
NOTES PAYABLE TO RELATED PARTIES................................             --
OTHER LONG-TERM LIABILITIES.....................................             --
REDEEMABLE PREFERRED STOCK......................................             --
STOCKHOLDERS' EQUITY (CAPITAL DEFICIT):
  Preferred stock...............................................             --
  Common stock..................................................             --
  Additional paid in capital....................................         13,320
  Retained earnings (capital deficit)...........................             --
                                                                        -------
    Stockholders' equity (capital deficit)......................         13,320
                                                                        -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)....      $   6,651
                                                                        -------
                                                                        -------

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

             UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS
                                 JUNE 30, 1999
                                 (IN THOUSANDS)

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS (CONTINUED)
    (a) Reflects the estimated distributions of $5.6 million based upon cash balances of $2.6 million at June 30, 1999 at AXCES and $3.0 million of projected short-term borrowings, and $1.6 million of current income taxes related to the S corporation assuming C Corporation treatment. These short-term borrowings are expected to be repaid with proceeds from the Offering.


    (b) Records the purchase of the remaining founding companies and the conversion of AXCES' stockholders' equity to reflect InfoHighway's capital structure recognizing AXCES as the accounting acquiror. The acquisition of ARC was consummated effective June 30, 1999 and is appropriately included in InfoHighway's historical balance sheet as of June 30, 1999 included herein. The combined purchase of the remaining founding companies will result in goodwill and other identifiable intangible assets of $18.4 million over the fair value of the identifiable net assets acquired of all founding companies, excluding AXCES, since as accounting acquiror no purchase price allocation is recorded for AXCES.



       Total goodwill and other identifiable intangible assets of $29.2 million have been allocated and assigned lives as follows:


                                                                             VALUE        LIFE
                                                                         -------------  ---------
Subscriber basis.......................................................  $     391,070        3-4
Non Compete Agreements.................................................        900,000          4
Customer Relationships.................................................      1,276,250       8.33
Goodwill...............................................................     26,638,818       7-10
                                                                         -------------
                                                                         $  29,206,138
                                                                         -------------
                                                                         -------------

       The following table summarizes the components of the allocation of the purchase price for this adjustment (b) as well as for the total goodwill and other identifiable intangibles recorded on the acquisition of all founding companies.

                                                                      SUBTOTAL
                                                                    ------------                  EXISTING
                                                                      BALANCE                   GOODWILL ON
                                        INFOHIGHWAY                    SHEET                     HISTORICAL
                                       INTERNATIONAL  INFOHIGHWAY     ADJ (B)         ARC        FINANCIALS      AXCES
                                       -------------  ------------  ------------  ------------  ------------  ------------
Total Purchase Price:
  Common Stock.......................   $ 8,623,494    $8,451,000   $ 17,074,494  $  3,510,684   $       --   $  6,300,000
  Preferred Stock....................            --            --             --            --           --      9,000,000
                                       -------------  ------------  ------------  ------------  ------------  ------------
                                          8,623,494     8,451,000     17,074,494     3,510,684           --     15,300,000
Less:
  Purchase Price attributable to
    AXCES............................            --            --             --            --           --     15,300,000
                                       -------------  ------------  ------------  ------------  ------------  ------------
Total Purchase Price attributed to
  Acquirees and Promoter.............     8,623,494     8,451,000     17,074,494     3,510,684           --             --
Less Fair Value of Assets acquired
  excluding AXCES....................    (1,095,204)     (194,225)    (1,289,429)   (6,940,461)    (391,070)            --
                                       -------------  ------------  ------------  ------------  ------------  ------------
Goodwill and Other Identifiable
  Intangibles........................   $ 9,718,698    $8,645,225   $ 18,363,923  $ 10,451,145   $  391,070   $         --
                                       -------------  ------------  ------------  ------------  ------------  ------------


                                       CONSOLIDATED
                                       -------------
Total Purchase Price:
  Common Stock.......................   $26,885,178
  Preferred Stock....................     9,000,000
                                       -------------
                                         35,885,178
Less:
  Purchase Price attributable to
    AXCES............................    15,300,000
                                       -------------
Total Purchase Price attributed to
  Acquirees and Promoter.............    20,585,178
Less Fair Value of Assets acquired
  excluding AXCES....................    (8,620,960)
                                       -------------
Goodwill and Other Identifiable
  Intangibles........................   $29,206,138
                                       -------------

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

             UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS
                                 JUNE 30, 1999
                                 (IN THOUSANDS)

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS (CONTINUED)
       For accounting purposes, the 939,000 shares owned by the InfoHighway Founders have been valued identically as the shares issued to consummate the acquisitions with the founding companies. These shares have been recorded at an estimated fair value of $9.00 per share, which represents a discount of 10% from the assumed initial public offering price of $10.00 per share. The value of such shares owned by the InfoHighway Founders resulted in goodwill which will be amortized over 10 years.

    (c) Records the cash proceeds from the issuance of 1.6 million shares of common stock, net of estimated offering costs. Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

    (d) Records the payment of certain debt of the founding companies which is expected to be paid from the proceeds of the Offering, and the exchange of the remaining balance under the revolving line of credit debt into convertible notes payable.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

             UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS
                                 JUNE 30, 1999
                                 (IN THOUSANDS)

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS (CONTINUED)
    The following table provides a description of such debt including the interest rate and maturity of such indebtedness.

                                            ANNUAL     PRINCIPAL
                                           INTEREST     BALANCE   PRINCIPAL
DEBT DESCRIPTION                             RATE      @ 6/30/99  REPAYMENT                MATURITY DATE
----------------------------------------  -----------  ---------  ----------  ----------------------------------------
INFOHIGHWAY INTERNATIONAL--
  Unit Offering Subordinated Notes......        10.0%  $ 369,750   $ 369,750  Matures at the sooner of March 31, 2003
                                                                              or within 90 days of the sale of the
                                                                              company.

  Promissory Note with Robert                   10.0%    200,000     100,000  Matures at the sooner of February 28,
    Mokterian...........................                                      2000 or within 90 days of the sale of
                                                                              the company; $100,000 to be converted
                                                                              into equity of InfoHighway International
                                                                              prior to the acquisition, the balance
                                                                              due at time of Offering.

  Promissory Note with Trident III......        12.0%    499,250     499,250  Matures at the sooner of September 30,
                                                                              1999 or (i) the earliest of: (a) one or
                                                                              more debt or equity financings of $1.0
                                                                              million or more, (b) the merger of the
                                                                              company into a public company, or (c)
                                                                              the date of an occurrence of an event of
                                                                              default.

AXCES--
  Projected short-term borrowing........         N/A   3,000,000   3,000,000  AXCES may borrow up to $3.0 million to
                                                                              fund distributions to its owners,
                                                                              subject to an operating cash flow
                                                                              minimum requirement. Such borrowing, if
                                                                              any, would be repaid with proceeds from
                                                                              the Offering.

INFOHIGHWAY--AND SUBSIDIARY
  Revolving Line of Credit..............          14%  2,399,724     750,000  Matures as follows: (a) $750,000 at time
                                                                              of Offering, (b) $450,000 at January 31,
                                                                              2000 unless converted at holder's option
                                                                              into 56,250 common shares of
                                                                              InfoHighway, and (c) the balance
                                                                              exchangeable into a note payable due
                                                                              June 2000 unless converted earlier by
                                                                              holder into 150,000 common shares of
                                                                              InfoHighway.

  Bridge financing from a group of
    accredited investors................        13.0%  1,500,000   1,500,000  Matures at time of Offering.

  Bridge financing from a group of
    accredited investors................        13.0%    250,000     250,000  Matures at time of Offering.

  Bridge financing from Halcyon, an
    independent party...................        13.0%    200,000     200,000  Matures at time of Offering.
                                                                  ----------
                                                                   $6,669,000
                                                                  ----------
                                                                  ----------

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

    The following table summarizes the unaudited pro forma combined statement of operations adjustments (in thousands):

                         SIX MONTHS ENDED JUNE 30, 1999

                                                                                       PRO FORMA
                                                                (A)    (B)     (C)    ADJUSTMENTS
                                                              -------  ----  -------  -----------
Revenues....................................................  $    --  $ --  $    --    $    --
Cost of services............................................       --    --       --         --
                                                              -------  ----  -------  -----------
Gross profit................................................       --    --       --         --
Selling, general and administrative expenses................       --    --       --
Depreciation and amortization...............................    1,780    --       --      1,780
                                                              -------  ----  -------  -----------
Income (loss) from operations...............................   (1,780)   --       --     (1,780)
Interest income (expense), net..............................       --   199       --        199
                                                              -------  ----  -------  -----------
Income (loss) before income taxes...........................   (1,780)  199       --     (1,581)
Provision (benefit) for income taxes........................       --    --      115        115
                                                              -------  ----  -------  -----------
Net income (loss)...........................................  $(1,780) $199  $  (115)   $(1,696)
                                                              -------  ----  -------  -----------
                                                              -------  ----  -------  -----------

    (a) Reflects the amortization of excess purchase price relating to the Acquisitions which has been allocated as noted in Note 3(b).

    (b) Reflects the reduction in interest expense due to the planned repayment and planned conversion of certain debt in connection with the Acquisitions, and the incremental interest expense for the amortization of original issue discounts, as provided in the following table.

                                                                                         PRINCIPAL      ANNUAL     INTEREST
                            DEBT                                       ISSUE              BALANCE      INTEREST     EXPENSE
                        DESCRIPTION                                     DATE            TO BE REPAID     RATE     CALCULATION
------------------------------------------------------------  ------------------------  ------------   --------   -----------

INFOHIGHWAY INTERNATIONAL --
  Unit Offering Subordinated Notes                              April 1998-August 1998   $  369,750       10.00%   $ 18,336
  Promissory Note with Robert Mokterian                              February 23, 1999      100,000       10.00%      3,479
  Promissory Note with Trident III                                     September 1998-      499,250       12.00%     29,709
                                                                          January 1999

ARC --
  Trans Global Note                                                         March 1998    1,206,674(1)    10.00%     59,838
  CTG Revolving Line of Credit                                      September 17, 1998      750,000        15.9%     59,134

INFOHIGHWAY --
  Bridge financing from a group of accredited investors                   June 1, 1999    1,500,000       13.00%     15,493
  Bridge financing from a group of accredited investors                 April 14, 1999      250,000       13.00%      6,856
  Bridge financing from Halcyon, on independent party                    June 18, 1999      200,000       13.00%        855
  Other debt repaid with bridge financings                               April 5, 1999      100,000       13.00%      2,030
  Other debt repaid with bridge financings                               March 1, 1999      100,000       13.00%      3,277
                                                                                                                  -----------
                                                                                                                   $199,007
                                                                                                                  -----------
                                                                                                                  -----------

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS (CONTINUED)
       (1) It is anticipated that this note will be exchanged for Series A 10% Convertible Redeemable Preferred Stock upon completion of an initial public offering by the Company.

    (c) Reflects the incremental provision for federal and state income taxes relating to the statement of operations pro forma adjustments and to reflect income taxes on S corporation operations as if AXCES had been taxable as a C corporation during the period presented. Assumes all income is subject to a federal corporate tax rate of 34% and the non-deductibility of goodwill and intangible asset amortizations.

5. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

                          YEAR ENDED DECEMBER 31, 1998

                                                                                                       PRO FORMA
                                                                (A)    (B)    (C)     (D)      (E)    ADJUSTMENTS
                                                              -------  ----  -----  -------  -------  -----------
Revenues....................................................  $    --  $ --  $ 778  $    --  $    --    $   778
Cost of services............................................       --    --    184       --       --        184
                                                              -------  ----  -----  -------  -------  -----------
Gross profit................................................       --    --    594       --       --        594
Selling, general and administrative expenses................       --    --    610   (2,607)      --     (1,997)
Depreciation and amortization...............................    3,254    --    250       --       --      3,504
                                                              -------  ----  -----  -------  -------  -----------
Income (loss) from operations...............................   (3,254)   --   (266)   2,607       --       (913)
Interest income (expense), net..............................       --   170     --       --       --        170
                                                              -------  ----  -----  -------  -------  -----------
Income (loss) before income taxes...........................   (3,254)  170   (266)   2,607       --       (743)
Provision (benefit) for income taxes........................       --    --     --       --    1,464      1,464
                                                              -------  ----  -----  -------  -------  -----------
Net income (loss)...........................................  $(3,254) $170  $(266) $ 2,607  $(1,464)   $(2,207)

    (a) Reflects the amortization of excess purchase price totaling $27.0 million relating to the Acquisitions which has been allocated as noted in
       Note 3(b). The components of the amortization of the excess purchase price at December 31, 1998 are as follows:

                                                                        EXCESS
                                                                       PURCHASE
                                                                         PRICE        LIVES    AMORTIZATION
                                                                     -------------  ---------  ------------
Goodwill...........................................................  $  24,710,000       7-10   $2,856,000
Customer relationships.............................................      1,276,000       8.33      153,000
Non-compete........................................................        900,000          4      225,000
Subscriber basis...................................................         71,000        3-4       20,000
                                                                     -------------        ---  ------------
                                                                     $  26,957,000              $3,254,000

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

5. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS (CONTINUED)
    (b) Reflects the reduction in interest expense due to the planned repayment and planned conversion of certain debt in connection with the Acquisitions, and the incremental interest expense for the amortization of original issue discounts, as provided in the following table.

                               PRINCIPAL      ANNUAL     INTEREST
DEBT          ISSUE             BALANCE      INTEREST     EXPENSE
DESCRIPTION           DATE    TO BE REPAID     RATE     CALCULATION
--  ------------------------  ------------   --------   -----------

INFOHIGHWAY
INTERNATIONAL
  --
      April 1998-August 1998   $  369,750       10.00%   $ 26,338
  Unit
  Offering
  Subordinated
    Notes
             September 1998-      499,250       12.00%     17,563
  Promissory             January 1999
    Note
    with
    Trident
    III

ARC
 --
                  March 1998    1,206,674(1)    10.00%     91,575
  Trans
 Global
   Note
          September 17, 1998      750,000        15.9%     34,348
  CTG
  Revolving
    Line of
    Credit
                                                        -----------
                                                         $169,824
                                                        -----------
                                                        -----------

       (1) It is anticipated that this note will be exchanged for Series A 10% Convertible Redeemable Preferred Stock upon completion of an initial public offering by the Company.

    (c) Reflects the operating results for the Eden Acquisition for the year ended December 31, 1998. Also reflects the amortization of the customer list from the Eden Acquisition which is being amortized over a period of three years and depreciation of property and equipment acquired which is being recognized over the average useful life of the property and equipment of five years.

    (d) Adjusts salaries, bonuses and benefit amounts to reflect those established in contractual agreements between the Company and the owners and key management personnel of the founding companies.

    (e) Reflects the incremental provision for federal and state income taxes relating to the statement of operations pro forma adjustments and to reflect income taxes on S corporation operations as if AXCES had been taxable as a C corporation during the period presented. Assumes all income is subject to a federal corporate tax rate of 34% and the non-deductibility of goodwill and intangible asset amortizations.

6. PRO FORMA LOSS PER SHARE

    The following table summarizes shares used in computing pro forma loss per share:

InfoHighway Founders.............................................    939,000

Founding Companies:
  InfoHighway International......................................    872,769
  ARC............................................................    390,076
  AXCES..........................................................    700,000
Eden Acquisition.................................................     85,397
Offering(a)......................................................    666,900
Effect of assumed exercise of common stock warrants and options
  (see Note 7)...................................................         --
                                                                   ---------
Shares used in computing pro forma loss per share................  3,654,142
                                                                   ---------
                                                                   ---------

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

6. PRO FORMA LOSS PER SHARE (CONTINUED)
    (a) Includes only those shares whose proceeds will be used to repay debt. Those shares totaling 933,100 whose proceeds will be used for capital expenditures and general working capital purposes have been excluded.

7. COMMON STOCK WARRANTS AND OPTIONS

    During the first quarter of 1999, InfoHighway entered into an agreement with an independent consultant for services to be rendered in conjunction with the Offering. The agreement, as amended, provided for, among other things, the granting of five-year exercisable warrants to purchase 86,844 common shares of the Company at $5.71 per share in exchange for services rendered. The warrants vest ratably over a period of twelve months from February 17, 1999. The Company estimated the fair value of the warrants issued during the first quarter of 1999 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 46.1%, and a risk free interest rate of 5.39%. The fair value of the warrants were nominal and recorded as deferred offering costs.

    During the first quarter of 1999, InfoHighway borrowed $100,000 from Trident III, L.L.C. under a 13% promissory note. In conjunction with this financing, Trident III, L.L.C. also received warrants to acquire 100,000 shares of common stock at an initial exercise price per share of $8.00. Such warrants expire during March 2004. This loan was repaid from the proceeds of the $1.5 million financing entered into by InfoHighway in the second quarter of 1999.

    During the second quarter of 1999, InfoHighway borrowed $100,000 from Trident III, L.L.C. under a 13% promissory note. In conjunction with this financing, Trident III, L.L.C. also received warrants to acquire 50,000 shares of common stock at an initial exercise price per share of $8.00. Such warrants expire during April 2004. This loan was repaid from the proceeds of the $1.5 million financing entered into by InfoHighway in the second quarter of 1999.

    During the second quarter of 1999, InfoHighway borrowed $250,000 from a group of accredited investors under a 13% promissory note. In conjunction with this financing, the accredited investors also received warrants to acquire 83,333 shares of common stock at an initial exercise price of $8.00. Such warrants expire during April 2004.

    During the second quarter of 1999, InfoHighway borrowed $1.5 million from a group of accredited investors under a 13% promissory note. In conjunction with this financing, the accredited investors also received warrants to acquire 300,000 shares of common stock at an initial exercise price of $8.00. Such warrants expire during June 2004.

    During the second quarter of 1999, InfoHighway borrowed $200,000 from Halcyon Investment Company, a British Virgin Islands corporation, under a 13% promissory note. In conjunction with this financing, Halcyon also received warrants to acquire 40,000 shares of common stock at an initial exercise price of $8.00. Such warrants expire during June 2004.

    During the second quarter of 1999, InfoHighway issued warrants to the parent of ARC to acquire 90,000 shares of common stock at an initial exercise price of $8.00. Such warrants expire during June 2004. Additionally, in assuming certain warrant obligations of ARC, InfoHighway issued warrants to acquire 20,513 shares of common stock at an initial exercise price of $121.85.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION
                             AND FOUNDING COMPANIES

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

7. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)
    The Company estimated the fair value of the warrants issued during the first and second quarters of 1999, in connection with bridge financings, using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 46.1%, and a risk free interest rate of 5.2%. The fair value of the warrants of approximately $23,000 was recorded as a discount to notes payable and amortized over the terms of the related debt.

    During the second quarter of 1999, InfoHighway stockholders approved the 1999 Incentive Stock Option Plan (the "Plan"), which provides for the granting of stock options to directors, executive officers, certain other employees and certain non-employee consultants of the Company. The Plan permits the granting of options for up to 1,500,000 shares of common stock. The Company has granted stock options to purchase 1,050,000 shares of common stock to certain members of the executive management team and outside directors of the Company. The exercise prices of the options range from $5.00 to $10.00 per share and certain options vest at the IPO and certain options vest over a three year period.

    No common stock warrants or stock options were considered exercised for purposes of computing earnings per share because to do so would be antidilutive.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

InfoHighway Communications Corporation
Houston, Texas

    We have audited the accompanying balance sheets of InfoHighway Communications Corporation, formerly known as OmniLynx Communications Corporation, as of December 31, 1997 and 1998, and the related statements of loss, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InfoHighway Communications Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

May 3, 1999
Houston, Texas

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

                                 BALANCE SHEETS

                                                                                        DECEMBER 31,      CONSOLIDATED
                                                                                    --------------------    JUNE 30,
                                                                                      1997       1998         1999
                                                                                    ---------  ---------  -------------
                                                                                                           (UNAUDITED)

                                                                                                            (NOTE 3)
ASSETS:
Current assets:
  Cash and cash equivalents.......................................................  $     940  $     853  $     983,914
  Accounts receivable, net........................................................         --         --      3,763,919
  Receivable--related party.......................................................         --         --        170,000
  Costs and estimated earnings in excess of billings on uncompleted contracts
    (Note 5)......................................................................         --         --        480,950
  Deferred offering costs (Note 4)................................................         --         --        513,403
                                                                                    ---------  ---------  -------------
    Total current assets..........................................................        940        853      5,912,186
Equipment, net (Note 6)...........................................................         --         --        127,951
Goodwill and other intangible assets..............................................         --         --     10,451,145
Other assets......................................................................         --         --         86,241
                                                                                    ---------  ---------  -------------
    Total assets..................................................................  $     940  $     853  $  16,577,523
                                                                                    ---------  ---------  -------------
                                                                                    ---------  ---------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
  Current maturities of long-term debt (Note 7)...................................  $      --  $      --  $     800,000
  Note payable (Note 7)...........................................................         --         --        200,000
  Current maturities of notes payable--related parties (Notes 3 and 7)............         --         --      4,197,038
  Current maturities of capital leases payable (Note 7)...........................         --         --         21,650
  Accounts payable................................................................         --         --      5,174,196
  Accrued liabilities.............................................................         --         --          1,083
  Billings in excess of costs and estimated earnings on uncompleted contracts
    (Note 5)......................................................................         --         --        402,173
  Disputed amounts under contract.................................................         --         --      1,289,975
                                                                                    ---------  ---------  -------------
    Total current liabilities.....................................................         --         --     12,086,115
Long-term capital lease, net of current maturities (Note 7).......................         --         --          5,141
Long-term note payable--related party, net of current maturities (Note 7).........         --         --      1,146,674
                                                                                    ---------  ---------  -------------
    Total Liabilities.............................................................         --         --     13,237,930
                                                                                    ---------  ---------  -------------

COMMITMENTS (NOTES 10, 11, 12 AND 13)

STOCKHOLDERS' EQUITY (NOTE 9):
  Common stock, $.0001 par value, 25,000,000 shares authorized; 909,074, 939,000
    and 1,329,076 issued and outstanding..........................................         91         94            133
  Additional paid-in capital......................................................        909        906      3,533,951
  Deficit.........................................................................        (60)      (147)      (194,491)
                                                                                    ---------  ---------  -------------
    Total stockholders' equity....................................................        940        853      3,339,593
                                                                                    ---------  ---------  -------------
    Total liabilities and stockholders' equity....................................  $     940  $     853  $  16,577,523
                                                                                    ---------  ---------  -------------
                                                                                    ---------  ---------  -------------

   The accompanying notes are an integral part of these financial statements.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

                               STATEMENTS OF LOSS

                                                                       YEARS ENDED           SIX MONTHS ENDED
                                                                       DECEMBER 31,              JUNE 30,
                                                                  ----------------------  -----------------------
                                                                     1997        1998        1998        1999
                                                                  ----------  ----------  ----------  -----------
                                                                                                (UNAUDITED)
Selling, general and administrative expenses....................  $       60  $       87  $       43  $   177,136
Interest expense................................................          --          --          --       17,208
                                                                  ----------  ----------  ----------  -----------
  Net loss......................................................  $      (60) $      (87)        (43) $  (194,344)
                                                                  ----------  ----------  ----------  -----------
                                                                  ----------  ----------  ----------  -----------
LOSS PER SHARE:
  Basic.........................................................  $        0  $        0  $        0  $      (.21)
  Diluted(1)....................................................         N/A         N/A         N/A          N/A
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic.........................................................     909,074     939,000     939,000      939,000
  Diluted(1)....................................................         N/A         N/A         N/A          N/A

------------------------

(1) There are no securities that would have a dilutive effect at December 31, 1997 and 1998, and June 30, 1998 and 1999.

   The accompanying notes are an integral part of these financial statements.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 COMMON STOCK         ADDITIONAL                   TOTAL
                                                            -----------------------    PAID-IN                  STOCKHOLDERS'
                                                              SHARES      AMOUNT       CAPITAL       DEFICIT       EQUITY
                                                            ----------  -----------  ------------  -----------  ------------
Initial capitalization of the Company at December 31,
  1996....................................................     909,074   $      91   $        909  $        --   $    1,000
Net loss..................................................          --          --             --          (60)         (60)
                                                            ----------       -----   ------------  -----------  ------------
Balance, December 31, 1997................................     909,074          91            909          (60)         940
Compensation related to common stock granted for services
  rendered................................................      29,926           3             (3)          --           --
Net loss..................................................          --          --             --          (87)         (87)
                                                            ----------       -----   ------------  -----------  ------------
Balance, December 31, 1998................................     939,000          94            906         (147)         853
Issuance of common stock warrants (unaudited) (Note 4)....          --          --         22,400           --       22,400
Issuance of common stock in connection with acquisition
  (unaudited) (Note 3)....................................     390,076          39      3,510,645           --    3,510,684
Net loss (unaudited)......................................          --          --             --     (194,344)    (194,344)
                                                            ----------       -----   ------------  -----------  ------------
Balance, June 30, 1999 (unaudited) (consolidated).........   1,329,076   $     133   $  3,533,951  $  (194,491)  $3,339,593
                                                            ----------       -----   ------------  -----------  ------------
                                                            ----------       -----   ------------  -----------  ------------

   The accompanying notes are an integral part of these financial statements.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED          SIX MONTHS ENDED
                                                                       DECEMBER 31,             JUNE 30,
                                                                   --------------------  -----------------------
                                                                     1997       1998       1998         1999
                                                                   ---------  ---------  ---------  ------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................  $     (60) $     (87) $     (43) $   (194,344)
  Adjustments to reconcile net loss to net cash used in operating activities:
  Amortization of notes payable discount.........................         --         --         --         9,714
Increase (Decrease) in Liabilities:
    Accounts payable.............................................         --         --         --           900
    Accrued expenses.............................................         --         --         --         1,083
                                                                   ---------  ---------  ---------  ------------
Net cash used in operating activities                                    (60)       (87)       (43)     (182,647)
                                                                   ---------  ---------  ---------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Advances to related parties....................................         --         --         --      (570,000)
  Cash of acquired company.......................................         --         --         --       168,776
                                                                   ---------  ---------  ---------  ------------
Net cash used in investing activities............................         --         --         --      (401,224)
                                                                   ---------  ---------  ---------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable....................................         --         --         --     2,150,000
  Payments on notes payable......................................         --         --         --      (200,000)
  Increase in deferred offering costs............................         --         --         --      (383,068)
  Issuance of common stock.......................................      1,000         --         --            --
                                                                   ---------  ---------  ---------  ------------
Net cash provided by financing activities........................      1,000         --         --     1,566,932
                                                                   ---------  ---------  ---------  ------------
Net increase (decrease) in cash..................................        940        (87)       (43)      983,061
Cash and cash equivalents at beginning of period.................         --        940        940           853
                                                                   ---------  ---------  ---------  ------------
Cash and cash equivalents at end of period.......................  $     940  $     853  $     897  $    983,914
                                                                   ---------  ---------  ---------  ------------
                                                                   ---------  ---------  ---------  ------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

There were no payments of interest or taxes made during the years ended December 31, 1997 and 1998. Payments of interest totaled $17,208 for the six months ended June 30, 1999. Noncash transactions included the recording of a $22,400 original issue discount on notes payable during the six months ended June 30, 1999. (unaudited)

   The accompanying notes are an integral part of these financial statements.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

    InfoHighway Communications Corporation (f/k/a OmniLynx Communications Corporation, "InfoHighway" or the "Company") was incorporated in December 1996 in the State of Delaware. InfoHighway was formed, through strategic acquisitions, to become a leading provider of unified internet, data and telecommunications solutions to businesses and consumers.

    The Company has conducted no operations to date, except in connection with its efforts to raise equity capital through an initial public offering ("IPO") and in completing targeted acquisitions. The Company completed the acquisition of ARC Networks, Inc. on June 30, 1999. The companies identified for acquisition to date and which will form the "founding companies" in the contemplated IPO are described below:

    AXCES, INC. (AXCES). AXCES is a switchless long-distance carrier that resells long-distance service to the low-volume urban residential user, primarily in Texas. It also offers paging service, 800 service, voice-mail and calling cards.

    INFOHIGHWAY INTERNATIONAL, INC. (INFOHIGHWAY INTERNATIONAL). InfoHighway International is an internet service provider based in Houston, Texas which specializes in offering a high-speed internet access product to high-rise office buildings, including providing value-added internet services to the tenants.

    AXCES and InfoHighway International are expected to be acquired simultaneously with and as a condition to the consummation of the IPO.

    ARC ACQUISITION (ARC). ARC Networks, Inc. is a local exchange carrier based in New York which offers local phone service, long distance, cabling and other network services to customers primarily in the New York metropolitan area. ARC was acquired by the Company on June 30, 1999.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated balance sheet includes the accounts of the Company and its wholly owned subsidiary, ARC Networks, Inc. (ARC). The balances of ARC's assets and liabilities at the date of acquisition, June 30, 1999, are based on their fair values and are consolidated in these financial statements. Since the acquisition is effective at June 30, 1999, there are no results from operations of ARC reflected in the Company's statement of operations and cash flows. All material intercompany transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTANGIBLES

    Intangible assets consist primarily of goodwill recognized in a business combination and is amortized on a straight line basis over the expected periods benefitted, ten years. Management assesses the recoverability of the intangible assets by determining whether the carrying value of the intangible assets can be recovered through undiscounted future operating cash flows of the acquired business. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of intangible assets will be impacted if estimated future operating cash flows are not achieved.

REVENUE RECOGNITION

    For local and long distance telephone service, the Company recognizes revenue as service is provided to customers. For telephone service provided through the sale of prepaid debit cards the Company invoices the customer, principally distributors, at a discount from the face amount of the debit card, when the debit cards are distributed. The Company records the invoiced amount as deferred revenue and recognizes revenue as telephone usage is provided.

    The Company recognizes revenue from its data cable installation services using the percentage of completion method, measured by the percentage of cost incurred to date to the total estimated cost for each contract. Revisions in cost estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known. Contract terms provide for billing schedules that differ from revenue recognition and give rise to costs and estimated profits in excess of interim billings, and billings in excess of costs and estimated profits. It is reasonably possible that the amount of costs and estimated profits in excess of billing and billings in excess of costs and estimated profits may be subject to change in the near term.

INCOME TAXES

    The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized differently in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Deferred tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation allowance should be provided. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's financial instruments, consisting primarily of accounts receivable, accounts payable, notes payable and capitalized lease obligations, approximates fair value due to the maturity of these financial instruments and the borrowing costs to the Company.

LONG-LIVED ASSETS

    Long-lived assets, which are not to be disposed of, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) asset may not be recoverable. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company deems an asset to be impaired if a projection of undiscounted future operating cash flows directly related to the asset, including disposal value if any, is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds fair value. The Company measures fair value by discounting estimated cash flows.

STOCK-BASED COMPENSATION

    The Company continues to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Restricted stock is recorded as compensation cost over the requisite vesting periods based on the market value on the date of grant. Compensation cost for shares issued under performance share plans is recorded based upon the current market value of the Company's stock at the end of each period.

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In November 1998, the Financial Accounting Standards Board ("FASB") issued SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES", which established accounting and reporting standards for derivative instruments and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The provisions of this statement are effective for all fiscal quarters of all fiscal years beginning after December 15, 1999. The Company believes that this standard will not have a material impact on their financial statements or disclosures thereto.

    SOP 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES, requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts of these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. SOP 98-5 is effective for all fiscal years beginning after December 31, 1998. The Company believes that the adoption of SOP 98-5 will not have a material effect on its financial statements.

    INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The unaudited combined interim financial statements for the six month periods ended June 30, 1998 and 1999 and as of June 30, 1999 have been prepared on the same basis as the Company's audited financial statements as of and for the year ended December 31, 1998. In the opinion of management, all adjustments, consisting of normal, recurring accruals, necessary to present fairly the

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) financial position of the Company at June 30, 1999, and the results of operations and cash flows for the six month period ended June 30, 1999 have been included. The results of operations for such interim period is not necessarily indicative of the results expected for the full year ending December 31, 1999.

    CONCENTRATION OF CREDIT RISK

    The Company extends credit to customers which results in accounts receivable arising from its normal business activities. The financial strength of the customers is routinely assessed and, based upon factors surrounding the credit risk of the customers, the Company believes that its receivable credit risk exposure is limited. Such estimate of the financial strength of customers may be subject to change in the near term. The Company believes no significant concentration of credit risk exists with respect to cash.

    CASH AND CASH EQUIVALENTS

    The Company considers certain highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At June 30, 1999, the Company had no cash equivalents.

    EQUIPMENT AND DEPRECIATION

    Equipment is recorded at cost. Expenditures for normal repairs and maintenance are charged to expense as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and the resulting gains and losses are included in operations. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the assets. The following sets forth the Company's depreciation policy:

                                                                   5-10
Telecommunications equipment.....................................  years
Office equipment and computers...................................  5 years

NOTE 3--ACQUISITION

    Effective June 30, 1999, pursuant to an agreement and plan of reorganization, the Company acquired all of the outstanding shares of ARC. ARC is a local exchange carrier based in New York which offers local phone service, long distance, cabling and other network services to customers primarily in the New York metropolitan area.

    Under the terms of the transaction, the Company issued 390,076 shares of common stock valued at $9.00 per share. In addition, the Company issued 152,672 shares of contingent common stock. Issuances of the shares of the contingent common stock are conditional upon achievement of certain share price targets; 50% of the contingent common stock shall be issued if and when the price of the common stock reaches a 10-day average of $16 per share. The remaining 50% of the contingent common stock shall be issued if and when the price of the common stock reaches a 10-day average of $21 per share. At June 30, 1999, no value has been assigned to the contingent common stock. In addition, the Company issued warrants to purchase 20,464 shares of common stock exercisable at $122 per share and expire in February 2007.

    The merger agreement also provides for the issuance, upon completion of an initial public offering by the Company, of 1,206,673 shares of Series A 10% Convertible Preferred Stock ("Series A Preferred

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

NOTE 3--ACQUISITION (CONTINUED)
Stock") valued at $1.2 million to an affiliated company of ARC in exchange for the cancellation of $1.2 million of an existing ARC note payable to the affiliated company. The preferred stock is convertible beginning on a date 90 days after this offering into common stock at the lesser of the Offering price per share or the average of the closing prices during the five day period preceding the date of conversion. The preferred stock is redeemable by the holder at $1.00 per share in the event the Company's common stock declines over 67% of the initial public offering price. Dividends are payable on annual installments on the first day of March each year beginning March 2000. The Series A Preferred Stock have no voting rights. The Series A Preferred Stock has liquidation preference rights in the amount of $1.00 per share plus a sum equal to all unpaid accrued dividends before any payment or distribution upon dissolution, liquidation or winding up shall be made on any series or class of capital stock ranking junior to Series A Preferred Stock as to such payment or distribution, and after all such payments or distributions have been made on any series or class of capital stock ranking senior to the Series A Preferred Stock as to such payment or distribution. The Series A Preferred Stock Senior rank to the Company's common stock. (See Note 7).

    The merger agreement also provides for: (a) the repayment of $0.8 million of the outstanding balance on the revolving line of credit due to the parent of ARC from proceeds of the Offering, (b) the exchange of $0.45 million of the revolving line of credit for a note payable due on January 31, 2000 that is convertible at the holder's option into 56,250 common shares of InfoHighway, and
(c) the balance of the revolving line of credit being exchanged for a note payable maturing in June 2000 unless converted earlier by the holder into 150,000 common shares of InfoHighway.

    The acquisition was accounted for under the purchase method of accounting. The financial position of ARC is included in the Company's consolidated balance sheet from the effective date of the acquisition of June 30, 1999.

    The consideration paid for ARC measured at the acquisition date was $3,510,684 of common stock. The purchase price was allocated to the acquired company's assets and liabilities based upon an estimate of their fair values at the date of acquisition and resulted in $10,451,145 of goodwill and other intangible assets, which are being amortized over 4 to 10 years. The purchase price of the acquisition has been allocated as follows:

                                                                              FAIR VALUE
                                                                             -------------
Purchase consideration.....................................................  $   3,510,684
                                                                             -------------
                                                                             -------------
Cash.......................................................................        168,776
Accounts receivable........................................................      3,763,919
Other current assets.......................................................        611,285
Other long-term assets.....................................................        214,192
Notes payable and long-term debt...........................................     (4,833,189)
Accounts payable and accrued expenses......................................     (6,865,444)
                                                                             -------------
Fair value of net liabilities acquired.....................................     (6,940,461)
                                                                             -------------
                                                                             -------------
Goodwill and other intangible assets.......................................  $  10,451,145
                                                                             -------------
                                                                             -------------

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

NOTE 3--ACQUISITION (CONTINUED)
    The following presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999, as if the acquisition of ARC had occurred on January 1, 1997:

                                                                                               SIX MONTHS
                                                                         YEAR ENDED          ENDED JUNE 30,
                                                                        DECEMBER 31,   --------------------------
                                                                            1998           1998          1999
                                                                        -------------  ------------  ------------
Pro forma revenues....................................................  $  13,930,687  $  6,659,658  $  8,171,286
Pro forma operations income (loss)....................................     (1,591,985)     (414,722)     (747,208)
Pro forma net income (loss)...........................................     (1,908,812)     (597,223)   (1,065,983)
Pro forma basic net income (loss) per share...........................          (2.03)        (0.64)        (1.14)
Pro forma diluted net income (loss) per share(1)......................            N/A           N/A           N/A

------------------------

(1) Inclusion of additional shares under a diluted analysis for the periods ended December 31, 1997 and 1998, and June 30, 1998 and 1999 is inappropriate due to the anti-dilutive effect.

    The information is not necessarily indicative of the results of operations and financial position of the Company as they may be in the future or as they might have been had the business combinations been consummated as of January 1, 1998.

NOTE 4--DEFERRED OFFERING COSTS (UNAUDITED)

    Subsequent to December 31, 1998 and as of June 30, 1999, the Company has incurred expenses totaling approximately $513,403 in connection with a potential IPO of the Company's common stock. These expenses have been deferred and will be recognized as costs of the offering upon the completion of the initial public offering. If no offering takes place, the expenses incurred will be charged to operations.

NOTE 5--CONTRACTS IN PROGRESS

    Costs, estimated profits, and billings on uncompleted contracts are summarized as follows:

                                                  DECEMBER 31,
                                              --------------------
                                                1997       1998
                                              ---------  ---------
                                                                     JUNE 30,
                                                                       1999
                                                                    ----------
                                                                    (UNAUDITED)
Costs incurred..............................  $      --  $      --  $1,197,841
Estimated profits...........................         --         --     426,557
                                              ---------  ---------  ----------
Totals......................................         --         --   1,624,398
Billings to date............................         --         --  (1,545,621)
                                              ---------  ---------  ----------
  Net.......................................  $      --  $      --  $   78,777
                                              ---------  ---------  ----------
                                              ---------  ---------  ----------
  Included in the accompanying balance sheet
    under the following captions:
Costs and estimated earnings in excess of
  billings on uncompleted contracts.........  $      --  $      --  $  480,950
Billings in excess of costs and estimated
  earnings on uncompleted contracts.........         --         --    (402,173)
                                              ---------  ---------  ----------
Net.........................................  $      --  $      --  $   78,777
                                              ---------  ---------  ----------
                                              ---------  ---------  ----------

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

NOTE 5--CONTRACTS IN PROGRESS (CONTINUED)
    At June 30, 1999, the Company reclassified certain contracts which are the subject of litigation in "Disputed amounts under contract" in the amount of $1,289,975 (See Note 11).

NOTE 6--EQUIPMENT

    Equipment consists of the following:

                                                  DECEMBER 31,
                                              --------------------
                                                1997       1998
                                              ---------  ---------
                                                                     JUNE 30,
                                                                       1999
                                                                    ----------
                                                                    (UNAUDITED)
Telephone switching equipment...............  $      --  $      --  $   35,935
Furniture and fixtures......................         --         --      18,109
Computer equipment..........................         --         --     146,571
                                              ---------  ---------  ----------
                                                     --         --     200,615
Less: Accumulated depreciation..............         --         --     (72,664)
                                              ---------  ---------  ----------
Equipment, net..............................  $      --  $      --  $  127,951
                                              ---------  ---------  ----------
                                              ---------  ---------  ----------

NOTE 7.  NOTES PAYABLE AND CAPITAL LEASES

    The Company's notes payable and capital lease obligations consist of the following:

                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                                1997       1998
                                                                              ---------  ---------     JUNE 30,
                                                                                                    --------------
                                                                                                         1999
                                                                                                    --------------
                                                                                                     (UNAUDITED)
Unsecured note payable to accredited investors, bearing interest at 12% due
  on demand.................................................................  $      --  $      --  $      250,000
Unsecured note payable to accredited investors, bearing interest at 8%, due
  on demand.................................................................         --         --         550,000
Note payable to an independent party, bearing interest at 13%, payable at time of offering, secured by all of the Company's assets (see discussion
  below)....................................................................         --         --         200,000
Revolving line of credit agreement with a related party up to the lesser of
  $2.4 million or 85% of eligible receivables, bearing interest at prime plus 2% (9.75% at June 30, 1999), maturing through June 2000, secured by
  all of the Company's assets...............................................         --         --       2,387,038
Note payable to an affiliate, bearing interest at 10%, due in monthly installments through August 31, 2003, guaranteed by an affiliate (see
  discussion below).........................................................         --         --       1,206,674
Note payable to a group of accredited investors, bearing interest at 13%
  payable at time offering, secured by all of the Company's assets (see
  discussion below).........................................................         --         --       1,500,000
Note payable to a group of accredited investors, bearing interest at 13%, payable at time of offering, secured by all the Company's assets (see
  discussion below).........................................................         --         --         250,000
Capital lease obligations, with interest rates ranging from approximately
  16% to 18%, related to the purchase of certain equipment..................         --         --          26,791
                                                                              ---------  ---------  --------------
Total notes payable and capital leases......................................         --         --       6,370,503
Current portion.............................................................         --         --      (5,218,688)
                                                                              ---------  ---------  --------------
Long-term portion...........................................................  $      --  $      --  $    1,151,815
                                                                              ---------  ---------  --------------
                                                                              ---------  ---------  --------------

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

NOTE 7.  NOTES PAYABLE AND CAPITAL LEASES (CONTINUED)
    During the second quarter of 1999, InfoHighway borrowed $200,000 from Halcyon under a 13% promissory note. In conjunction with this financing, Halcyon also received warrants to acquire 40,000 shares of common stock at an initial exercise price of $8.00. Such warrants expire during June 2004. (Unaudited)

    It is anticipated that the note payable to Trans Global in the amount of $1.2 million will be exchanged for Series A 10% Convertible Redeemable Preferred Stock of the Company, valued at $1.2 million, upon completion of an initial public offering by the Company. The preferred stock is redeemable by the holder at $1.00 per share in the event the Company's common stock declines over 67% of the initial public offering price.

    During the second quarter of 1999, InfoHighway borrowed $1.5 million from a group of accredited investors under a 13% promissory note. In conjunction with this financing, the accredited investors received warrants to acquire 300,000 shares of common stock at an initial exercise price of $8.00. Such warrants expire during June 2004. (Unaudited)

    During the second quarter of 1999, InfoHighway borrowed $250,000 from a group of accredited investors under a 13% promissory note. In conjunction with this financing, the accredited investors received warrants to acquire 83,333 shares of common stock at an initial exercise price of $8.00. Such warrants expire during April 2004. (Unaudited)

    During the first quarter of 1999, InfoHighway borrowed $100,000 from Trident III, L.L.C. under a 13% promissory note. In conjunction with this financing, Trident III, L.L.C. also received warrants to acquire 100,000 shares of common stock at an initial exercise price per share of $8.00. Such warrants expire during March 2004. This loan was repaid from the proceeds of the $1.5 million financing entered into by InfoHighway in the second quarter of 1999.

    During the second quarter of 1999, InfoHighway borrowed $100,000 from Trident III, L.L.C. under a 13% promissory note. In conjunction with this financing, Trident III, L.L.C. also received warrants to acquire 50,000 shares of common stock at an initial exercise price per share of $8.00. Such warrants expire during April 2004. This note was repaid from the proceeds of the $1.5 million financing entered into by the Company in June 1999. (Unaudited)

    During the second quarter of 1999, InfoHighway issued warrants to the former parent of ARC to acquire 90,000 shares of common stock at an exercise price of $8.00 in connection with the extension of a debt maturity. Such warrants expire during June 2004. Additionally, InfoHighway assumed certain warrant obligations of ARC and issued warrants to acquire 20,513 shares of common stock at an exercise price of $121.85.

    The Company estimated the fair value of the warrants issued during the first and second quarters of 1999 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 46.1%, and a risk free interest rate of 5.2%. The fair value of the warrants of approximately $22,000 was recorded as a discount to notes payable and amortized over the expected lives of the warrants.

    No common stock warrants were considered exercised for purposes of computing earnings per share because to do so would be antidilutive.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

NOTE 8--INCOME TAXES

    For financial reporting purposes, ARC had operating loss carryforwards of approximately $6,400,000 at December 31, 1998, expiring in 2013. Pursuant to
Section 382 of the Internal Revenue Code of 1986, as amended, utilization of these losses may be limited in the event of a change in control.

NOTE 9--STOCKHOLDERS' EQUITY

PREFERRED STOCK

    The Company is authorized to issue up to 3,000,000 shares of $.0001 par value preferred stock. The Board of Directors is authorized to designate the voting power, preferences, dividends, liquidation rights, redemption and other features related to the Company's preferred stock. As of December 31, 1997 and 1998 and June 30, 1999, no preferred stock had been issued.

COMMON STOCK

    The Company effected a 2,055-for-one stock split in March 1999 of the outstanding shares of common stock. In addition, the Company increased the number of authorized shares of common stock to 25,000,000. In April 1999, the Company effected a .52-for-one reverse stock split of the outstanding shares of common stock. The effects of the stock split and reverse stock split and the increase in the shares of authorized common stock have been retroactively reflected in the accompanying balance sheets and in the notes to the financial statements.

    In June 1999, the Company issued 338,961 contingent common stock issue rights to certain of the Company's shareholders. The contingent common stock issue rights entitle the holder to receive shares of the Company's common stock based upon its market performance beginning 90 days after the closing of an initial public offering. Approximately one-half of the shares are issuable when the common stock reaches a 10-day average of $16.00 per share. The remaining one-half are issuable when the common stock reaches a 10-day average of $21.00 per share. The rights expire after three years.

NOTE 10--STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

1999 INCENTIVE STOCK OPTION PLAN

    During April 1999, the Company's stockholders approved the 1999 Incentive Stock Option Plan, which provides that the Company may grant stock options to purchase up to 1,500,000 shares of its Common Stock to the Company's employees, directors or consultants. The terms of the options are determined by the Company's Board of Directors.

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

NOTE 10--STOCK OPTIONS AND WARRANTS (CONTINUED)
    A summary of the Company's incentive stock option plan as of June 30, 1999 (unaudited) is presented below:

                                                                                               1999      WTD. AVG.
                                                                                               PLAN     EXER. PRICE
                                                                                             ---------  -----------
Options outstanding at December 31, 1998...................................................          0   $    0.00
Max shares exercisable.....................................................................          0        0.00
Options granted(1).........................................................................    600,000        8.00
Options exercised..........................................................................          0        0.00
Options cancelled..........................................................................          0        0.00
                                                                                             ---------
Options outstanding at June 30, 1999.......................................................    600,000   $    8.00
                                                                                             ---------       -----
                                                                                             ---------       -----
Options exercisable........................................................................    200,000   $    8.00
                                                                                             ---------       -----
                                                                                             ---------       -----

------------------------

(1) These are incentive stock options which vested one-third in June 1999, and vest an additional one-third in June 2000 and June 2001. These options expire in June 2004.

    SFAS No. 123 requires the Company to provide pro forma information regarding net income (loss) applicable to common stockholders and income (loss) per share as if compensation cost for the Company's stock options granted had been determined in accordance with the fair value based method prescribed in that Statement. The Company estimated the fair value of each stock option at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999: dividend yield of 0% for all years; expected volatility of 46.10%; risk-free interest rates ranging from 6.39%; and expected lives of two years. The per share weighted average fair value of options granted during the six months ended June 30, 1999 was $.06, which was estimated on the grant date.

    Under the accounting provisions of SFAS No. 123, the Company's net income
(loss) applicable to common stockholders and loss per share would have been revised to the pro forma amounts indicated below:

                                                                                 FOR THE YEAR ENDED     FOR THE SIX MONTHS
                                                                                                          ENDED JUNE 30,
                                                                                    DECEMBER 31,           (UNAUDITED)
                                                                                --------------------  ----------------------
                                                                                  1997       1998       1998        1999
                                                                                ---------  ---------  ---------  -----------
Net loss:
  As reported.................................................................  $     (60) $     (87) $     (43) $  (194,344)
  Pro forma...................................................................  $     (60) $     (87) $     (43) $  (206,103)
Net loss per share: Basic and Diluted
  As reported.................................................................  $      (0) $      (0) $      (0) $     (0.21)
  Pro forma...................................................................  $      (0) $      (0) $      (0) $     (0.22)

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

NOTE 10--STOCK OPTIONS AND WARRANTS (CONTINUED)
WARRANTS

    Following is a description of the Company's warrants outstanding at June 30, 1999 (unaudited):

                                                                                                         NUMBER
                                       DESCRIPTION OF WARRANTS                                         OUTSTANDING
-----------------------------------------------------------------------------------------------------  -----------
Common stock warrants (unregistered) issued in connection with services performed with the Company's initial public offering. The warrants vest ratably over a twelve month period, up to a total of
  86,844, beginning February 17, 1999, exercisable at $5.71 per share. The Company estimated the fair value of the warrants using the Black-Scholes option pricing model with the following assumptions;
  dividend yield of 0%, expected volatility 46.1%, and a risk free interest rate of 5.39%. The fair
  value of the vested warrants was nominal...........................................................      36,185
Common stock warrants (unregistered) issued in connection with bridge financing during the first quarter 1999 exercisable at $8.00 per share and expiring March 2004. (See
  Note 7)............................................................................................     100,000
Common stock warrants (unregistered) issued in connection with bridge financing during the second
  quarter 1999 exercisable at $8.00 per share expiring April 2004. (See Note 7)......................      50,000
Common stock warrants (unregistered) issued in connection with bridge financing during the second
  quarter 1999 exercisable at $8.00 per share and expiring April 2004. (See Note 7)..................      83,333
Common stock warrants (unregistered) issued in connection with bridge financing during the second
  quarter 1999 exercisable at $8.00 per share and expiring June 2004. (See Note 7)...................     300,000
Common stock warrants (unregistered) issued in connection with bridge financing during the second
  quarter 1999 exercisable at $8.00 per share and expiring June 2004. (See Note 7)...................      40,000
Common stock warrants (unregistered) issued in connection with the extension of debt. The warrants were issued during the second quarter 1999 and are exercisable at $8.00 per share and expire June
  2004. (See Note 7).................................................................................      90,000
Common stock warrants (unregistered) issued in connection with the acquisition of ARC during the
  second quarter 1999 exercisable at $122.17 per share and expire February 2007......................      20,464
                                                                                                       -----------
    Total Warrants...................................................................................     719,982
                                                                                                       -----------
                                                                                                       -----------

    Pursuant to FASB Statement No. 123, "Accounting for Stock-Based Compensation," the Company has elected to adopt only the disclosure provision of SFAS 123 for stock issued to employees and will account for its employee stock option plan under APB Opinion No. 25 "Accounting for Stock Issued to Employees."

NOTE 11--COMMITMENTS

CONSULTING AGREEMENT

    During the first quarter of 1999, InfoHighway entered into an agreement with an independent consultant for services to be rendered in conjunction with the Offering. The agreement, as amended,

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

NOTE 11--COMMITMENTS (CONTINUED)
provided for, among other things, the granting of five-year exercisable warrants to purchase 86,844 common shares of the Company at $5.71 per share in exchange for services rendered. The warrants vest ratably over a period of twelve months from February 17, 1999. (Unaudited)

OPERATING LEASES

    The Company occupies space at two locations for use in its data cable installation services business and to support its telephone customer service center and corporate offices. Both leases contain renewal options and escalation clauses.

    Future minimum rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1998 for each of the next five years and in the aggregate are:

1999..............................................................  $ 103,861
2000..............................................................    106,978
2001..............................................................    102,823
2002..............................................................     95,617
2003..............................................................     56,767
                                                                    ---------
Total.............................................................  $ 466,046
                                                                    ---------
                                                                    ---------

MINIMUM PURCHASE COMMITMENTS

    The Company has entered into agreements with local and long-distance carriers (the "Carriers") from which it purchases telephone service. Such agreements include minimum purchase obligations which require monthly payments based on minimum service usage to the Carriers even if the minimum service is not used. The minimums are stated in both dollar amounts and usage based on minutes. Estimated minimum future payments due under the agreements in the aggregate are as follows:

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                 -------------
1999...........................................................................  $   4,531,000
2000...........................................................................      6,171,000
2001...........................................................................      6,171,000
2002...........................................................................      1,671,000
2003...........................................................................         43,000
                                                                                 -------------
                                                                                 $  18,587,000
                                                                                 -------------
                                                                                 -------------

NOTE 12--LITIGATION

    On January 8, 1999, the ARC was served with a summons from the State Supreme Court of New York, County of New York, by Mitel Telecommunications Systems, Inc. ("Mitel") for a breach of contract claim in the amount of $1,715,000 relating to cabling and installation services for which the Company has been paid in full. The Company believes the action is without merit and filed a motion to dismiss the action based on numerous defenses available to it and that it continues to perform all requested services under the contract from Mitel. As of June 30, 1999, the Company believes the maximum exposure resulting from this claim will be $1,289,975 and has recorded a liability for such

                     INFOHIGHWAY COMMUNICATIONS CORPORATION

NOTE 12--LITIGATION (CONTINUED)
amount, however, it is at least reasonably possible that a change in the estimate may occur in the near term.

    On March 26, 1999, ARC was served with a summons from the State Supreme Court of New York, County of Orange, by an employee of a customer of the Company located in Thiells, N.Y., for $1,000,000 resulting from a December 1996 fall over wiring claimed to be negligently installed by the Company. The Company has a liability insurance policy which provides sufficient coverage in the event the plaintiff's claim is successful. The Company believes the action is without merit and filed a motion to dismiss the action based on numerous defenses available to it.

NOTE 13--SUBSEQUENT EVENTS

    The Company has entered into letters of intent to acquire two of the remaining founding companies on the date the IPO closes. The founding companies are InfoHighway International, Inc. ("InfoHighway International"), ARC Networks, Inc. ("ARC"), and AXCES, Inc. ("AXCES"). The Company acquired ARC on June 30, 1999. The aggregate consideration expected to be paid by the Company to acquire the founding companies is approximately 2,048,242 shares of common stock, 1,206,674 shares of Series A 10% Convertible Redeemable Preferred stock valued at $1,206,674 and 60,000 shares of Series B 8% Convertible Redeemable Preferred stock valued at $9,000,000. The Company also issued 388,550 shares of common stock which vests based on certain stock performance criteria.

    The Company will enter into employment agreements with five key officers and employees of the Company to be effective upon the closing of an initial public offering. Each of the agreements provides for a minimum base salary, entitles the employee to participate in all benefit plans in which other members of management participate; and have an initial term of three years from their effective date.

    In connection with the employment agreements, the Company is obligated to issue 880,000 options at exercise prices ranging from $5.00 to $10.00, vesting ratably as follows: one-third on the closing of the offering and then one-third on each of the first and second anniversaries of the closing of this offering, 325,000 options expire in July 2009 and 575,000 options expire five years from the closing of an initial public offering. In addition, the Company is committed to issue 20,050 options to two outside directors upon the completion of an initial public offering by the Company.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders

AXCES, Inc.

    We have audited the accompanying balance sheets of AXCES, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AXCES, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

April 13, 1999                                 Pannell Kerr Forster of Texas,
P.C.

                                          Houston, Texas

                                  AXCES, INC.

                                 BALANCE SHEETS

                                                                   PRO FORMA                   PRO FORMA
                                              DECEMBER 31,       DECEMBER 31,                  JUNE 30,
                                         ----------------------      1998        JUNE 30,        1999
                                            1997        1998     -------------     1999      -------------
                                         ----------  ----------                 -----------
                                                                 (NOTES 1 AND                (NOTES 1 AND
                                                                      5)        (UNAUDITED)       5)
                                                                  (UNAUDITED)                 (UNAUDITED)
                                          ASSETS
Current assets
  Cash and cash equivalents............  $  220,109  $  293,376   $   293,376    $2,606,402   $ 2,606,402
  Accounts receivable, net of allowance
    for doubtful accounts of $457,780
    in 1997, $1,248,964 in 1998, and
    $514,748 in 1999...................   3,246,686   6,227,738     6,227,738    2,500,148      2,500,148
  Receivables from related parties.....          --     220,475       220,475    1,734,378      1,734,378
  Federal income tax receivable........          --     684,000       684,000       59,000             --
  Prepaid expenses and other current
    assets.............................     381,655     230,802       230,802      454,797        454,797
                                         ----------  ----------  -------------  -----------  -------------
    Total current assets...............   3,848,450   7,656,391     7,656,391    7,354,725      7,295,725
                                         ----------  ----------  -------------  -----------  -------------
Net property and equipment.............     586,629     538,165       538,165      360,975        360,975
Other assets...........................      88,783      74,220        74,220       98,979         98,979
Notes receivable from related
  parties..............................     210,658          --            --           --             --
                                         ----------  ----------  -------------  -----------  -------------
Total assets...........................  $4,734,520  $8,268,776   $ 8,268,776    $7,814,679   $ 7,755,679
                                         ----------  ----------  -------------  -----------  -------------
                                         ----------  ----------  -------------  -----------  -------------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Note payable.........................  $       --  $1,694,969   $ 1,694,969    $      --    $        --
  Current portion of long-term debt....      19,080      20,921        20,921           --             --
  Current portion of prizes and
    awards.............................      16,389      29,167        29,167       13,333         13,333
  Accounts payable.....................     556,931     578,612       578,612      463,420        463,420
  Sales tax payable....................     469,478     421,646       421,646      107,302        107,302
  Accrued distributions to
    stockholders.......................          --          --     3,600,271           --      5,727,997
  Other accrued expenses...............     341,308     205,570       205,570      356,289        356,289
  Current income taxes payable.........       2,249          --       993,936           --        499,705
  Deferred income taxes................     904,840          --       223,440           --        223,440
                                         ----------  ----------  -------------  -----------  -------------
    Total current liabilities..........   2,310,275   2,950,885     7,768,532      940,344      7,391,486
                                         ----------  ----------  -------------  -----------  -------------
Long-term debt, less current portion...      43,706      17,772        17,772           --             --
Deferred income taxes..................      12,502          --       437,035           --        318,756
Prizes and awards, less current
  portion..............................      62,361      31,945        31,945       31,945         31,945
                                         ----------  ----------  -------------  -----------  -------------
    Total liabilities..................   2,428,844   3,000,602     8,255,284      972,289      7,742,187
                                         ----------  ----------  -------------  -----------  -------------
Commitments and contingencies

Stockholder's equity
  Common stock, $1.00 par value; 1,000
    shares authorized, issued and
    outstanding........................       1,000       1,000         1,000        1,000          1,000
  Additional paid-in capital...........      12,492      12,492        12,492       12,492         12,492
  Retained earnings....................   2,292,184   5,254,682            --    6,828,898             --
                                         ----------  ----------  -------------  -----------  -------------
    Total stockholders' equity.........   2,305,676   5,268,174        13,492    6,842,390         13,492
                                         ----------  ----------  -------------  -----------  -------------
Total liabilities and stockholders'
  equity...............................  $4,734,520  $8,268,776   $ 8,268,776    $7,814,679   $ 7,755,679
                                         ----------  ----------  -------------  -----------  -------------
                                         ----------  ----------  -------------  -----------  -------------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  AXCES, INC.

                            STATEMENTS OF OPERATIONS

                                                                                              SIX MONTHS
                                                                                            ENDED JUNE 30,
                                                                                    ------------------------------
                                               YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------           (UNAUDITED)
                                         1996            1997            1998            1998            1999
                                    --------------  --------------  --------------  --------------  --------------
Revenues..........................    $8,467,506     $ 19,473,981    $ 30,279,621    $ 17,348,606    $ 10,095,372
Cost of revenues..................     3,959,087        8,002,688       9,889,028       5,307,384       3,445,554
                                    --------------  --------------  --------------  --------------  --------------
  Gross profit....................     4,508,419       11,471,293      20,390,593      12,041,222       6,649,818
Selling, general and
  administrative expenses.........     3,673,546        8,910,007      17,934,268       8,296,261       4,913,462
Depreciation and amortization.....        61,379          135,461         203,576          88,960         112,079
                                    --------------  --------------  --------------  --------------  --------------
  Operating income................       773,494        2,425,825       2,252,749       3,656,001       1,624,277
Other income (expense)
  Interest income.................        56,694            9,575          63,911          17,440          46,870
  Interest expense................       (20,424)         (28,529)       (271,504)       (165,408)        (96,931)
                                    --------------  --------------  --------------  --------------  --------------
Income before income tax
  provision.......................       809,764        2,406,871       2,045,156       3,508,033       1,574,216
Income tax provision
  Current expense.................       261,554            2,936              --              --              --
  Deferred expense (benefit)......        16,730          834,157        (917,342)       (917,342)             --
                                    --------------  --------------  --------------  --------------  --------------
                                         278,284          837,093        (917,342)       (917,342)             --
                                    --------------  --------------  --------------  --------------  --------------
  Net income......................    $  531,480     $  1,569,778    $  2,962,498    $  4,425,375    $  1,574,216
                                    --------------  --------------  --------------  --------------  --------------
                                    --------------  --------------  --------------  --------------  --------------
Basic net income per common
  share...........................    $      531     $      1,570    $      2,962    $      4,425    $      1,574
Diluted net income per common
  share...........................    $      531     $      1,570    $      2,962    $      4,425    $      1,574
Average common shares
  outstanding.....................         1,000            1,000           1,000           1,000           1,000

                                                                      PRO FORMA       PRO FORMA       PRO FORMA
                                                                     (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                                                                     (NOTES 1 AND    (NOTES 1 AND    (NOTES 1 AND
                                                                          5)              5)              5)
                                                                    --------------  --------------  --------------
Net income as reported............                                   $  2,962,498    $  4,425,375     $1,574,216
Pro forma incremental income tax
  provision.......................                                      1,654,412       2,115,311      1,100,901
                                                                    --------------  --------------  --------------
Pro forma net income..............                                   $  1,308,086    $  2,310,064     $  473,315
Pro forma net income per common
  share...........................                                   $      1,308    $      2,310     $      473
Pro forma average common shares
  outstanding.....................                                          1,000           1,000          1,000

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  AXCES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                             ADDITIONAL
                                                                               PAID-IN      RETAINED
                                                             COMMON STOCK      CAPITAL      EARNINGS       TOTAL
                                                            ---------------  -----------  ------------  ------------
Balance, December 31, 1995................................     $   1,000      $  12,492   $    190,926  $    204,418
Net income................................................            --             --        531,480       531,480
                                                                  ------     -----------  ------------  ------------
Balance, December 31, 1996................................         1,000         12,492        722,406       735,898
Net income................................................            --             --      1,569,778     1,569,778
                                                                  ------     -----------  ------------  ------------
Balance, December 31, 1997................................         1,000         12,492      2,292,184     2,305,676
Net income................................................            --             --      2,962,498     2,962,498
                                                                  ------     -----------  ------------  ------------
Balance, December 31, 1998................................         1,000         12,492      5,254,682     5,268,174
                                                                  ------     -----------  ------------  ------------
Net income (unaudited)....................................            --             --      1,574,216     1,574,216
                                                                  ------     -----------  ------------  ------------
Balance, June 30, 1999 (unaudited)........................     $   1,000      $  12,492   $  6,828,898  $  6,842,390
                                                                  ------     -----------  ------------  ------------
                                                                  ------     -----------  ------------  ------------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  AXCES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                 SIX MONTHS ENDED JUNE
                                                YEARS ENDED DECEMBER 31,                  30,
                                          -------------------------------------  ----------------------
                                             1996         1997         1998         1998        1999
                                          -----------  -----------  -----------  ----------  ----------
                                                                                      (UNAUDITED)
Cash flows from operating activities
  Net income............................  $   531,480  $ 1,569,778  $ 2,962,498  $4,425,375  $1,574,216
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities:
  Compensation expense recognized from
    cancellation of notes receivable
    from related parties................           --           --      210,658          --          --
    Loss on sale of property and
      equipment.........................           --       13,146           --          --      63,729
    Depreciation and amortization.......       61,379      135,461      203,576      88,960     112,077
    Provision for doubtful accounts.....      416,540    1,803,763    4,264,752   1,973,748   1,565,484
    Increase (decrease) in deferred
      income taxes......................       16,730      834,157     (917,342)   (917,342)         --
    Change in operating assets and
      liabilities:
  (Increase) decrease in accounts
    receivable..........................   (1,108,607)  (3,761,591)  (7,245,803) (1,578,103)  2,246,188
  Decrease in advances to officers......       14,926           --           --          --          --
  Increase in receivables from related
    parties.............................           --           --      (20,475) (3,278,422) (1,810,079)
  (Increase) decrease in federal income
    tax receivable......................           --           --     (684,000)         --     625,000
  Decrease (increase) in prepaid
    expenses............................           --     (381,655)     150,853     144,137      70,768
  Decrease (increase) in other assets...      (48,601)       4,307        7,623     (24,769)    (16,136)
  Increase (decrease) in accounts
    payable.............................      447,448     (303,468)      21,681      79,971      (4,699)
  Increase (decrease) in current income
    taxes payable.......................      249,209     (259,170)      (2,249)   (597,301)         --
  Increase (decrease) in other accrued
    expenses............................      124,692      202,836     (135,738)  1,406,833    (144,046)
  Increase (decrease) in sales tax
    payable.............................       39,334      375,475      (47,832)   (355,790)   (424,833)
  Increase (decrease) in awards and
    prizes payable......................       17,500       36,250      (17,639)         --     (15,834)
                                          -----------  -----------  -----------  ----------  ----------
    Net cash provided by (used in)
      operating activities..............      762,030      269,289   (1,249,437)  1,367,297   3,841,835
                                          -----------  -----------  -----------  ----------  ----------
Cash flows from investing activities
  Purchases of property and equipment...     (259,621)    (433,694)    (148,172)    (37,649)    (97,147)
  Proceeds from sale of property and
    equipment...........................           --        2,000           --          --     102,000
  Proceeds from notes to related
    parties.............................           --           --           --          --     200,000
  Issuance of notes to related
    parties.............................           --     (210,658)    (200,000)         --          --
                                          -----------  -----------  -----------  ----------  ----------
    Net cash provided by (used in)
      investing activities..............     (259,621)    (642,352)    (348,172)    (37,649)    204,853
                                          -----------  -----------  -----------  ----------  ----------
Cash flows from financing activities
  Payment on note payable to vendor.....     (100,000)          --           --          --          --
  Proceeds from long-term notes
    payable.............................           --       62,786           --          --      67,776
  Principal payments on long-term
    debt................................      (10,690)     (19,285)     (24,093)    (10,454)   (106,469)
  Proceeds from short-term notes
    payable.............................           --           --    1,694,969          --          --
  Principal payments of short-term notes
    payable.............................           --           --           --          --  (1,694,969)
                                          -----------  -----------  -----------  ----------  ----------
    Net cash provided by (used in)
      financing activities..............     (110,690)      43,501    1,670,876     (10,454) (1,733,662)
                                          -----------  -----------  -----------  ----------  ----------
Net increase (decrease) in cash and cash
  equivalents...........................      391,719     (329,562)      73,267   1,319,194   2,313,026
Cash and cash equivalents, beginning of
  period................................      157,952      549,671      220,109     220,109     293,376
                                          -----------  -----------  -----------  ----------  ----------
Cash and cash equivalents, end of
  period................................  $   549,671  $   220,109  $   293,376  $1,539,303  $2,606,402
                                          -----------  -----------  -----------  ----------  ----------
                                          -----------  -----------  -----------  ----------  ----------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  AXCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION, BUSINESS AND ORGANIZATION

    AXCES, Inc. (the "Company") was incorporated in Delaware on January 3, 1994. Effective January 1, 1997, the two original stockholders of the Company entered into a Share Exchange Agreement with MTM Holdings Corporation ("MTM"). Each stockholder transferred and conveyed 500 shares of Company common stock to MTM in exchange for 37,500 newly issued shares of MTM stock. The Company's assets and liabilities at January 1, 1997 approximated their fair market values and thus no adjustment of the carrying values of the assets and liabilities was required and no goodwill resulted from this business combination.

    The Company is a long distance telephone company which has contracted with Coastal Telephone Services Limited Company ("Coastal") to provide long-haul transmissions of its traffic. Coastal bills the Company at contractual rates for the usage of Coastal's long distance system by the Company's residential customers.

    In September 1996, the Company entered into an agreement with Frontier Communications of the West, Inc. ("Frontier") whereby Frontier provides network transport and other telecommunication services for the Company's resale to residential customers on a common carrier basis. This agreement supplements the agreement with Coastal and allows the Company to expand its service to a wider geographic area.

    The Company has a billing and service contract with Southwestern Bell Telephone Company ("SWBT") whereby the latter, generally, performs the billing and collection procedures for a fee. SWBT remits revenues to the Company, net of fees, bad debts, and other deductions.

    In January 1997, the Company entered into an agreement with Ameritech of Illinois, Indiana, Michigan, Ohio and Wisconsin ("AOCs") and Ameritech Services, Inc. ("ASI") whereby AOCs will provide billing and collection services to the Company for its end users. This agreement supplements the agreement with SWBT and allows the Company to expand its service to a wider geographic area. The agreement has an initial term of one year with written renewal options, unless terminated earlier by either party. The agreement has been renewed through March 2000. No guaranteed minimum purchases of services are stipulated in the contract.

    The Company markets its products and services primarily to residential customers in Texas, Oklahoma, Missouri, Kansas, Illinois, Indiana, Michigan, Arkansas and Wisconsin. In addition, the Company has received approval of tariff applications to operate in other mid-western and eastern seaboard states.

    UNAUDITED PRO FORMA ADJUSTMENTS

    During April 1999, the Company and the stockholders of MTM signed a definitive agreement with InfoHighway Communications Corporation (f/k/a OmniLynx Communications Corporation, "InfoHighway"), pursuant to which all of the Company's undistributed earnings will be distributed to the stockholders of MTM and its outstanding shares will be exchanged for consideration as described in
Note 10 to be issued upon the consummation of an initial public offering of the common stock of InfoHighway (the "Offering"). The Company will terminate its status as an S Corporation at the effective date of the offering. At that time, the Company will be required to provide deferred income taxes for cumulative temporary differences between financial statement and income tax bases of the Company's assets and liabilities. At December 31, 1998 and June 30, 1999, an accrual for distribution of $3,600,271 and $5,727,997 to the MTM stockholders and a deferred tax liability of $660,475 and $542,196, respectively, have been reflected in the pro forma balance sheets presented.

                                  AXCES, INC.

NOTE 1--BASIS OF PRESENTATION, BUSINESS AND ORGANIZATION (CONTINUED)
    The 1998 unaudited pro forma net income data reflect adjustments for income taxes as if the Company had been subject to federal and state income taxes based upon a pro forma effective tax rate of 34% applied to income before income taxes (see Note 5).

    PRO FORMA EARNINGS PER SHARE

    Pro forma earnings per share is calculated in accordance with Statement of Financial Accounting Standards No. 128 and, as such, is based on the weighted average number of shares of Common Stock outstanding. Dilutive earnings per share is equivalent to basic earnings per share for all periods presented as the Company had no potentially dilutive securities in 1996, 1997 and 1998.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PROPERTY AND EQUIPMENT

    Property and equipment, consisting primarily of computer equipment, office furniture and fixtures, leasehold improvements, and automobiles, is carried at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided by the straight-line method over the estimated useful lives of three to seven years. The cost of repairs and maintenance is charged against income as incurred.

    Property and equipment is comprised of:

                                                 DECEMBER 31,
                                             --------------------   JUNE 30,
                                               1997       1998        1999
                                             ---------  ---------  -----------
                                                                   (UNAUDITED)
Automobiles................................  $ 142,904  $ 142,904   $      --
Furniture, fixtures and equipment..........    435,232    505,356     534,727
Leasehold improvements.....................    156,175    234,223     234,223
                                             ---------  ---------  -----------
                                               734,311    882,483     768,950
Accumulated depreciation and
  amortization.............................   (147,682)  (344,318)   (407,975)
                                             ---------  ---------  -----------
    Net property and equipment.............  $ 586,629  $ 538,165   $ 360,975
                                             ---------  ---------  -----------
                                             ---------  ---------  -----------

    REVENUE RECOGNITION

    Revenue is recognized in the month the Company's customers complete their telephone call.

    PRIZE AND AWARD COSTS

    The Company records as expense the amounts of awards and prizes for sales promotions and customer contests in the year when publicly declared.

    INCOME TAXES

    Effective January 1, 1998, the Company and its stockholders elected to be taxed as a qualified subchapter S subsidiary ("QSSS") of MTM under the provisions of Subchapter S of the United States Internal Revenue Code of 1986. Under those provisions, the Company is treated as a division of its S corporation parent, MTM, and the stockholders of MTM are liable for individual Federal income taxes on the Company's taxable income. As a result, no provision for United States income taxes has

                                  AXCES, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) been included in the accompanying statements of operations for 1998 other than the reversal of the deferred tax liability at the date of election of QSSS status.

    For the years ending December 31, 1997 and 1996, Federal income taxes are provided in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "ACCOUNTING FOR INCOME TAXES", which requires the use of an asset and liability approach for financial accounting and reporting for income taxes. Deferred tax assets relate to the deferral of certain expenses for tax reporting purposes. Deferred tax liabilities relate primarily to the excess of tax depreciation over depreciation recorded for financial statement reporting purposes, and the net effect of deferring revenues and expenses for filing the Federal income tax return on a cash basis. Deferred tax balances are adjusted to reflect the tax rates in effect when those amounts are expected to be payable or refundable.

    TERMINATION OF S CORPORATION ELECTION

    Certain events, including the transaction with InfoHighway as described in
Note 10, will automatically terminate the Company's QSSS status, thereby subjecting future income to Federal and state income taxes at the corporate level. Due to temporary differences in recognition of revenue and expenses, income for financial reporting purposes has exceeded income for income tax purposes. Accordingly, the application of the provisions of SFAS No. 109, "ACCOUNTING FOR INCOME TAXES", will result in the recognition of deferred tax liabilities and a corresponding charge to expense in the period in which the InfoHighway transaction occurs (see Note 5).

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    STATEMENT OF CASH FLOWS

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    CONCENTRATION OF CREDIT RISK

    The Company maintains its cash with a major domestic bank. The amounts held in this bank exceed the insured limit of $100,000 from time to time. The terms of these deposits are on demand to minimize risk. The Company has not incurred losses related to these deposits.

    Financial instruments that potentially subject the Company to concentrations of credit risk are the Company's accounts receivable billed and collected by SWBT and AOCs. The Company's accounts generally consist of a large number of individually small amounts which reduces the risk of significant accounts receivable losses from any individual account write-off. The Company continuously monitors its bad debt experience in its areas of operations and adjusts its marketing and credit policies as necessary.

    The Company's allowance for doubtful accounts is provided based upon industry standards and its actual bad debt experience. The allowance is withheld and uncollectible amounts deducted from

                                  AXCES, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) customer remittances by SWBT and AOCs as revenues are generated. The allowance for doubtful accounts is adjusted for actual bad debt experience on a periodic basis. Bad debts and other uncollectible amounts of accounts receivable were $3,473,567, $1,382,888 and $401,114 for 1998, 1997 and 1996, respectively. Bad debts and other uncollectible amounts for the six month periods ending June 30, 1998 and 1999 were $1,792,547 and $2,221,492, respectively. (unaudited)

    RECLASSIFICATION OF PRIOR YEAR AMOUNTS

    Certain reclassifications of 1997 and 1996 amounts have been made to conform to the 1998 financial statement presentation.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS", requires that the Company disclose estimated fair values of its financial instruments. Fair value estimates, methods and assumptions are set forth below.

    The carrying amounts of cash, accounts receivable, receivables from related parties and others, accounts payable and accrued expenses approximate fair value at December 31, 1998 and 1997 due to the short-term nature of such accounts.

    Management believes that the stated interest rates of notes payable approximate market rates for instruments with similar credit risk. Accordingly, the carrying value of notes payable is believed to approximate fair value.

    NEW ACCOUNTING STANDARDS

    For fiscal year ending December 31, 1999 the Company will adopt SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company believes that it currently operates under one segment.

    In November 1998, the Financial Accounting Standards Board ("FASB") issued SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES", which established accounting and reporting standards for derivative instruments and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The provisions of this statement, as amended by SFAS No. 137, are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In December 1998, the FASB issued SFAS 134, "ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE", which amended SFAS 65. This statement is effective for the first fiscal quarter beginning after December 15, 1998. SFAS 134 will not apply to the Company. The FASB recently issued SFAS 135, "RESCISSION OF FASB STATEMENT NO. 75 AND TECHNICAL CORRECTIONS". SFAS 135 includes a long list of technical corrections that, among other things, rescinds SFAS 75, "DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN ACCOUNTING REQUIREMENTS FOR PENSION PLANS OF STATE AND LOCAL GOVERNMENTAL UNITS". The Statement is effective for financial statements issued for fiscal

                                  AXCES, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) years ending after February 15, 1999. The Company believes that these standards will not have a material impact on their financial statements or disclosures thereto.

    In April 1998, the Accounting Standards Executive Committee initiated Statement of position ("SOP") 98-5 "REPORTING ON THE COSTS OF START-UP ACTIVITIES" requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts of these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. SOP 98-5 is effective for all fiscal years beginning after December 31, 1998. The Company believes that the adoption of SOP 98-5 will not have a material effect on its financial statements.

    INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The unaudited interim financial statements for the six month periods ended June 30, 1998 and 1999 and as of June 30, 1999 have been prepared on the same basis as the Company's audited financial statements as of and for the year ended December 31, 1998. In the opinion of management, all adjustments, consisting of normal, recurring accruals, necessary to present fairly the financial position of the Company at June 30, 1999, and the results of operations and cash flows for the six month periods ended June 30, 1998 and 1999 have been included. The results of operations for such interim periods are not necessarily indicative of the results expected for the full year ending December 31, 1999.

NOTE 3--ACCOUNTS RECEIVABLE

    In 1997, the Company entered into a renewable accounts receivable sales agreement with Receivables Funding Corporations ("RFC"). The agreement provides for sale, without recourse, of selected accounts receivable generated through the billing and collection agreements with SWBT and AOCs not to exceed an aggregate outstanding balance of $3,000,000. This agreement was amended in April 1998 to increase the maximum aggregate outstanding balance to $5,500,000. Advances by RFC are limited to 90% of the selected account balances and are recorded as a reduction of accounts receivable. The related fees are expensed. The monthly fees charged equal 1.17% of the aggregate outstanding balance of the receivables sold. This agreement is accounted for as a sale of accounts receivable in accordance with SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

                                  AXCES, INC.

NOTE 4--NOTES PAYABLE AND LONG-TERM DEBT

    NOTES PAYABLE

                                                                                    DECEMBER 31,
                                                                                  ----------------
                                                                                  1997     1998     JUNE 30, 1999
                                                                                  ----  ----------  -------------
                                                                                                     (UNAUDITED)
Note payable to a third party lender, dated December 23, 1998, bearing interest of $10,000, entire balance of principal and interest due January 8, 1999,
  secured by accounts receivable................................................  $ --  $1,000,000       $ --
$700,000 bank line of credit, dated December 11, 1998, bearing interest at prime plus 1% (8.75% as of December 31, 1998), entire balance of principal and accrued interest due January 5, 1999, secured by brokerage accounts held by
  the stockholders of MTM.......................................................  $ --     694,969         --
                                                                                  ----  ----------      -----
                                                                                  $ --  $1,694,969       $ --
                                                                                  ----  ----------      -----
                                                                                  ----  ----------      -----

    These notes were paid in full in January 1999.

LONG-TERM DEBT

                                                             DECEMBER 31,
                                                         --------------------
                                                           1997       1998     JUNE 30, 1999
                                                         ---------  ---------  -------------
                                                                                (UNAUDITED)
Term loan to a bank, dated December 8, 1997, due in 36
  installments of $2,008 each including interest at
  9.25%, commencing January 8, 1998 secured by
  automotive equipment.................................  $  62,786  $  38,693    $      --
Less current portion...................................     19,080     20,921           --
                                                         ---------  ---------        -----
                                                         $  43,706  $  17,772    $      --
                                                         ---------  ---------        -----
                                                         ---------  ---------        -----

    In February 1999, the Company entered into another term note agreement with a bank due in 36 installments of $2,127 each including interest at 8% and secured by automotive equipment.

    Interest paid during 1996, 1997 and 1998 on long-term debt and short-term borrowings amounted to $20,424, $28,529 and $271,504, respectively. Interest paid during the six month periods ending June 30, 1998 and 1999 were $165,408 and $96,931, respectively. (unaudited)

                                  AXCES, INC.

NOTE 4--NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
    Maturities of long-term debt are as follows:

                                    YEAR ENDING
                                   DECEMBER 31,
                                   -------------
1999...............................................................................  $  20,921
2000...............................................................................     17,772
                                                                                     ---------
                                                                                     $  38,693
                                                                                     ---------
                                                                                     ---------

    Both term notes were paid in full in March 1999.

NOTE 5--INCOME TAXES

    The reconciliation between the effective income tax rate and the U.S. federal statutory rate is as follows:

                                                        YEAR ENDED DECEMBER 31,                JUNE 30,
                                                  -----------------------------------  -------------------------
                                                                             1998          1998         1999
                                                     1996        1997     (PRO FORMA)  (PRO FORMA)   (PRO FORMA)
                                                  ----------  ----------  -----------  ------------  -----------
U.S. federal taxes at statutory rate............  $  275,320  $  818,336   $ 695,354   $  1,192,731   $ 535,233
Increase (decrease):
  Book/tax basis differences on disposed
    equipment...................................          --      (8,547)         --             --          --
  Nondeductible terms...........................       9,709      20,919      48,122         11,642      17,316
  Other.........................................      (6,745)      6,385      (6,406)        (6,404)      6,156
                                                  ----------  ----------  -----------  ------------  -----------
Income tax provision............................  $  278,284  $  837,093   $ 737,070   $  1,197,969   $ 558,705
                                                  ----------  ----------  -----------  ------------  -----------
                                                  ----------  ----------  -----------  ------------  -----------

    Deferred income tax assets (liabilities) consist of the following:

                                                                      YEAR ENDED DECEMBER 31,
                                                                ------------------------------------   JUNE 30,
                                                                                            1998         1999
                                                                   1997        1998      (PRO FORMA)  (PRO FORMA)
                                                                ----------  -----------  -----------  -----------
CURRENT
  Net receivables--cash basis.................................  $  (72,715) $  (904,840)  $(223,440)   $(223,440)
                                                                ----------  -----------  -----------  -----------

NONCURRENT
  Depreciation and amortization...............................  $  (20,670) $   (17,177)  $  15,210    $  16,404
  Net receivables--cash basis.................................      10,200        4,675    (452,245)    (335,160)
                                                                ----------  -----------  -----------  -----------
  Net deferred tax liability..................................  $  (10,470) $   (12,502)  $(437,035)   $(318,756)
                                                                ----------  -----------  -----------  -----------
                                                                ----------  -----------  -----------  -----------

    Federal income taxes of $12,345, $267,590 and $684,000 were paid during the years ended December 31, 1996, 1997 and 1998, respectively. The $684,000 paid during 1998 is reflected as a receivable at December 31, 1998 since no federal income taxes were due.

    During 1998, the Company's 1996 federal income tax return was audited by the Internal Revenue Service. The Company did not receive additional tax assessments as a result of the audit.

                                  AXCES, INC.

NOTE 5--INCOME TAXES (CONTINUED)
    Upon termination of its S Corporation status (SEE NOTE 1), the Company will be required to recognize deferred income taxes for cumulative temporary differences between income for financial and tax reporting purposes. Had the termination occurred at December 31, 1998, the deferred income tax liability, calculated in accordance with Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES," would have approximated $660,475.

NOTE 6--REGULATORY APPROVAL

    The Company is required to obtain statutory approval to sell long distance traffic in the states in which the Company conducts business. The Company has filed for and received approval of all necessary tariff applications in all states in which it operated at December 31, 1996, 1997 and 1998.

NOTE 7--COMMITMENTS AND CONTINGENCIES

    CONTRACTS WITH PROVIDERS

    The Company's agreement with Coastal whereby Coastal provides long-haul transmissions for the Company's traffic has an initial term of five years ending in the year 2000 at which time the contract is cancelable upon 30 days notice (SEE NOTE 1).

    The Company's September 1996 agreement with Frontier has an initial term of four years with automatic renewal options, unless terminated earlier by either party. Commencing in June 1997 the agreement requires the Company to purchase minimum services starting at $50,000 and escalating to $250,000 minimum monthly usage in September 1998 and beyond, for a total minimum requirement of $7,650,000 during the initial contract period. In the event the Company is in breach of the agreement as defined, and Frontier elects to terminate the agreement, the total minimum requirement is reduced to $6,000,000 for the initial four-year term. Minimum purchase requirements were met for the years ended December 31, 1997 and 1998. The Company was assessed $20,887, the minimum charge called for under the agreement for the period ended June 30, 1999 as purchased services did not meet the minimum purchase requirements.

    Should the Company be unable to renew these agreements on favorable terms or should either Coastal or Frontier be unable to provide services to the Company at any time, the Company would be required to contract with similar providers for these services in order to continue operations. The Company's management believes that there are sufficient alternative providers from which similar services could be timely acquired at competitive rates in order to avoid interruptions of operations.

    The Company also has a contract with SWBT to provide billing and account collection services. The initial term of the contract is five years ending in the year 2000 at which time the contract is cancelable upon ninety days notice, or it is renewable for one year periods under amended terms. The contract calls for guaranteed minimum purchases of services of $52,500 per year totaling $262,500 over the five year term. The Company's management believes that there are sufficient alternative sources, including the Company, to provide these services without an interruption of operations should SWBT discontinue providing them. Minimum purchase requirements were met for years ending December 31, 1997 and 1998.

    LITIGATION

    The Public Utility Commission of Texas ("PUC") and the Office of the Attorney General for the state of Texas brought claims under the Texas Deceptive Trade Practices Act alleging that the Company

                                  AXCES, INC.

NOTE 7--COMMITMENTS AND CONTINGENCIES (CONTINUED) engaged in the practice known as "slamming" which involves the unauthorized change of a customer's long distance service. The Texas Attorney General sought to restrain certain marketing practices and to assess damages. The case was settled in June 1998 for $150,000 and while the settlement did not constitute an admission of liability on the Company's part, the Company did agree to comply with the rules promulgated by the PUC. The settlement agreement required a payment of $50,000 on the date of the agreement and 12 payments of $8,333 beginning June 1, 1998. Unpaid settlement amounts are included in accrued liabilities at December 31, 1997 and 1998.

    Similar claims have been brought against the Company in early 1998 by the Attorneys General for the states of Illinois, Oklahoma and Missouri. The Company settled with the Illinois Attorney General in March 1999 for $50,000. The settlement amount is included in accrued liabilities at December 31, 1998.

    The remaining suits request, amongst other things, fines, restitution and loss of ability to conduct business in these states. The Company believes these claims are without merit, that it has meritorious defenses to them and intends to vigorously defend itself against these claims.

    In addition, the Company has been named a defendant in two suits seeking class action certification. Both suits were filed in 1998 and are in the discovery phase. Management of the Company believes that the claims asserted are without merit and intends to vigorously contest them.

    The Company is subject to other legal proceedings which have arisen in the ordinary course of business and have not been fully adjudicated. Although there can be no assurance as to the ultimate disposition of these matters and the proceedings disclosed above, in the opinion of management, based upon information available at this time, the cost of defense or settlement of these actions, individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

    OPERATING LEASES

    The Company leases office space, office furniture and fixtures and equipment under noncancellable operating lease arrangements for various periods ranging up to five years. Future minimum lease payments are as follows:

                                   YEAR ENDING
                                   DECEMBER 31,
                                  -------------
1999..............................................................................  $  417,040
2000..............................................................................     174,462
2001..............................................................................      32,759
                                                                                    ----------
    Total future minimum lease payments...........................................  $  624,261
                                                                                    ----------
                                                                                    ----------

    Lease rental expenses were approximately $73,550, $151,341 and $361,646 for the years ended December 31, 1996, 1997 and 1998, respectively. Lease rental expenses approximated $119,373 and $156,817 for the six month periods ended June 30, 1998 and 1999, respectively.

NOTE 8--RELATED PARTY TRANSACTIONS

    The notes receivable from certain stockholders of MTM at December 31, 1997 bear interest at 7% and are payable in annual installments of principal and interest of $14,746 and $225,450 for years

                                  AXCES, INC.

NOTE 8--RELATED PARTY TRANSACTIONS (CONTINUED) ending December 31, 1999 and 2000, respectively. These notes were included in the stockholders compensation for 1998.

    During the six month period ending June 30, 1999, the Company advanced the stockholders of MTM $49,228 and $1,670,344, respectively. These amounts are included in receivables from related parties at June 30, 1999.

    The Company had the following transaction with a printing company under common control of MTM:

        In January 1998, the Company entered into a one-year agreement totaling $500,000 with the printing company to provide management and consulting service for the Company's advertising campaigns, public relations, marketing, and strategic planning needs.

        In November 1998, the Company loaned the printing company $200,000. The note receivable bears interest at 7%, principal and accrued interest are payable on March 31, 1999. Outstanding balance at December 31, 1998 is included in receivables from related parties.

        During 1998 and 1997, the Company purchased printing services totaling $281,660 and $284,660, respectively, from the printing company. Amounts due the printing company at December 31, 1997 and 1998 were $16,583 and $66,265, respectively, and are included in accounts payable.

    During 1998, the Company paid $20,475 of officers life insurance premiums on behalf of MTM. This amount is included in receivables from related parties at December 31, 1998. The Company paid $6,496 of officers' life insurance premiums on behalf of MTM which are included in receivables from related parties at June 30, 1999. (unaudited)

NOTE 9--401(K) PLAN

    The Company established a 401(k) Profit Sharing Plan (the "Plan") effective January 1, 1998, covering all eligible Company employees. Contributions may be made to the Plan by an employee at a percentage of salary, but not to exceed the maximum allowed by the Internal Revenue Code and may be matched by a discretionary Company contribution of 50% of the employer's contribution up to 3% of total employee compensation.

    The Company's contributions to the Plan for the year ended December 31, 1998 totaled $29,886. The Company's contributions to the Plan for the six month periods ended June 30, 1998 and 1999 were $18,682 and $16,717, respectively. (unaudited)

NOTE 10--SUBSEQUENT EVENT

    In April 1999, the Company and the stockholders of MTM signed a definitive agreement with InfoHighway pursuant to which all shares of the Company will be exchanged for the following consideration: (i) 700,000 shares of common stock, and (ii) $9.0 million of Series B 8% Cumulative Convertible Preferred Stock. The preferred stock is convertible into 600,000 shares of common stock at the holder's option and is redeemable after 36 months out of a designated portion of InfoHighway's cash flow. Additionally, the merger agreement provides for distributions to MTM totaling $6.5 million representing (i) substantially all of the undistributed earnings of AXCES, a QSSS under the Federal Income Tax Code of 1986, and (ii) up to $3.0 million in borrowings prior to the Offering. The acquisition of AXCES is expected to occur during September 1999 upon the consummation of an initial public offering of the common stock of InfoHighway.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
InfoHighway International, Inc.:

    We have audited the accompanying balance sheets of InfoHighway International, Inc. as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InfoHighway International, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations and has a working capital deficit and stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG LLP

April 9, 1999
Houston, Texas

                        INFOHIGHWAY INTERNATIONAL, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                         ----------------------   JUNE 30,
                                                            1997        1998        1999
                                                         ----------  ----------  ----------
                                                                                 (UNAUDITED)
                        ASSETS

Current assets
  Cash.................................................  $      355  $      250  $      398
  Accounts receivable, net of allowance for doubtful
    accounts of $50,638, $82,904 and $116,194 at
    December 31, 1997 and 1998 and June 30, 1999,
    respectively.......................................      86,992      39,260     297,490
  Other current assets.................................          --       1,250      32,000
                                                         ----------  ----------  ----------
    Total current assets...............................      87,347      40,760     329,888
Property and equipment, net............................     407,779     323,050     782,810
Intangible assets, net.................................      92,393      71,382     391,070
Other assets...........................................      21,399      14,469      22,018
                                                         ----------  ----------  ----------
    Total assets.......................................  $  608,918  $  449,661  $1,525,786
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

         LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Notes payable........................................  $       --  $       --  $  293,000
  Note payable to related party........................          --     475,650     669,250
  Notes payable to shareholders........................     199,900     418,942     418,942
  Capital lease obligations............................     142,477      48,896      34,255
  Accounts payable.....................................     376,897     629,259     843,902
  Deferred revenues....................................     196,399     262,458     348,432
  Accrued expenses.....................................          --      45,694     113,209
                                                         ----------  ----------  ----------
    Total current liabilities..........................     915,673   1,880,899   2,720,990

Commitments and contingencies
Stockholders' deficit:
  Common stock, no par value, authorized 20,000,000
    shares; 6,236,620, 16,605,958 and 10,489,729 shares
    issued and outstanding, respectively...............   1,692,778   1,836,015   2,600,788
  Accumulated deficit..................................  (1,999,533) (3,267,253) (3,795,992)
                                                         ----------  ----------  ----------
    Total stockholders' deficit........................    (306,755) (1,431,238) (1,195,204)
                                                         ----------  ----------  ----------
    Total liabilities and stockholders' deficit........  $  608,918  $  449,661  $1,525,786
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

                See accompanying notes to financial statements.

                        INFOHIGHWAY INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS

                                                                          SIX MONTHS ENDED
                                      YEARS ENDED ENDED DECEMBER 31,          JUNE 30,
                                     ---------------------------------  --------------------
                                       1996        1997        1998       1998       1999
                                     ---------  ----------  ----------  ---------  ---------
                                                                            (UNAUDITED)
Access service revenues              $ 425,561  $  914,661  $1,384,563  $ 796,716  $1,100,091
Cost of services...................    217,086     647,172     995,524    509,349    591,696
                                     ---------  ----------  ----------  ---------  ---------
  Gross profit.....................    208,475     267,489     389,039    287,367    508,395
Selling, general and
  administrative...................    639,204   1,481,366   1,338,859    600,344    713,206
Depreciation and amortization           52,336     175,217     260,816    141,990    260,726
                                     ---------  ----------  ----------  ---------  ---------
  Loss from operations.............   (483,065) (1,389,094) (1,210,636)  (454,967)  (465,537)
Interest expense...................      4,034      28,135      57,084     28,826     63,202
                                     ---------  ----------  ----------  ---------  ---------
  Loss before income taxes.........   (487,099) (1,417,229) (1,267,720)  (483,793)  (528,739)
Income taxes.......................         --          --          --         --         --
                                     ---------  ----------  ----------  ---------  ---------
  Net loss                           $(487,099) $(1,417,229) $(1,267,720) $(483,793) $(528,739)
                                     ---------  ----------  ----------  ---------  ---------
                                     ---------  ----------  ----------  ---------  ---------
Basic and diluted loss per share:
  Net loss                           $   (0.12) $    (0.27) $    (0.14) $   (0.07) $   (0.04)
                                     ---------  ----------  ----------  ---------  ---------
                                     ---------  ----------  ----------  ---------  ---------
  Weighted-average common shares
    outstanding                      3,995,502   5,222,454   8,884,820  6,699,434  13,467,932
                                     ---------  ----------  ----------  ---------  ---------
                                     ---------  ----------  ----------  ---------  ---------

                See accompanying notes to financial statements.

                        INFOHIGHWAY INTERNATIONAL, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                        TOTAL
                                                                COMMON STOCK                        STOCKHOLDERS'
                                                         --------------------------   ACCUMULATED       EQUITY
                                                            SHARES        AMOUNT        DEFICIT       (DEFICIT)
                                                         ------------  ------------  -------------  --------------
Balances, December 31, 1995............................     3,350,000  $    113,670  $     (95,205)  $     18,465
Issuances of common stock for cash.....................       966,000       371,310             --        371,310
Issuances of common stock for services performed.......       100,000        80,000             --         80,000
Net loss...............................................            --            --       (487,099)      (487,099)
                                                         ------------  ------------  -------------  --------------
Balances, December 31, 1996............................     4,416,000       564,980       (582,304)       (17,324)
Issuances of common stock for cash.....................     1,570,610       647,782             --        647,782
Issuances of common stock for services performed.......       123,038       276,861             --        276,861
Issuances of common stock for acquisition of intangible
  assets...............................................       126,972       203,155             --        203,155
Net loss...............................................            --            --     (1,417,229)    (1,417,229)
                                                         ------------  ------------  -------------  --------------
Balances, December 31, 1997............................     6,236,620     1,692,778     (1,999,533)      (306,755)
Issuances of common stock for cash.....................        70,547        10,085             --         10,085
Issuances of common stock for services performed.......       505,221         2,088             --          2,088
Issuances of common stock for acquisition of intangible
  assets...............................................         4,883         7,814             --          7,814
Issuances of common stock in connection with unit
  offering.............................................       308,125       123,250             --        123,250
Issuances of common stock for consulting services
  performed............................................     7,182,244            --             --             --
Issuances of common stock in connection with note
  payable to related party.............................     2,298,318            --             --             --
Net loss...............................................            --            --     (1,267,720)    (1,267,720)
                                                         ------------  ------------  -------------  --------------
Balances, December 31, 1998............................    16,605,958     1,836,015     (3,267,253)    (1,431,238)
Issuance of common stock in satisfaction of notes
  payable for acquisition..............................       968,750       768,753             --        768,753
Stock re-purchase......................................        (4,375)       (7,000)            --         (7,000)
Exercise of option.....................................       101,640         3,200             --          3,200
Re-acquisition of shares issued for consulting
  services.............................................    (7,182,244)         (180)            --           (180)
Net loss (unaudited)...................................            --            --       (528,739)      (528,739)
                                                         ------------  ------------  -------------  --------------
Balances, June 30, 1999 (unaudited)....................    10,489,729  $  2,600,788  $  (3,795,992)  $ (1,195,204)
                                                         ------------  ------------  -------------  --------------
                                                         ------------  ------------  -------------  --------------

                See accompanying notes to financial statements.

                        INFOHIGHWAY INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                             SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,              JUNE 30,
                                                      -----------------------------------  --------------------
                                                        1996        1997         1998        1998       1999
                                                      ---------  -----------  -----------  ---------  ---------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss..........................................  $(487,099) $(1,417,229) $(1,267,720) $(483,793) $(528,739)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization...................     52,336      175,217      260,816    141,990    260,726
    Issuances of common stock for services
      performed.....................................     80,000      276,861        2,088         --         --
    Changes in assets and liabilities:
      Accounts receivable...........................    (71,965)     (15,027)      47,732    (52,675)  (258,230)
      Other current assets..........................         --           --       (1,250)      (850)   (30,750)
      Other assets..................................     (4,782)     (15,415)       6,930    (34,458)    (7,549)
      Accounts payable..............................     77,485      299,412      252,362    246,715    214,643
      Deferred revenues.............................    103,827       92,572       66,059     98,942     85,974
      Accrued expenses..............................         --           --       45,694      6,032     67,515
                                                      ---------  -----------  -----------  ---------  ---------
        Net cash used in operating activities.......   (250,198)    (603,609)    (587,289)   (78,097)  (196,410)
                                                      ---------  -----------  -----------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment...............   (121,184)    (216,251)    (130,825)   (96,950)   (80,282)
  Acquisition of intangible assets..................         --           --      (16,437)   (28,464)   (41,318)
                                                      ---------  -----------  -----------  ---------  ---------
        Net cash used in investing activities.......   (121,184)    (216,251)    (147,262)  (125,414)  (121,600)
                                                      ---------  -----------  -----------  ---------  ---------
Cash flows from financing activities:
  Proceeds from unit offering.......................         --           --      493,000         --         --
  Proceeds from note payable to related party.......         --           --      475,650         --    193,600
  Proceeds from notes payable to shareholders.......         --      269,500      117,463    143,782    143,000
  Payments of notes payable to shareholders.........    (17,533)     (97,067)    (268,171)        --         --
  Payments of capital lease obligations.............         --           --      (93,581)   (46,521)   (14,641)
  Issuances of common stock for cash................    371,310      647,782       10,085    106,250     (3,801)
                                                      ---------  -----------  -----------  ---------  ---------
    Net cash provided by financing activities.......    353,777      820,215      734,446    203,511    318,158
                                                      ---------  -----------  -----------  ---------  ---------
    Net increase (decrease) in cash.................    (17,605)         355         (105)        --        148
Cash at beginning of period.........................     17,605           --          355        355        250
                                                      ---------  -----------  -----------  ---------  ---------
Cash at end of period...............................  $      --  $       355  $       250  $     355  $     398
                                                      ---------  -----------  -----------  ---------  ---------
                                                      ---------  -----------  -----------  ---------  ---------
Supplemental disclosure of cash flow
  information--cash paid for interest...............  $   4,034  $    28,228  $    34,273  $  11,988  $   8,188
                                                      ---------  -----------  -----------  ---------  ---------
                                                      ---------  -----------  -----------  ---------  ---------
Supplemental disclosure of noncash activities:
  Issuance of common stock for acquisition of
    customer lists..................................  $      --  $   203,155  $     7,814  $      --  $      --
                                                      ---------  -----------  -----------  ---------  ---------
                                                      ---------  -----------  -----------  ---------  ---------
  Equipment acquired under capital leases...........  $ 100,369  $    42,108  $        --  $      --  $      --
                                                      ---------  -----------  -----------  ---------  ---------
                                                      ---------  -----------  -----------  ---------  ---------
  Issuance of notes payable for acquisition.........  $      --  $        --  $        --  $      --  $ 918,573
                                                      ---------  -----------  -----------  ---------  ---------
                                                      ---------  -----------  -----------  ---------  ---------
  Issuance of common stock in payment of notes
    payable.........................................  $      --  $        --  $        --  $      --  $ 768,753
                                                      ---------  -----------  -----------  ---------  ---------
                                                      ---------  -----------  -----------  ---------  ---------

                See accompanying notes to financial statements.

                        INFOHIGHWAY INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) BUSINESS AND ORGANIZATION

    InfoHighway International, Inc. (the Company) is an Internet service provider whose customers consist primarily of small to medium-sized businesses. The Company was founded in 1994 and is based in Houston, Texas.

(2) LIQUIDITY

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception, the Company has suffered losses and negative cash flows from operations and has a working capital deficit and stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. In addition, the Company's operations are subject to certain risks and uncertainties including the following: (i) risks associated with technology and regulatory trends; (ii) evolving industry standards; (iii) dependence on its network infrastructure and suppliers; (iv) growth and acquisitions; (v) actual and prospective competition by entities with greater financial and other resources; and (vi) the development of the Internet market. Inability to obtain additional financing or refinancing on acceptable terms could necessitate changes in the Company's operating plans.

    As discussed further in note 10, management has entered into a stock purchase agreement with InfoHighway Communications Corporation (f/k/a OmniLynx Communications Corporation, InfoHighway) whereby the Company will be acquired by InfoHighway and included in the proposed initial public offering of InfoHighway. Ultimately, the Company's ability to generate positive cash flows depends on factors which may be beyond the Company's control. There can be no assurance that the proposed initial public offering of InfoHighway will be successful.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A)  INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The unaudited financial statements as of June 30, 1999 and for the six-month periods ended June 30, 1998 and 1999 have been prepared on the same basis as the audited financial statements, and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of such interim periods in accordance with generally accepted accounting principles. Results for the six months ended June 30, 1999 are not necessarily indicative of results to be expected for the full year.

    (B)  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets of three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term.

    The Company leases certain of its data communication and other equipment under agreements accounted for as capital leases. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are depreciated over the shorter of their estimated useful lives or the related lease term.

                        INFOHIGHWAY INTERNATIONAL, INC.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (C)  INTANGIBLE ASSETS

    Intangible assets consist primarily of capitalized costs incurred for the purchase of subscriber bases from other Internet service providers, and are being amortized on a straight-line basis over the expected periods to be benefitted of 3 to 4 years. Accumulated amortization on intangible assets amounted to $39,946, $85,016 and $177,732 at December 31, 1997 and 1998, and
June 30, 1999 (unaudited), respectively. The Company assesses the recoverability of intangible assets by determining whether the carrying value of the intangible assets can be recovered through undiscounted future operating cash flows of the purchased subscriber bases. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of intangible assets will be impacted if estimated future operating cash flows are not achieved.

    (D)  REVENUE RECOGNITION

    Revenues derived from the providing of access services are recognized as the services are provided. In some instances, the Company bills its subscribers in advance for direct access to the Internet, but defers recognition of these revenues until the services have been provided.

    (E)  SOURCE OF SUPPLIES

    The Company relies on certain telecommunication companies to provide data communications capacity. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

    The Company attempts to maintain multiple vendors for its modems, terminal servers and high-performance routers, which are important components of its network. If the suppliers are unable to meet the Company's needs as it expands its network infrastructure, the Company may experience delays and increased costs, which would adversely affect operating results.

    (F)  INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (G)  LOSS PER SHARE

    Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive loss per share is equivalent to basic loss per share for all periods presented as the Company had no potentially dilutive securities outstanding in 1996, 1997, 1998 or during the six months ended June 30, 1999.

                        INFOHIGHWAY INTERNATIONAL, INC.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (H)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the disclosure of estimated fair values for financial statement instruments. Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. The Company believes that the carrying amounts of its financial instrument current assets and current liabilities approximate the fair value of such items due to their short-term nature. The carrying amounts of notes payable and capital lease obligations approximate their fair value because the interest rates approximate market.

    (I)  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4) PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                              DECEMBER 31,
                                                        ------------------------    JUNE 30,
                                                           1997         1998          1999
                                                        -----------  -----------  ------------
                                                                                  (UNAUDITED)
Data communications equipment                           $   556,499  $   654,027  $  1,132,174
Office equipment......................................       42,608       69,113       213,225
Other.................................................       12,314       19,106        24,617
                                                        -----------  -----------  ------------
                                                            611,421      742,246     1,370,016
Less accumulated depreciation and amortization........     (203,642)    (419,196)     (587,206)
                                                        -----------  -----------  ------------
                                                        $   407,779  $   323,050  $    782,810
                                                        -----------  -----------  ------------
                                                        -----------  -----------  ------------

(5) NOTE PAYABLE TO RELATED PARTY

    In September 1998, the Company entered into a $500,000 loan agreement with Trident III, L.L.C. (Trident III). Under the terms of the loan agreement, the Company has borrowed $475,650 from Trident III. These borrowings incur interest at 12% annually and are payable at the earlier of September 30, 1999, the Company's receipt of $1,000,000 or more from one or more debt or equity financings or the merger of the Company into a publicly-traded company. The borrowings are secured by substantially all of the assets of the Company.

    In connection with the borrowings, the Company issued a total of 2,298,318 shares of common stock to Trident III. These shares were issued with a repurchase right that gave the Company the right to repurchase all of the shares for total cash of $1 if the Company was not merged into or had become a publicly-traded company by March 31, 1999. In connection with additional borrowings granted to the Company and InfoHighway by Trident III subsequent to March 31, 1999, the Company forfeited its

                        INFOHIGHWAY INTERNATIONAL, INC.

(5) NOTE PAYABLE TO RELATED PARTY (CONTINUED) right to repurchase these shares. Due to the nominal repurchase right, no value was given to the issuance of these shares.

(6) UNIT OFFERING

    In 1998 the Company sold units in a private placement offering for cash proceeds of $493,000. Each unit was sold for $16,000 and consisted of a $12,000 note payable and 10,000 shares of the Company's common stock. The notes payable bear interest at 10% and mature at the sooner of March 31, 2003 or within 90 days of the sale of the Company. In connection with the unit offering, the Company issued 308,125 shares of common stock.

(7) ISSUANCES OF COMMON STOCK

    During 1998 the Company sold 70,547 shares of common stock to various investors for cash proceeds of $10,085. In addition, the Company issued 4,883 shares of common stock in connection with the purchases of subscriber bases from other Internet service providers. The Company also issued 505,221 shares of common stock to certain employees and consultants of the Company in exchange for services performed. For the year ended December 31, 1998, the Company recorded $2,088 in compensation expense related to the issuances of common stock to certain employees and consultants based on management's estimate of the fair value of the stock on the date of issuance.

    Additionally during 1998, the Company issued 7,182,244 shares of common stock to Benchmark Equity Group (Benchmark) in exchange for consulting and advisory services provided in connection with the anticipated merger with InfoHighway. These shares were issued with a repurchase right that gave the Company the right to repurchase the shares for total cash of $1 if the Company was not merged into or had become a publicly-traded company by March 31, 1999. This repurchase right was exercised by the Company and the shares owned by Benchmark were forfeited in 1999. Due to the nominal repurchase right, no value was given to the issuance of these shares.

    During 1997 the Company sold 1,570,610 shares of common stock to various investors for cash proceeds of $647,782. In addition, the Company issued 126,972 shares of common stock in connection with the purchases of subscriber bases from other Internet service providers. The Company also issued 123,038 shares of common stock to certain employees and consultants of the Company in exchange for services performed. For the year ended December 31, 1997, the Company recorded $276,861 in compensation expense related to the issuances of common stock to certain employees and consultants based on management's estimate of the fair value of the stock on the date of issuance.

    During 1996 the Company sold 966,000 shares of common stock to various investors for cash proceeds of $371,310. The Company also issued 100,000 shares of common stock to certain employees and consultants of the Company in exchange for services performed. For the year ended December 31, 1996, the Company recorded $80,000 in compensation expense related to the issuances of common stock to certain employees and consultants based on management's estimate of the fair value of the stock on the date of issuance.

                        INFOHIGHWAY INTERNATIONAL, INC.

(8) INCOME TAXES

    No income tax expense or benefit was recognized for the years ended December 31, 1996, 1997 or 1998. Income tax benefit attributable to losses from operations differed from the amounts computed by applying the U.S. federal income tax rate to pretax loss from operations as a result of the following:

                                                            1996         1997         1998
                                                         -----------  -----------  -----------
Computed "expected" tax benefit........................  $  (165,614) $  (481,858) $  (431,025)
Increase in valuation allowance........................      137,390      385,287      430,315
Nondeductible expenses.................................       28,224       96,571          710
                                                         -----------  -----------  -----------
                                                         $        --  $        --  $        --
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1997 and 1998 are as follows:

                                                                         1997         1998
                                                                      -----------  -----------
Deferred tax assets:
  Net operating loss carryforwards..................................  $   550,074  $   886,002
  Accounts receivable...............................................           --       28,187
                                                                      -----------  -----------
    Total deferred tax assets.......................................      550,074      914,189
  Less valuation allowance..........................................     (550,074)    (914,189)
                                                                      -----------  -----------
    Net deferred tax asset..........................................  $        --  $        --
                                                                      -----------  -----------
                                                                      -----------  -----------

    At December 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $2,606,000 which are available to offset future federal taxable income, if any, through 2018. These net operating loss carryforwards are subject to limitations in the event of a change of ownership of the Company.

(9) LEASES

    The Company is obligated under various noncancellable operating and capital leases, primarily for the lease of office space and data communications equipment. Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1998 are:

YEAR ENDING                                                                        OPERATING
DECEMBER 31,                                                                         LEASES
--------------------------------------------------------------------------------  ------------
1999............................................................................   $  100,365
2000............................................................................      100,365
2001............................................................................      105,027
2002............................................................................      107,291
2003............................................................................       42,485
                                                                                  ------------
                                                                                   $  455,533
                                                                                  ------------
                                                                                  ------------

                        INFOHIGHWAY INTERNATIONAL, INC.

(9) LEASES (CONTINUED)
    Rent expense for the years ended December 31, 1996, 1997 and 1998 was $51,000, $70,000 and $80,000, respectively.

(10) SUBSEQUENT EVENTS (UNAUDITED)

    The Company has entered into a stock purchase agreement with InfoHighway. In exchange for all of the issued and outstanding shares of the company, shareholders of the Company will receive shares of InfoHighway on a pro rata basis. Additional shares of InfoHighway will be issued to the shareholders of the Company upon achievement of certain share price targets of InfoHighway common stock.

    During January 1999, the Company acquired certain assets, including customer lists and property and equipment from an Internet service provider (the "Eden Acquisition"). The purchase price consisted of $50,000 in cash; a $150,000 note, accruing interest at 9% per annum, due March 15, 1999; and a $768,573 note redeemable in 968,750 shares of the Company's common stock on March 15, 1999. The Company and Eden extended the due date of the notes pending completion of the Company's stock purchase agreement with InfoHighway. The note for $768,573 was redeemed in June, 1999 by issuance of 968,750 shares of common stock. Payments totalling $107,000.00 had been paid on the $150,000 note as of June 30, 1999; the balance is to be paid with proceeds from the initial public offering of InfoHighway. The purchase price was allocated $547,486 to property and equipment and $421,087 to customer lists. The customer lists are being amortized on a straight-line basis over 3 years.

(11) YEAR 2000 COMPLIANCE (UNAUDITED)

    Many software applications, computer hardware and related equipment and systems that use embedded technology, such as microprocessors, rely on two digits rather than four digits to represent years in performing computations and decision-making functions. These programs, hardware items and systems may fail on January 1, 2000 or earlier because they misinterpret "00" as the year 1900 rather than 2000. These failures could have an adverse effect on the Company because of its direct dependence on its own applications, equipment and systems and its indirect dependence on those of third parties.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
    ARC Networks, Inc.
    Hauppauge, New York

    We have audited the accompanying consolidated balance sheets of ARC Networks, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, capital deficit, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ARC Networks, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements and as discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses since its inception in 1993, and has a deficit at December 31, 1998 of $6,425,265. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          MOORE STEPHENS, P.C.
                                          Certified Public Accountants.

Cranford, New Jersey
February 16, 1999

                               ARC NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    PREDECESSOR
                                                              ------------------------
                                                                                         SUCCESSOR
                                                                    DECEMBER 31,        -----------
                                                              ------------------------   JUNE 30,
                                                                 1997         1998         1999
                                                              -----------  -----------  -----------
                                                                                        (UNAUDITED)
                           ASSETS
Current Assets:
    Cash and Equivalents....................................  $    68,712  $   192,992  $   168,776
    Accounts Receivable, net of Allowance for Doubtful
      Accounts of $85,200, $443,196, and $355,470...........    2,386,072    2,991,554    3,763,919
    Costs and Estimated Profits in Excess of Interim
      Billings..............................................      100,149      158,355      480,950
    Prepaid Expenses and Other Current Assets...............       32,737       97,805      130,335
                                                              -----------  -----------  -----------
Total Current Assets........................................    2,587,670    3,440,706    4,543,980
Equipment - net.............................................       84,970      125,675      127,951
                                                              -----------  -----------  -----------
Other Assets:
    Deferred Financing Costs................................       70,742      248,730           --
    Customer list, net......................................           --       53,125           --
    Goodwill................................................           --      239,566   10,451,145
    Deposits................................................       50,100       86,241       86,241
                                                              -----------  -----------  -----------
Total Other Assets..........................................      120,842      627,662   10,537,386
                                                              -----------  -----------  -----------
Total Assets................................................  $ 2,793,482  $ 4,194,043  $15,209,317
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------
           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
    Current Maturities of Long Term Debt....................  $   106,000  $        --  $        --
    Current Maturities of Capitalized Leases................       15,507       20,350       21,650
    Current Maturities of Notes Payable.....................      650,000      250,000      800,000
    Notes Payable--Related Parties..........................      100,000    2,044,724    2,859,724
    Loan Payable--Asset Based Lender........................      231,064           --           --
    Accounts Payable........................................    3,098,480    3,817,657    5,173,296
    Disputed Amounts Under Contract.........................           --    1,518,971    1,289,975
    Deferred Salary--Officer................................           --       52,336           --
    Deferred Revenue........................................      110,326           --           --
    Interim Billings in Excess of Costs and Estimated
      Profits...............................................    1,166,283      462,605      402,173
                                                              -----------  -----------  -----------
Total Current Liabilities...................................    5,477,660    8,166,643   10,546,818
                                                              -----------  -----------  -----------
Long-Term Liabilities:
    Long Term Debt..........................................      123,740           --           --
    Capitalized Leases......................................       33,777       15,319        5,141
    Notes Payable...........................................           --      550,000           --
    Notes Payable--Related Parties..........................    1,155,095    1,171,674    1,146,674
                                                              -----------  -----------  -----------
Total Long-Term Liabilities.................................    1,312,612    1,736,993    1,151,815
                                                              -----------  -----------  -----------
Commitments and Contingencies...............................
Capital Deficit:
    Common Stock - par value $.01, Authorized: 15,000,000
      Shares; 3,000,000, 9,530,760 and 9,530,760 issued and
      outstanding...........................................       30,000       95,307       95,307
    Additional Paid-in Capital..............................      489,750      620,365    3,415,377
    Deficit.................................................   (4,516,540)  (6,425,265)          --
                                                              -----------  -----------  -----------
Total Capital Deficit.......................................   (3,996,790)  (5,709,593)   3,510,684
                                                              -----------  -----------  -----------
Total Liabilities and Capital Deficit.......................  $ 2,793,482  $ 4,194,043  $15,209,317
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------

                See Notes to Consolidated Financial Statements.

                               ARC NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       PREDECESSOR
                                         ------------------------------------------------------------------------
                                                                                               SIX MONTHS
                                                   YEARS ENDED DECEMBER 31,                  ENDED JUNE 30,
                                         --------------------------------------------  --------------------------
                                             1996           1997            1998           1998          1999
                                         -------------  -------------  --------------  ------------  ------------
                                                                                              (UNAUDITED)
Sales..................................  $   5,256,498  $   9,110,364  $   13,624,320  $  6,353,291  $  8,171,286
Sales - Related Parties................        326,237        537,837         306,367       306,367            --
                                         -------------  -------------  --------------  ------------  ------------
Total Sales............................      5,582,735      9,648,201      13,930,687     6,659,658     8,171,286
                                         -------------  -------------  --------------  ------------  ------------
Cost of Sales..........................      4,773,279      8,410,293      11,374,867     5,398,770     6,694,203
Cost of Sales - Related Parties........        300,138        484,810         276,159       291,890            --
                                         -------------  -------------  --------------  ------------  ------------
Total Cost of Sales....................      5,073,417      8,895,103      11,651,026     5,690,660     6,694,203
                                         -------------  -------------  --------------  ------------  ------------
Gross Profit...........................        509,318        753,098       2,279,661       968,998     1,477,083
                                         -------------  -------------  --------------  ------------  ------------
Expenses:
    Selling, General and Administrative
      Expenses.........................      1,248,496      2,277,290       3,104,603     1,151,476     1,610,501
    Provision for Bad Debts............        109,989         36,179         345,500        55,141       200,600
    Administrative Expenses - Related
      Parties..........................         80,119         28,579          14,066        11,664        16,813
    Depreciation and Amortization......         17,222        436,538         407,390       165,396       219,241
    Loss on Impaired Asset.............             --        352,847              --            --            --
                                         -------------  -------------  --------------  ------------  ------------
Total Expenses.........................      1,455,826      3,131,433       3,871,559     1,383,677     2,047,155
                                         -------------  -------------  --------------  ------------  ------------
Loss from Operations...................       (946,508)    (2,378,335)     (1,591,898)     (414,679)     (570,072)
                                         -------------  -------------  --------------  ------------  ------------
Other Expenses:
    Interest Expense...................        (59,903)      (205,164)       (134,732)     (123,412)     (113,754)
    Interest Expense - Related
      Parties..........................       (106,910)      (120,912)       (182,095)      (59,089)     (187,813)
                                         -------------  -------------  --------------  ------------  ------------
Total Other Expenses...................       (166,813)      (326,076)       (316,827)     (182,501)     (301,567)
                                         -------------  -------------  --------------  ------------  ------------
Net Loss...............................  $  (1,113,321) $  (2,704,411) $   (1,908,725) $   (597,180) $   (871,639)
                                         -------------  -------------  --------------  ------------  ------------
                                         -------------  -------------  --------------  ------------  ------------
BASIC EARNINGS PER SHARE:
    Net Loss per Share.................  $       (0.37) $       (0.90) $        (0.39) $      (0.20) $      (0.09)
                                         -------------  -------------  --------------  ------------  ------------
                                         -------------  -------------  --------------  ------------  ------------
    Weighted Average Number of
      Shares...........................      3,000,000      3,000,000       4,860,819     3,000,000     9,530,760
                                         -------------  -------------  --------------  ------------  ------------
                                         -------------  -------------  --------------  ------------  ------------

                See Notes to Consolidated Financial Statements.

                               ARC NETWORKS, INC.

                   CONSOLIDATED STATEMENTS OF CAPITAL DEFICIT

                                                                           PREDECESSOR
                                                -----------------------------------------------------------------
                                                    COMMON STOCK        ADDITIONAL                      TOTAL
                                                ---------------------    PAID-IN                       CAPITAL
                                                  SHARES     AMOUNT      CAPITAL        DEFICIT        DEFICIT
                                                ----------  ---------  ------------  -------------  -------------
Balance, December 31, 1995....................   3,000,000  $  30,000  $    (17,750) $    (698,808) $    (686,558)
Allocated related party administrative
  expenses....................................          --         --        18,000             --         18,000
Net loss......................................          --         --            --     (1,113,321)    (1,113,321)
                                                ----------  ---------  ------------  -------------  -------------
Balance, December 31, 1996....................   3,000,000     30,000           250     (1,812,129)    (1,781,879)
Allocated related party administrative
  expenses....................................          --         --         4,500             --          4,500
Issuance of warrants related to debt..........          --         --       485,000             --        485,000
Net loss......................................          --         --            --     (2,704,411)    (2,704,411)
                                                ----------  ---------  ------------  -------------  -------------
Balance, December 31, 1997....................   3,000,000     30,000       489,750     (4,516,540)    (3,996,790)
Issuance of shares related to refinancing.....   6,530,760     65,307       130,615             --        195,922
Net loss......................................          --         --            --     (1,908,725)    (1,908,725)
                                                ----------  ---------  ------------  -------------  -------------
Balance, December 31, 1998....................   9,530,760     95,307       620,365     (6,425,265)    (5,709,593)
Net loss......................................          --         --            --       (871,639)      (871,639)
                                                ----------  ---------  ------------  -------------  -------------
Balance, June 30, 1999 (unaudited)............   9,530,760  $  95,307  $    620,365  $  (7,296,904) $  (6,581,232)

           -------------------------------------------------------------------------------------------

                                                                            SUCCESSOR
                                                -----------------------------------------------------------------
Eliminate predecessor retained deficit........          --         --            --      7,296,904      7,296,904
Purchase price adjustment.....................          --         --     2,795,012             --      2,795,012
                                                ----------  ---------  ------------  -------------  -------------
Balance, June 30, 1999 (unaudited)............   9,530,760  $  95,307  $  3,415,377  $          --  $   3,510,684
                                                ----------  ---------  ------------  -------------  -------------
                                                ----------  ---------  ------------  -------------  -------------

                See Notes to Consolidated Financial Statements.

                               ARC NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              PREDECESSOR
                                                        --------------------------------------------------------
                                                                   YEARS ENDED                   SIX MONTHS
                                                                   DECEMBER 31,                ENDED JUNE 30,
                                                        ----------------------------------  --------------------
                                                           1996        1997        1998       1998       1999
                                                        ----------  ----------  ----------  ---------  ---------
                                                                                                (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss............................................  $(1,113,321) $(2,704,411) $(1,908,725) $(597,180) $(871,639)
  Adjustments to reconcile net loss to net Cash used
    in operating activities
  Provision for doubtful accounts.....................     109,989      36,179     345,500     55,141    200,600
  Depreciation........................................      17,222      46,488      30,539     11,187     37,050
  Amortization........................................          --     390,050     376,850    154,208    182,192
  Loss on impaired asset..............................          --     352,847          --         --         --
  Cost of shares issued in refinancing................          --          --     195,923         --         --
(Increase) Decrease in assets:
  Accounts receivable--trade..........................    (549,490) (1,329,865)   (800,565)  (767,772)  (684,639)
  Amounts charged to allowance for doubtful
    accounts..........................................          --      (5,979)   (150,417)   (35,171)  (288,326)
  Costs and estimated profits in excess of interim
    billings..........................................     129,760     (94,411)    (58,207)   (85,038)  (322,595)
  Notes receivable--officer...........................          --      22,500          --         --         --
  Prepaid expenses and other assets...................     (11,264)     (6,835)    (65,068)   (24,862)    12,035
  Deposits............................................        (225)    (49,875)    (36,141)   (22,741)        --
Increase (Decrease) in Liabilities:
  Accounts payable and accrued expenses...............     765,591   1,841,481     719,176    603,120  1,355,639
  Deferred salary--officer............................          --          --      52,336         --    (52,336)
  Deferred revenue....................................       6,115     104,211    (110,326)  (110,326)        --
  Disputed amounts under contract.....................          --          --   1,518,971         --   (228,996)
  Interim billings in excess of costs and earnings....     221,520     918,588    (703,677) 1,211,748    (60,432)
                                                        ----------  ----------  ----------  ---------  ---------
  Cash flows used in operating activities.............    (424,103)   (479,032)   (593,831)   392,314   (721,447)
                                                        ----------  ----------  ----------  ---------  ---------
INVESTING ACTIVITIES:
  Acquisition of long distance customer base..........          --          --    (413,266)  (413,054)        --
  Capital expenditures................................    (416,466)    (82,579)    (71,243)   (33,192)   (39,326)
                                                        ----------  ----------  ----------  ---------  ---------
  Cash flows used in investing activities.............    (416,466)    (82,579)   (484,509)  (446,246)   (39,326)
                                                        ----------  ----------  ----------  ---------  ---------
FINANCING ACTIVITIES:
  Net proceeds (repayment) asset based lender.........      79,742     151,322    (231,064)   106,235         --
  Proceeds from notes payable, due April 1, 1998......          --     495,000          --         --         --
  Proceeds from demand notes..........................          --     250,000          --         --         --
  Note payable--parent................................     (67,496)   (429,389)   (106,277)        --         --
  Proceeds of notes payable--affiliate................     427,126     223,692      67,855     47,565    400,000
  Repayments of notes payable--affiliate..............          --          --          --         --    (10,000)
  Proceeds of Line of Credit..........................          --          --   1,999,724         --    400,000
  Proceeds of capitalized leases......................     114,085      52,950          --         --         --
  (Repayments) of capitalized leases..................          --      (3,666)    (13,615)    (7,438)    (8,878)
  Proceeds of note payable--equipment loan............     350,000          --          --         --         --
  (Repayment) of note payable--equipment loan.........          --    (102,000)   (229,740)   (44,001)        --
  Deferred financing costs............................          --     (70,742)   (284,263)    (1,052)   (44,565)
                                                        ----------  ----------  ----------  ---------  ---------
  Cash flows provided by financing activities.........     903,457     567,167   1,202,620    101,309    736,557
                                                        ----------  ----------  ----------  ---------  ---------
  Net increase in cash and equivalents................      62,888       5,556     124,280     47,377    (24,216)
  Cash and equivalents--beginning balance.............         268      63,156      68,712     68,712    192,992
                                                        ----------  ----------  ----------  ---------  ---------
Cash and equivalents--ending balance..................  $   63,156  $   68,712  $  192,992  $ 116,089  $ 168,776
                                                        ----------  ----------  ----------  ---------  ---------
                                                        ----------  ----------  ----------  ---------  ---------
Supplemental disclosures:
Cash paid during the period for:
Interest..............................................  $   27,536  $   40,941  $  233,748  $ 123,413  $ 120,757
                                                        ----------  ----------  ----------  ---------  ---------
                                                        ----------  ----------  ----------  ---------  ---------
Income taxes..........................................  $       --  $       --  $       --  $      --  $      --
                                                        ----------  ----------  ----------  ---------  ---------
                                                        ----------  ----------  ----------  ---------  ---------

                               ARC NETWORKS, INC.

    For the twelve months ended December 31, 1998, 1997 and 1996 the following non-cash items occurred:

    In February 1997, in connection with the issuance of $550,000 of notes, the Company issued Series B Warrants to purchase 1,000,000 shares of common stock at $1.00 per share and Series C Warrants to purchase 500,000 shares of common stock at $5.00 per share. The Company has valued the Series B Warrants, using the Black-Scholes method, at $485,000 and the Series C Warrants at $0. Such amount is being amortized over the life of the notes which matured April 1, 1998. Amortization recorded for the twelve month period ended December 31, 1998 and 1997 was $150,000 and $335,000.

    In connection with the issuance of $550,000 interim notes payable, the Company paid to the placement agent a fee of $55,000 which was amortized in 1997. In 1998, the Company arranged for the sale of these notes to a friendly party. (See below)

    In September 1998, the Company paid certain debts and refinanced others by obtaining a $2,000,000 line of credit, secured by all assets of the Company, with Consolidated Technology Group, Ltd. in exchange for the issuance of 4,500,760 shares of Common Stock valued at $135,000. In conjunction with the refinancing, the Company renegotiated the employment contract of its President and CEO and issued 1,280,000 shares valued at $38,400. In conjunction with the refinancing of the $550,000 in notes referred to above, 750,000 shares of Common Stock were issued to the new note holder valued at $22,500. The total cost of the refinancing was deferred at September 1998 and is being amortized over 2 years. A summary of the deferral is presented below:

Cost of issuing shares............................................  $ 195,922
Origination fee...................................................     15,000
Legal costs.......................................................     73,341
                                                                    ---------
Total deferral....................................................    284,263
Amortization......................................................    (35,533)
                                                                    ---------
Net deferral......................................................  $ 248,730
                                                                    ---------
                                                                    ---------

    The Note Receivable-Officer in the amount of $22,500 was forgiven and recorded as additional compensation in 1997.

                See Notes to Consolidated Financial Statements.

                               ARC NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[1] PRINCIPLES OF ORGANIZATION AND BUSINESS

    ARC Networks, Inc., a Delaware corporation (the "Company") was incorporated in January 1997. The Company was formed for the purpose of acquiring all of the outstanding stock of A.R.C. Networks, Inc., a New York corporation ("ARC-New York"). On January 17, 1997, all of the stockholders of ARC-New York transferred their stock to ARC Networks, Inc. for 100% ownership in the Company (the "Recapitalization"). The accompanying consolidated financial statements reflect the financial position and the results of operations and cash flows of the Company and its subsidiary as if the Recapitalization occurred January 1, 1994. The Company was a majority owned subsidiary of SIS Capital Corp. ("SISC") through June 30, 1999. SISC is a wholly-owned subsidiary of Consolidated Technology Group Ltd. ("CTG" and "Parent"), a public company. On June 30, 1999, the Company was acquired by InfoHighway Communications Corporation ("InfoHighway"), formerly OmniLynx Communications Corporation "Successor Company" See Note 23[A].

    The Company offers local and long-distance telephone services to commercial telephone users, and also provides data cable installation services primarily in the New York metropolitan area.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of the Company and its subsidiary after elimination of intercompany balances and transactions through June 30, 1999 (the "predecessor company"). The consolidated balance sheet as of June 30, 1999 reflects the acquisition of ARC (the "Successor Company") by InfoHighway. See Note 23[A].

    UNAUDITED INTERIM FINANCIAL STATEMENTS--The financial statements as of June 30, 1998 and 1999 and for the six months ended June 30, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made. The results of the interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

    USE OF ESTIMATES--The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK--The Company extends credit to customers which results in accounts receivable arising from its normal business activities. The financial strength of the customers is routinely assessed and, based upon factors surrounding the credit risk of the customers, the Company believes that its receivable credit risk exposure is limited. Such estimate of the financial strength of customers may be subject to change in the near term. At December 31, 1998, cash balances of $308,000 were held at a financial institution in excess of the federally insured limits. The Company believes no significant concentration of credit risk exists with respect to cash.

    CASH AND EQUIVALENTS--The Company considers certain highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1998, the Company had no cash equivalents.

    EQUIPMENT AND DEPRECIATION--Equipment is recorded at cost. Expenditures for normal repairs and maintenance are charged to expense as incurred. When assets are retired or otherwise disposed of,

                               ARC NETWORKS, INC.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) their costs and related accumulated depreciation are removed from the accounts and the resulting gains and losses are included in operations. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the assets. The following sets forth the Company's depreciation policy:

                                                                   5-10
Telecommunications equipment.....................................  years
Office equipment and computers...................................  5 years

    INTANGIBLES--Intangible assets consist primarily of capitalized costs incurred for the purchase of a customer base and are amortized on a straight line basis over the expected periods to be benefitted, twenty four months. Management assesses the recoverability of the intangible assets by determining whether the carrying value of the intangible assets can be recovered through undiscounted future operating cash flows of the acquired customer base. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of intangible assets will be impacted if estimated future operating cash flows are not achieved.

    REVENUE RECOGNITION--For local and long distance telephone service, the Company recognizes revenue as service is provided to customers. For telephone service provided through the sale of prepaid debit cards the Company invoices the customer, principally distributors, at a discount from the face amount of the debit card, when the debit cards are distributed. The Company records the invoiced amount as deferred revenue and recognizes revenue as telephone usage is provided.

    The Company recognizes revenue from its data cable installation services using the percentage of completion method, measured by the percentage of cost incurred to date to the total estimated cost for each contract. Revisions in cost estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known. Contract terms provide for billing schedules that differ from revenue recognition and give rise to costs and estimated profits in excess of interim billings, and billings in excess of costs and estimated profits. It is reasonably possible that the amount of costs and estimated profits in excess of billing and billings in excess of costs and estimated profits may be subject to change in the near term.

    INCOME TAXES--The Company utilizes the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

    STOCK OPTIONS AND SIMILAR EQUITY INSTRUMENTS--On January 1, 1996, the Company adopted the disclosure requirements, but not the fair value based method of valuation, of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", for stock options and similar equity instruments (collectively, "Options") issued to employees. The Company will continue to apply the intrinsic value based method of accounting for Options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." However, SFAS No. 123 applies to transactions in which an entity issues its equity

                               ARC NETWORKS, INC.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) instruments to acquire goods or services from non-employees. Those transactions are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

    EARNINGS (LOSS) PER SHARE--Loss per share for the 1998 and 1999 periods is based upon the weighted average shares outstanding for the period. Loss per share for 1997 and 1996 are based on 3,000,000 shares issued in the Recapitalization as if they were outstanding for both 1997 and 1996. Potential common share equivalents are included in the calculation if they are dilutive. Loss per share for all periods have been recalculated pursuant to SFAS No 128, "Earnings per Share."

    DEFERRED FINANCING COSTS--The Company accounts for the value of warrants associated with the issuance of debt as a reduction of the principal balance and amortizes such amounts over the life of the debt utilizing the straight line method. Costs associated with the issuance of debt are deferred and amortized over the term of the debt. Amounts paid or accrued for costs associated with an anticipated public offering are deferred until the completion of the offering at which time they are charged to paid in capital or are charged to expense if the offering is not consummated.

[3] GOING CONCERN

    The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has sustained losses since inception, and its accumulated deficit at December 31, 1998 and June 30, 1999 was $6,425,265 and $7,296,904, respectively. Its ability to continue as a going concern is dependent upon the success of its marketing efforts, its ability to produce sufficient margins to cover operating and overhead expenses and its access to sufficient funding to enable it to continue operations. The Company has been funded through December 31, 1998 by loans from its principal stockholder and affiliated entities. The Company's plans for its transition to profitability include obtaining financing, possibly through additional private equity or through the merger of its operations with another entity in order to provide the necessary working capital to expand its operations profitably and by instituting stringent cost controls. While there can be no assurance that additional equity capital can be raised or that its cost control efforts will be successful, the Company recognizes that it must generate revenues at a level in excess of its ongoing expenses or consider the prospect of reducing or ceasing operations. Management also plans to increase revenues by marketing its services and products to geographic markets throughout the United States and to increase the products available to its customers.

[4] RECEIVABLES AND LOAN PAYABLE--ASSET-BASED LENDER (PREDECESSOR)

    In 1994, the Company entered into an agreement with an asset-based lender to finance its accounts receivable. The maximum availability of funds was $3,000,000. The base interest rate was equal to 8.25% throughout 1998, 1997 and 1996, plus 2% and a commission of 0.3% of the receivables financed. The weighted average interest rate for 1998 was 20.4%. The balance of the loan, $178,476, was repaid in September 1998 from the proceeds of the Line of Credit received from CTG (See Note 8). As of December 31, 1997 the balance of the loan was $231,064.

                               ARC NETWORKS, INC.

[5] CONTRACTS IN PROGRESS

    Costs, estimated profits, and billings on uncompleted contracts are summarized as follows:

                                                                               PREDECESSOR
                                                                       ----------------------------
                                                                               DECEMBER 31,
                                                                       ----------------------------
                                                                           1997           1998
                                                                       -------------  -------------    SUCCESSOR
                                                                                                     -------------
                                                                                                       JUNE 30,
                                                                                                     -------------
                                                                                                         1999
                                                                                                     -------------
                                                                                                      (UNAUDITED)
Costs Incurred.......................................................  $   1,368,827  $     991,835  $   1,197,841
Estimated Profits....................................................        405,586        368,807        426,557
                                                                       -------------  -------------  -------------
Totals...............................................................      1,774,413      1,360,642      1,624,398
Billings to Date.....................................................     (2,840,547)    (1,664,892)    (1,545,621)
                                                                       -------------  -------------  -------------
    Net..............................................................  $  (1,066,134) $    (304,250) $      78,777
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
    Included in the accompanying balance sheet under the following captions:
Costs and Estimated Profits in Excess of Interim Billings............  $     100,149  $     158,355  $     480,950
Interim Billings in Excess of Costs and Estimated Profits............     (1,166,283)      (462,605)      (402,173)
                                                                       -------------  -------------  -------------
Net..................................................................  $  (1,066,134) $    (304,250) $      78,777
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    At December 31, 1998 and June 30, 1999, the Company reclassified certain contracts which are the subject of litigation in "Disputed Amounts Under Contract" in the amounts of $1,518,971 and $1,289,975, respectively. See Notes 21 and 23.

    At December 31, 1998, the Company had a backlog of firm orders for data cabling and wiring services of approximately $2,000,000, of which substantially all is expected to be completed during 1999.

[6] EQUIPMENT

    Equipment consists of the following:

                                                                PREDECESSOR        SUCCESSOR
                                                           ---------------------  -----------
                                                               DECEMBER 31,        JUNE 30,
                                                           ---------------------  -----------
                                                             1997        1998        1999
                                                           ---------  ----------  -----------
                                                                                  (UNAUDITED)
Telephone switching equipment............................  $  33,558  $   34,735   $  35,935
Furniture and fixtures...................................     13,351      17,450      18,109
Computer equipment.......................................     43,136     109,104     146,571
                                                           ---------  ----------  -----------
                                                              90,045     161,289     200,615
Less: Accumulated Depreciation...........................     (5,075)    (35,614)    (72,664)
                                                           ---------  ----------  -----------
Equipment--net...........................................  $  84,970  $  125,675   $ 127,951
                                                           ---------  ----------  -----------
                                                           ---------  ----------  -----------

    Depreciation expense was $17,222, $46,488 and $30,539 for the years ended December 31, 1996, 1997 and 1998, respectively, and $11,187 and $37,050 for the six months ended June 30, 1998 and 1999, respectively.

                               ARC NETWORKS, INC.

[7] INTANGIBLES (PREDECESSOR)

    In June 1998, the Company purchased for cash a long distance customer base for $413,266 of which $338,266 was allocated to goodwill and $75,000 was allocated to customer lists. The total purchase price is being amortized over 24 months. Amortization amounted to $120,575 for the twelve months December 31, 1998 and $111,125 for the six months ended June 30, 1999.

[8] DEBT

    [A] LONG TERM DEBT--EQUIPMENT LOAN (PREDECESSOR)

    In September 1996, the Company entered into a term loan agreement with an asset-based lender to borrow up to $350,000 for the purpose of purchasing equipment. The loan agreement provided for weekly principal payments of $2,000. Interest was charged monthly at a rate equal to the highest prime interest charged in New York City plus 12%. The loan was collateralized by the Company's accounts receivable and equipment.

    The security interest granted to this lender was junior to the security interest granted to the Company's other asset-based lender as to all assets, except for the equipment being financed under this loan. SISC, CTG, and Lewis Schiller, the Company's former Chairman and Chief Executive Officer, guaranteed the Company's obligations under this agreement. The outstanding balance of this loan, $189,156, was repaid in September 1998, plus a $12,500 prepayment penalty from the proceeds of the Company's new $2,000,000 Line of Credit with CTG. As of December 31, 1997 $106,000 was classified as Current Maturities of Long Term Debt and the balance, $123,740 was shown as Long Term Debt. The weighted average interest rate was 32.7% for 1998, including the prepayment penalty.

    [B] NOTES PAYABLE--LISTED BELOW IS A SUMMARY OF NOTES PAYABLE

                                                              PREDECESSOR          SUCCESSOR
                                                        ------------------------  ------------
                                                              DECEMBER 31,          JUNE 30,
                                                        ------------------------  ------------
                                                           1997         1998          1999
                                                        -----------  -----------  ------------
                                                                                  (UNAUDITED)
12% Demand Notes......................................  $   250,000  $   250,000   $  250,000
8% Notes..............................................      550,000      550,000      550,000
Less: Debt discount on 8% Notes.......................     (150,000)          --           --
                                                        -----------  -----------  ------------
  Sub-total...........................................      650,000      800,000      800,000
Less: Current Portion.................................     (650,000)    (250,000)    (800,000)
                                                        -----------  -----------  ------------
Total Long-Term Notes.................................  $        --  $   550,000   $       --
                                                        -----------  -----------  ------------
                                                        -----------  -----------  ------------

        [I] 12% DEMAND NOTES (PREDECESSOR)

    In September 1997, the Company borrowed $250,000 from two accredited investors and issued its 12% Demand Notes. No fee was incurred in connection with the issuance of such Demand Notes. The first interest payment is due January 1, 1999 and the weighted average interest rate was 12% for 1998 and 1997. See Notes 21 and 23.

                               ARC NETWORKS, INC.

[8] DEBT (CONTINUED)
        [II] 8% NOTES PAYABLE (PREDECESSOR)

    In February 1997, the Company issued 8% promissory notes in the principal amount of $550,000, from which it received net proceeds of approximately $495,000 after deducting a $55,000 commission paid to the placement agent, and, in connection therewith, issued Series B Common Stock Purchase Warrants ("Series B") to purchase an aggregate of 1,000,000 shares of Common Stock at $1.00 per share and Series C Common Stock Purchase Warrants ("Series C") to purchase an aggregate of 500,000 shares of Common Stock at $5.00 per share. The Company has valued the Series B Warrants, using the Black-Scholes method, at $485,000. The Series C Warrants were valued at $0. Amortization of $335,000 was recorded in 1997 and $150,000 in 1998. Such notes were originally due April 1, 1998.

    In conjunction with the Line of Credit obtained from CTG in September 1998 (see below), the Company arranged for the sale of the $550,000 notes and renegotiated the terms as follows. The Series B Warrants were cancelled and 400,000 of the 500,000 Series C Warrants were transferred to the new note holder. The maturity date of the notes was extended to January 1, 2001, subject to certain prepayment conditions should the Company raise in excess of $3 million or more in financings. All interest due under the note was forgiven and the note became non-interest bearing. CTG guaranteed the note and the Company issued 750,000 shares of its Common Stock to the new note holder, which was valued at $22,500. (See Note 23).

    [C] NOTES TO RELATED PARTIES

    A summary of notes to related parties is summarized as follows:

                                                            PREDECESSOR            SUCCESSOR
                                                    ---------------------------  -------------
                                                           DECEMBER 31,            JUNE 30,
                                                    ---------------------------  -------------
                                                        1997          1998           1999
                                                    ------------  -------------  -------------
                                                                                  (UNAUDITED)
Accounts payable--CTG.............................  $    106,277  $          --  $          --
Revolving Line of Credit--CTG.....................            --      1,999,724      2,399,724
Trans Global Services, Inc........................     1,148,818      1,216,674      1,206,674
InfoHighway Communications Corporation............            --             --        400,000
                                                    ------------  -------------  -------------
  Sub-total.......................................     1,255,095      3,216,398      4,006,398
Less: Current Maturities..........................      (100,000)    (2,044,724)    (2,859,724)
                                                    ------------  -------------  -------------
Notes Payable--long term..........................  $  1,155,095  $   1,171,674  $   1,146,674
                                                    ------------  -------------  -------------
                                                    ------------  -------------  -------------

        [I] REVOLVING LINE OF CREDIT WITH CTG (PREDECESSOR)

    In September 1998, the Company obtained a $2,000,000 line of credit from CTG in exchange for the issuance of 4,500,760 shares of its Common Stock, valued at $135,000. The terms of this line of credit allow the Company to borrow up to 85% of eligible receivables as defined in the agreement and is collateralized by all assets of the Company. Interest on the outstanding balance is prime plus 2% and a monthly maintenance fee of $1,500. The weighted average interest rate was 15.9% for 1998. (See Notes 14 and 22)

    The proceeds of the CTG Line of Credit were used, in part, to repay the Loan Payable--Asset Based Lender, in the amount of $178,476, and the Equipment Loan in the amount of $189,156. The

                               ARC NETWORKS, INC.

[8] DEBT (CONTINUED)
balance was used for working capital. At December 31, 1998 and June 30, 1999, the outstanding balances under the line were $1,999,724 and $2,399,724, respectively.

        [II] DEFERRED FINANCING COSTS (PREDECESSOR)

    As a condition to receiving the Line of Credit in September 1998, the Company paid at closing to CTG a $15,000 origination fee and the attorney's fees for both the Company and CTG in the amount of $73,341. In addition, the Company renegotiated the employment contract with its President and CEO and issued to him 1,280,000 shares of Common Stock valued at $38,400 (See Note 16). All such amounts have been deferred and are being amortized over 24 months. A summary of the 1998 activity regarding this deferral is presented below:

                                                                            PREDECESSOR
                                                                       ----------------------
                                                                         SHARES      AMOUNT
                                                                       ----------  ----------
Cost of share issuance:
CTG Line of Credit...................................................   4,500,760  $  135,022
Employment Contract..................................................   1,280,000      38,400
Shares in lieu of interest--$550,000 Notes...........................     750,000      22,500
                                                                       ----------  ----------
    Sub-total........................................................   6,530,760     195,922
Origination Fee to CTG...............................................                  15,000
Legal Costs..........................................................                  73,341
                                                                                   ----------
Gross Deferral.......................................................                 284,263
Amortization.........................................................                 (35,533)
                                                                                   ----------
Deferred Financing Costs.............................................              $  248,730
                                                                                   ----------
                                                                                   ----------

    For the six months ended June 30, 1999 amortization totaled $71,066.

        [III] NOTES PAYABLE AND TRANSACTIONS--AFFILIATED COMPANY (PREDECESSOR)

    During 1996, 1997 and 1998, Trans Global Services, Inc. ("Trans Global"), an affiliate through common ownership by CTG, made loans and advances to the Company. Interest is charged at 10% annually on amounts owed to Trans Global. Such amounts were $78,167, $104,968, and $119,935 for the years ended December 31, 1996, 1997 and 1998, respectively. In addition, Trans Global allocated certain amounts for shared expenses such as certain payroll, payroll taxes, employee benefits, professional fees and rents. Such amounts allocated totaled $38,966, $21,245 and $0 for the years ended December 31, 1996, 1997 and 1998, respectively, and bear interest at 10% per annum. Offsetting these items, the Company provided to Trans Global phone services during 1997 totaling $24,918. As of December 31, 1996 and 1997, respectively, such loans amounted to $973,411 and $1,148,818, including interest. On September 30, 1997, the Company issued its 10% promissory note to Trans Global in the principal amount of $1,139,000, representing the amount due to Trans Global on such date, including accrued interest. In September 1998, the Company renegotiated this note in the amount of $1,216,674, including all previously deferred interest. Interest on the new note is payable monthly and, beginning in April 1999, monthly principal payments of $5,000 are due until August 31, 2003, when a balloon payment for the balance is due. The note is subject to certain prepayment conditions in the event the

                               ARC NETWORKS, INC.

[8] DEBT (CONTINUED)
Company raises additional financings of at least $5,000,000, or, in the event of a sale of the Company or a change of control occurs, as defined in the agreement. See Note 23[A].

    Scheduled payments related to this note for the next five years are as follows:

1999............................................................  $  45,000
2000............................................................     60,000
2001............................................................     60,000
2002............................................................     60,000
2003............................................................    991,674
                                                                  ---------
Total...........................................................  $1,216,674
                                                                  ---------
                                                                  ---------

[9] CAPITAL LEASES

    During 1997, the Company purchased certain equipment with a value of $52,950 through the issuance of four capitalized leases. Accumulated depreciation through December 31, 1997, 1998 and June 30, 1999 was $3,005, $10,445 and
$24,610, respectively. Depreciation expense on equipment under capitalized leases is included in depreciation expense. Interest rates on the leases range from approximately 16% to 18%. Future minimum lease payments for the remaining years of the leases as of December 31, 1998 and June 30, 1999 are as follows:

                                                                    PREDECESSOR    SUCCESSOR
                                                                    ------------  -----------
                                                                    DECEMBER 31,   JUNE 30,
                                                                        1998         1999
                                                                    ------------  -----------
                                                                                  (UNAUDITED)
1999..............................................................   $   25,243    $  22,023
2000..............................................................       16,478        6,120
                                                                    ------------  -----------
Total minimum payments............................................       41,721       28,143
Less: amounts representing interest...............................       (6,052)      (1,352)
                                                                    ------------  -----------
Net present value of lease payments...............................   $   35,669    $  26,791
                                                                    ------------  -----------
                                                                    ------------  -----------

[10] INCOME TAXES

    The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 1997 and 1998 and June 30, 1999 are as follows:

                                                           PREDECESSOR             SUCCESSOR
                                                   ----------------------------  -------------
                                                           DECEMBER 31,            JUNE 30,
                                                   ----------------------------  -------------
                                                       1997           1998           1999
                                                   -------------  -------------  -------------
                                                                                  (UNAUDITED)
Deferred Tax Asset:
  Loss Carryforwards.............................  $   1,800,000  $   2,500,000  $   2,900,000
  Less: Valuation Allowance......................     (1,800,000)    (2,500,000)    (2,900,000)
                                                   -------------  -------------  -------------
  Net Deferred Tax Asset.........................  $          --  $          --  $          --
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

    The Valuation Allowance increased by approximately $1,120,000 in 1997, $700,000 in 1998, and $200,000 and $400,000 for the six months ended June 30, 1998 and 1999, respectively. The provision for

                               ARC NETWORKS, INC.

[10] INCOME TAXES (CONTINUED)
income taxes varies from the amount computed by applying statutory rates for the reasons summarized below for all periods presented:

                                                                        PREDECESSOR
                                                              --------------------------------
                                                                 DECEMBER 31,       JUNE 30,
                                                              ------------------   -----------
                                                              1996   1997   1998   1998   1999
                                                              ----   ----   ----   ----   ----
                                                                                   (UNAUDITED)
Provision based on statutory rates..........................  (34)%  (34)%  (34)%  (34)%  (34)%
State taxes, net of federal tax benefit.....................   (6)    (6)    (6)    (6)    (6)
Losses for which there is no current tax benefit............   40     40     40     40     40
                                                              ----   ----   ----   ----   ----
Total.......................................................   --%    --%    --%    --%    --%
                                                              ----   ----   ----   ----   ----
                                                              ----   ----   ----   ----   ----

    For financial reporting purposes, at December 31, 1998 and June 30, 1999, the Company had net operating loss carryforwards of approximately $6,400,000 and $6,800,000, respectively, expiring in 2013 and 2014. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, utilization of these losses may be limited in the event of a substantial change in the Company's ownership. Based on this and the operating losses generated through December 31, 1998 and June 30, 1999, the deferred tax asset of approximately $2,500,000 and $2,900,000 is offset by an allowance of $2,500,000 and $2,900,000, respectively.

    The expiration dates of net operating loss carryforwards are as follows:

                                                                   PREDECESSOR    SUCCESSOR
                                                                   ------------  ------------
                                                                   DECEMBER 31,    JUNE 30,
                                                                       1998          1999
                                                                   ------------  ------------
                                                                                 (UNAUDITED)
2009.............................................................   $  125,000   $    125,000
2010.............................................................      525,000        525,000
2011.............................................................    1,050,000      1,050,000
2012.............................................................    2,800,000      2,800,000
2018.............................................................    1,900,000      1,900,000
2019.............................................................           --        400,000
                                                                   ------------  ------------
                                                                    $6,400,000   $  6,800,000
                                                                   ------------  ------------
                                                                   ------------  ------------

[11] STOCK OPTIONS (PREDECESSOR)

    In January 1997, the Company, by action of the Board of Directors and shareholders, adopted the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan provides for the awards of stock options, non-qualified options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and other stock based awards to purchase up to 500,000 shares of Common Stock of the Company. If shares subject to an option under the 1997 Plan cease to be subject to such option, or if shares awarded are later forfeited or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future issuance under the 1997 Plan. Awards under the 1997 Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, but may not be granted to any director unless the director is also an employee of or consultant to the Company or any subsidiaries or affiliates. The 1997 Plan

                               ARC NETWORKS, INC.

[11] STOCK OPTIONS (PREDECESSOR) (CONTINUED)

imposes no limit on the number of officers and other key employees to whom awards may be made. The exercise price of each option is equal to the market price of the Company's stock on the date of grant.

    In January 1997, the Company granted options to purchase 200,000 shares of Common Stock at $5.00 per share, which was in excess of the fair market value of the Common Stock on the date of grant, to the Company's President. Such options are immediately exercisable as to 20,000 shares and become exercisable cumulatively as to an additional 20,000 shares on January 1st of each year from 1998 through 2006. All other options, when granted, become cumulatively exercisable as to 50% of shares granted, one year from the date of grant and an additional 25% on the second and third anniversaries of the date of grant. All options have a term of ten years from the date of grant. Based on current vesting requirements, the Company estimates that 100% of the options granted to date will eventually vest. A summary of activity in the 1997 option plan is as follows:

                                                                           PREDECESSOR
                                                                   ----------------------------
                                                                              WEIGHTED AVERAGE
                                                                    SHARES     EXERCISE PRICE
                                                                   ---------  -----------------
Outstanding, December 31, 1996...................................         --             --
Granted..........................................................    200,000      $    5.00
Exercised........................................................         --             --
Expired/Forfeited................................................         --             --
                                                                   ---------          -----
Outstanding at December 31, 1997.................................    200,000      $    5.00
Granted..........................................................         --             --
Exercised........................................................         --             --
Expired/Forfeited................................................         --             --
                                                                   ---------          -----
Outstanding, December 31, 1998...................................    200,000      $    5.00
Granted..........................................................         --             --
Exercised........................................................         --             --
Expired/Forfeited................................................         --             --
                                                                   ---------          -----
Outstanding, June 30, 1999 (unaudited)...........................    200,000      $    5.00
                                                                   ---------          -----
                                                                   ---------          -----
Exercisable at December 31, 1998.................................     40,000      $    5.00
                                                                   ---------          -----
                                                                   ---------          -----
Exercisable at June 30, 1999 (unaudited).........................     60,000      $    5.00
                                                                   ---------          -----
                                                                   ---------          -----

    The following table summarizes option information as of December 31, 1998 and 1997, and June 30, 1999:

                                                                           PREDECESSOR
                                      --------------------------------------------------------------------------------------
                                                         OUTSTANDING OPTIONS
                                      ----------------------------------------------------------     EXERCISABLE OPTIONS
                                       RANGE OF                 WEIGHTED AVG                      --------------------------
                                       EXERCISE                   REMAINING       WEIGHTED AVG                WEIGHTED AVG
DATE                                    PRICES      SHARES    CONTRACTUAL LIFE   EXERCISE PRICE    SHARES    EXERCISE PRICE
------------------------------------  -----------  ---------  -----------------  ---------------  ---------  ---------------
December 31, 1997...................   $    5.00     200,000         9 yrs.         $    5.00        20,000     $    5.00
December 31, 1998...................   $    5.00     200,000         8 yrs.         $    5.00        40,000     $    5.00
June 30, 1999 (unaudited)...........   $    5.00     200,000         7 yrs.         $    5.00        60,000     $    5.00

                               ARC NETWORKS, INC.

[11] STOCK OPTIONS (PREDECESSOR) (CONTINUED)
    The Company applies APB Opinion 25 in accounting for its stock option plan. No compensation has been recognized for the plan in 1997, 1998 or 1999. If the Company had accounted for the issuance of options pursuant to the fair value method of SFAS No. 123, the Company would have recorded additional compensation expense in 1997 of $596,400 and the Company's net loss and net loss per share would have been:

                                                                                  PREDECESSOR
                                                                                 -------------
                                                                                 DECEMBER 31,
                                                                                     1997
                                                                                 -------------
Net loss, as reported..........................................................  $  (2,704,411)
                                                                                 -------------
                                                                                 -------------
Net loss, as adjusted..........................................................  $  (3,300,811)
                                                                                 -------------
                                                                                 -------------
Net loss per share, as reported................................................  $        (.90)
                                                                                 -------------
                                                                                 -------------
Net loss per share, as adjusted................................................  $       (1.10)
                                                                                 -------------
                                                                                 -------------

    The per share weighted average fair value of options granted during 1997 was $2.98, which was estimated on the grant date using the Black-Scholes method. The following assumptions were made in estimating the fair value:

                                                                                   PREDECESSOR
                                                                                   -----------
                                                                                      1997
                                                                                   -----------
Dividend yield...................................................................          --%
Risk free interest rate..........................................................        5.50%
Expected life....................................................................      10 yrs
Expected volatility..............................................................       37.85%

[12] WARRANTS (PREDECESSOR)

    In February 1997, the Company issued 8% promissory notes in the principal amount of $550,000, from which it received net proceeds of approximately $495,000 after deducting a $55,000 commission paid to the placement agent, and, in connection therewith, issued Series B Common Stock Purchase Warrants to purchase an aggregate of 1,000,000 shares of Common Stock at $1.00 per share and Series C Common Stock Purchase Warrants to purchase an aggregate of 500,000 shares of Common Stock at $5.00 per share. The Company valued the Series B Warrants, using the Black-Scholes method, at $485,000 and valued the Series C Warrants at $0. Amortization of $335,000 was recorded in 1997 and $150,000 in 1998. Such notes were originally due April 1, 1998.

    In conjunction with the Line of Credit obtained from CTG in September 1998, the Company arranged for the sale of the $550,000 notes and renegotiated the terms as follows. The Series B Warrants were cancelled and 400,000 of the 500,000 Series C Warrants were sold to a new note holder. The maturity date of the notes was extended to January 1, 2001, subject to certain prepayment conditions should the Company raise in excess of $3 million or more in financings. All interest due under the note was forgiven and the note is now non-interest bearing. CTG guaranteed the note and

                               ARC NETWORKS, INC.

[12] WARRANTS (PREDECESSOR) (CONTINUED)
the Company issued 750,000 shares of its Common Stock to the new note holder, which was valued at $22,500 (See Note 8). A summary of activity for all warrants is as follows:

                                                                           PREDECESSOR
                                                                   ----------------------------
                                                                                 WEIGHTED AVG
                                                                    WARRANTS    EXERCISE PRICE
                                                                   -----------  ---------------
Outstanding, December 31, 1996...................................           --            --
Granted..........................................................    1,500,000     $    2.33
Exercised........................................................           --            --
Expired/Cancelled................................................           --            --
                                                                   -----------         -----
Outstanding, December 31, 1997...................................    1,500,000     $    2.33
Granted..........................................................           --            --
Exercised........................................................           --            --
Expired/Cancelled................................................   (1,000,000)    $    1.00
                                                                   -----------         -----
Outstanding, December 31, 1998...................................      500,000     $    5.00

Granted..........................................................           --            --
Exercised........................................................           --            --
Expired/Cancelled................................................           --            --
                                                                   -----------         -----
Outstanding, June 30, 1999 (unaudited)...........................      500,000     $    5.00
                                                                   -----------         -----
                                                                   -----------         -----

    The following table summarizes warrant information as of December 31, 1997 and 1998 and June 30, 1999:

                                                                          PREDECESSOR
                                     --------------------------------------------------------------------------------------
                                                       OUTSTANDING WARRANTS
                                     ---------------------------------------------------------
                                                               WEIGHTED AVG                        EXERCISABLE WARRANTS
                                      RANGE OF                   REMAINING                      ---------------------------
                                      EXERCISE                  CONTRACTUAL     WEIGHTED AVG                 WEIGHTED AVG
DATE                                   PRICES       SHARES         LIFE        EXERCISE PRICE     SHARES    EXERCISE PRICE
-----------------------------------  -----------  ----------  ---------------  ---------------  ----------  ---------------
December 31, 1997..................   $    5.00      500,000        10 yrs        $    5.00        500,000     $    5.00
                                      $    1.00    1,000,000        10 yrs        $    1.00      1,000,000     $    1.00
December 31, 1998..................   $    5.00      500,000         9 yrs        $    5.00        500,000     $    5.00
June 30, 1999 (unaudited)..........   $    5.00      500,000         8 yrs        $    5.00        500,000     $    1.00

    The Company accounted for the issuance of warrants and recorded compensation pursuant to the fair value method of SFAS No. 123, which produced additional compensation expense of $485,000, of which $150,000 and $335,000 was amortized in 1998 and 1997, respectively. See Note 11 for the assumptions made in estimating the fair value of warrants.

[13] ECONOMIC DEPENDENCY

    For the six months ended June 30, 1999, one customer accounted for $1,785,000, or 22% of total revenues and $803,200 in accounts receivable. For the six months ended June 30, 1998, one customer accounted for $1,890,000, or 28% of total revenues. No customer accounted for more than 10% of accounts receivable. For the twelve months ended December 31, 1998, no customer accounted for more than 10% of total revenues, however, one customer accounted for 12% of accounts receivable.

                               ARC NETWORKS, INC.

[13] ECONOMIC DEPENDENCY (CONTINUED)
Revenues from two customers in 1996 and 1997, respectively, amounted to $1,046,238 and $1,835,382, or 11% and 19%, and $710,097 and $869,195, or 13% and
16% of total revenues, respectively. Accounts receivable for these two customers was $224,904 and $241,393 at December 31, 1996 and 1997, respectively. At December 31, 1998, the Company had a backlog of firm orders for data cabling and wiring services of approximately $2,000,000, of which substantially all is expected to be completed during 1999. There is no backlog for telephone services.

[14] TRANSACTIONS WITH RELATED PARTIES (PREDECESSOR)

    [A] NOTES PAYABLE--PARENT (CTG) AND TELEVEND

    During the years ended December 31, 1995 and 1996, the Company received loans from SISC. Interest expense on the outstanding notes amounted to $28,743, $34,033 and $62,160 for the years ended December 31, 1996, 1997 and 1998, respectively. Such loans accrued interest at 10% per annum. As of December 31, 1996, 1997 and 1998, such loans, exclusive of the Line of Credit received in September 1998 from CTG, were $466,117, $534,902 and $0, respectively. See Note 8 regarding the Company's Accounts Receivable Line of Credit.

    During the years ended December 31, 1996 and 1997, the Company sold prepaid debit calling cards to Televend, a wholly owned subsidiary of CTG, in the amounts of $326,237 and $537,837, respectively. Sales to Televend were at a rate no lower than that provided to the Company's best customers. At December 31, 1996 and 1997, Televend owed to the Company $49,236 and $428,625, respectively. Such amounts were offset against the Company's payable to CTG at the respective dates according to a directive issued by CTG. During 1998, Televend purchased an additional $306,367 of prepaid debit cards from the Company and paid to the Company $116,085, which resulted in Televend owing to the Company $618,906.

    On March 31, 1998, Lewis Schiller ("Schiller"), the Company's former CEO and CTG's and Televend's former President, CEO and Chairman, and certain other officers and directors of the Company and CTG, agreed to terminate their employment agreements and resign as officers and directors of the Company and CTG, subject to certain terms and conditions, in return for a lump sum payment by CTG of $4,000,000. As part of this agreement, CTG agreed to transfer certain subsidiaries of CTG with a zero or negative net worth to Schiller for a nominal consideration. Televend was one of the subsidiaries transferred to Schiller. At this point, the Company had a receivable from a company who no longer was an affiliate. In May 1998, with the consent of CTG, the Company reclassified the $618,906 Televend owed to the Company against its payable to CTG, leaving a balance of $84,004 owed to CTG by the Company.

    [B] RELATED PARTY TRANSACTIONS--PARENT (PREDECESSOR)

    The Company occupies space leased by CTG in New York City. There is no formal lease agreement between CTG and the Company. Rent is charged by CTG to the Company which amounted to $23,153, $27,752 and $14,066 for the years ended December 31, 1996, 1997 and 1998, respectively. For the six months ended June 30, 1998 and 1999, rent charged was $11,664 and $16,813, respectively.

    During 1996 and 1997, certain administrative services were performed for the Company by CTG and its subsidiaries. The fair value of such services, approximately $18,000 and $4,500, respectively, was charged to general and administrative expenses and credited to additional paid-in capital since CTG will not be reimbursed for such charges.

                               ARC NETWORKS, INC.

[15] FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table summarizes the financial instruments by individual balance sheet account as of December 31, 1998 and 1997 and June 30, 1999. The fair value of the financial instruments disclosed therein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

                                           CARRYING AMOUNT                              FAIR VALUE
                               ----------------------------------------  ----------------------------------------
                                      DECEMBER 31,           JUNE 30,           DECEMBER 31,           JUNE 30,
                               --------------------------  ------------  --------------------------  ------------
                                   1997          1998          1999          1997          1998          1999
                               ------------  ------------  ------------  ------------  ------------  ------------
                                                           (UNAUDITED)                               (UNAUDITED)
                                      PREDECESSOR           SUCCESSOR           PREDECESSOR           SUCCESSOR
Debt Maturing Within One
  Year.......................  $    987,064  $    250,000  $    800,000  $  1,137,064  $    250,000  $    800,000
                               ------------  ------------  ------------  ------------  ------------  ------------
                               ------------  ------------  ------------  ------------  ------------  ------------
Notes payable--Parent &
  Affiliates.................  $  1,255,095  $  3,216,398  $  4,006,398  $  1,683,720  $  3,216,398  $  4,006,398
                               ------------  ------------  ------------  ------------  ------------  ------------
                               ------------  ------------  ------------  ------------  ------------  ------------
Long-Term Debt...............  $    123,740  $    550,000  $         --  $    123,740  $    550,000  $         --
                               ------------  ------------  ------------  ------------  ------------  ------------
                               ------------  ------------  ------------  ------------  ------------  ------------

    For certain financial instruments, including cash, trade receivables and payables, and short-term debt, the carrying amount approximated fair value because of the near term maturities of such obligations. The fair value of the notes payable to the parent company, and affiliates, is based on current rates at which the Company could borrow funds with similar remaining maturities and approximates fair value. The fair value of long-term debt to non-affiliates is based on current rates at which the Company could borrow funds with similar terms and maturities.

[16] COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company occupies space at two locations for use in its data cable installation services business and to support its telephone customer service center and corporate offices. Both leases contain renewal options and escalation clauses. Rent expense for the twelve months ended December 31, 1996, 1997 and 1998 was $29,122, $47,345 and $82,712, respectively. Rent expense for the six months ended June, 1998 and 1999 was $32,183 and $43,279, respectively.

    Future minimum rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1998 for each of the next five years and in the aggregate are:

                                                                                    SUCCESSOR
                                                                                    ----------
1999..............................................................................  $  103,861
2000..............................................................................     106,978
2001..............................................................................     102,823
2002..............................................................................      95,617
2003..............................................................................      56,767
                                                                                    ----------
Total.............................................................................  $  466,046
                                                                                    ----------
                                                                                    ----------

                               ARC NETWORKS, INC.

[16] COMMITMENTS AND CONTINGENCIES (CONTINUED)
EMPLOYMENT CONTRACT--OFFICER (PREDECESSOR)

    In September 1998, the Company revised and entered into a new five-year employment agreement with its President and Chief Operating Officer (the "Officer"). The agreement provides for annual compensation, as of September 30, 1998, of $204,000, subject to cost of living increases and bonuses beginning in 1999, provided the Company meets certain earnings goals. From October 1996 through 1998, the Officer deferred $52,336 of salary. During the twelve months ended December 31, 1998 such amount was charged to expense.

MINIMUM PURCHASE COMMITMENTS

    The Company has entered into agreements with local and long-distance carriers (the "Carriers") from which it purchases telephone service. Such agreements include minimum purchase obligations which require monthly payments based on minimum service usage to the Carriers even if the minimum service is not used. The minimums are stated in both dollar amounts and usage based on minutes. Actual purchases made under unconditional purchase obligations for the years ended December 31, 1996, 1997 and 1998 were $2,525,000, $5,583,000 and
$5,140,000, and for the six months ended June 30, 1998 and 1999 were $2,678,000 and $3,287,000, respectively. For the twelve months ended December 31, 1998, the minimum purchase commitment with one of the Company's telephone carriers, Frontier Communications, was not met and as a result, the Company was obligated to record as additional expense $155,700. Estimated minimum future payments due under the agreements in the aggregate are as follows:

                                                                                   SUCCESSOR
                                                                                 -------------
                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                 -------------
1999...........................................................................  $   4,531,000
2000...........................................................................      6,171,000
2001...........................................................................      6,171,000
2002...........................................................................      1,671,000
2003...........................................................................         43,000
                                                                                 -------------
                                                                                 $  18,587,000
                                                                                 -------------
                                                                                 -------------

[17] LOSS ON IMPAIRED ASSET (PREDECESSOR)

    In December 1997, the Company provided for the impairment of its debit card platform due to the continuing losses and outlook for future profitability. The platform was purchased in 1996 for $411,560. As of December 31, 1996 and 1997, the Company had recorded depreciation of $17,301 and $41,412. The Company accounted for debit card operations as part of Telephone Services. In October 1998, the Company began outsourcing the call processing for its debit card operation as a means of improving its margins in this business.

                               ARC NETWORKS, INC.

[18] INITIAL PUBLIC OFFERING (PREDECESSOR)

    In 1997, the Company incurred $70,742 of costs in connection with the anticipated initial public offering with an underwriter, which it deferred until July 1998 when the offering was terminated. Such costs were charged to income.

    In 1996, the Company had incurred $162,282 of costs associated with an offering, which were expensed in 1997 as a result of the Company's decision to proceed with an offering through another underwriter.

[19] SEGMENT INFORMATION

    The Company's reportable segments are strategic businesses that, although complimentary, offer different products and services. They are managed separately because each business requires different technology and marketing strategies. See Note 1 for descriptive information about the Company's business segments and Note 13 for information on certain significant customers. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on results of operations before income taxes, interest and unusual items. The Company derives 100% of its revenue from customers within the domestic United States.

                                                          DECEMBER 31,                          JUNE 30,
                                           ------------------------------------------  --------------------------
                                               1996          1997           1998           1998          1999
                                           ------------  -------------  -------------  ------------  ------------
                                                                                              (UNAUDITED)
Sales:
  Telephone Services.....................  $  4,083,343  $   6,646,784  $   9,516,110  $  4,377,886  $  6,176,528
  Telephone Sales to
    Related Party........................       326,237        537,837        306,367       306,367            --
  Data Cable Installation Services.......     1,173,155      2,463,580      4,108,210     1,975,405     1,994,758
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $  5,582,735  $   9,648,201  $  13,930,687  $  6,659,658  $  8,171,286
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
Operating Loss:
  Telephone Services.....................  $   (951,893) $  (2,520,288) $  (2,174,694) $   (961,630) $   (957,688)
  Data Cable Installation Services.......         5,385        141,953        582,796       546,951       387,616
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $   (946,508) $  (2,378,335) $  (1,591,898) $   (414,679) $   (570,072)
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------


                                                                 PREDECESSOR                          SUCCESSOR
                                           --------------------------------------------------------  ------------
Assets:
  Telephone Services.....................  $  1,430,260  $   2,303,476  $   2,921,795  $  3,058,927  $  3,547,764
  Data Cable Installation Services.......       136,040        343,649        804,471       620,828     1,149,819
  Corporate..............................        88,640        146,357        467,777       278,593       419,818
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $  1,654,940  $   2,793,482  $   4,194,043  $  3,958,348  $  5,117,401
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------

                               ARC NETWORKS, INC.

[19] SEGMENT INFORMATION (CONTINUED)

                                                          DECEMBER 31,                          JUNE 30,
                                           ------------------------------------------  --------------------------
                                               1996          1997           1998           1998          1999
                                           ------------  -------------  -------------  ------------  ------------
                                                                                              (UNAUDITED)
Depreciation:
  Telephone Services.....................  $     17,222  $      46,488  $      30,539  $     11,187  $     37,050
  Data Cable Installation Services.......            --             --             --            --            --
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $     17,222  $      46,488  $      30,539  $     11,187  $     37,050
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
Additions to Equipment:
  Telephone Services.....................  $    416,466  $      82,579  $      71,243  $     33,192  $     39,326
  Data Cable Installation Services.......            --             --             --            --            --
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $    416,466  $      82,579  $      71,243  $     33,192  $     39,326
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
Amortization of Intangibles:
  Telephone Services.....................  $         --  $     390,050  $     376,850  $    154,209  $    182,191
  Data Cable Installation Services.......            --             --             --            --            --
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $         --  $     390,050  $     376,850  $    154,209  $    182,191
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
Acquisition of Customer Base:
  Telephone Services.....................  $         --  $          --  $     413,266  $    413,054  $         --
  Data Cable Installation Services.......            --             --             --            --            --
                                           ------------  -------------  -------------  ------------  ------------
    Totals...............................  $         --  $          --  $     413,266  $    413,054  $         --
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------

[20] NEW AUTHORITATIVE PRONOUNCEMENTS

    The Financial Accounting Standards Board (FASB) has issued SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated. For example, gains or loses related to changes in the fair value of a derivative not designated as a hedging instrument are recognized in earnings in the period of the change, while certain types of hedges may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

    SFAS No 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS No 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No 133. Earlier application of all of the provisions of SFAS No 133 is encouraged, but it is not permitted only as of the beginning of any fiscal quarter. SFAS No 133 is not to be applied retroactively to financial statements of prior periods. The Company will evaluate the new standard to determine any required new disclosures or accounting.

                               ARC NETWORKS, INC.

[21] SUBSEQUENT EVENTS (PREDECESSOR)

LITIGATION

    On January 8, 1999, the Company was served with a summons from the State Supreme Court of New York, County of New York, by Mitel Telecommunications Systems, Inc., ("Mitel") for a breach of contract claim in the amount of $1,715,000 relating to cabling and installation services for which the Company has been paid in full. The Company believes the action is without merit and filed a motion to dismiss the action based on numerous defenses available to it and that it continues to perform all requested services under the contract from Mitel. As of December 31, 1998, the Company believes the maximum exposure resulting from this claim will be $1,518,971 and has recorded a liability for such amount, however, it is at least reasonably possible that a change in the estimate may occur in the near term. See Note 23 [B].

[22] DEFAULTS (PREDECESSOR)

LINE OF CREDIT--CTG

    In January 1999, the Company received an additional $250,000 advance from CTG pursuant to Amendment #1 of the agreement. As of March 12, 1999, the Company was in default of certain provisions of the agreement relating to $249,724 of ineligible accounts receivable and $18,327 of interest which remained unpaid to CTG.

DEMAND NOTES

    In January 1999, the Company was obligated to make interest payments for the period September 1997 through December 31, 1998 amounting to $38,750. Through February 15, 1999, the Company paid $10,000.

[23] SUBSEQUENT EVENTS AFTER FEBRUARY 16, 1999--UNAUDITED (PREDECESSOR)

    [A] CHANGE OF CONTROL--On June 30, 1999, InfoHighway acquired all of the outstanding capital stock of the Company. The acquisition consideration received by the stockholders of the Company consists of 390,076 shares of common stock of InfoHighway valued at $3,510,684 and 152,672 shares of contingent common stock of InfoHighway. Issuance of the contingent common stock is conditional upon achievement of certain share price targets of InfoHighway after an initial public offering expected to be completed in 1999. Additionally, InfoHighway assumed all outstanding debt of the Company, with the exception of the note payable to Trans Global in the amount of $1.2 million, which, it is anticipated, will be exchanged for Series A 10% Convertible Redeemable Preferred Stock of InfoHighway valued at $1.2 million upon completion of an initial public offering by InfoHighway. The preferred stock is redeemable by the holder at $1.00 per share in the event InfoHighway's common stock declines to less than 33% of the initial public offering price.

    [B] BASIS OF PRESENTATION--ARC was acquired by InfoHighway on June 30, 1999. The acquisition has been accounted for as a purchase utilizing push-down accounting. This push-down adjustment has also been reflected in stockholder's equity of ARC. Accordingly, Successor has recorded the assets and liabilities of the Predecessor at estimated fair values. The excess of estimated fair market value of net assets acquired over the purchase price was allocated to noncurrent assets. Because of these adjustments, the accompanying consolidated financial statements of Successor are not directly comparable to those of Predecessor. The values assigned by Successor to Predecessor net assets are

                               ARC NETWORKS, INC.

[23] SUBSEQUENT EVENTS AFTER FEBRUARY 16, 1999--UNAUDITED (PREDECESSOR) (CONTINUED) based upon preliminary estimates and may be revised in the future, as additional information is obtained.

    The following table compares Predecessor and Successor June 30, 1999 balance sheets. The changes reflect the revaluations and changes in stockholders equity described above.

                                                                                     ADJUSTMENT TO
                                                                       HISTORICAL     FAIR VALUE     FAIR VALUE
                                                                      -------------  -------------  -------------
                                                     ASSETS
Current Assets:
  Cash and cash equivalents.........................................  $     168,776  $              $     168,776
  Accounts receivable, net..........................................      3,763,919                     3,763,919
  Costs and estimated earnings in excess of billings on uncompleted
    contracts.......................................................        480,950                       480,950
  Prepaid expenses and other current assets.........................        130,335             --        130,335
                                                                      -------------  -------------  -------------
    Total Current Assets............................................      4,543,980             --      4,543,980
  Equipment, net....................................................        127,951                       127,951
  Deferred financing costs..........................................        177,664       (177,664)            --
  Customer list, net................................................         32,600        (32,600)            --
  Goodwill..........................................................        148,965     10,302,180     10,451,145
  Deposits..........................................................         86,241             --         86,241
                                                                      -------------  -------------  -------------
    Total Assets....................................................  $   5,117,401  $  10,091,916  $  15,209,317
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
                                                   LIABILITIES
Current Liabilities:
  Current portion of capitalized lease obligations..................  $      21,650  $              $      21,650
  Notes payable to related parties..................................        800,000                       800,000
  Notes payable--related parties....................................      2,859,724                     2,859,724
  Accounts payable..................................................      5,173,296                     5,173,296
  Interim billings in excess of costs and estimated profits.........        402,173                       402,173
  Disputed amounts under contract...................................      1,289,975             --      1,289,975
                                                                      -------------  -------------  -------------
    Total Current Liabilities.......................................     10,546,818             --     10,546,818
  Capitalized leases................................................          5,141                         5,141
  Note payable to related parties...................................      1,146,674             --      1,146,674
                                                                      -------------  -------------  -------------
    Total Liabilities...............................................     11,698,633             --     11,698,633
Capital Deficit:
  Common stock......................................................         95,307                        95,307
  Additional paid in capital........................................        620,365      2,795,012      3,415,377
  Retained deficit..................................................     (7,296,904)     7,296,904             --
                                                                      -------------  -------------  -------------
    Total Capital Deficit...........................................     (6,581,232)    10,091,916      3,510,684
                                                                      -------------  -------------  -------------
    Total Liabilities and Capital Deficit...........................  $   5,117,401  $  10,091,916  $  15,209,317
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                               ARC NETWORKS, INC.

[23] SUBSEQUENT EVENTS AFTER FEBRUARY 16, 1999--UNAUDITED (PREDECESSOR) (CONTINUED)
LINE OF CREDIT--CTG

    Pursuant to Amendment #3 to the Note Agreement dated September 18, 1998, as amended, CTG will be repaid, (i) $750,000 of principal on the earlier of (a) October 19, 1999, or (b) the receipt by InfoHighway of at least $10,000,000 in gross proceeds from an initial public offering of debt or equity securities, or
(c) any earlier date on which ARC repays to CTG the then outstanding aggregate amount of the note; (ii) $450,000 of principal on the earlier of (a) January 31, 2000, or (b) the date, if any, on which CTG delivers the note to ARC for conversion into ARC or InfoHighway common stock at $8.00 per share, or (c) the events set forth in clause (i)(c) above. Simultaneously with the execution of Amendment #3, InfoHighway issued a warrant to purchase 90,000 shares of InfoHighway common stock at an exercise price of $8.00 per share, subject to adjustment as provided in the warrant agreement. InfoHighway has guaranteed payment on behalf of ARC to CTG. In July 1999, ARC paid $50,000 towards accrued but unpaid interest and agreed to pay the balance of all accrued and unpaid interest through July 31, 1999 on or before August 5, 1999. As of June 17, 1999 the interest rate was changed from prime plus 2% to 14%.

NOTE PAYABLE--INFOHIGHWAY

    In April and June 1999, the Company received $150,000 and $250,000, respectively, from InfoHighway pursuant to a 12% note payable. The note and accrued interest are both due on or before October 31, 1999.

    [B] LITIGATION

    [I] MITEL--As of June 30, 1999, the Company estimates that its maximum exposure resulting from this claim will be $1,289,975. This represents a decrease of $228,996 from the estimated December 31, 1998 liability and results from the Company completing work on other jobs granted to the Company by Mitel used to offset the contracts under dispute.

    [II] On March 26, 1999, the Company was served with a summons from the State Supreme Court of New York, County of Orange, by an employee of a customer of the Company located in Thiells, N.Y., for $1,000,000 resulting from a December 1996 fall over wiring claimed to be negligently installed by the Company. The Company has a liability insurance policy which provides sufficient coverage in the event the plaintiff's claim is successful. The Company believes the action is without merit and filed a motion to dismiss the action based on numerous defenses available to it.

    [C] DEFAULTS

    [I] LINE OF CREDIT--CTG--Pursuant to Amendments 1, 2 and 3, CTG advanced an additional $400,000. As of August 1, 1999, the Company was in default of certain provisions of the agreement relating to approximately $4,300 of rent and $50,000 of interest owed to CTG.

    [II] DEMAND NOTES--In June 1999, the Company received a demand for repayment of the 8% $550,000 Note Payable. The Company is negotiating with the note holder to amend the terms of the note which may include extending the maturity date and agreeing to pay interest in the future. Towards that end, the Company accrued approximately $54,000 as interest expense in June 1999 and paid $10,000 of such amount in July 1999.

                               ARC NETWORKS, INC.

[23] SUBSEQUENT EVENTS AFTER FEBRUARY 16, 1999--UNAUDITED (PREDECESSOR) (CONTINUED)
    In June 1999, the Company also received a demand for repayment of the two Demand Notes for $125,000 each. As of June 30, 1999, the Company was in default related to interest to the two note holders in the amount of $43,750 and paid $20,000 of such amount in July 1999. The Company is negotiating with the note holders to amend the terms of the note which may include extending the maturity date and agreeing to pay additional interest in the future.

    [D] INITIAL PUBLIC OFFERING

    In the first six months of 1999, the Company deferred $44,565 of legal costs in anticipation of an initial public offering by InfoHighway in mid 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTUS MAY HAVE CHANGED SINCE THAT DATE.
                            ------------------------

                               TABLE OF CONTENTS

Prospectus Summary........................................................     3
Risk Factors..............................................................     8
Use of Proceeds...........................................................    23
Dividend Policy...........................................................    24
Capitalization............................................................    25
Dilution..................................................................    27
Selected Financial Data...................................................    29
Management's Discussion and Analysis of Pro Forma Financial Condition and
  Results of Operations...................................................    32
Management's Discussion and Analysis of Financial Condition and Results of
  Operations--Combined and Founding Companies.............................    51
Business..................................................................    65
Management................................................................    95
Certain Relationships and Related Transactions............................   107
Principal Stockholders....................................................   116
Description of Capital Stock..............................................   120
Shares Eligible for Future Sale...........................................   127
Underwriting..............................................................   131
Legal Matters.............................................................   134
Experts...................................................................   134
Where You Can Find More Information.......................................   134
Index to Financial Statements.............................................   F-1

    UNTIL            , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,600,000 SHARES

                                  INFOHIGHWAY
                                 COMMUNICATIONS
                                  CORPORATION

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

WEATHERLY
    SECURITIES
        CORPORATION

          WESTPORT
              RESOURCES
                  INVESTMENT
                       SERVICES, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee, the NASD Filing Fee and the New York Stock Exchange Listing Fee) are estimated.


SEC Registration Fee..............................................  $   5,627
NASD Filing Fee...................................................      6,000
American Stock Exchange Listing Fee...............................     35,000
Printing and Mailing Costs........................................    100,000
Legal Fees and Expenses...........................................    400,000
Accounting Fees and Expenses......................................    200,000
Transfer Agent and Registrar Fees and Expenses....................     10,000
Miscellaneous.....................................................     67,373
                                                                    ---------
    Total.........................................................  $ 824,000
                                                                    ---------
                                                                    ---------


------------------------

*   To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

    The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner be reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

    Our Certificate of Incorporation and Bylaws require us to indemnify our directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by us with our executive officers and certain other key employees, we must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our Bylaws. The Certificate of Incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director's fiduciary duty.

    We maintain officers' and directors' indemnity insurance against expenses of defending claims or payment of amounts arising out of good-faith conduct believed by the officer or director to be in or not opposed to our best interest.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since our inception, we have issued and sold the following unregistered securities:

- In March and in April 1999, we underwent successive recapitalizations which included both a forward and a reverse stock split. As adjusted for the recapitalization, we have issued and sold an aggregate of 939,000 shares of common stock to our founders, directors and consultants at a purchase price of $.0001 per share. In addition in June 1999, we issued certain contingent common stock issue rights to certain of these shareholders. Sales of our common stock and related issue rights were as follows:

                                                                               NUMBER       CONTINGENT
                                                                                 OF        COMMON STOCK
                               SHAREHOLDER                                     SHARES      ISSUE RIGHTS
--------------------------------------------------------------------------  ------------  --------------
Benchmark Equity Group....................................................       579,886       158,363
Emerging Ventures, L.L.C..................................................        97,260        38,067
Pound Capital.............................................................        52,371        20,497
Christopher H. Efird......................................................       115,429        67,243
Constantin J. Trezos......................................................        40,614        23,660
Jeffrey W. Tomz...........................................................        23,514        13,699
Gary Panno................................................................        14,963         8,716
Don Moorehead.............................................................        14,963         8,716
                                                                            ------------       -------
    Total Common Shares...................................................       939,000       338,961
                                                                            ------------       -------
                                                                            ------------       -------

    The contingent common stock issue rights entitle the holder to receive shares of our common stock based upon its market performance beginning 90 days after the closing of this offering. Approximately one-half of the shares are issuable when the common stock reaches a 10-day average of $16.00 per share. The remaining one-half are issuable when the common stock reaches a 10-day average of $21.00 per share. The rights expire after three years.

- From April through June 1999, we issued a total of 573,333 warrants to purchase common stock in connection with certain bridge loans to accredited investors which will be repaid out of the proceeds of the offering. The warrants are exercisable at $8.00 per share for a period of five years after their issuance.

- We acquired ARC in on June 30, 1999. We will acquire InfoHighway International and AXCES simultaneously, with and as a condition of this offering. In connection with the acquisition, we issued the shares of common stock, contingent common stock issue rights and preferred stock to accredited investors and a limited number of unaccredited investors:

                                                       CONTINGENT COMMON
                                  COMMON STOCK       STOCK ISSUE RIGHTS(1)      PREFERRED STOCK
                              ---------------------  ----------------------  ---------------------
                                          VALUE OF               VALUE OF                VALUE OF
        ACQUISITION            SHARES      SHARES     SHARES      SHARES      SHARES      SHARES
----------------------------  ---------  ----------  ---------  -----------  ---------  ----------
AXCES.......................    700,000  $6,300,000         --   $      --      60,000(2) $9,000,000
InfoHighway International...    958,166   8,623,494    235,878          --          --          --
ARC(3)......................    390,076   3,510,684    152,672          --   1,206,673(4)  1,206,673
                              ---------  ----------  ---------       -----   ---------  ----------
Total.......................  2,048,242  $18,434,178   388,550   $      --   1,266,673  $10,206,673
                              ---------  ----------  ---------       -----   ---------  ----------
                              ---------  ----------  ---------       -----   ---------  ----------
------------------------

    (1) The contingent common stock issue rights entitle the holder to receive shares of our common stock based upon its market performance beginning 90 days after the closing of this offering. Approximately one-half of the shares are issuable when the common stock reaches a 10-day average of $16.00 per share. The remaining one-half are issuable when the common stock reaches a 10-day average of $21.00 per share. The rights expire after three years.

    (2) Shares of Series B 8% Cumulative Convertible Preferred Stock. Each share of the series B preferred stock is convertible into 10 shares of common stock at any time at the option of the holder. If our common stock trades for an average of $20.00 per share or more for a period of 10 consecutive days, we may force a conversion of the series B preferred stock into common stock.

    (3) We also issued convertible promissory notes for a total of $1.65 million to a former debt holder of ARC. The notes are convertible at $8.00 per share for a total of 206,250. The holder of this note also received warrants to purchase a total of 90,000 shares of common stock at an exercise price of $8.00 per share. In addition, certain former warrant holders of ARC received warrants to purchase a total of 20,464 shares of common stock at an exercise price of $122.17 per share.

    (4) Shares of Series A 10% Convertible Preferred Stock. The series A preferred stock is convertible into common stock at the option of the holder at any time after 90 days from the closing of this offering or earlier with the consent of both us and the representative of the underwriters with respect to this offering. The number of shares of common stock issuable upon conversion of the series A preferred is determined by multiplying the number of shares being converted by the conversion rate as defined in the statement of designation. The conversion rate is calculated by dividing $1.00 by the lesser of the offering price or the five-day average closing price ending on the trading day prior to any such conversion date.


- In connection with this offering, the underwriters will receive warrants to purchase a total of 160,000 shares of common stock of an exercise price of $16.50 per share. If the underwriters exercise their over-allotment option in full, the amount of shares of common stock issuable will be increased to 184,000.



- From February until June 1999, we issued warrants to purchase a total of 36,185 shares of common stock at $5.71 per share to John Vanderhider, our former Chief Financial Officer, for consulting work performed prior to his election as an officer. In April 1999, we also issued 300,000 options to purchase common stock to each of Joseph Gregori and Peter Parrinello, our Chief Executive Officer and President, respectively, at an exercise price of $8.00 per share. In addition we intend to issue options to purchase an additional 900,000 shares of common stock to these and other officers, directors and employees upon the closing of this offering at exercise prices of $5.00 and $10.00 per share.

    The sales of the securities described in paragraphs (1) through (5) were deemed to be exempt from registration under the Securities Act in reliance upon
Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either receive adequate information about InfoHighway or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


 EXHIBIT
 NUMBER                                                         DESCRIPTION
---------             -----------------------------------------------------------------------------------------------
    *1.1      --      Form of Underwriting Agreement dated            , 1999 by and between InfoHighway (f/k/a
                      OmniLynx and Gemini II) and Weatherly Securities Corporation.
    +2.1      --      Agreement and Plan of Reorganization dated as of June 30, 1999 by and among InfoHighway, ARC
                      Acquisition, Inc., ARC Networks, Inc. and its Stockholders Named Therein.
    +2.2      --      Agreement and Plan of Reorganization dated as of June 24, 1999 by and among InfoHighway, AXCES
                      Acquisition, Inc, AXCES, Inc., MTM Holdings Corporation and its Shareholders Named Therein.
    +2.3      --      Agreement and Plan of Reorganization dated as of June 30, 1999 by and among InfoHighway, Info
                      Acquisition,Inc., InfoHighway International, Inc. and its Stockholders Named Therein.
    +3.1      --      Amended and Restated Certificate of Incorporation of InfoHighway, including the Designation,
                      Preferences, Rights and Limitations of Series A 10% Convertible Preferred Stock as filed on
                      June 24, 1999.
    +3.2      --      Form of Certificate of Designation, Preferences, Rights and Limitations of Series B 8%
                      Cumulative Convertible Preferred Stock.
    +3.3      --      Amended and Restated Bylaws of InfoHighway.
    +3.4      --      Amendment to the Certificate of Incorporation of InfoHighway as filed on September 3, 1999.
    *4.1      --      Form of Certificate representing common stock.
    *4.2      --      Form of Certificate representing Series A 10% Convertible Preferred Stock.
    *4.3      --      Form of Certificate representing Series B 8% Cumulative Convertible Preferred Stock.
    *4.4      --      Form of Underwriters' Warrant Agreement.
    +4.5      --      Warrant issued to John Vanderhider.
    +4.6      --      Form of 13% Promissory Note issued by InfoHighway during March through June 1999 in connection with the Bridge Loans.
    +4.7      --      Form of Agreement of Purchase and Sale entered into during March through June 1999 in connection with the Bridge Loans.
    +4.8      --      Form of Warrants to Purchase Common Stock of InfoHighway entered into during March through June
                      1999 in connection with the Bridge Loans.
    +4.9      --      Form of Registration Rights Agreement entered into during March through June 1999 in connection with the Bridge Loans.

    +4.10     --      Form of Registration Rights Agreements entered into between InfoHighway and each of the shareholders of AXCES, ARC and InfoHighway International in connection with the acquisitions.
    *4.11     --      Registration Rights Agreement to be entered into between InfoHighway and the Representative of the Underwriter concerning the shares underlying the Underwriter Representative Warrants.
    +4.12     --      Agreement by and among Trans Global Services, Inc., ARC Networks, Inc., Consolidated Technology
                      Group Ltd., Technology Acquisitions Ltd. and InfoHighway dated March 23, 1999.
    +4.13     --      Registration Rights Agreement between InfoHighway and Consolidated Technology Group, Ltd. dated
                      May 19, 1999.
    +4.14     --      Form of Certificate of Contingent Interest in Common Stock.
    +4.15     --      Secured Promissory Note issued by ARC Networks, Inc. and A.R.C. Networks, Inc. to Consolidated
                      Technology Group Ltd. dated May 19, 1999.
    +4.16     --      Warrant to Purchase Common Stock of InfoHighway issued to Consolidated Technology Group, Ltd.
                      dated May 19, 1999.
    +4.17     --      Form of Series C Common Stock Purchase Warrants of ARC Networks, Inc. issued in February 1997.
    *5.1      --      Opinion of Porter & Hedges, L.L.P.
   +10.1      --      1999 Stock Incentive Plan
   *10.2      --      Form of Indemnification Agreement between InfoHighway and each of its directors and officers.
   +10.3      --      Employment Agreement by and between InfoHighway and Joseph A. Gregori dated June 30, 1999.
   +10.4      --      Employment Agreement by and between InfoHighway and Peter Parrinello dated June 30, 1999.
   +10.5      --      Employment Agreement by and between InfoHighway and Tony Howlett dated June 30, 1999.
   +10.6      --      Employment Agreement by and between InfoHighway and Glenn Kramer dated June 30, 1999.
   +10.7      --      Employment Agreement by and between AXCES and Michael Avignon dated as of June 24, 1999.
   +10.8      --      Employment Agreement by and between AXCES and Timothy Till dated as of June 24, 1999.
   +10.9      --      Consulting Agreement by and between AXCES and MTM Holdings dated as of June 24, 1999.
   +10.10     --      Consulting Agreement by and between InfoHighway and Benchmark dated as of September 1, 1998, as amended on June 1, 1999, and June 24, 1999.
   +10.11     --      M&A Letter Agreement by and between InfoHighway and Benchmark dated September 1, 1998, as amended on June 1, 1999, and June 24, 1999.
   +10.12     --      Agreement of Lease between FGP Islandia, Inc. and ARC Networks, Inc. dated June 1998.
   +10.13     --      Employment Agreement by and between InfoHighway and Charles N. Garber dated July 19, 1999.
   +10.14     --      Employment Agreement by and between InfoHighway and Peter Karoczkai dated July 7, 1999.

   +10.15     --      Agreement for Billing and Collection Services between AXCES, Inc., Ameritech Long Distance
                      Industry Services, Ameritech Illinois, Ameritech Indiana, Ameritech Michigan and Wisconsin
                      Bell, Inc., d/b/a Ameritech Wisconsin effective June 26, 1996.
   +10.16     --      Wholesale Service Agreement by and between Frontier Communications of the West, Inc. and AXCES,
                      Inc. executed September 7, 1999.
   +10.17     --      Telecommunications Services Agreement by and between Coastal Telephone Services Limited Company and AXCES, Inc. dated September 7, 1995.
   +10.18     --      Agreement for the Provision of Billing and Collection Services between Southwestern Bell
                      Telephone Company and AXCES, Inc. dated November 21, 1997.
   +10.19     --      Resale Agreement by and between Teleport Communications Group, Inc. and ARC Networks, Inc.
                      dated March 18, 1993.
   +10.20     --      Switchless Wholesale Service Agreement between Frontier Communications of the West, Inc. and
                      ARC Networks, Inc. executed January 22, 1997, as amended August 14, 1997, October 21, 1997,
                      November 25, 1997, February 26, 1998, April 8, 1998, June 8, 1998 and June 18, 1998.
   +10.21     --      Form of Incentive Stock Option Agreement for Employees under 1999 Stock Incentive Plan.
   +10.22     --      Form of Nonstatutory Stock Option for Employees under 1999 Stock Incentive Plan.
   +10.23     --      Form of Nonstatutory Stock Option for Non-Employee Director under 1999 Stock Incentive Plan.
   +10.24     --      Amendment No. 3 to Loan Agreement dated September 18, 1998, as amended by and among
                      Consolidated Technology Group Ltd, ARC Networks, Inc., and A.R.C. Networks, Inc. dated as of
                      May 19, 1999.
   +21.1      --      Subsidiaries of InfoHighway.
  **23.1      --      Consent of BDO Seidman, LLP.
  **23.2      --      Consent of Pannell Kerr Forster of Texas, P.C.
  **23.3      --      Consent of KPMG LLP.
  **23.4      --      Consent of Moore Stephens, P.C.
   *23.5      --      Consent of Porter & Hedges, L.L.P. (contained in Exhibit 5.1)
   +23.6      --      Consent of Harry Bennett as nominee for director
   +23.7      --      Consent of Glenn Kramer as nominee for director.
   +23.8      --      Consent of Michael Macaluso as nominee for director.
   +23.9      --      Consent of Peter Parrinello as nominee for director.
   *23.10     --      Consent of [Weatherly nominee] as nominee for director.
   +24.1      --      Power of Attorney (included on the signature page of this Registration Statement).
   +27.1      --      Financial Data Schedule.


------------------------

*   To be filed by amendment.

**  Filed herewith.

+   Previously filed.

    (b) Financial Statement Schedules. All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates representing the shares of common stock offered hereby in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 22, 1999.


                                INFOHIGHWAY COMMUNICATIONS CORPORATION

                                By:            /s/ JOSEPH A. GREGORI
                                     -----------------------------------------
                                                 Joseph A. Gregori,
                                        CHIEF EXECUTIVE OFFICER AND DIRECTOR


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                             CAPACITY IN WHICH SIGNED                    DATE
---------------------------------------------  ------------------------------------------  ----------------------

            /s/ JOSEPH A. GREGORI
    ------------------------------------       Chief Executive Officer (Principal            September 22, 1999
              Joseph A. Gregori                  Executive Officer), and Director

                      *
    ------------------------------------       Chief Financial Officer (Principal            September 22, 1999
               Charles Garber                    Financial and Accounting Officer)

                      *
    ------------------------------------       Director                                      September 22, 1999
            Christopher H. Efird


*By:    /s/ JOSEPH A. GREGORI
      -------------------------
          Joseph A. Gregori
       CHIEF EXECUTIVE OFFICER
         AND DIRECTOR AND AS
          ATTORNEY-IN-FACT